Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and between

APOLLO STRATEGIC GROWTH CAPITAL

and

GBT JERSEYCO LIMITED

dated as of December 2, 2021

Page

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1	Definitions	3
Section 1.2	Construction	29
Section 1.3	Knowledge	29

ARTICLE II

THE TRANSACTIONS; CLOSING

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

ARTICLE V

COVENANTS OF THE COMPANY

ii

ARTICLE VI

COVENANTS OF ACQUIROR

ARTICLE VII

JOINT COVENANTS

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1	Conditions to the Obligations of Each Party	101
Section 8.2	Conditions to the Obligations of Acquiror	101
Section 8.3	Conditions to the Obligations of the Company	102

ARTICLE IX

TERMINATION/EFFECTIVENESS

Section 9.1	Termination	103
Section 9.2	Effect of Termination	104

iii

ARTICLE X

MISCELLANEOUS

iv

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of Acquiror
Exhibit B	Form of Bylaws of Acquiror
Exhibit C	Form of Shareholders Agreement
Exhibit D	Form of Incentive Equity Plan
Exhibit E	Form of Employee Stock Purchase Plan
Exhibit F	Form of Amended & Restated Company Memorandum of Association
Exhibit G	Form of Amended & Restated Company Articles of Association
Exhibit H	Form of Exchange Agreement
Exhibit I	Form of Amended & Restated Registration Rights Agreement
Exhibit J	Form of Acquiror Class B Common Stock Subscription Agreement
Exhibit K	Form of Acquiror Subscribed Ordinary Shares Subscription Agreement
Exhibit L	Form of Acquiror Class B Common Stock Distribution Agreement

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of December 2, 2021 (this “Agreement”), is made and entered into by and between Apollo Strategic Growth Capital, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation at the Closing (as defined below)) (“Acquiror”), and GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (the “Company”). Each of Acquiror and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company limited by shares and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, subject to obtaining the Acquiror Shareholder Approval and the other terms and conditions of this Agreement, at the Closing, Acquiror shall (a) be registered by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended, and the applicable provisions of the Cayman Islands Companies Act (2021 Revision), as amended (the “Cayman Companies Act” and, such domestication, the “Domestication”) and (b) adopt, and file with the Secretary of State of the State of Delaware, a certificate of incorporation and adopt bylaws (each substantially in the forms attached as Exhibits A and B hereto, respectively, with such changes as may be agreed in writing by Acquiror and the Company and, in the case of such certificate of incorporation, approved by the Acquiror Shareholders), which shall be the certificate of incorporation and bylaws, respectively, of Acquiror from and after the effectiveness of the Domestication, each until thereafter amended in accordance with its terms and applicable Law;

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding Acquiror Cayman Class A Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of Class A Common Stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) created and authorized by the Acquiror Delaware Certificate (as defined below) and designated as “Class A Common Stock” therein (the “Domesticated Acquiror Class A Common Stock”); (b) each then issued and outstanding Acquiror Cayman Class B Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of Class X Common Stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) created and authorized by the Acquiror Delaware Certificate and designated as “Class X Common Stock” therein (the “Domesticated Acquiror Class X Common Stock”), which Domesticated Acquiror Class X Common Stock will, pursuant to the terms of the Acquiror Delaware Certificate, automatically convert into Domesticated Acquiror Class A Common Stock upon the consummation of the Closing; (c) each then issued and outstanding Acquiror Cayman Warrant (as defined below) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Class A Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement (as defined below); and (d) each then issued and outstanding unit of Acquiror (the “Acquiror Cayman Units”) shall separate automatically into a share of Domesticated Acquiror Class A Common Stock, on a one-for-one basis, and one-third of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction, pursuant to which, in connection with the Closing (as defined below) the Parties shall effect the Closing DeSPAC Transactions (as defined below) (together with the other transactions contemplated hereby and by the Transaction Documents, the “Transactions”);

WHEREAS, the Board of Directors of Acquiror has (a) determined that it is advisable for Acquiror to enter into this Agreement and the Transaction Documents, (b) approved the execution and delivery of this Agreement, Transaction Documents and the Transactions and (c) adopted a resolution recommending that the Acquiror Shareholders approve each of the Transaction Proposals;

WHEREAS, the Company has received, prior to or concurrently with the execution of this Agreement, the requisite consent of the shareholders of the Company pursuant to the Second Amended & Restated Shareholders Agreement, dated as of November 1, 2021, by and among by and among the Company, Alder (as defined below) and Juniper (as defined below) (the “Existing Shareholders Agreement”);

WHEREAS, in furtherance of the Transactions and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Organizational Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor and certain holders of Acquiror Securities (as defined below) have executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor and certain holders of Acquiror Securities have agreed to, among other things, vote in favor of all Transaction Proposals (as defined below) on the terms and conditions set forth therein;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain holders of Company Capital Stock (as defined below) have executed and delivered to Acquiror and the Company, the Company Holders Support Agreement (as defined below) pursuant to which such holders have agreed to, among other things, take certain actions in support of the Transactions on the terms and conditions set forth therein;

WHEREAS, on or prior to the date hereof, Acquiror entered into certain subscription agreements, dated as of the date hereof (collectively, the “PIPE Subscription Agreements”) with the PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Class A Common Stock for an aggregate purchase price equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing (as defined below);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Sponsor, Acquiror and the Company entered into the Sponsor Side Letter (as defined below) pursuant to which the Sponsor will, in connection with the Closing, subject its Acquiror Cayman Class B Ordinary Shares (and the Domesticated Acquiror Class X Common Stock and Domesticated Acquiror Class A Common Stock into which such Acquiror Cayman Class B Ordinary Shares ultimately are converted in connection with the consummation of the Transactions) to certain restrictions on transfer or sale, as all set forth therein;

WHEREAS, at the Closing, Acquiror, the holders of Acquiror Cayman Class B Ordinary Shares and certain equityholders of the Company, and certain of their respective Affiliates shall enter into an Amended & Restated Registration Rights Agreement substantially in the form attached hereto as Exhibit I (the “Registration Rights Agreement”); and

WHEREAS, at the Closing, Acquiror and certain equityholders of the Company shall enter into a Shareholders Agreement, substantially in the form attached hereto as Exhibit C, as may be amended in accordance with Section 7.10 (the “Shareholders Agreement”), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1            Definitions. As used herein, the following terms shall have the following meanings:

“2018 Audited Financial Statements” has the meaning specified in Section 3.6(a)(i).

“2021 Audited Financial Statements” has the meaning specified in Section 5.3.

“Accelerate Letter Agreement” has the meaning specified in Section 5.5.

“Acceptable Subscription Agreement” has the meaning specified in Section 6.5(b)(iii).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Cayman Class A Ordinary Shares” means prior to the Domestication and the Closing, Class A ordinary shares, par value $0.00005 per share, of Acquiror.

“Acquiror Cayman Class B Ordinary Shares” means prior to the Domestication and the Closing, Class B ordinary shares, par value $0.00005 per share, of Acquiror.

“Acquiror Cayman Private Placement Warrant” means a warrant to purchase one (1) Acquiror Cayman Class A Ordinary Share at an exercise price of eleven dollars and fifty cents ($11.50) issued to the Sponsor.

“Acquiror Cayman Public Warrant” means a warrant to purchase one (1) Acquiror Cayman Class A Ordinary Share at an exercise price of eleven dollars and fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cayman Units” has the meaning specified in the Recitals hereto.

“Acquiror Cayman Warrants” means the Acquiror Cayman Public Warrants and the Acquiror Cayman Private Placement Warrants.

“Acquiror Class B Common Stock” means the shares of common stock, par value $0.0001 per share, of Acquiror, created and authorized by the Acquiror Delaware Certificate and designated as “Class B Common Stock” therein.

“Acquiror Class B Common Stock Distribution Agreement” has the meaning specified in Section 2.3(b)(iii).

“Acquiror Class B Common Stock Purchase Price” means an amount equal to the product of (a) $0.0001 per share and (b) the aggregate number of shares of Acquiror Class B Common Stock to be subscribed for by the Company at the Closing.

“Acquiror Class B Common Stock Subscription Agreement” has the meaning specified in Section 2.3(a)(v).

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means (a) prior to the Domestication, the Acquiror Cayman Class A Ordinary Shares and the Acquiror Cayman Class B Ordinary Shares, and (b) from and following the Domestication, Domesticated Acquiror Class A Common Stock, Domesticated Acquiror Class X Common Stock and Acquiror Class B Common Stock.

“Acquiror Contract” has the meaning specified in Section 4.10(b).

“Acquiror Counsel” has the meaning specified in Section 10.17(b).

“Acquiror Cure Period” has the meaning specified in Section 9.1(f).

“Acquiror D&O Maximum Amount” has the meaning specified in Section 6.8(c).

“Acquiror Delaware Bylaws” means the Bylaws of Acquiror substantially in the form attached as Exhibit B adopted in connection with the Domestication.

“Acquiror Delaware Certificate” means the Certificate of Incorporation of Acquiror substantially in the form attached as Exhibit A adopted in connection with the Domestication.

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Acquiror ESPP Proposal” has the meaning set forth in Section 7.2(b)(ii).

“Acquiror Financial Statements” has the meaning specified in Section 4.6(a).

“Acquiror Incentive Plan Proposal” has the meaning set forth in Section 7.2(b)(ii).

“Acquiror Intervening Event” means any Effect that (A) materially and adversely affects (i) the business, financial condition or continuing operations of the Company and its Subsidiaries, taken as a whole or (ii) the economic merits to the Acquiror Shareholders of proceeding with the Transactions, including, for the avoidance of doubt, after taking into account such Acquiror Shareholders’ rights to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Organizational Documents in connection with obtaining the Acquiror Shareholder Approval, (B) was not known and was not reasonably foreseeable to the Board of Directors of Acquiror as of the date hereof (or the consequences of which were not known or reasonably foreseeable to the Board of Directors of Acquiror as of the date of this Agreement) and (C) becomes known to the Board of Directors of Acquiror after the date of this Agreement; provided, however, that any Effect that would not be taken into account in determining whether (1) a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (vi), (viii), (ix), (x) or (xi) of the definition thereof (provided that, except as otherwise provided in this definition, the underlying causes of such failure referred to in such clause (xi) may be considered in determining whether there is an Acquiror Intervening Event) or (2) an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (v) or (x) of the definition thereof (provided that the underlying causes of such changes referred to in such clause (x) may be considered in determining whether there is an Acquiror Intervening Event except to the extent such cause is within the scope of any other exception within this definition) shall not be taken into account for purposes of determining whether an Acquiror Intervening Event has occurred.

“Acquiror Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact (each, an “Effect”) that, individually or in the aggregate with all other Effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), properties, assets, Liabilities, operations or results of operations of Acquiror or (b) would or would reasonably be expected to prevent or materially delay or materially impair, the consummation of the Closing DeSPAC Transactions by Acquiror; provided, however, that in no event shall any Effect arising out of or resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be an Acquiror Material Adverse Effect pursuant to the foregoing clause (a): (i) any change in general political, social, geopolitical or regulatory conditions, (ii) any change in economic, financial, credit, banking, currency or capital market conditions, including interest, foreign exchange or exchange rates or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) on any securities exchange or over-the-counter market, (iii) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof), (iv) any adoption, implementation, promulgation, repeal, modification, change or authoritative reinterpretation of any Law, (v) any plagues, pandemics (including COVID-19), epidemics or other outbreaks of diseases or public health events or any worsening or subsequent waves, variants or mutations thereof, (vi) escalation or acts of terrorism or sabotage, cyberterrorism, armed hostility, war (whether or not declared), military action or any weather-related event, fire, volcanoes, tsunamis, earthquakes, hurricanes, tornadoes, floods, wild fires, or other natural disaster, or the escalation or worsening of any of the occurrences or conditions referred to in this clause (vi), (vii) the announcement of this Agreement and the Transactions or the pendency, performance or consummation of the Transactions (provided that the exception in this clause (vii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement of this Agreement or the pendency, performance or consummation of the Transactions), (viii) the taking of any action expressly required by (other than the requirements of Section 6.5(a)), or the failure to take any action expressly prohibited by, this Agreement, (ix) the taking of any action requested by the Company in writing or (x) any change in the trading price or volume of the Acquiror Cayman Class A Ordinary Shares, Acquiror Cayman Class B Ordinary Shares, Acquiror Cayman Units or Acquiror Cayman Warrants (provided that the underlying causes of such changes referred to in this clause (x) may be considered in determining whether there is an Acquiror Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition); provided, however, that any Effect resulting from or arising out of the exceptions set forth in clauses (i), (ii), (iii), (iv) and (vi) may be taken into consideration in determining whether an Acquiror Material Adverse Effect has occurred to the extent that such Effect has a disproportionate impact on Acquiror compared to other special purpose acquisition companies of similar size.

“Acquiror Option” has the meaning specified in Section 2.6(a).

“Acquiror Privileged Communications” has the meaning specified in Section 10.17(b).

“Acquiror SEC Filings” means all statements, prospectuses, registration statements, forms, reports and documents required to be filed by Acquiror with the SEC since October 1, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto).

“Acquiror Securities” has the meaning specified in Section 4.3(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Organizational Documents) holder of Acquiror Cayman Class A Ordinary Shares to redeem all or a portion of the Acquiror Cayman Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Organizational Documents) in connection with the Transaction Proposals. For avoidance of doubt, the consummation of the Acquiror Share Redemption will occur after the effectiveness of the Domestication, and accordingly, all references herein to the redemption of Acquiror Cayman Class A Ordinary Shares in connection with the Acquiror Share Redemption shall be deemed equally to refer, as of any time from and after the effectiveness of the Domestication, to the shares of Domesticated Acquiror Class A Common Stock into which such Acquiror Cayman Class A Ordinary Shares shall have been converted pursuant to the Domestication.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of the Transaction Proposals at the Acquiror Shareholders’ Meeting.

“Acquiror Shareholders” means the shareholders of Acquiror.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 7.2(b)(i).

“Acquiror Subscribed Class A Ordinary Shares” has the meaning specified in Section 2.1(l).

“Acquiror Subscribed Ordinary Shares Purchase Price” means (a) the amount of cash available in the Trust Account following the Acquiror Shareholder Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount and the amount required to satisfy the Unpaid Transaction Expenses (solely to the extent such expenses remain unpaid as of the Closing), plus the amount of Acquiror’s cash on hand (outside of the Trust Account) immediately prior to the Closing, plus (b) the PIPE Investment Amount, plus (c) the amount of cash actually drawn under any debt financing obtained by Acquiror (excluding any loans (including Sponsor Loans) or other Indebtedness or Acquiror Transaction Expenses repaid at or prior to the Closing in connection with the Transactions) prior to or at the Closing, plus (d) the Acquiror Class B Common Stock Purchase Price.

“Acquiror Subscribed Ordinary Shares Subscription Agreement” has the meaning specified in Section 2.3(a)(vi).

“Acquiror Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of Acquiror or Acquiror’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or otherwise in connection with the Transactions or in pursuit of a Business Combination, including: (a) deferred underwriting commissions, (b) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors and the Trustee, as applicable, and limited and customary other professional fees (including proxy solicitors, financial printers, consultants and administrative service providers), (c) any Sponsor Loan, (d) costs and expenses related to (i) directors’ and officers’ liability insurance and (ii) the fees and expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 7.2 and obtaining approval of the NYSE under Section 6.3, (e) 50% of all filing fees paid or payable to Antitrust Authorities in connection with the Transactions, and (f) Transfer Taxes.

“Acquiror Waiving Parties” has the meaning specified in Section 10.17(a).

“Acquiror WP Group” has the meaning specified in Section 10.17(b).

“Action” means any claim, complaint, counterclaim, suit, litigation, demand, dispute, action, notice of violation, citation, summons, subpoena, investigation, arbitration, examination, assessment, injunction, hearing, order, mediation or audit or other proceeding (whether civil, criminal, administrative, judicial or investigative) commenced, brought, conducted or heard by or before any Governmental Entity.

“Adjusted Total” has the meaning specified in Section 2.8(b).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided that that none of the equityholders of the Company, nor any of their respective Affiliates, shall be considered an Affiliate of the Company.

“Affiliate Contract” has the meaning specified in Section 3.19.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any applicable Law.

“Aggregate Equity Value” means the sum of the Company Pre-Money Equity Value plus the aggregate exercise price of all outstanding Legacy Company MIP Options.

“Aggregate GBT-Side Post-Closing Equity Count” means the quotient obtained by dividing the Aggregate Equity Value by $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” means the date that is eight (8) months after the date of this Agreement.

“Alder” means American Express Travel Holdings Netherlands Coöperatief U.A.

“Amendment Proposal” has the meaning set forth in Section 7.2(b)(ii).

“Anti-Corruption Laws” means any Law relating to anti-bribery or anti-corruption (governmental or commercial), which applies, as applicable, to the businesses and the dealings of the Parties or their respective Subsidiaries, including (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its Member States and (d) all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and other laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, commercial entity or any other Person to obtain or retain a business advantage.

“Anti-Money Laundering Laws” means any Law or guideline relating to money laundering, including financial recordkeeping and reporting requirements, which applies, as applicable, to the businesses and the dealings of the Parties or their respective Subsidiaries, including the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, all other applicable money laundering-related laws of other jurisdictions where any of the Parties or their respective Subsidiaries conduct business or own assets, and any related or similar Law issued, administered, or enforced by any Governmental Entity.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and all other U.S. or non-U.S. Governmental Entities that are charged with enforcing, applying, administering or investigating any Antitrust Laws.

“Antitrust Information or Document Request” means any voluntary or compulsory request or demand for the production, delivery or disclosure of documents or other evidence, or any voluntary or compulsory request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition by any Antitrust Authority.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other U.S. or non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment (including national security and foreign investment controls), in any case that are applicable to the Transactions.

“Audited Egencia Financial Statements” has the meaning specified in Section 3.6(c)(i).

“Audited Financial Statements” has the meaning specified in Section 3.6(a)(i).

“Available Acquiror Cash” means the sum of (i) the amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount, plus (ii) the amount of Acquiror’s cash on hand (outside of the Trust Account) immediately prior to the Closing, plus (iii) the PIPE Investment Amount.

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“BCA Proposal” has the meaning set forth in Section 7.2(b)(ii).

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not ERISA applies) and any other written or unwritten, funded or unfunded plan, agreement, policy or other arrangement, and in each case all amendments thereto, providing for employment, compensation, severance, deferred compensation, bonus, change of control, employee loan, performance awards, stock or stock-related awards, fringe benefits, disability benefits, supplemental employment benefits, vacation benefits, paid time-off, educational assistance, retirement benefits, profit-sharing, post-retirement benefits, or other employee benefits or remuneration of any kind to any Person, excluding (in each case) any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or any statutory plan maintained by a Governmental Entity to which contributions are mandated by such Governmental Entity or otherwise by applicable Law.

“Business Combination” has the meaning specified in Article 1.1 of Acquiror’s Amended and Restated Articles of Association as in effect on the date hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cayman Companies Act” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Registrar of Companies under the Cayman Companies Act.

“Certificate of Domestication” has the meaning specified in Section 2.1(a).

“Change of Control” means any transaction or series of transactions after the consummation of the Closing (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than Acquiror or any of its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Acquiror, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the Board of Directors of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the Person surviving or resulting therefrom or, if the surviving or resulting Person is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of Acquiror outstanding immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty (50%) or more of the voting power of the outstanding voting securities of the Person surviving or resulting therefrom or, if the surviving or resulting Person is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, to any Person other than one or more of its Subsidiaries.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Closing DeSPAC Transactions” has the meaning specified in Section 2.1.

“Code” means Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each collective bargaining agreement and each other material labor-related agreement with an Employee Representative of any Company Employee, including any national or sector specific collective agreements which are applicable to any Company Employee.

“Company” has the meaning specified in the Preamble hereto.

“Company Articles of Association” means the Amended and Restated Articles of Association of the Company substantially in the form attached as Exhibit G.

“Company Benefit Plan” means each Benefit Plan entered into, sponsored, maintained or contributed to or required to be contributed to by (i) the Company or any of its Subsidiaries for the benefit of the Company Employees, the Company Independent Contractors and/or their respective dependents or (ii) any Affiliate of the Company that, in the case of this clause (ii), could reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

“Company Business Permits” has the meaning specified in Section 3.14.

“Company Capital Stock” means the Company Ordinary Shares, the Company Preferred Shares, the Company MIP Shares and the Company Profit Shares.

“Company Counsel” has the meaning specified in Section 10.17(a).

“Company Cure Period” has the meaning specified in Section 9.1(e).

“Company Debt Financing” has the meaning specified in Section 6.13.

“Company Debt Financing Source Action” has the meaning specified in Section 10.19(a).

“Company Debt Financing Sources” has the meaning specified in Section 6.13.

“Company Disclosure Letter” means the disclosure letter delivered to Acquiror by the Company on the date of this Agreement, which includes the Evergreen Disclosure Schedule (as defined in the Equity Contribution Agreement).

“Company Employee” means each employee of the Company and its Subsidiaries.

“Company Existing Equity Commitment Documents” means (i) that certain shareholder commitment letter, dated August 25, 2020, between the Company and Juweel Investors Limited, as amended on January 20, 2021, (ii) that certain shareholder commitment letter, dated August 25, 2020, between the Company and Alder, as amended on January 20, 2021, and (iii) any subscription agreement for Company Preferred Shares entered into in connection with any of the foregoing.

“Company Government Contract” means any Company Government Prime Contract or Company Government Subcontract.

“Company Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, task order, purchase order, delivery order, change order, arrangement or other commitment of any kind between the Company or any of its Subsidiaries, on the one hand, and the U.S. Government, on the other hand.

“Company Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, task order, purchase order, delivery order, change order, arrangement or other commitment of any kind between the Company or any of its Subsidiaries, on the one hand, and any prime contractor to the U.S. Government or any subcontractor with respect to a Company Government Prime Contract, on the other hand.

“Company Group Equity Interests” means the Company Capital Stock and the issued and outstanding equity interests of the Company’s Subsidiaries.

“Company Holders Support Agreement” means that certain Company Holders Support Agreement, dated as of the date hereof, by and among Acquiror, the Company and certain holders of Company Capital Stock, as amended or modified from time to time.

“Company Incentive Plan” means the GBT JerseyCo Limited Management Incentive Plan (and any predecessor plan), as may be amended.

“Company Indemnified Parties” has the meaning specified in Section 6.8(a).

“Company Independent Contractors” means each individual independent contractor of the Company and its Subsidiaries in each case which provides services to the business of the Company and its Subsidiaries.

“Company Insurance Policies” has the meaning specified in Section 3.11(a).

“Company IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by the Company or its Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), properties, assets, Liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole or (b) would or would reasonably be expected to prevent or materially delay or materially impair the consummation of the Closing DeSPAC Transactions by the Company and its Subsidiaries; provided, however, that in no event shall any Effect arising out of or resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect pursuant to the foregoing clause (a): (i) any change in general political, social, geopolitical or regulatory conditions, (ii) any change in economic, financial, credit, banking, currency or capital market conditions, including interest, foreign exchange or exchange rates or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) on any securities exchange or over-the-counter market, (iii) any change generally affecting the industry in which the Company or its Subsidiaries operates, (iv) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof), (v) any adoption, implementation, promulgation, repeal, modification, change or authoritative reinterpretation of any Law, (vi) any plagues, pandemics (including COVID-19), epidemics or other outbreaks of diseases or public health events or any worsening or subsequent waves, variants or mutations thereof, (vii) escalation or acts of terrorism or sabotage, cyberterrorism, armed hostility, war (whether or not declared), military action or any weather-related event, fire, volcanoes, tsunamis, earthquakes, hurricanes, tornadoes, floods, wild fires, or other natural disaster, or the escalation or worsening of any of the occurrences or conditions referred to in this clause (vii), (viii) the announcement of this Agreement and the Transactions or the pendency, performance or consummation of the Transactions, including any impact on the Company’s or its Subsidiaries’ relationships with employees, customers, suppliers or other business relations (provided that the exception in this clause (viii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement of this Agreement or the pendency, performance or consummation of the Transactions), (ix) the taking of any action expressly required by (other than the requirements of Section 5.1(a)), or the failure to take any action expressly prohibited by, this Agreement, (x) the taking of any action requested by Acquiror in writing or (xi) any failure to meet any internal or published projections, forecasts, guidance, estimates, milestones, budgets, operating statistics or internal or published financial or operating predictions of revenue, earnings, cash flow, cash position or other financial or performance measures or operating statistics for any period (provided that, except as otherwise provided in this definition, the underlying causes of such failure referred to in this clause (xi) may be considered in determining whether there is a Company Material Adverse Effect); provided, however, that any Effect resulting from or arising out of the exceptions set forth in clauses (i), (ii), (iii), (iv), (v) and (vii) may be taken into consideration in determining whether a Company Material Adverse Effect has occurred to the extent that such Effect has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other similarly situated businesses operating in the industry in which the Company and its Subsidiaries operate.

“Company Material Customers” has the meaning specified in Section 3.22.

“Company Material Suppliers” has the meaning specified in Section 3.21.

“Company Memorandum of Association” means the Amended and Restated Memorandum of Association of the Company substantially in the form attached as Exhibit F.

“Company MIP Option” means an option to purchase Company MIP Shares granted under the Company Incentive Plan.

“Company MIP Shares” has the meaning specified in Section 3.3(a).

“Company New Ordinary Shares” means the equity interests of the Company prior to Closing, designated as “New Ordinary Shares” in the Company’s current memorandum and articles of association as amended by the special resolutions contemplated at Section 2.1(d).

“Company Non-Voting Ordinary Shares” has the meaning specified in Section 3.3(a).

“Company Ordinary Shares” means the Company Voting Ordinary Shares and the Company Non-Voting Ordinary Shares.

“Company Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

“Company Pre-Money Equity Value” means an amount equal to (i) $4,027,000,000, plus (ii) the lesser of (x) $164,000,000 and (y) the aggregate amount of cash that would be payable by the Company if the Company elected to redeem and cancel all of the Company Preferred Shares for cash in accordance with Section 2.1(b), minus (iii) the aggregate amount of cash actually elected to be paid by the Company upon the redemption and cancellation of Company Preferred Shares in accordance with Section 2.1(b). For the avoidance of doubt, if the amount in clause (iii) is greater than the amount in clause (ii), then the Company Pre-Money Equity Value will be an amount less than the amount in clause (i).

“Company Preferred Shares” has the meaning specified in Section 3.3(a).

“Company Privacy Statements” has the meaning specified in Section 3.10(d).

“Company Privileged Communications” has the meaning specified in Section 10.17(a).

“Company Product” means any product or service marketed, distributed, provided, licensed or sold at any time by the Company or its Subsidiaries.

“Company Profit Shares” has the meaning specified in Section 3.3(a).

“Company Registered Intellectual Property” has the meaning specified in Section 3.9(a).

“Company Software” means Software owned or purported to be owned by the Company or its Subsidiaries.

“Company Specified Contracts” has the meaning specified in Section 3.8(a).

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses or similar compensatory payments (including the employer portion of any associated withholding or payroll Taxes in respect of any such payments) payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment) and (c) 50% of all filing fees paid or payable to Antitrust Authorities in connection with the Transactions.

“Company Voting Ordinary Shares” has the meaning specified in Section 3.3(a).

“Company Waiving Parties” has the meaning specified in Section 10.17(b).

“Company WP Group” has the meaning specified in Section 10.17(a).

“Competing Transaction” means (a) with respect to the Company, any of (i) the issuance, sale or transfer to or investment by a Person or “group” (as defined in the Exchange Act) (other than Acquiror, Sponsor or any of their respective Affiliates), in a single transaction or series of related transactions, in any newly issued or currently outstanding equity interest, including options, warrants or other rights regarding equity interests, in the Company (or any holding company or other Person resulting from a reorganization, recapitalization or other transaction involving the Company) (other than equity awards granted to Company Employees, or the issuance of Company securities upon exercise of equity awards by employees in the ordinary course of business consistent with past practice or the issuance of the Company Preferred Shares in accordance with the Company Existing Equity Commitment Documents or transfers by the Company’s equityholders permitted under Section 2.2.2, Section 2.2.3 or Section 2.3 of the Existing Shareholders Agreement; provided that, in the event of such transfer, the transferee shall be required to agree to the terms of the Company Holders Support Agreement (other than in respect of a transfer pursuant to Section 2.2.2 or Section 2.2.3 of the Existing Shareholders Agreement in which case the transferor shall be required to use reasonable best efforts to cause the transferee to agree to the terms of the Company Holders Support Agreement) (such transfer, a “Compliance Transfer”)), (ii) sale or transfer of 15% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof) to a Person or group (other than Acquiror, Sponsor or any of their respective Affiliates), in a single transaction or series of related transactions, (iii) merger or business combination between the Company or any of its Subsidiaries, on the one hand, and a Person or group (other than Acquiror, Sponsor or any of their respective Affiliates), on the other hand, in a single transaction or series of related transactions, involving the sale or disposition of (1) the Company or (2) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof) or (iv) any public offering of the Company’s securities (or the securities of a holding company or other Person representing all or substantially all of the assets of the Company and its Subsidiaries formed for the purpose of listing its securities for sale to the public) or a business combination transaction (whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination) between the Company and a special purpose acquisition company or blank check company that has been formed for the purpose of effecting such a transaction or a subsidiary of such a special purchase acquisition company or blank check company (in each case, other than Acquiror, Sponsor or any of their respective Affiliates), including any preparation of materials for or participation in investor presentations, and (b) with respect to Acquiror or Sponsor, any Business Combination (other than the Transactions); provided, however, for the avoidance of doubt, each of (i) the Egencia Acquisition and related share issuances and (ii) any transactions contemplated by this Agreement, including the PIPE Investment, shall not be considered a Competing Transaction

“Compliance Transfer” has the meaning specified in the definition of “Competing Transaction.”

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 27, 2021, by and between Apollo Management Holdings, L.P. and the Company.

“Contract” means any agreement, contract, license, lease, instrument, note, bond, mortgage, indenture, guarantee, purchase order, letter of credit, undertaking, obligation, commitment, or other legally binding commitment or obligation, each as amended or modified from time to time.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“D&O Indemnified Parties” has the meaning specified in Section 6.8(a).

“Data Protection Laws” means all applicable Laws in any jurisdiction relating to privacy or the processing or protection of Personal Information, including (without limitation) the General Data Protection Regulation 2016/679 (“GDPR”), the Directive on Privacy and Electronic Communications 2002/58/EC, the UK GDPR, the UK Data Protection Act 2018 and the Data Protection (Charges and Information) Regulations 2018, the California Consumer Privacy Act, and including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing. The terms “controller,” “processor,” “personal data,” “personal data breach,” “process” (and its cognates) and “supervisory authority” shall have the meaning given to them in Data Protection Laws.

“Derivative Equity Securities” has the meaning specified in Section 2.8(b).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Domesticated Acquiror Class A Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Class X Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Domestication Proposal” has the meaning set forth in Section 7.2(b)(ii).

“Earnout Achievement Date” means the First Earnout Achievement Date or the Second Earnout Achievement Date.

“Effect” has the meaning specified in the definition of “Acquiror Material Adverse Effect.”

“Egencia Acquisition” means the Company’s acquisition of the Egencia business from EG Corporate Travel Holdings LLC (“Expedia”) pursuant to that certain Equity Contribution Agreement, dated as of August 11, 2021, by and among Expedia, Inc., the Company and Juweel Investors Limited (the “Equity Contribution Agreement”), and the other transactions contemplated by the Equity Contribution Agreement.

“Egencia Financial Statements” has the meaning set forth in Section 3.6(c)(iv).

“Egencia Representations” means the representations and warranties of the Company set forth in Section 3.3(c) (Capitalization; Subsidiaries; Title to Interests), Section 3.3(e) (Capitalization; Subsidiaries; Title to Interests), Section 3.3(f) (Capitalization; Subsidiaries; Title to Interests), Section 3.3(g) (Capitalization; Subsidiaries; Title to Interests), Section 3.3(h) (Capitalization; Subsidiaries; Title to Interests), Section 3.4 (No Defaults or Conflicts), Section 3.7(a) (Absence of Certain Developments), Section 3.8 (Company Specified Contracts), Section 3.9 (Intellectual Property), Section 3.10 (Data Privacy and Cybersecurity), Section 3.11 (Insurance), Section 3.12 (Litigation and Proceedings), Section 3.13 (Compliance with Laws) Section 3.14 (Permits), Section 3.15 (Environmental Matters), Section 3.16 (Employee Benefit Plans), Section 3.17 (Labor Matters), Section 3.18 (Tax Matters), Section 3.19 (Affiliated Transactions), Section 3.20 (Anti-Corruption), Section 3.21 (Company Material Suppliers), Section 3.22 (Company Material Customers), Section 3.25 (Real Property), Section 3.26 (Personal Property) and Section 3.27 (COVID-19) solely to the extent any of such representations and warranties of the Company are made with respect to the Egencia Subsidiaries.

“Egencia Subsidiaries” has the meaning specified in the definition of “Subsidiary.”

“Employee Representative” means any collective bargaining representative, labor union, labor organization, works council, trade union, group of employees or any other employee representative body (whether elected or not).

“Environmental Claims” means any claim, notice of non-compliance or violation, demand, directive, Action, obligation, consent order, consent decree, legal proceedings by any Governmental Entity or Person alleging material liability or responsibility arising out of, based on or resulting from (a) the presence or Release of any Hazardous Substances, (b) the Handling of Hazardous Substances, or (c) circumstances forming the basis of any violation under any Environmental Law.

“Environmental Laws” means any applicable federal, state, provincial, local or municipal statute, law, rule, regulation, ordinance, code, or rule of common law, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, or to health and safety as they may be effected by exposure to any chemical, material or substance, exposure to which is regulated by any Governmental Entity.

“Environmental Permit” means any approval, filing, permit, registration, notification, authorization, exemption, clearance, certification and license that is required under or issued, granted, given, authorized, or made by a Governmental Entity under any Environmental Law.

“Equity Contribution Agreement” has the meaning specified in the definition of “Egencia Acquisition.”

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with another entity, trade or business (whether or not incorporated), is required to be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 6.1(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” means that certain Exchange Agreement to be entered into substantially concurrently with the Closing among Acquiror, the Company and the Eligible JerseyCo Owners (as defined therein) substantially in the form attached hereto as Exhibit H.

“Existing Shareholders Agreement” has the meaning specified in the Recitals hereto.

“Existing Sponsor Loans” has the meaning specified in the definition of “Sponsor Loan.”

“Financial Statements” has the meaning specified in Section 3.6(a)(iii).

“First Earnout Achievement Date” has the meaning specified in Section 2.7(a).

“Fully Diluted GBT Equity Amount” means the sum of (a) the number of issued and outstanding Company Ordinary Shares (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares), plus (b) the number of issued and outstanding Company MIP Shares (excluding any Company MIP Shares that are redeemed and cancelled for cash consideration pursuant to Section 2.1(f)), if any, plus (c) the number of issued and outstanding Legacy Company MIP Options.

“Funds Flow Memorandum” has the meaning specified in Section 2.3(c).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Global Trade Laws and Regulations” means (a) export, import, transfer and other trade laws and regulations including the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the customs and import laws administered by U.S. Customs and Border Protection; (b) economic sanctions rules and regulations administered by the U.S. government, including the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State; (c) all economic sanctions laws, rules and regulations related to Restricted Party Lists, Restricted Countries and Restricted Parties; (d) anti-boycott laws and regulations, including those administered by the U.S. Departments of Commerce and Treasury; (e) European Union Council Regulations on export controls, including Nos. 428/2009 and 267/2012; (f) other EU Council sanctions regulations, as implemented in EU Member States; (g) Canadian sanctions policies; (h) United Nations sanctions policies; (i) all relevant regulations made under any of the foregoing; and (j) other similar economic and trade sanctions, export or import control, trade, or anti-boycott Laws, in each case to the extent they apply, as applicable, to the business and dealings of the Parties or their respective Subsidiaries.

“Governmental Entity” means any federal, national, supra-national, state, foreign, provincial, municipal, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Handling of Hazardous Substances” means the production, use, reuse, generation, Release, storage, treatment, formulation, processing, labeling, registration, transportation, reclamation, recycling, disposal, arranging for disposal, discharge or other handling or disposition of Hazardous Substances.

“Hazardous Substance” means (a) any petroleum, petroleum-based substance, radioactive materials, lead-based paint, asbestos containing material, per-and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) or PCBs, and (b) any chemical, waste product, pollutant, material or substance defined as a toxic or hazardous substance, material or waste under any applicable Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Oil Pollution Act, 15 U.S.C. §2601 et seq., and any national, state or local equivalents thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 6.1(a).

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) the principal and interest components of capitalized lease obligations under GAAP (which for purposes of this definition shall exclude any obligations under any operating leases that may be required to be recorded on a balance sheet pursuant to Accounting Standards Codification Topic 840 or 842), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, including accrued interest and any per diem interest accruals, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) amounts owing as obligations to pay the deferred and unpaid purchase price for property, equipment or services, including “earn outs” and “seller notes” but excluding trade accounts payable, liabilities or accrued expenses in the ordinary course of business that are not overdue for a period of more than thirty (30) days, (g) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (h) breakage costs, prepayment or early termination premiums, make-whole amounts, penalties, unpaid interest and other fees and expenses payable as a result of the consummation of the Transactions in respect of any of the obligations described in the foregoing clauses (a) through (g) or otherwise associated with the actual repayments or redemptions of any such obligations on or prior to the Closing Date, and (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amount of a type described in clauses (a) through (h) of this definition of “Indebtedness” of any Person other than such Person.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) trademarks, trade names, trade dress, tag-lines, slogans, logos and service marks and the goodwill associated with the foregoing (collectively, “Trademarks”), (b) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”), (c) inventions, invention disclosures, discoveries and improvements, whether or not patentable, (d) works of authorship and rights in copyrightable subject matter in published and unpublished works of authorship, (e) trade secrets and non-public and confidential business and technical information and know-how and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”), (f) software, including data, files, Source Code, object code, databases and other software-related specifications and documentation (collectively, “Software”), (g) registered domain names and uniform resource locators (“Domain Names”), (h) moral rights, (i) social media usernames (e.g., Facebook account) and other digital identifiers and other indicia of origin and (j) in each case, including any registrations of, applications to register and renewals and extensions of any of the foregoing clauses (a) through (i) with or by any Governmental Entity in any jurisdiction.

“Interim Period” has the meaning specified in Section 5.1(a).

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the U.S. Internal Revenue Service.

“Issuance Proposal” has the meaning set forth in Section 7.2(b)(ii).

“JOBS Act” has the meaning specified in Section 4.6(e).

“Juniper” means Juweel Investors (SPC) Limited, an exempted segregated portfolio company with limited liability incorporated under the laws of the Cayman Islands, successor-in-interest to Juweel Investors Limited, a company incorporated as an exempted company with limited liability under the laws of the Cayman Islands.

“Law” means any federal, national, state, provincial, municipal or local, whether domestic or foreign, law, code, rule, regulation, restriction, policy, principle of common law, standard, ordinance, statute, or Order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or any rule or requirement of any securities exchange.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries that provides for payments to or by the Company or any of its Subsidiaries in excess of $1,000,000 annually.

“Legacy Company MIP Option” means an option to purchase Company MIP Shares granted under the Company Incentive Plan, other than New Management Options.

“Liability” means any liability, debt, guarantee, expense, deficiency, commitment, obligation, Tax, penalty, fine, interest, claim, demand, cause of action, judgment or other loss (including loss of benefit or relief), cost or expense, of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted, including those arising under any Law, Action or Order and those arising under any Contract.

“Lien” means, with respect to any property or asset, any encumbrance, hypothecation, lien, deed of trust, mortgage, easement, charge (fixed or floating), encroachment, pledge, restriction, security interest, debenture, option, title retention or other security or preferential arrangement, proxies, right of first or last offer or refusal, transfer restriction, or title defect or encumbrance affecting title of any nature whatsoever, or any other adverse right or interest, charge or claim of a similar nature, in or on any asset, property or property interest.

“Maximum Amount” has the meaning specified in Section 6.8(b).

“Minimum Available Acquiror Cash Amount” means $300,000,000.

“Minimum PIPE Investment Amount” has the meaning specified in Section 4.3(d).

“Modification in Recommendation” has the meaning specified in Section 7.2(b)(iii).

“Modification in Recommendation Notice” has the meaning specified in Section 7.2(b)(iii).

“Modification in Recommendation Notice Period” has the meaning specified in Section 7.2(b)(iii).

“New Management Option” means a Company MIP Option granted on the date of this Agreement.

“Newly Issued Equity Securities” has the meaning specified in Section 2.8(b).

“Non-Qualifying First Achievement Change of Control” has the meaning specified in Section 2.7(d)(i).

“Non-Qualifying Second Achievement Change of Control” has the meaning specified in Section 2.7(d)(ii).

“Non-U.S. Company Benefit Plan” means each Company Benefit Plan that provides compensation or benefits primarily for the benefit of Company Employees or Company Independent Contractors whose principal work location is outside of the United States, and which is governed by the laws of any jurisdiction other than the United States.

“NSIA” means the National Security and Investment Act 2021 (United Kingdom).

“NYSE” has the meaning specified in Section 4.6(g).

“Off-the-Shelf Software” means generally available commercial, click-wrap, shrink-wrap, non-customized or similar Software or technology obtained from a third party on general commercial terms.

“Offer Documents” has the meaning specified in Section 7.2(a)(i).

“OpCo A Ordinary Shares” means equity interests of the Company following the Closing, designated as “A Ordinary Shares” in the Company Articles of Association.

“OpCo B Ordinary Shares” means equity interests of the Company following the Closing, designated as “B Ordinary Shares” in the Company Articles of Association.

“OpCo C Ordinary Shares” means equity interests of the Company following the Closing, designated as “C Ordinary Shares” in the Company Articles of Association.

“OpCo Z Ordinary Shares” means equity interests of the Company following the Closing, designated as “Z Ordinary Shares” in the Company Articles of Association.

“Order” means any judgment, order, award, injunction, decree (including consent decree or similar agreed order or judgment), ruling, writ, stipulation, directive, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.

“Organizational Documents” means a Person’s charter, memorandum of association, certificate or articles of association or incorporation or organization or limited partnership or limited liability company, any joint venture, limited liability company, operating, shareholders, equityholders or partnership agreement, bylaws or other similar documents adopted or filed in connection with the creation, formation, organization or operation of such Person.

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.

“Party” has the meaning specified in the Preamble hereto.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.

“Per Share Converted Amount” means the quotient obtained by dividing the Aggregate GBT-Side Post-Closing Equity Count by the Fully Diluted GBT Equity Amount.

“Per Share Earnout Amount” means the quotient obtained by dividing 15,000,000 by the Fully Diluted GBT Equity Amount.

“Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP, (b) Liens for mechanics, materialmen, repairmen, construction contractors, warehousemen, suppliers or similar Liens arising by operation of Law (other than any Lien imposed by ERISA) (i) for sums which are not yet due and payable, (ii) which are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP, (iii) which are bonded over in accordance with applicable Law or (iv) with respect to which arrangements for payments or release have been made and, in the case of this clause (iv), if more than sixty (60) days overdue, are unfiled (or if filed have been discharged or stayed), and no other action has been taken to enforce such Lien, and for which appropriate reserves have been established in accordance with GAAP, (c) zoning, building, environmental and other land-use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased Real Property, in each case, that are not violated by the current use and operation of such real property (provided that any use which is permitted as a valid non-conforming use or permitted under a special use permit shall not be deemed to violate such regulations), (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased Real Property that do not materially impair the occupancy or use of such real property for the purposes of which it is currently used in connection with such Person’s business, (e) any right of way or easement related to public roads and highways that does not materially impair the occupancy or use of such real property for the purposes of which it is currently used in connection with such Person’s business, (f) Liens arising as a matter of Law in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (g) in the case of the Company, Liens granted under its Organizational Documents, (h) restrictions on transfer resulting from applicable securities Laws, (i) non-exclusive licenses with respect to Intellectual Property entered into the ordinary course of business that do not interfere in any material respect with the ordinary conduct of the business of such Person, (j) in the case of the Company and its Subsidiaries, Liens that will be discharged at or prior to the Closing and (k) any Liens and other exceptions set forth on Section 1.1 of the Company Disclosure Letter under the heading “Permitted Liens.”

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, syndicate, estate, trust, joint venture, entity, unincorporated organization, other legal entity of any kind or nature or Governmental Entity or any department, agency or political subdivision thereof.

“Personal Information” means any information that, alone or in combination with any other information, identifies or could reasonably be used to identify a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Entity, credit card number, bank information, customer or account number, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law.

“PIPE Investment” means the purchase of shares of Domesticated Acquiror Class A Common Stock pursuant to the PIPE Subscription Agreements and any Acceptable Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with the Closing for the shares in the PIPE Investment.

“PIPE Investor” means a PIPE Investor that is set forth on Section 4.3(d) of the Acquiror Disclosure Letter or an Affiliate of any such PIPE Investor to whom the applicable PIPE Subscription Agreement with such PIPE Investor is assigned in accordance with its terms after the date of this Agreement.

“PIPE Subscription Agreements” has the meaning specified in the Recitals hereto.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Project Runway Agreements” has the meaning specified in Section 5.5.

“Project Runway Term Sheet” has the meaning specified in Section 5.5.

“Prospectus” has the meaning specified in Section 10.1.

“Proxy Statement” has the meaning specified in Section 7.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 7.2(a)(i).

“Q1 Egencia Financial Statements” has the meaning specified in Section 3.6(c)(ii).

“Q1 Financial Statements” has the meaning specified in Section 3.6(a)(ii).

“Q2 Egencia Financial Statements” has the meaning specified in Section 3.6(c)(iii).

“Q2 Financial Statements” has the meaning specified in Section 3.6(a)(iii).

“Real Property Leases” has the meaning specified in Section 3.25(b).

“Recommendation” has the meaning specified in Section 7.2(b)(iii).

“Refinanced Indebtedness” has the meaning specified in Section 5.1(b)(i).

“Refinancing Indebtedness” has the meaning specified in Section 5.1(b)(i).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 7.2(a)(i).

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) any Person that beneficially owns at least 10% of the outstanding equity securities of such Person, or (c) any parent, child, sibling or spouse who resides with, or is a dependent of, any Person described in clauses (a) and (b) above.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, pouring, emptying, escaping, dumping, placing, discarding, abandonment, movement or migration of Hazardous Substances.

“Relevant Persons” means, with respect to a Person, its current officers, directors and, subject to such Person’s knowledge, the employees and agents of any of the foregoing.

“Representative” means, with respect to any Person, its Affiliates and its and their officers, directors, employees, managers, financial advisors (including securities underwriters, initial purchasers, placement agents and similar entities), attorneys, accountants, actuaries, consultants and other agents, advisors and representatives.

“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by the United States, including by OFAC, which currently includes: Crimea, Cuba, Iran, North Korea and Syria.

“Restricted Party” means (a) any Person, aircraft or vessel included on one or more of the Restricted Party Lists, including the Department of Commerce’s Entity List, Denied Persons List, or Unverified List, the Department of State’s Debarred List, (b) a person ordinarily resident in or an entity that is located in or organized under the Laws of a Restricted Country, (c) any Governmental Entity or of any Restricted Country or (d) any Person owned by or acting on behalf of one or more Persons, things or Governmental Entities in (a), (b) or (c).

“Restricted Party List” includes (a) the list of sanctioned entities maintained by the United Nations, (b) all sanctions lists administered by OFAC or the Department of State, including the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, (c) the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce, (d) the consolidated list of Persons, Groups and Entities subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy, (e) the economic sanctions administered by the EU Member States, (f) the sanctions lists maintained by the United Kingdom, including by Her Majesty’s Treasury and (g) similar lists of sanctions and restricted parties maintained by other applicable Governmental Entities.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Earnout Achievement Date” has the meaning specified in Section 2.7(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” means any unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure that compromises the confidentiality, integrity, availability or security of Personal Information or the Company IT Systems, and that triggers any reporting requirement under Data Protection Laws, including any ransomware or denial of service attacks that prevent or materially degrade access to Personal Information or the Company IT Systems.

“Shareholders Agreement” has the meaning specified in the Recitals hereto.

“Skadden” has the meaning specified in Section 10.17(a).

“Source Code” means the software programming code expressed in human readable language, including complete maintenance documentation, procedures, flow charts, schematic diagrams and annotations which comprise the pre-coding detail design specifications, and all other material necessary to allow a reasonably skilled programmer or analyst to build, maintain and enhance the software.

“Specified Existing Sponsor Loan” the Existing Sponsor Loan in an aggregate principal amount of up to $1,500,000 governed and evidenced by that certain promissory note, dated as of October 20, 2020, entered into between Acquiror and Sponsor (as in effect on the date hereof).

“Sponsor” means APSG Sponsor, L.P., a Cayman Islands exempted limited partnership.

“Sponsor Loan” means any Indebtedness of Acquiror owed to Sponsor, its Affiliates or its or their respective equityholders or Affiliates that is either (a) set forth on Section 1.1 of the Acquiror Disclosure Letter (such Indebtedness, collectively, the “Existing Sponsor Loans”) or (b) incurred after the date hereof pursuant to Section 6.5(b)(i)(C); provided that all such Indebtedness (whether now existing or hereafter incurred) shall be discharged and repaid in full in cash by Acquiror at or prior to the Closing (it being understood and agreed that no such Indebtedness shall (i) remain outstanding after giving effect to the consummation of the Transactions at the Closing or (ii) except as set forth in the following proviso, be converted into or otherwise exchanged for any Acquiror Cayman Warrants, any other Acquiror Securities, any Domesticated Acquiror Class A Common Stock, any Domesticated Acquiror Class X Common Stock, any Domesticated Acquiror Warrant, any other post-Domestication securities of Acquiror, or any other options, warrants or securities exercisable for or convertible into any of the foregoing); provided, further, that, at or prior to the Closing, the Specified Existing Sponsor Loan may be either discharged and repaid in full in cash by Acquiror or converted into Acquiror Cayman Warrants in accordance with the terms of the Specified Existing Sponsor Loan as in effect on the date hereof.

“Sponsor Related Party Transaction” has the meaning specified in Section 4.21.

“Sponsor Side Letter” means that certain Sponsor Side Letter, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, certain holders of Acquiror Securities and the Company, as amended or modified from time to time.

“Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the total voting power of shares of stock or other equity interest (without regard to the occurrence of any contingency), the holders of which are generally entitled to vote for the election of the board of directors or other governing body thereof, or is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. For purposes of this definition and this Agreement, (a) prior to the Closing, the Company shall not be considered a Subsidiary of its equityholders and (b) from and after the Closing, the Company will be considered a Subsidiary of Acquiror. Notwithstanding anything to the contrary in this Agreement, but subject to Section 3.28, the entities acquired in the Egencia Acquisition (the “Egencia Subsidiaries”) shall be deemed Subsidiaries of the Company for all purposes of this Agreement, including for purposes of the representations, warranties and covenants of the Company in this Agreement.

“Syndication Transfer” has the meaning specified in Section 6.5(b)(iii).

“Tax” or “Taxes” means any foreign, federal, state or local income, earnings, profits, branch profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, lodging, city, stay, tourist, general property, real property, personal property, intangible property, transfer, stamp, digital service, levy, conveyance, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature or any duty, fee, assessment or levy in the nature of taxes or any deficiency, interest, addition to tax or penalty imposed with respect to any of the foregoing.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement supplied or required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 9.1(f).

“Terminating Company Breach” has the meaning specified in Section 9.1(e).

“Trading Day” means any day on which shares of Domesticated Acquiror Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Acquiror Class A Common Stock are then traded.

“Transaction Documents” means the Acquiror Delaware Certificate, Acquiror Delaware Bylaws, Shareholders Agreement, Incentive Equity Plan, ESPP, Sponsor Support Agreement, Company Holders Support Agreement, Sponsor Side Letter, Company Memorandum of Association, Company Articles of Association, Exchange Agreement, Acquiror Class B Common Stock Subscription Agreement, Acquiror Subscribed Ordinary Shares Subscription Agreement, Acquiror Class B Common Stock Distribution Agreement, Confidentiality Agreement, PIPE Subscription Agreements, Acceptable Subscription Agreements (if any), and the other documents delivered pursuant to this Agreement.

“Transaction Proposals” has the meaning specified in Section 7.2(b)(ii).

“Transactions” has the meaning specified in the Recitals hereto.

“Transfer Taxes” has the meaning specified in Section 7.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 10.1.

“Trust Agreement” has the meaning specified in Section 4.11.

“Trustee” means Continental Stock Transfer & Trust Company.

“Unaudited Egencia Financial Statements” has the meaning set forth in Section 3.6(c)(iv).

“Unaudited Financial Statements” has the meaning specified in Section 3.6(a)(iii).

“Unbundling Precatory Proposals” has the meaning specified in Section 7.2(b)(ii).

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(d).

“Use” means the collection, retention, storage, protection, security, use, processing, disclosure, distribution, transmission, maintenance or disposal.

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share on the applicable date(s) as reasonably determined by the Board of Directors of Acquiror.

“Warrant Agreement” means that certain Warrant Agreement, dated as of October 1, 2020, by and between Acquiror and Trustee.

“wholly-owned” or “wholly owned” means, with respect to a Subsidiary of the Company, any Subsidiary in which the Company, directly or indirectly, owns all of the outstanding equity interests of such Subsidiary other than (x) director’s qualifying shares and (y) equity interests issued to foreign nationals or other Persons to the extent required by applicable Law, in each case, in a nominal amount.

Section 1.2            Construction.

(a)               Unless the context of this Agreement otherwise requires, (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the definitions contained in this Agreement are applicable to the singular as well as the plural form of such terms; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” or “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; (v) the term “this Agreement” shall include the Exhibits and Schedules hereto, (vi) the words “include” and “including,” and words of similar import when used herein shall be deemed to be followed in each case by the words “without limitation,” (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if,” (vii) the word “or” shall be disjunctive but not exclusive and (viii) the word “threatened” shall be deemed to be followed in each case by the words “in writing”.

(b)               Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)               Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)               Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever the last day for the delivery of any notice, the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the Party delivering such notice or having such right or duty shall have until the next Business Day to deliver such notice, exercise such right or discharge such duty.

(e)               All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f)                Any reference herein to “$” or “dollars” means United States dollars.

(g)               Except as otherwise specifically provided herein, to the extent this Agreement refers to information or documents having been “delivered,” “provided to,” or “made available” (or words of similar import) by or on behalf of one or more Parties to another Party, such obligation shall be deemed satisfied if (i) such one or more Parties or a Person acting on its behalf made such information or document available (or delivered or provided such information or document) in the electronic data room hosted by Datasite and labeled “Project: Accelerate (SPAC)” at least one (1) calendar day prior to the date of this Agreement, or (ii) such information or document is publicly available at least one (1) calendar day prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions.

(h)               The parties to this Agreement agree and acknowledge that they have been represented by counsel during, and have participated jointly in, the negotiation, drafting and execution of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and the parties to this Agreement irrevocably waive the application of any Law, holding or rule of construction favoring or disfavoring any party to this Agreement by virtue of the authorship of any provision of this Agreement.

Section 1.3            Knowledge. As used herein, (i) the phrase “to the knowledge of the Company” shall mean the actual knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter after reasonable inquiry of their respective direct reports and (ii) the phrase “to the knowledge of Acquiror” shall mean the actual knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter after reasonable inquiry of their respective direct reports.

ARTICLE II

THE TRANSACTIONS; CLOSING

Section 2.1            Closing DeSPAC Transactions. At or prior to the Closing, the Parties shall, and shall cause their applicable Affiliates to, effect the following transactions in sequential order unless as otherwise noted below (“Closing DeSPAC Transactions”):

(a)               Domestication; Filing of Acquiror Delaware Certificate; Adoption of Acquiror Delaware Bylaws, Incentive Equity Plan and ESPP. Acquiror will, subject to obtaining the approval of the Transaction Proposals (other than the Unbundling Precatory Proposals), take all actions to (i) cause the Domestication to occur pursuant to applicable Law (including by (x) filing with the Secretary of State of the State of Delaware a certificate of corporate domestication with respect to the Domestication (the “Certificate of Domestication”) and the Acquiror Delaware Certificate and (y) making and procuring all filings required to be made with the Cayman Registrar in connection with the Domestication), (ii) make effective the Acquiror Delaware Bylaws and (iii) make effective the Incentive Equity Plan and ESPP.

(b)               Redemption of Company Preferred Shares. The Company will cause each Company Preferred Share to be redeemed and cancelled and in consideration therefor, the former holders thereof will receive, at the option of the Company, in its sole discretion, either (i) cash therefor in accordance with the terms of the Company’s Organizational Documents (as in effect immediately prior to Closing), (ii) a number of Company Voting Ordinary Shares equal to the number of Company Voting Ordinary Shares that would be redeemed and cancelled in consideration for the issuance of OpCo B Ordinary Shares pursuant to Section 2.1(h) in an amount equal to the amount of cash that such holders of Company Preferred Shares would have received pursuant to clause (i) above divided by $10.00 or (iii) a combination of (i) and (ii), in each case, the net result of which is that no Company Preferred Shares remain outstanding following the consummation of the transactions described in clause (i), (ii) or (iii), as applicable.

(c)               Redemption of Company Profit Shares. The Company will cause each Company Profit Share to be redeemed and cancelled and in consideration therefor, the former holders thereof will receive a number of Company Voting Ordinary Shares equal to the number of Company Voting Ordinary Shares that would be redeemed and cancelled in consideration for the issuance of OpCo B Ordinary Shares pursuant to Section 2.1(h) in the amount required pursuant to and calculated in accordance with, the Existing Shareholders Agreement, as if the Closing DeSPAC Transactions are an IPO (as defined therein).

(d)               Creation and Issuance of Company New Ordinary Shares. Upon effectiveness of the special resolutions passed by the Company equityholders altering the Company’s memorandum and articles of association to create a new class of Company New Ordinary Shares, the Company shall issue one Company New Ordinary Share to each of Alder, Juniper, on behalf of its legacy segregated portfolio, and Expedia in consideration for the nominal value of each Company New Ordinary Share.

(e)               Alteration of Company Ordinary Shares. Immediately upon the consummation of the transactions described in Section 2.1(d), the Company Ordinary Shares shall be converted into redeemable shares.

(f)                Redemption of Company MIP Shares. Pursuant to the Company’s Articles of Association, each Company MIP Share (if any) shall be redeemed and cancelled by the Company and in consideration therefor, the former holders thereof will receive, at the option of the Company, but subject to the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed), either (i) cash therefor equal to the fair market value of such Company MIP Shares (as determined by the Board of Directors of the Company), or (ii) the issue to them of (A) a number of Domesticated Acquiror Class A Common Stock, which Acquiror shall issue at such time, equal to the Per Share Converted Amount and (B) the OpCo C Ordinary Shares described in Section 2.1(k), the net result of which is that no Company MIP Shares remain outstanding following the consummation of the transactions described in clause (i) or (ii), as applicable.

(g)               Subscription for Acquiror Class B Common Stock. Acquiror shall issue and sell to the Company, and the Company shall subscribe for and purchase from Acquiror, a number of shares of Acquiror Class B Common Stock equal to the total number of OpCo B Ordinary Shares to be issued pursuant to Section 2.1(i) and Section 2.1(j) in accordance with the Acquiror Class B Common Stock Subscription Agreement, and in consideration therefor, the Company shall pay to Acquiror the Acquiror Class B Common Stock Purchase Price, in accordance with Section 2.4 and the Funds Flow Memorandum. The Company shall then transfer the Acquiror Class B Common Stock to the former holders of Company Ordinary Shares (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares) in the same amounts and to the same holders as the OpCo B Ordinary Shares are to be held after giving effect to Section 2.1(i) and Section 2.1(j), in accordance with the Acquiror Class B Common Stock Distribution Agreement.

(h)               Redemption of Company Ordinary Shares. Pursuant to the Company Articles of Association, each Company Ordinary Share held by the Company’s direct equityholders (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares) will be redeemed and cancelled by the Company in consideration for (i) the transfer of the shares of the Acquiror Class B Common Stock pursuant to and in accordance with the Acquiror Class B Common Stock Distribution Agreement, as described in the last sentence of Section 2.1(g), and (ii) the issuance of the OpCo B Ordinary Shares described in Section 2.1(j) and the OpCo C Ordinary Shares described in Section 2.1(k).

(i)                 Company Memorandum of Association; Company Articles of Association. Upon effectiveness of the special resolutions passed by the Company equityholders adopting the Company Memorandum of Association and the Company Articles of Association, pursuant to which, among other things, (i) the Company will create new classes of OpCo A Ordinary Shares, OpCo B Ordinary Shares, OpCo C Ordinary Shares and OpCo Z Ordinary Shares and (ii) each issued and outstanding Company New Ordinary Share shall be converted into and re-designated as an OpCo B Ordinary Share on a one-for-one basis.

(j)                 Issuance of OpCo B Ordinary Shares. The Company shall issue to the former holders of Company Ordinary Shares on account of each Company Ordinary Share (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares) a number of OpCo B Ordinary Shares equal to the Per Share Converted Amount less, with respect to any such equityholder, any Company New Ordinary Shares held by such equityholder pursuant to Section 2.1(d) and converted into and re-designated as an OpCo B Ordinary Share pursuant to Section 2.1(i).

(k)               Issuance of OpCo C Ordinary Shares. The Company shall issue to the former holders of Company Ordinary Shares on account of each Company Ordinary Share (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares), to the former holders of Legacy Company MIP Options on account of each Legacy Company MIP Option and to the former holders of Company MIP Shares (excluding any Company MIP Shares that are redeemed and cancelled for cash consideration pursuant to Section 2.1(f)) on account of each Company MIP Share, a number of OpCo C Ordinary Shares equal to the Per Share Earnout Amount.

(l)                 Issuances of Acquiror Subscribed Class A Ordinary Shares and OpCo Z Ordinary Share. The Company shall issue and sell to Acquiror, and Acquiror shall subscribe for and purchase from the Company, (i) a number of OpCo A Ordinary Shares (“Acquiror Subscribed Class A Ordinary Shares”) equal to the number of Domesticated Acquiror Class A Common Stock outstanding after giving effect to Section 2.1(a), Section 2.1(m) and the PIPE Investment, in accordance with, and pursuant to, the Acquiror Subscribed Ordinary Shares Subscription Agreement and (ii) one OpCo Z Ordinary Share, and Acquiror shall pay to the Company the Acquiror Subscribed Ordinary Shares Purchase Price, in accordance with Section 2.4 and the Funds Flow Memorandum.

(m)             Conversion of Acquiror Cayman Class B Ordinary Shares and Domesticated Acquiror Class X Common Stock. Automatically pursuant to the provisions of the Acquiror Delaware Certificate and without any action on the part of any Party or any other Person, the shares of Domesticated Acquiror Class X Common Stock into which the Acquiror Cayman Class B Ordinary Shares converted pursuant to the Domestication will automatically convert into shares of Domesticated Acquiror Class A Common Stock on a one-to-one basis (for the avoidance of doubt, with no adjustment to the conversion ratio and with no other anti-dilution protections).

Section 2.2            Closing. In accordance with the terms and subject to the conditions of this Agreement, the consummation of the Closing DeSPAC Transactions (the “Closing”) shall be effected by the exchange of signatures by electronic transmission, or, if such exchange is not practicable, shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 10:00 a.m. (New York time) on the date which is three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”; provided, however, that if the Closing Date would occur on a date on which the Cayman National Bank or the financial institutions in Jersey are closed, the Closing Date shall be on the next succeeding Business Day. For the avoidance of doubt, each of the Closing DeSPAC Transactions set forth in Section 2.1(b) through Section 2.1(m) shall occur after the effectiveness of the Domestication.

Section 2.3            Closing Documents.

(a)               At the Closing, Acquiror will deliver or cause to be delivered:

(i)                 to the Company, a copy of the Shareholders Agreement, duly executed by Acquiror;

(ii)              to the Company, evidence of the filing of the Certificate of Domestication and Acquiror Delaware Certificate with the Secretary of State of the State of Delaware, in form and substance reasonably acceptable to the Company;

(iii)            to the Company, evidence of the approval by the NYSE of the listing application filed pursuant to Section 6.3;

(iv)             to the Company, a certificate, dated as of the Closing Date and signed by an officer of Acquiror, certifying as to copies of resolutions and actions taken by the Board of Directors of Acquiror in connection with the approval of this Agreement and the Transactions, including the adoption of the Acquiror Delaware Bylaws effective as of no later than promptly following the effectiveness of the Domestication;

(v)               to the Company, a subscription agreement for the Acquiror Class B Common Stock being acquired by the Company pursuant to Section 2.1(g) in substantially the form attached hereto as Exhibit J (the “Acquiror Class B Common Stock Subscription Agreement”), duly executed by Acquiror, together with evidence, in form and substance reasonably acceptable to Acquiror and the Company, of the issuance, by book-entry with the Trustee, of the Acquiror Class B Common Stock acquired by the Company pursuant to Section 2.1(g) and such subscription agreement;

(vi)             to the Company, a subscription agreement for the Acquiror Subscribed Class A Ordinary Shares and OpCo Z Ordinary Share being acquired by Acquiror pursuant to Section 2.1(l) in substantially the form attached hereto as Exhibit K (the “Acquiror Subscribed Ordinary Shares Subscription Agreement”) duly executed by Acquiror;

(vii)          to the Company, the resignations of (or resolutions of the Board of Directors of Acquiror removing) each of the officers of Acquiror from their respective positions as officers, effective as of no later than immediately following the Closing;

(viii)        evidence, in form and substance reasonably acceptable to the Company, that as of immediately following the Closing, the Board of Directors of Acquiror shall consist of the number of directors, and be otherwise constituted in accordance with, Section 6.6;

(ix)             to the Company, the Exchange Agreement, duly executed by Acquiror;

(x)               to the Company, evidence that the condition set forth in Section 8.3(d) has been satisfied, in form and substance reasonably acceptable to the Company;

(xi)             the Registration Rights Agreement, duly executed by Acquiror and the holders (as of immediately prior to the effectiveness of the Domestication) of Acquiror Cayman Class B Ordinary Shares; and

(xii)          the certificate required to be delivered by Acquiror at or prior to the Closing pursuant to Section 8.3(c).

(b)               At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(i)                 a copy of the Shareholders Agreement, duly executed by the Company and certain equityholders of the Company;

(ii)              the Acquiror Class B Common Stock Subscription Agreement, duly executed by the Company;

(iii)            a distribution agreement for the Acquiror Class B Common Stock being distributed by the Company to the equityholders of the Company pursuant to Section 2.1(g) and Section 2.1(h) in substantially the form attached hereto as Exhibit L (the “Acquiror Class B Common Stock Distribution Agreement”), duly executed by the Company and the equityholders of the Company party thereto;

(iv)             evidence of the effectiveness of the Company Memorandum of Association and the Company Articles of Association;

(v)               the Acquiror Subscribed Ordinary Shares Subscription Agreement, duly executed by the Company, together with evidence, in form and substance reasonably acceptable to Acquiror, of the issuance of the Acquiror Subscribed Class A Ordinary Shares and OpCo Z Ordinary Share being acquired by Acquiror pursuant to Section 2.1(l) and such subscription agreement;

(vi)             the Exchange Agreement, duly executed by the Company and certain equityholders of the Company;

(vii)          the Registration Rights Agreement, duly executed by certain equityholders of the Company; and

(viii)        the certificate required to be delivered at or prior to the Closing pursuant to Section 8.2(c).

(c)               At least five (5) Business Days prior to the expected Closing Date, (i) Acquiror will deliver to the Company a written statement setting forth a complete and accurate schedule of each Acquiror Transaction Expense as of the Closing Date, setting forth the respective amounts thereof, and the applicable wire transfer instructions for each such Acquiror Transaction Expense, together with reasonable relevant supporting documentation used by Acquiror in calculating such amounts, including all invoices or, if no invoice is available, other documentation reasonably accounting for such costs, (ii) the Company will deliver to Acquiror a written statement setting forth a complete and accurate schedule of each Company Transaction Expense as of the Closing Date, setting forth the respective amounts thereof, and the applicable wire transfer instructions for each such Company Transaction Expense, together with reasonable relevant supporting documentation used by the Company in calculating such amounts, including all invoices or, if no invoice is available, other documentation reasonably accounting for such costs, and (iii) the Parties will together document the same in a funds flow memorandum (the “Funds Flow Memorandum”).

Section 2.4            Closing Payments. At the Closing on the Closing Date, upon the terms and subject to the conditions of this Agreement:

(a)               Acquiror shall pay or cause to be paid the Acquiror Share Redemption Amount;

(b)               the Company shall pay the Acquiror Class B Common Stock Purchase Price to Acquiror pursuant to the Acquiror Class B Common Stock Subscription Agreement;

(c)               Acquiror shall pay to the Company the Acquiror Subscribed Ordinary Shares Purchase Price pursuant to the Acquiror Subscribed Ordinary Shares Subscription Agreement; and

(d)               Acquiror shall (on its own behalf, or on behalf of the Company, as applicable) pay, or, cause to be paid, (i) all accrued and unpaid Acquiror Transaction Expenses and (ii) all accrued and unpaid Company Transaction Expenses (collectively, the “Unpaid Transaction Expenses”), in each case, to the applicable payees as set forth in the Funds Flow Memorandum; provided that the Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

It is understood and agreed that, with respect to any amount payable by Acquiror to the Company pursuant to Section 2.4(c), the Company, at its option, may instead direct Acquiror to disburse all or a portion of such amount at Closing directly to one or more of the Company’s wholly-owned Subsidiaries or holders of any Indebtedness of the Company or any of its Subsidiaries (or an agent or trustee of such holders) or any other Person, in any such case, in accordance with the Funds Flow Memorandum, and the amounts, if any, so disbursed by Acquiror in accordance with the Funds Flow Memorandum shall constitute payment of such amounts pursuant to Section 2.4(c) as if such funds had been paid directly to by Acquiror to Company pursuant to Section 2.4(c).

Section 2.5            Withholding. Notwithstanding anything in this Agreement to the contrary, the Parties and their respective Affiliates and Representatives, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror or the Company); provided that at least five (5) days prior to making any deduction or withholding (other than with respect to compensatory payments), the Acquiror or the Company (as applicable) shall notify the relevant Person in respect of whom such deduction or withholding applies (which notice shall include a statement of the amounts it intends to deduct or withhold in respect of making such payment and the applicable provision of law requiring it to withhold or deduct) and such Person shall be entitled to provide such forms or other evidence that would eliminate or reduce any such deduction or withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6            Treatment of Company MIP Options.

(a)               Each Company MIP Option that is outstanding immediately prior to the Closing, whether vested or unvested, shall be equitably converted based on a deemed $10.00 price per share of Domesticated Acquiror Class A Common Stock (and with respect to Legacy Company MIP Options and New Management Options further taking into account any post-closing adjustment in accordance with Section 2.8(b) and Section 2.8(c) of this Agreement (as applicable)) into an option relating to shares of Domesticated Acquiror Class A Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Closing (each, an “Acquiror Option”) in a manner determined by the Company in consultation with Acquiror and consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company MIP Options for purposes of Section 409A or Section 424 of the Code. In addition, pursuant to Section 2.1(k) and subject to Section 2.7(g), the holders of the Legacy Company MIP Options that are outstanding immediately prior to the Closing shall receive, on account of each Legacy Company MIP Option, a number of OpCo C Ordinary Shares equal to the Per Share Earnout Amount, and subject to the same vesting conditions, if any, that apply to the corresponding Legacy Company MIP Option immediately prior to the Closing.

(b)               The Company shall take all necessary actions to effect the treatment of Company MIP Options pursuant to Section 2.6(a) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form) of Acquiror.

Section 2.7            Earnout.

(a)               If, at any time during the five (5) years following the Closing Date, the VWAP of Domesticated Acquiror Class A Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”):

(i)                 (x) one-half of the OpCo C Ordinary Shares held by any equityholder of the Company on account of such equityholder’s pre-Closing ownership of Company Ordinary Shares (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares) shall automatically and without further action on the part of any Person be converted and re-designated on the First Earnout Achievement Date into a number of OpCo B Ordinary Shares equal to one-half of the number of OpCo C Ordinary Shares held by such equityholder, and (y) one-half of the OpCo C Ordinary Shares held by any equityholder of the Company on account of such equityholder’s pre-Closing ownership of Legacy Company MIP Options or Company MIP Shares (excluding any Company MIP Shares that are redeemed and cancelled for cash consideration pursuant to Section 2.1(f)) shall automatically and without further action on the part of any Person (subject to applicable Law) be redeemed and cancelled for no consideration therefor; and

(ii)              Acquiror shall promptly issue to (x) each holder of OpCo C Ordinary Shares who held such OpCo C Ordinary Shares on account of such holder’s pre-Closing ownership of Company Ordinary Shares (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares), a number of shares of Acquiror Class B Common Stock equal to one-half of the number of shares of OpCo C Ordinary Shares held by such equityholder and (y) each holder of OpCo C Ordinary Shares who held such OpCo C Ordinary Shares on account of such holder’s pre-Closing ownership of Legacy Company MIP Options or Company MIP Shares (excluding any Company MIP Shares that are redeemed and cancelled for cash consideration pursuant to Section 2.1(f)), a number of shares of Domesticated Acquiror Class A Common Stock equal to one-half of the number of shares of OpCo C Ordinary Shares held by such equityholder (and, in the case of Legacy Company MIP Options, subject to the same time-vesting conditions, if any, that apply to the corresponding OpCo C Ordinary Shares immediately prior to the First Earnout Achievement Date; provided that a number of OpCo C Ordinary Shares shall be subject to net-settlement in respect of any applicable withholding Taxes due upon the issuance of Domesticated Acquiror Class A Common Stock).

(b)               If, at any time during the five (5) years following the Closing, the VWAP of Domesticated Acquiror Class A Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”):

(i)                 (x) the remaining OpCo C Ordinary Shares held by any equityholder of the Company on account of such equityholder’s pre-Closing ownership of Company Ordinary Shares (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares) shall automatically and without further action on the part of any Person be converted and re-designated on the Second Earnout Achievement Date into an equal number of OpCo B Ordinary Shares and (y) the remaining OpCo C Ordinary Shares held by any equityholder of the Company on account of such equityholder’s pre-Closing ownership of Legacy Company MIP Options or Company MIP Shares (excluding any Company MIP Shares that are redeemed and cancelled for cash consideration pursuant to Section 2.1(f)) shall automatically and without further action on the part of any Person (subject to applicable Law) be redeemed and cancelled for no consideration therefor; and

(ii)              Acquiror shall promptly issue to (x) each holder of OpCo C Ordinary Shares who held such OpCo C Ordinary Shares on account of such holder’s pre-Closing ownership of Company Ordinary Shares (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares), a number of shares of Acquiror Class B Common Stock equal to the number of OpCo C Ordinary Shares held by such equityholder on the Second Earnout Achievement Date and (y) each holder of OpCo C Ordinary Shares who held such OpCo C Ordinary Shares on account of such holder’s pre-Closing ownership of Legacy Company MIP Options or Company MIP Shares (excluding any Company MIP Shares that are redeemed and cancelled for cash consideration pursuant to Section 2.1(f)), a number of shares of Domesticated Acquiror Class A Common Stock equal to the number of OpCo C Ordinary Shares held by such equityholder on the Second Earnout Achievement Date (and, in the case of Legacy Company MIP Options, subject to the same time-vesting conditions, if any, that apply to the corresponding OpCo C Ordinary Shares immediately prior to the Second Earnout Achievement Date; provided that a number of OpCo C Ordinary Shares shall be subject to net-settlement in respect of any applicable withholding Taxes due upon the issuance of Domesticated Acquiror Class A Common Stock).

(c)               For the avoidance of doubt, the holders of Company Ordinary Shares (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares) shall be entitled to receive the shares of Acquiror Class B Common Stock described in Section 2.7(a) and Section 2.7(b) only upon the occurrence of the First Earnout Achievement Date and the Second Earnout Achievement Date, respectively.

(d)               In the event that there is a Change of Control after the Closing and prior to the date that is five (5) years following the Closing Date:

(i)                 to the extent it has not already occurred, the First Earnout Achievement Date shall be deemed to occur (and the actions contemplated by Section 2.7(a) shall be required to occur) on the day immediately prior to the occurrence of such Change of Control if the value of the per share consideration to be received by the holders of Domesticated Acquiror Class A Common Stock in such Change of Control is greater than or equal to $12.50; provided that if such Change of Control is an acquisition of Acquiror by merger, business combination or otherwise in which the holders of Domesticated Acquiror Class A Common Stock receive only cash consideration for their shares at a price less than $12.50 per share (a “Non-Qualifying First Achievement Change of Control”), then the obligations in Section 2.7(a), Section 2.7(b), this Section 2.7(d)(i), and Section 2.7(d)(ii) shall terminate and no longer apply effective upon such Non-Qualifying First Achievement Change of Control; and

(ii)              to the extent it has not already occurred, the Second Earnout Achievement Date shall be deemed to occur (and the actions contemplated by Section 2.7(b) shall be required to occur) on the day immediately prior to the occurrence of such Change of Control if the value of the per share consideration to be received by the holders of Domesticated Acquiror Class A Common Stock in such Change of Control is greater than or equal to $15.00; provided that if such Change of Control is an acquisition of Acquiror by merger, business combination or otherwise in which the holders of Domesticated Acquiror Class A Common Stock receive only cash consideration for their shares at a price less than $15.00 per share (a “Non-Qualifying Second Achievement Change of Control”), then the obligations in Section 2.7(b) and this Section 2.7(d)(ii) shall terminate and no longer apply effective upon such Non-Qualifying Second Achievement Change of Control;

provided, further, that (A) in each of the foregoing clauses (i) and (ii), to the extent the per share consideration to be received by holders of Domesticated Acquiror Class A Common Stock in such Change of Control includes contingent consideration or property other than cash, the Board of Directors of Acquiror shall determine the value of such consideration in good faith (valuing any such consideration payable in publicly traded securities, on a per-security basis, at the VWAP of such security over the twenty (20) consecutive Trading Day period ending on (and including) the second Business Day prior to the date of the entry into the binding definitive agreement providing for the consummation of such Change of Control, if there be such an agreement, or the date of such Change of Control, if there is no such agreement); (B) any determination by the Board of Directors of Acquiror with respect to any matters contemplated by, or related to, this Section 2.7(d), including the value of the per share consideration to be received by holders of Domesticated Acquiror Class A Common Stock in any Change of Control, shall be made in good faith and shall be final and binding on the parties hereto; and (C) if the consideration in a Change of Control is equity securities of the surviving company or one of its Affiliates that are (or will be at the closing of such Change of Control) publicly traded, any remaining OpCo C Ordinary Shares (not otherwise converted, re-designated, cancelled or redeemed pursuant to this Section 2.7, including in accordance with clause (A) of this proviso) shall not be converted, re-designated, cancelled or redeemed and instead shall be converted into similar equity securities offered in such Change of Control and shall remain subject to the First Earnout Achievement Date and/or the Second Earnout Achievement Date to the extent they have not already occurred (as may be equitably adjusted to take into account the structure and consideration provided for such Change of Control). For avoidance of doubt, the provisions in the foregoing clauses (i) and (ii) may apply to a single Change of Control, such that both the First Earnout Achievement Date and the Second Earnout Achievement Date may be deemed to occur in connection with such single Change of Control if the conditions set forth in both clauses (i) and (ii) are satisfied.

(e)               Each of (i) the Domesticated Acquiror Class A Common Stock price targets set forth in Section 2.7(a), Section 2.7(b) and Section 2.7(d) and (ii) the number of OpCo B Ordinary Shares, shares of Acquiror Class B Common Stock and shares of Domesticated Acquiror Class A Common Stock to be issued pursuant to Section 2.7(a), Section 2.7(b) and Section 2.7(d) shall be equitably adjusted for stock splits, reverse stock splits, dividends (cash or stock), reorganizations, recapitalizations, reclassifications, combinations or other like changes or transactions with respect to the OpCo B Ordinary Shares, shares of Acquiror Class B Common Stock and Domesticated Acquiror Class A Common Stock occurring after the Closing (other than the Transactions).

(f)                If the First Earnout Achievement Date has not occurred or been deemed to have occurred prior to the date that is five (5) years following the Closing Date, the obligations in Section 2.7(a) and Section 2.7(d) shall terminate and no longer apply and all of the OpCo C Ordinary Shares held by any equityholder of the Company shall, without further action on the part of any Person (subject to applicable Law), be redeemed and cancelled for no consideration therefor. If the Second Earnout Achievement Date has not occurred or been deemed to have occurred prior to the date that is five (5) years following the Closing Date, the obligations in Section 2.7(b) and Section 2.7(d) shall terminate and no longer apply and the remaining OpCo C Ordinary Shares held by any equityholder of the Company shall, without further action on the part of any Person (subject to applicable Law), be redeemed and cancelled for no consideration therefor.

(g)               Notwithstanding anything to the contrary herein, if the Post-Closing Equity Adjustment (as defined in the Equity Contribution Agreement) is not finally determined in accordance with the Equity Contribution Agreement prior to the Closing, at the Closing, without further action on the part of any Person, the OpCo C Ordinary Shares that are otherwise issuable pursuant to Section 2.1(f), Section 2.1(k) and Section 2.6(a) will not be issued to the equityholders called for thereunder, and fifteen million (15,000,000) OpCo C Ordinary Shares will be reserved by the Company. Within five (5) Business Days following the final determination of the Post-Closing Equity Adjustment under the Equity Contribution Agreement, without further action on the part of any Person, (x) the definition of “Per Share Earnout Amount” shall be read to take into account such adjustment as if it had occurred immediately prior to the Closing and (y) the OpCo C Ordinary Shares shall be issued to each pre-Closing holder of Legacy Company MIP Options, each pre-Closing holder of Company MIP Shares (excluding any Company MIP Shares that are redeemed and cancelled for cash consideration pursuant to Section 2.1(f)) and each pre-Closing holder of Company Ordinary Shares (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares) (including Expedia) as if such Post-Closing Equity Adjustment had been finally determined immediately prior to the Closing, in the proportions contemplated by Section 2.1(f), Section 2.1(h), Section 2.1(k) and Section 2.6(a). If an Earnout Achievement Date has occurred prior to the issuance of OpCo C Ordinary Shares in the foregoing sentence, then, in lieu of such issuance of OpCo C Ordinary Shares, the securities issuable upon such Earnout Achievement Date shall be issued to the applicable Persons pursuant to this Section 2.7 (and any corresponding OpCo C Ordinary Shares shall be redeemed and cancelled, as applicable, in accordance with this Section 2.7) within five (5) Business Days following the final determination of the Post-Closing Equity Adjustment under the Equity Contribution Agreement.

Section 2.8            Closing of Egencia Acquisition.

(a)               Subject to Section 2.8(b), the Company and Acquiror shall cause there to be sufficient equity securities available for issuance to account for the equity securities to be issued to Expedia pursuant to the Egencia Acquisition. Notwithstanding anything to the contrary herein, the Company and Acquiror shall issue the number of their respective equity securities to Expedia called for by the Equity Contribution Agreement in accordance with this Section 2.8.

(b)               Subject to Section 2.8(d), if the final determination of the Post-Closing Equity Adjustment has not occurred prior to the Closing and, pursuant to the Equity Contribution Agreement, Expedia should have received a different amount of equity securities in the Company and Acquiror immediately following the final determination of the Post-Closing Equity Adjustment than was issued to Expedia hereunder, the Parties shall issue, redeem and cancel and/or adjust the terms of their respective equity securities (including (a) Acquiror Options that were issued on account of Legacy Company MIP Options (but excluding Acquiror Options that were issued on account of New Management Options, which shall be governed by Section 2.8(c)), (b) shares of Domesticated Acquiror Class A Common Stock that were issued on account of Company MIP Shares, and (c) any shares of, or other derivative securities relating to shares of, Domesticated Acquiror Class A Common Stock and corresponding OpCo A Ordinary Shares issued on account of (x) the exercise of Acquiror Options that were issued on account of Legacy Company MIP Options (but excluding the Acquiror Options that were issued on account of New Management Options), and (y) an exchange under the Exchange Agreement occurring between the Closing and the date the Post-Closing Equity Adjustment is finally determined (such shares described in clauses (x) and (y), the “Newly Issued Equity Securities”), and all such shares described in clauses (a), (b) and (c), the “Derivative Equity Securities”) for no additional consideration such that the amount (both absolute and relative) of equity securities issued to Expedia and the other equityholders of the Company immediately prior to the Closing (including holders of Company MIP Shares and Legacy Company MIP Options but excluding holders of New Management Options) reflects the amount (the “Adjusted Total”) that would have been issued if such final determination had occurred prior to the Closing (after giving effect to the Newly Issued Equity Securities). For the avoidance of doubt, any issuance, redemption, cancellation or adjustment of terms of equity securities of Acquiror and the Company shall only be made with respect to the equity securities (including any Derivative Equity Securities) issued to the equityholders of the Company immediately prior to the Closing (including holders of Acquiror Options that were issued on account of Legacy Company MIP Options but excluding Acquiror Options that were issued on account of New Management Options), such that the aggregate amount of outstanding equity securities in the Company and Acquiror (including any Newly Issued Equity Securities) held by such Persons immediately prior to such issuance, redemption, cancellation or adjustment shall be equal in the aggregate to such amount thereafter.

(c)               In addition to the adjustment described in Section 2.8(b), and subject to Section 2.8(d), if the final determination of the Post-Closing Equity Adjustment has not occurred prior to the Closing and, pursuant to the Equity Contribution Agreement, Expedia should have received a different amount of equity securities in the Company and Acquiror immediately following the final determination of the Post-Closing Equity Adjustment than was issued to Expedia hereunder, the Parties shall, to the extent applicable, cause the per share exercise price of the New Management Options and the number of Company MIP Shares issuable in respect of New Management Options to be equitably adjusted in accordance with the requirements of Section 422 and 409A of the Code to reflect the effects of the Post-Closing Equity Adjustment; provided that any such adjustment shall be made without reference to the Adjusted Total.

(d)               Notwithstanding anything herein to the contrary, if the Company and Expedia agree to settle, and do in fact settle, any Post-Closing Equity Adjustment, in whole, for an amount in cash not to exceed $5,000,000, no issuances, redemptions, cancellations or adjustments of terms of equity securities (including any Derivative Equity Securities) held by the equityholders of the Company immediately prior to the Closing shall be made as contemplated pursuant to Section 2.8(b) and Section 2.8(c), including with respect to the amount of such cash settlement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Letter, the Company represents and warrants to Acquiror as follows:

Section 3.1            Organization and Organizational Power. The Company (a) is duly incorporated and validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently owned or conducted and (c) is duly qualified or licensed to do business, and is in good standing, as a foreign corporation or entity in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, license or good standing necessary, except in the case of this clause (c), where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to (i) be material to the Company and its Subsidiaries (taken as a whole) or (ii) prevent, materially impair or materially delay (1) the ability of the Company to perform its obligations under this Agreement and the Transaction Documents to which the Company is or will be a party or (2) the consummation of the Transactions. The Company is not in material violation of, or in default under, its Organizational Documents. The Company’s Organizational Documents previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

Section 3.2            Authorization; Valid and Binding Obligation. The Company has all requisite corporate or other power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party, and the consummation of the Transactions, have been duly and validly authorized by all required corporate or other similar action on the part of the Company and no other corporate or other similar actions, proceedings or approvals on its part is necessary to authorize the execution, delivery and performance of this Agreement and such Transaction Documents by the Company and the consummation of the Transactions. This Agreement has been, and on or prior to the Closing, the Transaction Documents to which the Company is contemplated hereby to be a party will be, duly and validly executed and delivered by the Company, and assuming that this Agreement constitutes, and the Transaction Documents to which the Company is contemplated hereby to be a party will constitute, the legal, valid and binding obligation of each other party thereto, this Agreement constitutes, and such Transaction Documents to which the Company is contemplated hereby to be a party will constitute, a legal, valid and binding obligation of the Company, and is enforceable against the Company in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. The equityholders of the Company have approved the execution, delivery and performance by the Company of this Agreement and the Transaction Documents and have approved the Transactions pursuant to a unanimous written consent, a true and correct copy of which will be delivered to Acquiror substantially concurrently with the execution of this Agreement, and no additional approval or vote from any equityholders of the Company (other than the special and/or ordinary resolutions and class consents required by Law to effect the Transactions) is necessary to approve the execution, delivery or performance by the Company of this Agreement and the Transaction Documents or approve the Transactions.

Section 3.3            Capitalization; Subsidiaries; Title to Interests.

(a)               As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 3,000,000 preferred shares of €0.00001 each (“Company Preferred Shares”), of which 1,500,000 are issued and outstanding as of the date of this Agreement, (ii) 40,000,000 voting ordinary shares of €0.00001 each (“Company Voting Ordinary Shares”), of which 36,000,000 are issued and outstanding as of the date of this Agreement, (iii) 800,000 profit shares of €0.00001 each (“Company Profit Shares”), of which 800,000 are issued and outstanding as of the date of this Agreement. (iv) 15,000,000 non-voting ordinary shares of €0.00001 each (“Company Non-Voting Ordinary Shares”), of which 8,413,972 are issued and outstanding as of the date of this Agreement and (v) 4,764,000 authorized but unissued MIP Shares (as such term is defined in the Company’s Organizational Documents) of €0.00001 each (“Company MIP Shares”) issuable in respect of Company MIP Options, of which the issued and outstanding Company MIP Options as of the date of this Agreement are as set forth on Section 3.3(d) of the Company Disclosure Letter. The foregoing represents all of the issued and outstanding Company Capital Stock as of the date of this Agreement. Section 3.3(d) of the Company Disclosure Letter includes, for each such Company MIP Option, the holder by anonymized employee identification number, grant date, number of MIP Shares underlying the Company MIP Options and exercise price.

(b)               The Company is, directly or indirectly, the beneficial and legal owner of, and has good and valid title to, the Company Group Equity Interests directly or indirectly held by it as set forth on Section 3.3(d) of the Company Disclosure Letter, free and clear of all Liens (other than Liens created under applicable securities Laws).

(c)               Each of the Company’s Subsidiaries (i) is a legal entity duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation, (ii) has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as presently owned or conducted and (iii) is qualified or licensed to do business as a foreign corporation or entity in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary and, where applicable, is in good standing in each such jurisdiction, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect. None of the Company’s Subsidiaries is in material violation of, or in default under, its Organizational Documents.

(d)               All of the Company Group Equity Interests have been duly authorized and are validly issued, and, to the extent relevant under applicable Law, fully paid and non-assessable, free of Liens (other than Liens imposed under applicable securities Laws), and have not been issued in violation of any preemptive or similar rights, any Contract or any applicable Law. Section 3.3(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of (i) each of the Company’s Subsidiaries, (ii) the number and type of Company Group Equity Interests that are issued and outstanding for each of the Company and its Subsidiaries and for any options or profits interests, the applicable strike price and hurdle and (iii) the name of the record holder of each such Company Group Equity Interest that is issued and outstanding. The Company Group Equity Interests constitute all of the outstanding capital stock of (or comparable interest in) the Company and its Subsidiaries. Either the Company, or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of capital stock of (or comparable interest in) each of the Company’s Subsidiaries, free and clear of any Liens (other than Liens imposed under applicable securities Laws), and except in connection with the Transactions and as set forth on Section 3.3(d) of the Company Disclosure Letter, there are, and at all times prior to the Closing there will be (1) no equity securities of any of the Company or its Subsidiaries issued, reserved for issuance or outstanding, (2) no outstanding subscriptions, calls, options, conversion rights, warrants or other securities convertible into or exchangeable or exercisable for, or other rights in existence to acquire, or to require any of the Company or its Subsidiaries to issue, purchase or acquire, any shares of the capital stock or other securities of any of the Company or its Subsidiaries or obligate the Company or any of its Subsidiaries to issue or sell any Company Group Equity Interests or debt securities of the Company or any of its Subsidiaries, and (3) no equity equivalents, stock appreciation rights, phantom stock ownership interest or similar rights in the Company or any of its Subsidiaries.

(e)               Other than this Agreement and the Organizational Documents of the Company and its Subsidiaries, (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the Company Group Equity Interests and (ii) there are no agreements or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound or of which the Company has knowledge relating to the repurchase, redemption, registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights, registration rights or similar rights) of the Company Group Equity Interests, or any other investor rights, including, rights of participation (i.e., preemptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants, in each case, with respect to any of the Company or its Subsidiaries.

(f)                None of the Company or any of its Subsidiaries owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person other than another of the Company’s Subsidiaries.

(g)               There are no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter on which the stockholders or equityholders of the Company or its Subsidiaries may vote.

(h)               The accounting registers and books and records of the Company and each Subsidiary thereof, including for the avoidance of doubt, copies of all Contracts, written correspondence and any other documents of the Company or such Subsidiary, have been maintained in accordance with applicable Law in all material respects, and are maintained in such a way that such materials are, and will be immediately after the Closing, reasonably accessible to the Company or its Subsidiaries in all material respects.

Section 3.4            No Defaults or Conflicts. The execution and delivery by the Company of this Agreement and each Transaction Document to which the Company or any of its Subsidiaries is contemplated hereby to be a party and the consummation of the Transactions do not, and the performance by it of its obligations hereunder and thereunder will not, (a) constitute or result in a conflict, breach or violation of or default under the applicable Organizational Documents of the Company or any of its Subsidiaries, (b) except as described in Section 3.5, conflict with or violate any existing Law or Order applicable to the Company or any of its Subsidiaries that is a party to any Transaction Document, (c) require any consent or other action under, result in a violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, suspension, cancellation or acceleration of, result (immediately or with notice or lapse of time or both) in triggering an obligation to pay any consideration, royalties or other amounts in excess of those amounts otherwise owed by the Company or any of its Subsidiaries immediately prior to the Closing, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any Contract by which any of the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (d) result (immediately or with notice or lapse of time or both) in the creation of any Lien (other than Permitted Liens) on any of the Company’s or its Subsidiaries’ properties, rights or assets, except, in the case of clauses (b), (c) and (d), for any such violations, conflicts or breaches that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.5            Governmental Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, other than the expiration or termination of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits, non-objections and authorizations under the HSR Act and other applicable Antitrust Laws, no authorization, Order or approval or other action by, and no notice to or filing with, any Governmental Entity will be required to be obtained or made by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Transaction Documents to which they will be a party and the consummation of the Transactions, except for any authorizations, approvals, notice or filings with any Governmental Entity or other Person that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (a) be material to the Company and its Subsidiaries (taken as a whole) or (b) prevent, materially impair or materially delay (i) the ability of the Company and each of its Subsidiaries to perform their respective obligations under this Agreement or the Transaction Documents to which they are or will be a party or (ii) the consummation of the Transactions.

Section 3.6            Financial Statements; Internal Controls.

(a)               Attached as Section 3.6(a) of the Company Disclosure Letter are copies of the:

(i)                 (A) audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2020, and the related audited consolidated statements of operations, comprehensive (loss) income, cash flows and changes in total shareholders’ equity and, (B) the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2019, and the related audited consolidated statements of operations, comprehensive (loss) income, cash flows and changes in total shareholders’ equity, and (C) the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2018, and the related audited consolidated statements of operations, comprehensive (loss) income, cash flows and changes in total shareholders’ equity (the “2018 Audited Financial Statements” and together with clauses (A), (B) and the 2021 Audited Financial Statements, to the extent delivered pursuant to Section 5.3, the “Audited Financial Statements”);

(ii)              the unaudited condensed consolidated balance sheet and statements of operations, comprehensive (loss) income, cash flows and changes in total shareholders’ equity of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2021 (the “Q1 Financial Statements”);

(iii)            the unaudited condensed consolidated balance sheet and statements of operations, comprehensive (loss) income, cash flows and changes in total shareholders’ equity of the Company and its Subsidiaries as of and for the six-month period ended June 30, 2021 (the “Q2 Financial Statements”); and

(iv)             the unaudited condensed consolidated balance sheet and statements of operations, comprehensive (loss) income, cash flows and changes in total shareholders’ equity of the Company and its Subsidiaries as of and for the nine-month period ended September 30, 2021 (together with the Q1 Financial Statements and the Q2 Financial Statements, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). For the avoidance of doubt, the Financial Statements do not reflect the Egencia Subsidiaries as Subsidiaries of the Company.

(b)               The Financial Statements (i) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries (excluding the Egencia Subsidiaries), as at the respective dates thereof, and the consolidated results of their operations, their consolidated comprehensive income (loss), their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of (or the inclusion of limited) footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, for the absence of footnotes or the inclusion of limited footnotes and subject to normal year-end audit adjustments (which would not be material in amount)) and (iii) that are required to be included in the Proxy Statement/Registration Statement, when delivered by the Company for inclusion in the Proxy Statement/Registration Statement for filing with the SEC following the date of this Agreement, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as such date, and, with respect to the Audited Financial Statements have been (or will be prior to the filing of the Proxy Statement/Registration Statement with the SEC) audited by a Public Company Accounting Oversight Board qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

(c)               Attached as Section 3.6(c) of the Company Disclosure Letter are copies of:

(i)                 the audited balance sheets of the Egencia Subsidiaries as of and for the fiscal years ended December 31, 2020 and December 31, 2019, and the related statements of operations, comprehensive income, changes in parent’s equity and cash flows for the years then ended, and the related notes to the such financial statements (the “Audited Egencia Financial Statements”);

(ii)              the unaudited balance sheets of the Egencia Subsidiaries as of and for the three-month period ended March 31, 2021, and the related unaudited statements of operations, statements of comprehensive income, statements of changes in parent’s equity, statements of cash flows and the related notes thereto (the “Q1 Egencia Financial Statements”);

(iii)            the unaudited balance sheets of the Egencia Subsidiaries as of and for the six-month period ended June 30, 2021, and the related unaudited statements of operations, statements of comprehensive income, statements of changes in parent’s equity, statements of cash flows and the related notes thereto (the “Q2 Egencia Financial Statements”); and

(iv)             the unaudited balance sheets of the Egencia Subsidiaries as of and for the nine-month period ended September 30, 2021, and the related unaudited statements of operations, statements of comprehensive income, statements of changes in parent’s equity, statements of cash flows and the related notes thereto (together with the Q1 Egencia Financial Statements and the Q2 Egencia Financial Statements, the “Unaudited Egencia Financial Statements” and, together with the Audited Egencia Financial Statements, the “Egencia Financial Statements”).

(d)               The Egencia Financial Statements (i) fairly present, in all material respects, the financial condition of the Egencia Subsidiaries (taken as a whole) as at the respective dates thereof, and the results of their operations, their consolidated comprehensive income (loss), their consolidated changes in stockholders’ equity (with respect to the Audited Egencia Financial Statements) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Egencia Financial Statements, to normal year-end adjustments and the absence of (or the inclusion of limited) footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes and schedules thereto and, in the case of the Unaudited Egencia Financial Statements, for the absence of footnotes or the inclusion of limited footnotes and subject to normal year-end audit adjustments (which would not be material in amount)) and (iii) that are required to be included in the Proxy Statement/Registration Statement, when delivered by the Company for inclusion in the Proxy Statement/Registration Statement for filing with the SEC following the date of this Agreement, will comply in all material respects with the applicable accounting requirements and, with respect to the Audited Egencia Financial Statements have been audited in accordance with the American Institute of Certified Public Accountants.

(e)               Except (i) as reflected and reserved against on the Financial Statements or the Egencia Financial Statements, (ii) as incurred in the ordinary course of business since the most recent consolidated balance sheet in the Financial Statements and the Egencia Financial Statements, (iii) as incurred in connection with this Agreement or the Transaction Documents or the Transactions, (iv) that will be discharged or paid off prior to or at the Closing, (v) for Liabilities that are not required to be reflected or reserved for on a consolidated balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, or (vi) as disclosed in Section 3.6(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any material Liabilities.

(f)                The Company and its Subsidiaries maintain a system of internal accounting controls over financial reporting that applies to the business of the Company and its Subsidiaries and is sufficient to provide reasonable assurance regarding the reliability of the Company’s and its consolidated Subsidiaries’ financial reporting and preparation of financial statements in accordance with GAAP: (i) that all transactions are executed in accordance with management’s general or specific authorization and (ii) that all transactions are recorded as necessary to permit preparation of the financial statements of the business of the Company and its Subsidiaries in conformity with GAAP and to maintain accountability for assets. Each of the Financial Statements and the Egencia Financial Statements have been prepared from, and are consistent in all material respects with, the books and records of, in the case of the Financial Statements, the Company and its Subsidiaries (excluding the Egencia Subsidiaries), and in the case of the Egencia Financial Statements, the Egencia Subsidiaries. No director, officer, or, to the knowledge of the Company, auditor or accountant of any of the Company or its Subsidiaries has received or otherwise had or obtained knowledge of (x) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures, internal controls, methodologies or methods of the Company or any of its Subsidiaries which has not been remedied, (y) any fraud that involves any director, officer or employee of the Company or any of its Subsidiaries who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or (z) any written claim or written allegation regarding any of the foregoing. To the knowledge of the Company, there are no fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company or any of its Subsidiaries.

(g)               The accounts and notes receivable shown on the Financial Statements and the Egencia Financial Statements represent amounts receivable in respect of bona fide transactions. Such accounts and notes receivable have been recorded in accordance with GAAP, are collectible in the ordinary course of business and are not subject to any set-off or counterclaim, other than as specifically reflected in the Financial Statements or the Egencia Financial Statements, as applicable, or, in the case of the Financial Statements, as would not be material to the Company and its Subsidiaries (excluding the Egencia Subsidiaries) (taken as a whole), or in the case of the Egencia Financial Statements, as would not be material to the Egencia Subsidiaries (taken as a whole). Any accounts payable of the Company and its Subsidiaries that have become due have been paid in the ordinary course of business. No extension of payment terms has been agreed with any creditor in relation to any accounts payable.

Section 3.7            Absence of Certain Developments.

(a)               From September 30, 2021 to the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business in the ordinary course of business consistent with past practice, except in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the Transactions; and (ii) have not taken any action that would require the consent of Acquiror pursuant to clause (ii), (iii), (vii), (viii), (xi) or (xvi) of Section 5.1(b) if such action had been taken after the date hereof.

(b)               From September 30, 2021 to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 3.8            Company Specified Contracts.

(a)               Section 3.8(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all outstanding Contracts (other than Company Benefit Plans and Real Property Leases), of the following types to which the Company or any of its Subsidiaries are a party to or bound:

(i)                 any Contract (A) with a Company Material Supplier, (B) with a Company Material Customer or (C) for the purchase, lease or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year and involved expenditures in excess of $8,000,000 during the calendar year ended December 31, 2019 (other than Contracts with travel suppliers and travel-related service providers);

(ii)              any material Contract concerning a partnership, joint venture or similar agreement involving a sharing of profits or expenses (except for franchise, distributorship, network partner, sales agency or other similar Contracts);

(iii)            any Contract under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed any Indebtedness in excess of $5,000,000 or under which the Company or any of its Subsidiaries has become subject to a Lien (other than Permitted Liens) on any of its assets, tangible or intangible;

(iv)             any Contract for the advancement or loan of any cash or other property with a value in excess of $500,000 to any of its shareholders, directors or employees;

(v)               any Contract that is material to the Company and its Subsidiaries (taken as a whole) (A) containing covenants relating to the operation of the business of the Company and its Subsidiaries that would prohibit or materially restrict the ability of the Company or any of its Subsidiaries from competing in any line of business in any geographical region or with any Person, (B) providing for “exclusivity” or any similar requirement in favor of any other Person, (C) granting “most favored nation” or similar status to any other Person, (D) containing a non-solicitation or non-hire provision (other than customary non-solicitation and non-hire restrictions in favor of the Company’s or its Subsidiaries’ customers and consultants in the ordinary course of business consistent with past practice) or (E) granting to the counterparty any rights of first refusal, first negotiation, first offer or similar right, except in the case of clauses (B), (C), (D) and (E) as would not be material to the business of Company and its Subsidiaries (taken as a whole);

(vi)             any Contract entered into since January 1, 2019, for the acquisition or sale of any of the assets (where such assets constitute a material amount of the assets of the Company and its Subsidiaries, taken as a whole), equity securities or lines of the business of the Company and its Subsidiaries having an aggregate book value in excess of $3,000,000 individually or in the aggregate or under which the Company or any of its Subsidiaries has any ongoing obligations or Liabilities (including any indemnification, “earn-out” or other payment obligations) that would be material to the Company and its Subsidiaries, taken as a whole;

(vii)          any Contract with Airlines Reporting Corporation or International Airlines Travel Agent Network or a trade association, in each case, to the extent such Contract is material to the business of the Company or any of its Subsidiaries and necessary to the conduct of the business of the Company or its Subsidiaries in a particular jurisdiction;

(viii)        (A) any license or licensing agreement or other Contract under which the Company or any of its Subsidiaries is permitted to use any third party Intellectual Property that is material to the Company and its Subsidiaries taken as a whole (other than (x) Contracts with respect to Off-the Shelf Software, (y) Contracts with travel suppliers and travel-related service providers in which the grant of rights to use Intellectual Property is incidental to the Contract as a whole and (z) Contract captured by prongs (C) or (D) of this Section 3.8(a)(viii)) which involves aggregate payments for the 12-month period ended December 31, 2020 in excess of $5,000,000, (B) any license or licensing agreement or other Contract that is material to the Company and its Subsidiaries (taken as a whole) under which any third party is permitted to use any Company Owned Intellectual Property, including any Company Software (other than non-exclusive licenses granted to customers of the Company or any of its Subsidiaries in the ordinary course of business) which involves aggregate revenues for the 12-month period ended December 31, 2020 in excess of $5,000,000, (C) any material Software or Company IT Systems services agreement, such as an agreement for Software, data centers, or hosting or maintenance of Software (other than Contracts with respect to Off-the-Shelf Software) which involves aggregate payments for the 12-month period ended December 31, 2020 in excess of $5,000,000, or (D) certain other Intellectual Property, Software or Company IT Systems services agreements that are listed on Section 3.8(a)(viii) of the Company Disclosure Letter;

(ix)             any Contract relating to capital expenditure obligations of the Company or any of its Subsidiaries which exceed $6,000,000 in the aggregate;

(x)               any Contract involving any resolution or settlement of any actual or, to the knowledge of the Company, threatened (in writing) Action entered into since January 1, 2019, which (A) required or requires payment by the Company or any of its Subsidiaries in excess of $5,000,000 or (B) imposes continuing obligations on the business of the Company or any of its Subsidiaries that are material thereto (taken as a whole);

(xi)             any Affiliate Contract; and

(xii)          any Contract which contains a legally binding commitment to enter into any Contract of the type described in the foregoing clauses (i) through (xi).

All Contracts of the type described in the foregoing clauses (i) through (xii) are, collectively, the “Company Specified Contracts.”

(b)               The Company (or its Representatives) has made available to Acquiror copies of all Company Specified Contracts (including any material amendments, modifications and supplements thereto), in each case, as in effect as of the date of this Agreement. With respect to each Company Specified Contract, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Contract is in material breach thereof or material default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party to such Contract, (ii) neither the Company nor any of its Subsidiaries has received written notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any of its Subsidiaries under any of the Company Specified Contracts, (iii) except as set forth on Section 3.8(b) of the Company Disclosure Letter, or where such cancellation or termination is in the ordinary course of business, none of the Company Specified Contracts have been canceled or otherwise terminated, and neither the Company nor any of its Subsidiaries has received any written notice from any counterparty to such Company Specified Contract that it intends to cancel or terminate such Company Specified Contract and (iv) there is no pending or, to the knowledge of the Company, threatened (in writing) material dispute or material disagreement involving the Company or any of its Subsidiaries under, any of the Company Specified Contracts. Except as set forth on Section 3.8(b) of the Company Disclosure Letter or to the extent any such Company Specified Contract has expired or has been terminated in accordance with its terms (as set forth on Section 3.8(b) of the Company Disclosure Letter), each Company Specified Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company or its applicable Subsidiary, and, to the knowledge of the Company, each other party thereto, and is enforceable by the Company or such applicable Subsidiary and, to the knowledge of the Company, each other party thereto, in accordance with its terms, subject in each case to the Bankruptcy and Equity Exception.

Section 3.9            Intellectual Property.

(a)               Section 3.9(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all registered Trademarks and pending Trademark applications, all pending Patent applications and all Domain Names that are owned by the Company or any of its Subsidiaries (collectively, “Company Registered Intellectual Property”), indicating for each item (i) the current owner (ii) the jurisdiction where the application or registration is filed (as applicable) and (iii) the application and registration number (as applicable). All registered Trademarks included in the Company Owned Intellectual Property are subsisting and, to the knowledge of the Company, valid and enforceable. All Patent applications and Trademark applications included in the Company Owned Intellectual Property listed on Section 3.9(a) of the Company Disclosure Letter are pending and in good standing without challenge of any kind. All filings have been made with, and all fees have been paid to, all Governmental Entities and domain name registrars to the extent due and necessary to prosecute and maintain the applications and registrations included in the Company Owned Intellectual Property that are material to the business of the Company.

(b)               Each item of Intellectual Property that is used or held for use by the Company is either (i) owned solely by the Company or any of its Subsidiaries, free and clear of any Liens (other than Permitted Liens), (ii) licensed to the Company or any of its Subsidiaries pursuant to a written license, or (iii) in the case of Domain Names which require local presence, owned solely by the Company or any of its Subsidiaries but registered in the name of a local party for the benefit of the Company or any of its Subsidiaries.

(c)               Since January 1, 2019, the operation of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated any third party’s Intellectual Property rights in any material respects. The operation of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any third party’s Intellectual Property rights in any material respect. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company or any of its Subsidiaries of any of the Company Owned Intellectual Property or (ii) that the operation of the business of the Company and its Subsidiaries, including the sale or license of Company Products, infringes, misappropriates, or otherwise violates any third party’s Intellectual Property rights have been asserted against the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, are threatened by any Person.

(d)               To the knowledge of the Company, since January 1, 2019, no third party has infringed, misappropriated or otherwise violated rights of the Company or any of its Subsidiaries in the Company Owned Intellectual Property in a manner that was or is material to the business of the Company and its Subsidiaries, taken as a whole.

(e)               All current and former employees and contractors of the Company and any of its Subsidiaries who have developed or contributed to a portion of, or otherwise would have rights in or to, any Company Owned Intellectual Property for the benefit of the Company or any of its Subsidiaries and that is material to the business of the Company and its Subsidiaries (taken as a whole) have done so pursuant to an enforceable agreement (or equivalent provision by operation of Law) that validly and irrevocably assigns to the Company or any of its Subsidiaries ownership of such party’s rights in and to such Company Owned Intellectual Property. No such current or former employees, or current or former contractors, have any right to payment with respect to the use of, or interest in, any Company Owned Intellectual Property, other than with respect to ongoing salary or bonus payments to employees or fees payable to contractors under the terms of the applicable Contract or Law which either (i) are not past due or (ii) with respect to which the failure to pay would not alter the Company’s or any of its Subsidiaries’ ownership in or use of any Company Owned Intellectual Property.

(f)                The Company and each of its Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of the Source Code and Trade Secrets included in the Company Owned Intellectual Property, including by taking commercially reasonable measures to maintain the confidentiality thereof. Neither the Company nor its Subsidiaries are using any Company Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Company Owned Intellectual Property.

(g)               No Company Software contains or is derived from any Source Code that is subject to the provisions of any open source Software license that (i) requires, or conditions the use or distribution of such Company Software on the disclosure, licensing or distribution of any Source Code for any portion of such Company Software or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute such Company Software.

(h)               Section 3.9(h) of the Company Disclosure Letter contains a true and complete list of the material Company Software and identifies with respect to such Company Software all other material Software (i) incorporated in or distributed or licensed with such Company Software or (ii) necessary for the maintenance or support of such Company Software (other than Off-the-Shelf Software).

(i)                 Neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, or has an obligation (whether contingent or otherwise) to disclose, deliver, license or otherwise make available any Source Code for the Company Software to any Person other than employees of the Company or its Subsidiaries on a need-to-know basis pursuant to valid and binding confidentiality and use restrictions.

(j)                 To the knowledge of the Company, there has been no unauthorized disclosure of or access to the Source Code for any Company Software, other than as expressly required by applicable Law, which would be material to the operation of the business of the Company and its Subsidiaries, taken as a whole.

(k)               All Company Software (i) complies, in all material respects, with all applicable Laws and (ii) conforms in all material respects to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in advertising and marketing materials and applicable specifications, user manuals, training materials and other related documentation.

Section 3.10        Data Privacy and Cybersecurity.

(a)               The Company IT Systems do not contain any malware that would reasonably be expected to materially interfere with the ability of the Company and its Subsidiaries to conduct the business of the Company, taken as a whole, or present a risk that is material to the Company and its Subsidiaries, taken as a whole, of unauthorized access, Use, corruption, destruction or loss of any Personal Information or other non-public information.

(b)               The Company IT Systems are reasonably sufficient for the current needs of the Company and its Subsidiaries, including as to capacity, scalability and ability to process current peak volumes in a timely manner.

(c)               The Company and its Subsidiaries have implemented, maintained and tested commercially reasonable written information security, business continuity and backup and disaster recovery plans and procedures. Since January 1, 2019, (i) there has been no material failure, breakdown, persistent substandard performance, unauthorized access or Use, bug or virus or other material event with respect to any of the Company IT Systems; (ii) neither the Company nor its Subsidiaries have been notified in writing by any third Person (including pursuant to an audit of the business of the Company and its Subsidiaries by such third Person) of, nor does the Company have any knowledge of, any data security, information security or other technological deficiency with respect to the Company IT Systems; and (iii) there has been no unauthorized access to Personal Information maintained by or on behalf of the Company and its Subsidiaries, in each case of (i), (ii) and (iii), that has caused or could reasonably be expected to cause any material disruption to the conduct of the business of the Company and its Subsidiaries, taken as a whole, or present a material risk of unauthorized access, Use, corruption, destruction or loss of any Personal Information or other non-public information. No material Company Software contains any bug, defect or error that could reasonably be expected to materially adversely affect the value, functionality or performance of such Company Software.

(d)               Since January 1, 2019, (i) privacy statements regarding the Use of the Personal Information of individuals who are visitors to the websites or mobile applications of the Company and its Subsidiaries (“Company Privacy Statements”) have been and are posted and accessible to individuals on each website or mobile application of the Company and its Subsidiaries; and (ii) the Company and its Subsidiaries have been and are in compliance in all material respects: (A) with all Data Protection Laws applicable to such Use and (B) with the Company Privacy Statements, PCI DSS and contractual requirements that apply to such Use.

(e)               Since January 1, 2019, the Company and its Subsidiaries have complied in all material respects with Data Protection Laws, including through the implementation and ongoing monitoring of appropriate written policies, logs, Contracts and procedures, including by safeguarding all transfers of personal data to and from third parties located outside the European Economic Area or the United Kingdom by way of a valid data transfer mechanism under Data Protection Laws. The Company and its Subsidiaries maintain accurate and up-to-date records of all their Personal Information processing activities which comply in all material respects with Data Protection Laws.

(f)                Since January 1, 2019, neither the Company nor its Subsidiaries nor any third Person working on behalf of any of them, has:

(i)                 received any material written claims, notices or complaints regarding such Person’s Use of any Personal Information in the possession or control of the Company or its Subsidiaries;

(ii)              received any material written claims, notices or complaints alleging a violation of any individual’s privacy, personal or confidentiality rights under the Company Privacy Statements or otherwise from any Person, including the Federal Trade Commission, any similar foreign bodies, or any other Governmental Entity; or

(iii)            suffered any actual or suspected material Security Incident with respect to Personal Information.

(g)               Neither this Agreement nor the Transactions will violate the Company Privacy Statements or applicable Law, and all Personal Information collected by the Company and its Subsidiaries or any third Person working on behalf of any of them from visitors to its or their websites or mobile applications is subject to such Company Privacy Statements.

Section 3.11        Insurance.

(a)               Section 3.11(a) of the Company Disclosure Letter sets forth a true, accurate and complete list of the material insurance programs maintained by or for the benefit of the Company and its Subsidiaries as of the date of this Agreement (the “Company Insurance Policies”), each of which has been made available to Acquiror. Except for claims that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2019, there have been no claims made under the Company Insurance Policies.

(b)               All the Company Insurance Policies are in full force and effect and, to the knowledge of the Company, are enforceable against the insurers named therein (subject to the Bankruptcy and Equity Exception), and all premiums that are due and payable with respect thereto have been paid in full. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation, non-renewal or reduction in coverage with respect to any of the Company Insurance Policies. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach or default (including with respect to the payment of premiums) with respect to the terms and conditions of any Company Insurance Policy, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any Company Insurance Policy. The limits of each Company Insurance Policy remain fully available, without any exhaustion or erosion, and there is no material claim pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed (other than a customary reservation of rights) by the applicable insurer of any Company Insurance Policy as of the date of this Agreement. All claims under any Company Insurance Policy have been properly and timely noticed, tendered or reported to the applicable insurer.

Section 3.12        Litigation and Proceedings. There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, any of its or their respective officers or directors (in their capacities as such) or any of its or their respective properties or assets that would, in each case, individually or in the aggregate, reasonably be expected to (a) be material to the Company and its Subsidiaries, taken as a whole or (b) prevent, materially impair or materially delay (i) the ability of the Company to perform its obligations under this Agreement or the Transaction Documents to which it is or will be a party, or (ii) the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is subject to any outstanding material Order. There is no pending or, to the knowledge of the Company, threatened material investigation by any Governmental Entity relating to the Company or any of its Subsidiaries or its or their respective properties or assets, that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no pending or threatened material Action by the Company or any of its Subsidiaries against any third party.

Section 3.13        Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to (a) be material to the Company and its Subsidiaries, taken as a whole, or (b) prevent, materially impair or materially delay (i) the ability of the Company to perform its obligations under this Agreement or the Transaction Documents to which it is or will be a party, or (ii) the consummation of the Transactions, the Company and its Subsidiaries are, and since January 1, 2019, have been, in compliance with all Laws. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice or other written communication (official or otherwise) from any Governmental Entity (x) with respect to an alleged, actual or potential violation of, or failure to comply with, any applicable Law by the Company or any of its Subsidiaries or (y) requiring the Company or any of its Subsidiaries to take or omit to take any action to ensure compliance with any applicable Law, in either case of the foregoing clauses (x) and (y), which violation or failure to comply would, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole.

Section 3.14        Permits. All material approvals, filings, permits, registrations, notifications, authorizations, exemptions, clearances, certifications and licenses issued or granted by Governmental Entities (collectively, “Company Business Permits”) that are necessary to own or lease, operate and use its assets and properties, or lawfully conduct the business of the Company and its Subsidiaries, in all material respects, as presently owned, leased, operated, used or conducted are in full force and effect, and are being complied with, and, since January 1, 2019, have been complied with in all material respects. No Action is pending or, to the knowledge of the Company, threatened, that would reasonably be expected to result in the termination, revocation, cancellation, suspension, withdrawal or modification in any material adverse respect of any such Company Business Permit or the imposition of any material fine, penalty or other sanction on the Company or any of its Subsidiaries for violation of any applicable Company Business Permit.

Section 3.15        Environmental Matters.

(a)               Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i)                 each of the Company and its Subsidiaries is in and, except for matters which have been fully resolved, has been in material compliance with all applicable Environmental Laws;

(ii)              each of the Company and its Subsidiaries (A) possesses all material Environmental Permits necessary for the operation of the business of the Company and its Subsidiaries as currently conducted, each of which is valid, binding, and in full force and effect, with no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, suspension or materially adverse modification of any such Environmental Permit, and no Environmental Permit will terminate as a result of the Closing and (B) is in and, except for matters which have been fully resolved, has been in material compliance with all terms and conditions of such Environmental Permits;

(iii)            there are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws;

(iv)             neither the Company nor any of its Subsidiaries is subject to any material Order of any Governmental Entity pursuant to Environmental Laws that remains outstanding;

(v)               to the knowledge of the Company, there has been no Release of Hazardous Substances on any property currently or formerly leased or operated during each of the terms of any of the Company’s or any Subsidiary of the Company’s leases, in an amount and of a nature which has resulted or would reasonably be expected to result in a material violation of Environmental Laws, material Liability or a material Environmental Claim; and

(vi)             the Company and its Subsidiaries have not engaged in the Handling of Hazardous Substances except in material compliance with applicable Environmental Laws and in a manner that has not resulted in and is not reasonably likely to result in a material Environmental Claim.

(b)               The Company has provided to Acquiror all material written assessments, audits, investigations and sampling or similar reports in its possession relating to the environment or the presence or release of any Hazardous Substances at a property used by any of the Company or its Subsidiaries.

Section 3.16        Employee Benefit Plans.

(a)               Section 3.16(a) of the Company Disclosure Letter contains (i) a true and correct list identifying each material Company Benefit Plan other than (x) any statutory plan maintained by a Governmental Entity to which contributions are mandated by such Governmental Entity or otherwise by applicable Law and (y) any employment or individual service agreement or offer letter; and (ii) a list of other selected non-material Company Benefit Plans. For each material Company Benefit Plan required to be listed on Section 3.16(a) of the Company Disclosure Letter, the Company has made available to Acquiror a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (i) the most recent favorable determination or opinion letter from the IRS (or substantially comparable governmental correspondence relating to the tax-qualification of any such Non-U.S. Company Benefit Plan); and (ii) for any defined benefit pension plan, the most recently prepared actuarial report and financial statements.

(b)               Except as set forth on Section 3.16(b) of the Company Disclosure Letter, each Company Benefit Plan: (i) has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Law, (ii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against any Company Benefit Plan or against the Company or any of its Subsidiaries or any fiduciary of any Company Benefit Plan that would reasonably be expected to result in material Liability to the Company and its Subsidiaries, (iii) there is no pending or, to the knowledge of the Company, threatened Action involving any Company Benefit Plan or any trust related thereto (other than routine claims for benefits) before any Governmental Entity or arbitrator that would reasonably be expected to result in material Liability to the Company and its Subsidiaries, (iv) except as would not have a material effect on the Company and its Subsidiaries, all contributions, reserves or premium payments required to be made or accrued with respect to each Company Benefit Plan have been timely made or accrued in accordance with GAAP, in each case based on the most recent data, and (v) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and no event has occurred or condition exists that would reasonably be likely to adversely affect the tax-qualified status of each Company Benefit Plan.

(c)               Neither the Company nor its Subsidiaries, nor any of its or their ERISA Affiliates sponsors, maintains, contributes to (or has in the past six (6) years sponsored, maintained or contributed to) or has any actual or potential Liability with respect to, and no Company Benefit Plan is (i) a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (ii) a single employer plan or other pension plan subject to Title IV of ERISA, (iii) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No material liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its Subsidiaries (including as a result of being the ERISA Affiliate of another entity) that has not been satisfied in full, and no condition exists that presents a risk to the Company or any of its Subsidiaries (including as a result of being the ERISA Affiliate of another entity) of incurring any such liability, other than any liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d)               Except as set forth on Section 3.16(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) entitle any current or former Company Employee or Company Independent Contractor to any payment, compensation or benefit from the Company or any of its Subsidiaries or under any Company Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any current or former Company Employee or Company Independent Contractor under any Company Benefit Plan, (iii) require any contributions or payments by the Company or any of its Subsidiaries to fund any obligations under any Company Benefit Plan, (iv) limit or restrict the right to amend, terminate or suspend any Company Benefit Plan, or (v) result in any “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, being made to any current or former Company Employee or Company Independent Contractor. No current or former Company Employee or Company Independent Contractor is entitled under any Company Benefit Plan to receive any Tax gross-up payment as a result of any excise taxes imposed under Section 4999 or Section 409A of the Code.

(e)               Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Company Employee or Company Independent Contractor (other than coverage mandated by applicable Law or for a period that does not exceed eighteen (18) months pursuant to individual employment agreements or offer letters).

(f)                Each material Non-U.S. Company Benefit Plan (i) complies in all material respects with applicable Law, (ii) is funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Non-U.S. Company Benefit Plan is intended or required to be funded and/or book reserved, (iii) has been registered (to the extent required), and has been maintained in good standing in all material respects, with the applicable Governmental Entity having jurisdiction with respect to such Non-U.S. Company Benefit Plan, and (iv) if intended to qualify for special Tax treatment, meets all material requirements for such treatment.

(g)               During the six (6) years prior to the date of this Agreement, other than as would not result in any material liability to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries in the United Kingdom has ever:

(i)                 been an employer in relation to or participated in a pension scheme which is not a money purchase pension scheme, as defined under section 181(1) of the United Kingdom Pension Schemes Act 1993; or

(ii)              been an “associate” of or “connected” with (with the meanings given to them in sections 435 and 249 of the United Kingdom Insolvency Act 1986 respectively) any person who is or has been an employer in relation to a pension scheme to which section 32, 43, 47 or 58 of the United Kingdom Pensions Act 2004 applies.

(h)               Section 3.16(h) of the Company Disclosure Letter lists the most recent actuarial valuation of the UK Hogg Robinson (1987) Pension Scheme, a true and complete copy of which the Company (or its Representatives) has made available to Acquiror. No contribution notice or financial support direction under the Pensions Act 2004 has been issued (or threatened to be issued) to the Company or any of its Affiliates in respect of the UK Hogg Robinson (1987) Pension Scheme, and all contributions in respect of the UK Hogg Robinson (1987) Pension Scheme have been paid at the rates set out in the most recent schedule of contributions or the most recent payment schedule.

(i)                 No notices, fines, or other sanctions have been issued by any Governmental Entity in respect of any Non-U.S. Company Benefit Plans that are pension plans.

Section 3.17        Labor Matters.

(a)               The Company and each of its Subsidiaries is, and for the last three (3) years has been, in compliance in all respects with all applicable Laws and any Collective Bargaining Agreements relating to the Company Employees, except where the failure to so comply would not result in a material Liability to the Company and its Subsidiaries.

(b)               Except as set forth in Section 3.17(b) of the Company Disclosure Letter, to the knowledge of the Company, there are no, and since January 1, 2019, there have not been any, actual or threatened material organizational campaigns, petitions or other unionizing activities involving any of the Company Employees and neither the Company nor any of its Subsidiaries is, or has been since January 1, 2019, subject to any strikes, material work stoppages or material labor disputes, or, to the knowledge of the Company, threatened, against or affecting the Company Employees.

(c)               The Company is not, and has not been, subject to any Collective Bargaining Agreements in the United States. To the knowledge of the Company, there is no, and since January 1, 2019 there has not been any, material unfair labor practice, slowdown, picketing, complaint, corporate or publicity campaign or other material labor dispute pending or threatened against the Company or its Subsidiaries.

(d)               Neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the WARN Act that remains unsatisfied.

(e)               The Company and each of its Subsidiaries have satisfied any pre-signing legal or contractual requirement (in each case, if any) to provide notice to, or to enter into any consultation procedure with, any Employee Representative, which is representing any Company Employee, in connection with the execution of this Agreement and shall discharge prior to Closing any such requirement in respect of the Transactions.

Section 3.18        Tax Matters.

(a)               All material income and other Tax Returns that were required to be filed by the Company and its Subsidiaries have been duly and timely filed, and all such Tax Returns were true, correct and complete in all material respects. All material income and other Taxes of the Company and its Subsidiaries (whether or not shown as due on such Tax Returns) have been duly and timely paid.

(b)               The most recent balance sheet in the Financial Statements reflects an adequate reserve for all material Taxes payable by the Company and its Subsidiaries accrued through the date of the most recent balance sheet in the Financial Statements, and such reserve, as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries in filing Tax Returns, shall reflect all material Taxes payable by the Company and its Subsidiaries accrued through the Closing Date, as determined as of the Closing Date.

(c)               There are no Liens for Taxes (other than Permitted Liens) upon any assets of the Company or its Subsidiaries. The Company and its Subsidiaries have duly and timely deducted or withheld all material Taxes required to be deducted or withheld and have paid to the appropriate Governmental Entities all such deducted or withheld amounts in accordance with applicable Law.

(d)               (i) No material Tax or Tax Return of the Company or any its Subsidiaries is the subject of any audit, examination or investigation by any Governmental Entity or otherwise the subject of any Action, (ii) there is no material dispute or claim pending with any Governmental Entity concerning any Tax Liability of the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has received any written notice of any threatened material dispute or claim with respect to any Tax Liability of the Company or any of its Subsidiaries and (iv) there is no material written claim against the Company or any of its Subsidiaries by any Governmental Entity in a jurisdiction where such entity does not file a particular type of Tax Return (or pay or collect a particular type of Tax imposed by that jurisdiction) that such entity is or may be subject to an obligation to file such type of Tax Return (or pay or collect such type of Tax).

(e)               Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar Contract (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (ii) has been a member of an Affiliated Group filing a consolidated, combined, unitary, group or similar Tax Return other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries or (iii) has any material Liability for the Taxes of any other Person other than Taxes of the Company and its Subsidiaries.

(f)                Neither the Company nor any of its Subsidiaries will be required to include for Tax purposes in a taxable period ending after the Closing Date a material amount of taxable income, or exclude for Tax purposes any material item of deduction, attributable to income that accrued for Tax purposes in a Pre-Closing Tax Period but was not recognized in such period as a result of open transaction treatment, the installment method of accounting, the completed contract method of accounting, Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Law), Section 965 of the Code, intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), or as a result of prepaid amounts or deferred revenue received during a Pre-Closing Tax Period.

(g)               Each of the Company and its Subsidiaries has maintained in all material respects, with respect to transfer pricing, proper intercompany agreements and concurrent and supporting documentation as required under applicable Law to the extent relating to material Taxes with respect to material intercompany transactions.

(h)               Each of the Company and its Subsidiaries has, in all material respects, (i) collected all sales and use Taxes required to be collected under applicable Law and has remitted such amounts to the appropriate Governmental Entity and (ii) timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes under applicable Law.

(i)                 There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries for any taxable period (except for such agreements for which the applicable statutory period of limitations (after giving effect to any extension or waiver) has already expired), and no request for any such waiver or extension made by any Governmental Entity is currently pending.

(j)                 Within the past two (2) years, neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in a distribution intended to qualify under Section 355 or Section 361 of the Code.

(k)               Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provisions of state, local or non-U.S. Law).

(l)                 No Taxes of the Company or any of its Subsidiaries (including the employer and employee portion of any payroll Taxes) have been deferred under the CARES Act or under similar provisions of applicable Law. Neither the Company nor any of its Subsidiaries has applied for or received any “Paycheck Protection Program” payments or other loans, grants or similar financial assistance in connection with the CARES Act or under similar provisions of applicable Law, and has not claimed any employee retention credit under the CARES Act or under similar provisions of applicable Law.

(m)             For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a partnership.

Section 3.19        Affiliated Transactions. None of the shareholders, employees, officers or directors of the Company or any of its Subsidiaries, any member of their respective immediate families or any Affiliate of any of the foregoing is a party to any Contract or material transaction with any of the Company or its Subsidiaries, other than (i) this Agreement and the Transaction Documents and Contracts entered into in connection with the Transactions, (ii) the Organizational Documents of the Company and its Subsidiaries, (iii) Contracts solely between or among the Company and/or its Subsidiaries, (iv) immaterial Contracts that are both (x) unrelated to Alder’s ownership of Company Capital Stock, to the supply, marketing or distribution of travel products and services, or to payments products and services and (y) entered into in the ordinary course of business involving payments made on an arm’s-length basis during the course of any calendar year not in excess of $3,000,000, and (v) Company Benefit Plans and other compensation arrangements with directors, officers or employees of the Company and its Subsidiaries in the ordinary course of business (an “Affiliate Contract”).

Section 3.20        Anti-Corruption.

(a)               The Company and its Subsidiaries have for the past five (5) years, maintained adequate and appropriate written policies and procedures requiring that Relevant Persons of the Company and its Subsidiaries conduct their businesses in conformity with Anti-Corruption Laws, Global Trade Laws and Regulations and Anti-Money Laundering Laws. Except as set forth in Section 3.20(a) of the Company Disclosure Letter, neither the Company nor its Subsidiaries nor any of their respective Relevant Persons has been notified of an investigation for the past five (5) years, or is, to the knowledge of the Company, subject to a pending investigation, in relation to any applicable Law, including Anti-Money Laundering Laws, Anti-Corruption Laws and Global Trade Laws and Regulations by any Governmental Entity, or, for the past five (5) years, has engaged in any violation of any Anti-Money Laundering Laws, Anti-Corruption Laws or Global Trade Laws and Regulations.

(b)               Neither the Company nor any of its Subsidiaries, nor any of its or their respective Relevant Persons, is or has, in the last five years:

(i)                 violated, or directed any third party to perform any activity that would violate, any Anti-Corruption Laws, nor to the knowledge of the Company, offered, paid, promised to pay or authorized the payment of any money, or offered, given, promised to give, authorized the giving of anything of value, received or solicited (or, in each case, directed any third party to take such action) to or from any government official or to or from any Person under circumstances such that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Person or Governmental Entity: (A) for the purpose of (1) influencing any act or decision of a government official in their official capacity, (2) inducing a government official to do or omit to do any act in violation of their lawful duties, (3) securing or retaining any improper advantage, (4) inducing a government official to influence or affect any act or decision of any Governmental Entity or (5) assisting the Company, any of its Subsidiaries or any of their respective Relevant Persons or Representatives, in obtaining or retaining business for or with, or directing business to, the Company, any of its Subsidiaries or their respective Relevant Persons or Representatives, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful means of obtaining business, or any unlawful advantage;

(ii)              (A) conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law or (B) to the knowledge of the Company, been the subject of current, pending or threatened investigation, inquiry or enforcement proceedings for alleged violations of Anti-Corruption Laws, or otherwise received any notice, request or citation for any actual or potential non-compliance with any Anti-Corruption Law; or

(iii)            used any funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity.

(c)               With respect to Company Government Contracts:

(i)                 except as set forth in Section 3.20(c)(i) of the Company Disclosure Letter, there are no material Actions against the Company or any of its Subsidiaries with respect to any material Company Government Contract;

(ii)              neither the Company nor any of its Subsidiaries is in material violation of any Law with respect to its services under any material Company Government Contract to which it is a party; and

(iii)            there is no material Action pending nor, to the knowledge of the Company, threatened against the Company, its Subsidiaries, its or their respective predecessors or any of its or their respective officers or employees with regard to services performed by the Company or its Subsidiaries under any material Company Government Contract under the U.S. Federal Criminal or Civil False Claims Acts, the U.S. False Statements Act, the U.S. Major Fraud Act or the U.S. Procurement Integrity Act, the U.S. Federal Acquisition Regulations, or the U.S. Defense Federal Acquisition Supplement.

(d)               (i) The Company and its Subsidiaries are not, and none of their respective Relevant Persons are currently or have, for the past five (5) years, been a Restricted Party or located, organized or resident in a Restricted Country, (ii) except as set forth in Section 3.20(d)(ii) of the Company Disclosure Letter, for the past five (5) years none of the Company, its Subsidiaries or any of their respective Relevant Persons (1) has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Global Trade Laws and Regulations or Anti-Corruption Laws, (2) been the subject of current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Global Trade Laws and Regulations, or (3) violated or received any notice, request or citation for any actual or potential material non-compliance with Global Trade Laws and Regulations, (iii) for the past five (5) years, neither the Company nor any of its Subsidiaries nor any of their respective Relevant Persons has engaged in any dealings or transactions in or with or to the benefit of a Restricted Party or Restricted Country, nor is the Company or any of its Subsidiaries currently engaged in any such activities, in violation of any Global Trade Laws or Regulations and (iv) the Company and its Subsidiaries and their respective Relevant Persons have obtained all applicable material import and export licenses and all other necessary and material licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, and all necessary and material registrations and filings required under applicable Global Trade Laws and Regulations.

(e)               Neither the Company nor any of its Subsidiaries nor any of their respective Relevant Persons has:

(i)                 violated any Anti-Money Laundering Laws (or instructed any third party to perform any activity that would violate Anti-Money Laundering Laws); or

(ii)              (A) conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Money Laundering Laws or (B) been the subject of current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Anti-Money Laundering Laws, or received any notice, request or citation for any actual or potential non-compliance with any Anti-Money Laundering Laws.

Section 3.21        Company Material Suppliers. Section 3.21 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of the top twenty (20) largest suppliers in the aggregate across air, car, hotel and rail supply to the business of the Company and its Subsidiaries (as measured by the revenues earned by the Company and its Subsidiaries on a consolidated basis during the calendar year ended December 31, 2019) (the “Company Material Suppliers”). From the period of January 1, 2019 to the date of this Agreement, none of the Company or any of its Subsidiaries has received written notice from any of the Company Material Suppliers that such Company Material Supplier will terminate, materially limit the content to which the business of the Company and its Subsidiaries has access or cancel its business relationship with the Company or its applicable Subsidiary or will increase by more than 20% the price charged by such supplier in a manner that does not involve a contractual modification, and, to the knowledge of the Company, no such Company Material Supplier has threatened to take any of the foregoing actions.

Section 3.22        Company Material Customers. Section 3.22 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of the top twenty (20) largest customers of the business of the Company and its Subsidiaries (as measured by the revenues earned by the Company and its Subsidiaries on a consolidated basis during the calendar year ended December 31, 2019) (the “Company Material Customers”). From the period of January 1, 2019 to the date of this Agreement, none of the Company or its Subsidiaries has received written notice from any of the Company Material Customers that such Company Material Customer will terminate or materially adversely modify the nature or scope of its business relationship with the Company or its Subsidiaries and, to the knowledge of the Company, no Company Material Customer has threatened to take any of the foregoing actions.

Section 3.23        Brokers. Except as set forth on Section 3.23 of the Company Disclosure Letter, no broker, finder, investment banker or similar intermediary has acted for or on behalf of the Company or any of its Subsidiaries in connection with this Agreement or the Transactions, and no broker, finder, investment banker or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission or compensation in connection herewith based on any arrangement with the Company or any of its Subsidiaries or any action taken by any of them.

Section 3.24        Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company’s Subsidiaries in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act (in the case of the Registration Statement) and as of the date the Proxy Statement is first mailed to Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.25        Real Property.

(a)               There is no Owned Real Property.

(b)               Section 3.25(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property, which list is true, correct and complete in all material respects. The Company and its Subsidiaries have delivered to Acquiror copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting the Company or any Subsidiary a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all material amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), which copies are true, correct and complete in all material respects, and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror. With respect to each Leased Real Property:

(i)                 the applicable Real Property Lease is valid, binding and in full force and effect, and no notice of default or termination delivered to the Company or any Subsidiary by the counterparty to any Real Property Lease is outstanding beyond applicable cure periods;

(ii)              to the knowledge of the Company, none of the Company or any of its Subsidiaries or any other party to the applicable Real Property Lease is in material breach or default thereunder, and no event has occurred that, with the lapse of time or giving of notice or both, would constitute a material breach or a material default thereunder by the Company or any of its Subsidiaries or any other party thereto; and

(iii)            there are no Liens (other than Permitted Liens) encumbering the Company’s or any of its Subsidiaries’ interests in the applicable Real Property Lease, except as specifically set forth in Section 3.25(b) of the Company Disclosure Letter.

Section 3.26        Personal Property. Except for immaterial defects in title or leasehold interests that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or its applicable Subsidiaries have good and valid title to, or a valid leasehold interest in, all of the material tangible personal property held or used by the Company or its applicable Subsidiaries in the operation of its business, free and clear of all Liens (other than Permitted Liens), and such material tangible personal property is, in all material respects, in (a) functional operating condition and repair (normal wear and tear excepted) and (b) the condition necessary to continue the operation of the businesses of the Company and its Subsidiaries in the manner conducted immediately prior to the Closing.

Section 3.27        COVID-19. None of the Company or any of its Subsidiaries has sought material benefits or relief from any COVID-19-related programs (including the federal Paycheck Protection Program) or under any other COVID-19-related Laws (a) that are material to the Company and its Subsidiaries (taken as a whole) or (b) that impose material restrictions on the equityholders of the Company in connection with any such program or Laws.

Section 3.28        Egencia Representations. Notwithstanding anything to the contrary herein, the Egencia Representations, solely to the extent applicable to the Egencia Subsidiaries, are made to the knowledge of the Company and, except with respect to the representations and warranties of the Company set forth in Section 3.20, are made only with respect to the period from and after January 1, 2019.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (a) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Acquiror SEC Filings and excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization and Organizational Power), Section 4.2 (Authorization; Valid and Binding Obligation), Section 4.3 (Capitalization of Acquiror), Section 4.7 (Absence of Certain Developments), Section 4.11 (Trust Account), and Section 4.20 (Brokers)) or (b) the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement, Acquiror represents and warrants to the Company as follows:

Section 4.1            Organization and Organizational Power. Acquiror (a) is duly organized and validly existing and in good standing under the Laws of its jurisdiction of incorporation (as such jurisdiction may change pursuant to the Domestication), (b) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently owned or conducted and (c) is duly qualified or licensed to do business, and is in good standing, as a foreign corporation or entity in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, license or good standing necessary, except in the case of this clause (c), where the failure to be so qualified, licensed or in good standing would not, (i) individually or in the aggregate, reasonably be expected to be material to Acquiror or (ii) have an Acquiror Material Adverse Effect. Acquiror is not in material violation of, or in default under, its Organizational Documents.

Section 4.2            Authorization; Valid and Binding Obligation.

(a)               Subject to receipt of the Acquiror Shareholder Approval, Acquiror has all requisite corporate or other power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Acquiror of this Agreement and the Transaction Documents to which it is a party, and the consummation of the Transactions, have been duly and validly authorized and approved by the Board of Directors of Acquiror and determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and made the Recommendation. No other corporate or other similar action on the part of Acquiror and no proceedings or approvals on its part is necessary to authorize the execution, delivery and performance of this Agreement and such Transaction Documents by Acquiror and the consummation of the Transactions (other than the Acquiror Shareholder Approval). This Agreement has been, and on or prior to the Closing, the Transaction Documents to which Acquiror is contemplated hereby to be a party will be, duly and validly executed and delivered by Acquiror and assuming that this Agreement constitutes, and the Transaction Documents to which Acquiror is contemplated hereby to be a party will constitute, the legal, valid and binding obligation of each other party thereto, this Agreement constitutes, and such Transaction Documents to which Acquiror is contemplated hereby to be a party will constitute, a legal, valid and binding obligation of Acquiror, and is enforceable against Acquiror in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b)               Assuming that a quorum (as determined pursuant to Acquiror’s Organizational Documents) is present, the affirmative vote of:

(i)                 a majority of the votes cast by holders of Acquiror Common Stock, voting together as a single class, at the Acquiror Shareholders’ Meeting, with each share of Acquiror Common Stock entitling its holder to cast one (1) vote, is the only vote of any holders of Acquiror’s share capital necessary to approve each of the BCA Proposal, Issuance Proposal, Acquiror ESPP Proposal, Acquiror Incentive Plan Proposal and Unbundling Precatory Proposals;

(ii)              at least two-thirds of the votes cast by holders of Acquiror Common Stock, voting as a single class, at the Acquiror Shareholders’ Meeting, with each Acquiror Cayman Class A Ordinary Share entitling its holder to cast one (1) vote and each Acquiror Cayman Class B Ordinary Share entitling its holder to cast ten (10) votes, is the only vote of any holders of Acquiror’s share capital necessary to approve the Domestication Proposal; and

(iii)            at least two-thirds of the votes cast by holders of Acquiror Common Stock, voting as a single class, at the Acquiror Shareholders’ Meeting, with each share of Acquiror Common Stock entitling its holder to cast one (1) vote, is the only vote of any holders of Acquiror’s share capital necessary to approve the Amendment Proposal.

(c)               The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and the consummation of the Transactions, including the Closing.

(d)               At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the Transactions as a Business Combination.

Section 4.3            Capitalization of Acquiror.

(a)               As of the date of this Agreement, the authorized share capital of Acquiror is $18,050 divided into (i) 300,000,000 Acquiror Cayman Class A Ordinary Shares, of which 81,681,000 shares are issued and outstanding as of the date of this Agreement, (ii) 60,000,000 Acquiror Cayman Class B Ordinary Shares, of which 20,420,250 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preferred shares of par value $0.00005 each, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities have been duly authorized and are validly issued, and, to the extent relevant under applicable Law, fully paid and non-assessable, free of Liens (other than Liens imposed under applicable securities Laws), and have not been issued in violation of any preemptive or similar rights or any applicable Law.

(b)               Subject to the terms of conditions of the Warrant Agreement, each Acquiror Cayman Warrant will be exercisable after giving effect to the Transactions for one share of Domesticated Acquiror Class A Common Stock at an exercise price of eleven dollars and fifty cents ($11.50) per share. As of the date of this Agreement, 27,227,000 Acquiror Cayman Public Warrants and 12,224,134 Acquiror Cayman Private Placement Warrants are issued and outstanding. The Acquiror Cayman Public Warrants are not exercisable until the later of (i) 30 days after the completion of the Business Combination or (ii) 12 months from the closing of the initial public offering. All outstanding Acquiror Cayman Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to the Bankruptcy and Equity Exception; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Organizational Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Organizational Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the PIPE Subscription Agreements, any Acceptable Subscription Agreements entered into after the date hereof, the Specified Existing Sponsor Loan, Acquiror’s Organizational Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities or post-Domestication securities of Acquiror.

(c)               Except as set forth in this Section 4.3, as contemplated by this Agreement or the Transaction Documents (including the Domestication and the solicitation of proxies in connection with the Acquiror Shareholders’ Meeting), or as set forth in Section 4.3 of the Acquiror Disclosure Letter, (i) there are no voting trusts, proxies, or other Contracts or understandings with respect to any Acquiror Securities or post-Domestication securities of Acquiror, (ii) there are no Contracts or understandings to which Acquiror is a party, by which Acquiror is bound or of which Acquiror has knowledge relating to the repurchase, redemption, registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights, registration rights or similar rights) of any Acquiror Securities or post-Domestication securities of Acquiror, or any other investor rights, including, rights of participation (i.e., preemptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants, in each case, with respect to Acquiror and (iii) other than the conversion rights applicable to the Specified Existing Sponsor Loan as in effect on the date hereof, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for any Acquiror Securities or post-Domestication securities of Acquiror, or any other commitments or agreements providing for the issuance of additional shares or the sale of any Acquiror Securities or post-Domestication securities of Acquiror.

(d)               On or prior to the date of this Agreement, Acquiror has entered into PIPE Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the Transactions, to purchase from Acquiror, shares of Domesticated Acquiror Class A Common Stock for an aggregate investment amount of at least $200,000,000 (such amount, the “Minimum PIPE Investment Amount”). As of the date hereof, such PIPE Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms. As of the date hereof, none of the PIPE Subscription Agreements have been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect (and no such amendment or modification is contemplated by Acquiror). There are no other agreements, side letters or arrangements between Acquiror and any PIPE Investor relating to any such PIPE Subscription Agreement that would adversely affect the obligation of such PIPE Investor. As of the date hereof, Acquiror does not have actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such PIPE Subscription Agreement not being satisfied, or the Minimum PIPE Investment Amount not being available to Acquiror, on the Closing Date.

(e)               Except for the Specified Existing Sponsor Loan, there are no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter on which the stockholders or equityholders of the Acquiror may vote.

(f)                Acquiror (i) does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person and (ii) is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

(g)               Subject to approval of the Transaction Proposals (other than the Unbundling Precatory Proposals) and the effectiveness of the Domestication and the Acquiror Delaware Certificate, the shares of Acquiror Class B Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement and the Acquiror Class B Common Stock Subscription Agreement, will be duly authorized and validly issued, and, to the extent relevant under applicable Law, fully paid and non-assessable, and will not be subject to any preemptive rights of any other stockholder of Acquiror and will be capable of effectively vesting in the Company title to all such securities, free and clear of all Liens (other than Liens imposed under applicable securities Laws).

Section 4.4            No Defaults or Conflicts. Subject to the Acquiror Shareholder Approval and the effectiveness of the Domestication and the Acquiror Delaware Certificate, the execution and delivery by Acquiror of this Agreement and each Transaction Document to which Acquiror is contemplated hereby to be a party and the consummation of the Transactions do not, and the performance by Acquiror of its obligations hereunder and thereunder will not, (a) constitute or result in a conflict, breach or violation of or default under the applicable Organizational Documents of Acquiror, (b) except as described in Section 4.5, conflict with or violate any existing Law or Order applicable to Acquiror, (c) require any consent or other action under, result in a violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, suspension, cancellation or acceleration of, result (immediately or with notice or lapse of time or both) in triggering an obligation to pay any consideration, royalties or other amounts in excess of those amounts otherwise owed by Acquiror immediately prior to the Closing, or result in the loss of any right or benefit to which Acquiror is entitled under, any Contract by which Acquiror, or any property or asset of Acquiror, is bound or affected or (d) result (immediately or with notice or lapse of time or both) in the creation of any Lien (other than Permitted Liens) on any of Acquiror’s properties, rights or assets, except, in the case of clauses (b), (c) and (d), for any such violations, conflicts or breaches that would not have an Acquiror Material Adverse Effect.

Section 4.5            Governmental Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, other than (a) the expiration or termination of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits, non-objections and authorizations under the HSR Act and other applicable Antitrust Laws, Securities Laws and the NYSE, (b) the filing with the Secretary of State of the State of Delaware of the Certificate of Domestication and the Acquiror Delaware Certificate and (c) in connection with the Domestication, the applicable requirements of the Cayman Companies Act and required approval of the Cayman Registrar, no authorization, Order or approval or other action by, and no notice to or filing with, any Governmental Entity will be required to be obtained or made by Acquiror in connection with the execution, delivery and performance of this Agreement and the Transaction Documents to which it will be a party and the consummation of the Transactions, except for any authorizations, approvals, notice or filings with any Governmental Entity or other Person that, if not obtained or made, would not individually or in the aggregate, reasonably be expected to (i) be material to Acquiror or (ii) prevent, materially impair or materially delay (A) the ability of Acquiror to perform its obligations under this Agreement or the Transaction Documents to which it is or will be a party or (B) the consummation of the Transactions.

Section 4.6            Financial Statements; Internal Controls; Listing.

(a)               The Acquiror SEC Filings contain true and complete copies of the unaudited condensed balance sheet, statement of operations, statement of changes in shareholders’ equity and cash flow of Acquiror for the period from October 1, 2020 through September 30, 2021, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) present fairly, in all material respects, the financial condition of Acquiror as of their respective dates and the results of their consolidated operations for the periods indicated, in each case prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, with only such deviations from such accounting principles and/or their consistent application as are referred to in the schedules and notes thereto or as permitted by Form 10-Q of the SEC, and subject to normal year-end adjustments and the absence of complete footnotes, and (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to Acquiror with respect thereto, in effect as of the respective dates thereof.

(b)               There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)               No director, officer, or, to the knowledge of Acquiror, auditor or accountant of Acquiror has received or otherwise had or obtained knowledge of (i) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures, internal controls, methodologies or methods of Acquiror which has not been remedied, (ii) any fraud that involves any director, officer or employee of Acquiror who has a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any written claim or written allegation regarding any of the foregoing. To the knowledge of Acquiror, there are no fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Acquiror.

(d)               Except (i) as reflected and reserved against on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) as incurred in the ordinary course of business of Acquiror since the date of the most recent balance sheet included in the Acquiror SEC Filings, (iii) as incurred in connection with this Agreement or the Transaction Documents or the Transactions, including the PIPE Investment, (iv) that will be discharged or paid off prior to or at the Closing, (v) for Liabilities that are not required to be reflected or reserved for on a balance sheet of Acquiror (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, or (vi) as disclosed in Section 4.6(d) of the Acquiror Disclosure Letter, Acquiror does not have any material Liabilities.

(e)               Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since October 1, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15(e) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that all transactions are executed in accordance with management’s or the board of directors’ general or specific authorizations; (ii) that all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that Acquiror maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(f)                To the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g)               Since October 1, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”).

Section 4.7            Absence of Certain Developments.

(a)               Except in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the Transactions, including the PIPE Investment, from September 30, 2021 to the date of this Agreement, Acquiror has conducted its business in the ordinary course of business in all material respects.

(b)               From September 30, 2021 to the date of this Agreement, there has not been any Acquiror Material Adverse Effect.

Section 4.8            Litigation and Proceedings. There are no Actions pending or, to the knowledge of Acquiror, threatened against Acquiror or, any of its officers or directors (in their capacities as such) or any of its properties or assets that would individually or in the aggregate, reasonably be expected to (a) be material to Acquiror or (b) prevent, materially impair or materially delay (i) the ability of Acquiror to perform its obligations under this Agreement or the Transaction Documents to which it is or will be a party or (ii) the consummation of the Transactions. Acquiror is not subject to any outstanding material Order. There is no pending or, to the knowledge of Acquiror, threatened material investigation by any Governmental Entity relating to Acquiror or its properties or assets, that would, individually or in the aggregate, reasonably be expected to be material to Acquiror. There is no pending or threatened material Action by Acquiror against any third party.

Section 4.9            Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to (a) be material to Acquiror or (b) prevent, materially impair or materially delay (i) the ability of Acquiror to perform its obligations under this Agreement or the Transaction Documents to which it is or will be a party or (ii) the consummation of the Transactions, Acquiror is, and since October 1, 2020 has been, in compliance with all Laws. Since October 1, 2020, Acquiror has not received any written notice or other written communication (official or otherwise) from any Governmental Entity (x) with respect to an alleged, actual or potential violation of, or failure to comply with, any applicable Law by Acquiror or (y) requiring Acquiror to take or omit to take any action to ensure compliance with any applicable Law, in either case of the foregoing clauses (x) and (y), which violation or failure to comply would, individually or in the aggregate, reasonably be expected to be material to Acquiror.

Section 4.10        SEC Filings.

(a)               Acquiror has timely filed or furnished the Acquiror SEC Filings. Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b)               Acquiror has filed as an exhibit to the Acquiror SEC Filings each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) to which Acquiror is a party and each Contract or other relevant documentation (including any amendments or modifications thereto) with the Sponsor or any of its Affiliates (each contract, an “Acquiror Contract”), and with respect to each Acquiror Contract, (i) neither Acquiror nor, to the knowledge of Acquiror, any other party to any Acquiror Contract is in material breach thereof or material default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute a material breach or material default by Acquiror or, to the knowledge of Acquiror, any other party to an Acquiror Contract, (ii) Acquiror has not received written notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by Acquiror under any Acquiror Contract, (iii) no Acquiror Contract has been canceled or otherwise terminated, and Acquiror has not received any written notice from any counterparty to an Acquiror Contract that it intends to cancel or terminate such Acquiror Contract and (iv) there is no pending or, to the knowledge of Acquiror, threatened (in writing) material dispute or material disagreement involving Acquiror under any Acquiror Contract. Except to the extent any Acquiror Contract has expired or has been terminated in accordance with its terms, each Acquiror Contract is in full force and effect and constitutes a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto, and is enforceable by Acquiror and, to the knowledge of Acquiror, each other party thereto, in accordance with its terms, subject in each case to the Bankruptcy and Equity Exception. Acquiror has made available to the Company true and correct copies of all amendments and modifications that have not been filed by Acquiror with the SEC to all Acquiror Contracts that are currently in effect.

(c)               Notwithstanding anything in this Section 4.10 or otherwise in this Agreement, no representation or warranty is made as to the accounting treatment of the Acquiror Cayman Warrants or Domesticated Acquiror Warrants, or as to any deficiencies in disclosure arising from the treatment of Acquiror Cayman Warrants or Domesticated Acquiror Warrants as equity rather than liabilities in Acquiror SEC Filings to the extent such representation or warranty would fail to be true and correct due to a statement, guidance, interpretation or change in presentation issued, adopted or implemented by the SEC after the date of this Agreement.

Section 4.11        Trust Account. As of the date of this Agreement, Acquiror has at least $817,227,602 in the Trust Account (including, an aggregate of approximately $28,588,350 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of October 1, 2020, between Acquiror and Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by the Bankruptcy and Equity Exception. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than (a) shareholders of Acquiror holding Acquiror Cayman Class A Ordinary Shares sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Cayman Class A Ordinary Shares pursuant to Acquiror’s Organizational Documents and (b) the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than in accordance with the Trust Agreement, Acquiror’s Organizational Documents and Acquiror’s final prospectus dated October 1, 2020. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Organizational Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date hereof, following the Closing, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

Section 4.12        Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.13        Indebtedness. Other than the Sponsor Loans, Acquiror has no Indebtedness.

Section 4.14        Employee Benefit Plans. Other than any officers as described in the Acquiror SEC Filings and consultants and advisors in the ordinary course of business or in connection with Acquiror’s or Sponsor’s identification, evaluation, negotiation or consummation of a Business Combination, Acquiror has never had any employees, and other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s directors and officers in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount in cash held by Acquiror outside of the Trust Account, Acquiror does not have any unsatisfied liability with respect to any of its directors or officers. Acquiror does not maintain or have any direct or indirect liability under any Benefit Plan.

Section 4.15        Assets; Title to Assets. Other than this Agreement, general working capital and the Trust Agreement and the applicable rights and interests in and to the Trust Account as set forth therein, Acquiror does not own any assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Acquiror owns good and valid title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Acquiror in the operation of its business, and there are no Liens (other than Permitted Liens and restrictions on use of the Trust Account set forth in the Trust Agreement) on any of the Acquiror’s assets, tangible or intangible.

Section 4.16        Business Activities.

(a)               Since formation, Acquiror has not conducted any business activities, or offered any products or services, other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions, including the PIPE Investment, there is no Contract or Order binding upon Acquiror or to which Acquiror is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Acquiror, any acquisition of property by Acquiror or the conduct of business by Acquiror, in each case, as currently conducted or as currently contemplated to be conducted by Acquiror or its Subsidiaries (including the Company) as of the Closing. Acquiror is not party to any Contract containing any non-compete, non-solicitation or other restrictive covenants that would bind the Company and its Subsidiaries after the Closing.

(b)               Except for the Transactions, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any business or Person. Except for this Agreement and the Transaction Documents and the Transactions, including the PIPE Investment, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)               Except for this Agreement, the Acquiror Transaction Expenses, the Transaction Documents and the Transactions (including with respect to expenses and fees incurred in connection therewith), Acquiror is not party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract.

Section 4.17        Stock Market Quotation. The Acquiror Cayman Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “APSG.U.” As of the date hereof, the Acquiror Cayman Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “APSG.” The Acquiror Cayman Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “APSG WS.” Acquiror is in compliance in all material respects with the rules of the NYSE and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any potential deregistration or delisting of Acquiror Cayman Units, Acquiror Cayman Class A Ordinary Shares or Acquiror Cayman Warrants on the NYSE. None of Acquiror nor its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Cayman Units, Acquiror Cayman Class A Ordinary Shares or Acquiror Cayman Warrants under the Exchange Act except as contemplated by this Agreement.

Section 4.18        Taxes.

(a)               All material income and other Tax Returns that were required to be filed by Acquiror have been duly and timely filed, and all such Tax Returns were true, correct and complete in all material respects. All material income and other Taxes of Acquiror (whether or not shown as due on such Tax Returns) have been duly and timely paid.

(b)               There are no Liens for Taxes (other than Permitted Liens) upon any assets of Acquiror. Acquiror has duly and timely deducted or withheld all material Taxes required to be deducted or withheld and have paid to the appropriate Governmental Entities all such deducted or withheld amounts in accordance with applicable Law.

(c)               (i) No material Tax or Tax Return of Acquiror is the subject of any audit, examination or investigation by any Governmental Entity or otherwise the subject of any Action, (ii) there is no material dispute or claim pending with any Governmental Entity concerning any Tax Liability of Acquiror, (iii) Acquiror has not received any written notice of any threatened material dispute or claim with respect to any Tax Liability and (iv) there is no material written claim against Acquiror by any Governmental Entity in a jurisdiction where such entity does not file a particular type of Tax Return (or pay or collect a particular type of Tax imposed by that jurisdiction) that such entity is or may be subject to an obligation to file such type of Tax Return (or pay or collect such type of Tax).

(d)               Acquiror (i) is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar Contract (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), (ii) has not been a member of an Affiliated Group filing a consolidated, combined, unitary, group or similar Tax Return other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and (iii) does not have any material Liability for the Taxes of any other Person.

(e)               Acquiror will not be required to include for Tax purposes in a taxable period ending after the Closing Date a material amount of taxable income, or exclude for Tax purposes any material item of deduction, attributable to income that accrued for Tax purposes in a Pre-Closing Tax Period but was not recognized in such period as a result of open transaction treatment, the installment method of accounting, the completed contract method of accounting, Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Law), Section 965 of the Code, intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), or as a result of prepaid amounts or deferred revenue received during a Pre-Closing Tax Period.

(f)                Acquiror has maintained in all material respects, with respect to transfer pricing, proper intercompany agreements and concurrent and supporting documentation as required under applicable Law to the extent relating to material Taxes with respect to material intercompany transactions.

(g)               Acquiror has, in all material respects, (i) collected all sales and use Taxes required to be collected under applicable Law and has remitted such amounts to the appropriate Governmental Entity and (ii) timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes under applicable Law.

(h)               There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror for any taxable period (except for such agreements for which the applicable statutory period of limitations (after giving effect to any extension or waiver) has already expired), and no request for any such waiver or extension made by any Governmental Entity is currently pending.

(i)                 Within the past two (2) years, Acquiror has not been a “controlled corporation” or a “distributing corporation” in a distribution intended to qualify under Section 355 or Section 361 of the Code.

(j)                 Acquiror has not entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provisions of state, local or non-U.S. Law).

(k)               No Taxes of Acquiror (including the employer and employee portion of any payroll Taxes) have been deferred under the CARES Act or under similar provisions of applicable Law. Acquiror has not applied for or received any “Paycheck Protection Program” payments or other loans, grants or similar financial assistance in connection with the CARES Act or under similar provisions of applicable Law, and has not claimed any employee retention credit under the CARES Act or under similar provisions of applicable Law.

Section 4.19        Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. As of the time the Registration Statement becomes effective under the Securities Act (in the case of the Registration Statement) and as of the date the Proxy Statement is first mailed to Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting (in the case of the Proxy Statement), the Proxy Statement/Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Proxy Statement/Registration Statement.

Section 4.20        Brokers. Except as set forth in Section 4.20 of the Acquiror Disclosure Letter, no broker, finder, investment banker or similar intermediary has acted for or on behalf of Acquiror or any of its Affiliates in connection with this Agreement or the Transactions, and no broker, finder, investment banker or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission or compensation in connection herewith based on any arrangement with Acquiror or any of its Affiliates or any action taken by any of them.

Section 4.21        Related Person Transaction. Except as set forth in Section 4.21 of the Acquiror Disclosure Letter, and other than the private placement of securities in connection with Acquiror’s initial public offering, there are no transactions or Contracts, or series of related transactions or Contracts, between Sponsor or its Related Persons, on the one hand, and Acquiror, any officer, director, manager or Affiliate of Acquiror or, to the knowledge of Acquiror, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed by Acquiror in Acquiror SEC Filings pursuant to Item 404 of Regulation S-K (each, a “Sponsor Related Party Transaction”). Acquiror has made available to the Company true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) as of the date of this Agreement with respect to any Sponsor Related Party Transaction.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1            Company Conduct of Business.

(a)               Except (i) as required or expressly permitted by this Agreement, (ii) as required by Law, (iii) as otherwise set forth on Section 5.1(a) of the Company Disclosure Letter, (iv) for actions contemplated by the Equity Contribution Agreement and other Transaction Documents (as defined in the Equity Contribution Agreement) to be taken after the consummation of the Egencia Acquisition, or (v) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed; provided that Acquiror shall be deemed to have consented if Acquiror does not object in writing within ten (10) Business Days after a written request for such consent is delivered to Acquiror by the Company), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, (A) operate the business of the Company and its Subsidiaries in all material respects in the ordinary course of business consistent with past practice (it being agreed that those actions reasonably taken by the Company and its Subsidiaries specifically in response to COVID-19 that are consistent in all material respects with the types of actions taken by such Persons in response to COVID-19 since the onset of COVID-19 and prior to the date of this Agreement, shall be deemed to be in all material respects in the ordinary course of business consistent with past practice), (B) use commercially reasonable efforts to preserve intact the business operations, organization and goodwill of the Company and its Subsidiaries and (C) use commercially reasonable efforts to preserve in all material respects the Company’s and its Subsidiaries’ present relationships with their respective current officers, key employees, customers, suppliers and others having material commercial relationships with the Company and its Subsidiaries;

(b)               Except (i) as required or expressly permitted by this Agreement, (ii) as required by Law, (iii) as otherwise set forth on Section 5.1(b) of the Company Disclosure Letter, (iv) for actions contemplated by the Equity Contribution Agreement and other Transaction Documents (as defined in the Equity Contribution Agreement) to be taken after the consummation of the Egencia Acquisition, or (v) for actions reasonably taken by the Company or its Subsidiaries specifically in response to COVID-19 that are consistent in all material respects with the types of actions taken by such Persons in response to COVID-19 since the onset of COVID-19 and prior to the date of this Agreement, during the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, undertake any of the following actions without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed; provided that Acquiror shall be deemed to have consented if Acquiror does not object in writing within ten (10) Business Days after a written request for such consent is delivered to Acquiror by the Company):

(i)                 incur, create, assume, guarantee or otherwise become liable for any Indebtedness (including, without limitation, to refinance any other Indebtedness of the Company or its Subsidiaries), in each case, other than (A) up to $200,000,000 of additional Indebtedness under the Morgan Stanley Loan Documents (as defined in the Company Disclosure Letter), (B) additional Indebtedness as necessary or advisable so that the Company’s Subsidiaries would project in good faith to have at least $200,000,000 of unrestricted cash at all times over the succeeding twelve (12) months, (C) Indebtedness solely among the Company and its wholly owned Subsidiaries (or any combination thereof), (D) Indebtedness which refinances, extends, defeases or otherwise discharges or replaces (any such Indebtedness, “Refinancing Indebtedness”) any Indebtedness of the Company and its Subsidiaries (such Indebtedness being so refinanced, extended, defeased or otherwise discharged or replaced, “Refinanced Indebtedness”); provided that, except with respect to any such Refinancing Indebtedness that is otherwise permitted pursuant to any other clause of this Section 5.1(b)(i), (x) after giving effect thereto, the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such refinancing, extension, defeasance, discharge or replacement plus an amount equal to any existing unused commitments under such Refinanced Indebtedness, (y) the terms of such Refinancing Indebtedness, when taken as a whole, shall be not materially less favorable to the Company and its Subsidiaries than the terms of such Refinanced Indebtedness, when taken as a whole, (provided that this subclause (y) shall not limit or restrict (I) less favorable terms that are customary or on market terms for the nature of such Refinancing Indebtedness at the time of such transaction or (II) the ability of the Company and its Subsidiaries to grant or incur Permitted Liens), and (z) prior to the Company and/or any of its Subsidiaries entering into binding definitive agreements for any such Refinancing Indebtedness that is in a principal amount exceeding $25,000,000, the Company has reasonably consulted with Acquiror prior to entering into a Contract to incur, or otherwise incurring (if there is no Contract), such Refinancing Indebtedness and has considered Acquiror’s recommendations with respect thereto in good faith, (E) any ordinary course working capital facility or line of credit of the Company or any of its Subsidiaries and ordinary course draws or other extensions of credit thereunder and obligations under cash management services and similar arrangements in the ordinary course of business, (F) Indebtedness for borrowed money up to $10,000,000 individually or $30,000,000 in the aggregate incurred in the ordinary course of business and (G) other Indebtedness for borrowed money and/or guarantees thereof that will be discharged prior to or substantially concurrently with the Closing;

(ii)              declare, set aside or pay any dividend or other distribution with respect to its equity securities or repurchase any of its equity securities, in all cases other than (A) dividends or other distributions by the Company or a wholly-owned Subsidiary of the Company solely to one or more other wholly-owned Subsidiaries of the Company or the Company and (B) any tax distributions made pursuant to and in accordance with the Organizational Documents of the Company or its Subsidiaries;

(iii)            issue, transfer, encumber, sell, deliver or otherwise dispose of, or authorize the issuance, transfer, encumbrance, sale, delivery or disposition of (other than any authorization of a Compliance Transfer by an existing equityholder of the Company), any of the Company’s or any of its Subsidiaries’ equity securities or any securities convertible into or exchangeable for, or options with respect to, or warrants to purchase or rights to subscribe for, or restricted stock units, stock appreciation rights or other commitments for the issuance of any of the Company’s or its Subsidiaries’ equity securities, in each case, other than (A) between or among the Company and one or more of its Subsidiaries (or any combination thereof), (B) any transfer or encumbrance of equity securities of any Subsidiary of the Company in connection with Indebtedness permitted under Section 5.1(b)(i), (C) issuances of Company MIP Shares in connection with the exercise of any Company MIP Options outstanding on the date hereof and (D) with respect to the grant or issuance of any Company MIP Options permitted by Section 5.1(b)(xix), or the exercise, vesting or settlement thereof;

(iv)             effect any recapitalization, combination, redemption, reclassification, equity split, exchange or like change in capitalization or adopt any plan of liquidation, arrangement, dissolution, merger, consolidation or other reorganization (other than solely between or among the Company and its Subsidiaries);

(v)               amend their respective Organizational Documents in any manner adverse to Acquiror;

(vi)             (A) make, revoke or change any material Tax election, (B) adopt or change any method of accounting or annual accounting period for Tax purposes, (C) settle or compromise any material Tax Liability, (D) file any material Tax Return outside the ordinary course of business or make any material amendment to any material Tax Return, (E) surrender any right to claim a material refund, credit or other similar Tax benefit, (F) waive or extend the statute of limitations in respect of any material Tax claim or assessment or (G) enter into any material agreement with a Governmental Entity with respect to Taxes;

(vii)          sell, assign, transfer, convey, lease, license, abandon, dedicate to the public, otherwise dispose of, mortgage, pledge or otherwise encumber or subject to any Lien (other than any Permitted Lien), any material assets or material properties (including any Leased Real Property) of the Company or its Subsidiaries, except for (A) dispositions of obsolete or worthless equipment, (B) transactions among the Company and its wholly-owned Subsidiaries (or any combination thereof), (C) transactions in the ordinary course of business consistent with past practice and (D) dispositions of Intellectual Property, which are addressed exclusively by Section 5.1(b)(ix);

(viii)        (A) commence any material Action or (B) enter into any waiver, release, assignment, compromise or settlement of any pending or threatened Action against the Company or any of its Subsidiaries, except where such waivers, releases, assignments, compromises or settlements involve only the payment of monetary damages in an amount less than $4,000,000 in the aggregate;

(ix)             grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries (other than licenses to Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business), or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of Domain Names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(x)               make or commit to make any capital expenditures in excess of $6,000,000 in the aggregate, except for capitalized Software development in the ordinary course of business or such capital expenditures or commitments therefor as specifically set forth on Section 5.1(b)(x) of the Company Disclosure Letter;

(xi)             make any material change in its accounting methods, practices, policies or procedures, except as required by a change in GAAP, by a change in applicable Law or at the request or requirement of a Governmental Entity;

(xii)          terminate without replacement, fail to use commercially reasonable efforts to maintain in full force and effect, cancel (without replacement) or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any Company Insurance Policy;

(xiii)        enter into a new line of business (other than reasonably foreseeable extensions of the current line of business of the Company and its Subsidiaries) or discontinue any current line of business;

(xiv)         (A) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(xv)           acquire by merger, consolidation, acquisition of equity interests or assets or otherwise, any business, entity or other Person or division or portion thereof if such acquisition would prevent, materially delay or materially impair the consummation of the Transactions or if such acquisitions are together in excess of an aggregate of $100,000,000;

(xvi)         make any loans, advances or capital contributions to, or investments in (other than investments permitted by Section 5.1(b)(xv)), any other Person (including to any of its officers, directors, agents or consultants but excluding the Company, the Subsidiaries of the Company or joint ventures to which the Company is party, in each case, that would not prevent, materially delay or materially impair the consummation of the Transactions) in excess of an aggregate of $1,000,000 or enter into any “keep well” or similar agreement (other than in connection with Indebtedness permitted under Section 5.1(b)(i)) to maintain the financial condition of any other Person (other than the Subsidiaries of the Company or joint ventures to which the Company or any of its Subsidiaries is party, in each case, that would not prevent, materially delay or materially impair the consummation of the Transactions), except (A) travel or similar advances (including with respect to payroll matters) to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (B) prepayments and deposits paid to suppliers or vendors of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, (C) extended payment terms for, or other customary trade arrangements with, customers in the ordinary course of business consistent with past practice, (D) investments received in connection with the bankruptcy or reorganization of customers, suppliers and vendors or in settlement of delinquent obligations of, or other disputes with, customers, suppliers and vendors arising in the ordinary course of business, and (E) guarantees and deposits in connection with the provision of credit card payment processing services or similar processing services; provided that this Section 5.1(b)(xvi) shall not limit or restrict the ability of the Company and its Subsidiaries to grant or incur Permitted Liens;

(xvii)      acquire or agree to acquire any fee interest in any real property in excess of an aggregate of $10,000,000;

(xviii)    amend or modify the Company Existing Equity Commitment Documents;

(xix)         except as required by the terms of a Company Benefit Plan or a Collective Bargaining Agreement as in effect on the date hereof, (A) except for (1) merit increases in the ordinary course of business consistent with past practice, (2) as deemed reasonably necessary by the Company to retain a Company Employee who has received a competing offer of employment in the ordinary course of business consistent with past practice and (3) in the ordinary course consistent with past practice in instances of promotions, increase the compensation or benefits provided to current or former Company Employees or Company Independent Contractors, by, in the aggregate, more than 5%, (B) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Company Employee or Company Independent Contractor, other than the issuance or grant of Legacy Company MIP Options in the ordinary course of business consistent with past practice and New Management Options, (C) except as would not result in an increase in costs that are material to the Company and its Subsidiaries taken as a whole, enter into or amend any Collective Bargaining Agreement that is not a national or sector-specific collective agreement, or (D) hire any Company Employee to a position as a member of the Company’s Global Leadership Team other than with respect to employment offers outstanding as of the date hereof or to replace any Company Employee whose employment terminates following the date hereof on substantially similar terms and conditions of employment; or

(xx)           enter into any binding agreement to do any action prohibited under this Section 5.1(b).

(c)               During the Interim Period, the Company shall take the actions set forth on Section 5.1(c) of the Company Disclosure Letter.

Section 5.2            Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that in the judgment of legal counsel of the Company would result in loss of work product protection, attorney-client privilege or other similar privilege from disclosure (provided that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or protection and compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives, at Acquiror’s sole cost and expense, reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, projections, plans, Tax Returns, records, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. All information obtained by Acquiror or its representatives pursuant to this Section 5.2 shall be subject to the Confidentiality Agreement.

Section 5.3            Preparation and Delivery of Additional Company Financial Statements. If the Closing has not occurred prior to March 31, 2022, and this Agreement has not been earlier terminated pursuant to Article IX then as soon as reasonably practicable following March 31, 2022, the Company shall deliver to Acquiror the audited consolidated balance sheet and the related audited consolidated statements of operations, comprehensive (loss) income, cash flows and changes in total shareholders’ equity of the Company and its Subsidiaries as of and for the year ending December 31, 2021, together with the auditor’s reports thereon (the “2021 Audited Financial Statements”).

Section 5.4            No Solicitation by the Company. During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, indication of interest or request for information with respect to, or the making of, any proposal or offer from any third party relating to a Competing Transaction, or any inquiry, indication of interest, proposal, offer or other effort that would reasonably be expected to result in, or lead to, a Competing Transaction, (b) engage in, continue or otherwise participate in any discussions or negotiations with a third party (other than Acquiror and its Representatives) regarding, or, with respect to the Company or any of its Subsidiaries, or furnish, make available or provide access to a third party (other than Acquiror and its Representatives) to its properties, books, records or any information relating to the Company or any of its Subsidiaries with respect to, a Competing Transaction or an inquiry, indication of interest, proposal, offer or other effort that would reasonably be expected to result in, or lead to, a Competing Transaction, other than to make such third party aware of the provisions of this paragraph, (c) enter into any understanding, arrangement, agreement, agreement in principle, letter of intent, confidentiality agreement or other commitment (whether or not legally binding) with a third party (other than Acquiror and its Representatives) relating to a Competing Transaction, (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Competing Transaction, or (e) resolve or agree to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Competing Transaction or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Competing Transaction. The Company also agrees that as soon as reasonably practicable after the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in six (6) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries.

Section 5.5            Operating Agreements. During the Interim Period, the Company shall use its reasonable best efforts to enter into definitive agreements with Alder and its Affiliates consistent in all material respects with the Project Runway Term Sheet set forth on Section 5.5 of the Company Disclosure Letter (such term sheet, the “Project Runway Term Sheet”), other than any deviations from such Project Runway Term Sheet not materially less favorable to Acquiror, the Company and its Subsidiaries (such definitive agreements, collectively, the “Project Runway Agreements”). The Company acknowledges and agrees that the Project Runway Term Sheet is a binding agreement on the parties thereto to comply with the terms and provisions thereof until the Project Runway Agreements have been fully executed and are in full force and effect. During the Interim Period, without the prior written consent of Acquiror, the Company shall not, unless and until the Project Runway Agreements have been fully executed and are in full force and effect, terminate, waive or materially amend or modify any provisions of the Project Runway Term Sheet or any provisions of the letter agreement by and among Alder, Juniper and the Company dated as of the date hereof to which the Project Runway Term Sheet is attached (a copy of which has been delivered to Acquiror prior to the date hereof) with respect to the Project Runway Term Sheet (the “Accelerate Letter Agreement”).

ARTICLE VI

COVENANTS OF ACQUIROR

Section 6.1            Employee Matters.

(a)               Equity Plan. Prior to the Closing Date, Acquiror shall approve, adopt and submit for approval by Acquiror Shareholders (i) an incentive equity plan substantially in the form attached hereto as Exhibit D (including the form award agreements and with such changes as may be agreed in writing by Acquiror and the Company) (the “Incentive Equity Plan”), and (ii) the Employee Stock Purchase Plan substantially in the form attached hereto as Exhibit E (with such changes that may be agreed in writing by Acquiror and the Company) (the “ESPP”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan or acquired under the ESPP remain outstanding.

(b)               No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any Subsidiary of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.2            Trust Account Proceeds and Related Available Equity. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement)), (i) in accordance with and pursuant to the Trust Agreement, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (1) to pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, (2) to pay all Unpaid Transaction Expenses in accordance with Section 2.4(d) and (3) to pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.3            NYSE Listing. From the date hereof through the Closing, Acquiror shall use its reasonable best efforts to ensure Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Domesticated Acquiror Class A Common Stock issuable in the Transactions and the Domestication, and shall use its reasonable best efforts to obtain approval for the listing, subject to official notice of issuance, of the Domesticated Acquiror Class A Common Stock issuable in the Transactions and the Domestication on NYSE and the Company shall reasonably cooperate with Acquiror with respect to such listing. During the Interim Period, Acquiror shall promptly notify the Company of any notices of non-compliance received from NYSE and use reasonable best efforts to remedy any non-compliance issues.

Section 6.4            No Solicitation by Acquiror. During the Interim Period, Acquiror shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, indication of interest or request for information with respect to, or the making of, any proposal or offer from any third party relating to a Competing Transaction, or any inquiry, indication of interest, proposal, offer or other effort that would reasonably be expected to result in, or lead to, a Competing Transaction, (b) engage in, continue or otherwise participate in any discussions or negotiations with a third party (other than the Company and its Representatives) regarding a Competing Transaction or an inquiry, indication of interest, proposal, offer or other effort that would reasonably be expected to result in, or lead to, a Competing Transaction, other than to make such third party aware of the provisions of this paragraph, (c) enter into any understanding, arrangement, agreement, agreement in principle, letter of intent, confidentiality agreement or other commitment (whether or not legally binding) with a third party relating to a Competing Transaction (other than the Company and its Representatives), (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Competing Transaction (it being acknowledged that any Modification in Recommendation made in compliance with Section 7.2(b)(iii) shall not in and of itself constitute a breach of this Section 6.4), or (e) resolve or agree to do any of the foregoing. Acquiror also agrees that immediately following the execution of this Agreement it shall, and shall use its reasonable best efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Competing Transaction or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Competing Transaction.

Section 6.5            Acquiror Conduct of Business.

(a)               Except (i) as required or expressly permitted by this Agreement, (ii) as required by Law, (iii) as otherwise set forth on Section 6.5(a) of the Acquiror Disclosure Letter or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Company shall be deemed to have consented if the Company does not object in writing within ten (10) Business Days after a written request for such consent is delivered to the Company by Acquiror), during the Interim Period, Acquiror shall operate the business of Acquiror in all material respects in the ordinary course of business consistent with past practice.

(b)               Except (i) as required or expressly permitted by this Agreement, (ii) as required by Law, or (iii) as otherwise set forth on Section 6.5(b) of the Acquiror Disclosure Letter, during the Interim Period, Acquiror shall not undertake any of the following actions without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Company shall be deemed to have consented if the Company does not object in writing within ten (10) Business Days after a written request for such consent is delivered to the Company by Acquiror):

(i)                 incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations; provided that this Section 6.5(b)(i) shall not limit or restrict the Acquiror from (A) incurring fees and expenses for professional services to the extent incurred either in support of the Transactions or in support of the ordinary course operations of Acquiror, (B) incurring other liabilities or obligations (other than any Indebtedness) in the ordinary course of business owed to Affiliates of Acquiror in order to meet its reasonable capital requirements or (C) incurring any new Sponsor Loans to fund or finance fees and expenses incurred by Acquiror as permitted by clause (A) above; provided that any Sponsor Loan incurred pursuant to this clause (C) shall be on terms and conditions no less favorable to Acquiror or the Company than the terms and conditions of that certain existing promissory note, dated as of June 18, 2021, made by Acquiror to Sponsor evidencing one of the Sponsor Loans outstanding on the date hereof (as such terms are in effect on the date hereof);

(ii)              declare, set aside, make or pay any dividend or distribution with respect to Acquiror’s equity securities;

(iii)            (A) issue, transfer, grant, sell, deliver or otherwise dispose of or authorize the issuance, transfer, grant, sale, delivery or disposition of any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities or post-Domestication securities of Acquiror (including options, warrants or other equity-based awards) or (B) amend, modify or waive any of the material terms or rights set forth in any Acquiror Cayman Warrants or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than, in the case of clause (A), (w) issuances, transfers, grants, sales, deliveries or dispositions to the Company or in connection with the exercise of any Acquiror Cayman Warrants outstanding on the date hereof, (x) the issuance of Acquiror Cayman Warrants to Sponsor pursuant to the conversion of the Specified Existing Sponsor Loan in accordance with the terms thereof as in effect on the date hereof and any subsequent exercise of such Acquiror Cayman Warrants by the Sponsor in accordance with the terms thereof, (y) Domesticated Acquiror Class A Common Stock or any warrants exercisable for shares of Domesticated Acquiror Class A Common Stock at a purchase price, or at an exercise price, as applicable, payable to Acquiror equal to or greater than ten dollars ($10.00) per share pursuant to a subscription agreement entered into with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) and with a party whose business is evaluating, making and managing investments in and acquiring businesses and is not a strategic operator of a business that competes, directly or indirectly, with the Company, or operates in the same or similar business as the Company (any agreement in respect of the purchase or sale of such Domesticated Acquiror Class A Common Stock or warrants in compliance with this exception, an “Acceptable Subscription Agreement”), and (z) to effect a transfer or agreement to transfer (which may be effectuated as a forfeiture to Acquiror and reissuance by Acquiror) of Acquiror Cayman Class B Ordinary Shares by Sponsor to an equity investor pursuant to a PIPE Subscription Agreement or an Acceptable Subscription Agreement, in the case of an Acceptable Subscription Agreement, entered into with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) (a “Syndication Transfer”);

(iv)             effect any recapitalization, combination, redemption, purchase, repurchase, reclassification, equity split, exchange or like change in capitalization or adopt any plan of liquidation, arrangement, dissolution, merger, consolidation or other reorganization, other than (x) a redemption of Acquiror Cayman Class A Ordinary Shares made as part of the Acquiror Share Redemptions and (y) in connection with a Syndication Transfer;

(v)               (A) seek any approval from the Acquiror Shareholders or (B) change, modify or amend the Trust Agreement (including withdrawing amounts from the Trust Account) or the Organizational Documents of Acquiror, except in each case as contemplated by the Transaction Proposals;

(vi)             form any Subsidiary;

(vii)          (A) make, revoke or change any material Tax election, (B) adopt or change any method of accounting or annual accounting period for Tax purposes, (C) settle or compromise any material Tax Liability, (D) file any material Tax Return outside the ordinary course of business or make any material amendment to any material Tax Return, (E) surrender any right to claim a material refund, credit or other similar Tax benefit, (F) waive or extend the statute of limitations in respect of any material Tax claim or assessment or (G) enter into any material agreement with a Governmental Entity with respect to Taxes;

(viii)        other than (A) as expressly required by the Sponsor Support Agreement or the Sponsor Side Letter and (B) entering into any Sponsor Loan pursuant to Section 6.5(b)(i)(C), enter into, renew or amend in any material respect, any Sponsor Related Party Transaction or any Contract with an Affiliate of Acquiror;

(ix)             sell, assign, transfer, convey, lease, license, abandon, dedicate to the public or otherwise dispose of any material tangible assets or properties of Acquiror;

(x)               (A) merge, consolidate or combine with any Person; or (B) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(xi)             commence, settle or compromise any Action material to Acquiror or its properties or assets;

(xii)          make any material change in its accounting methods, practices, policies or procedures, except as required by a change in GAAP, by a change in applicable Law or interpretation thereof or at the request or requirement of a Governmental Entity;

(xiii)        create, incur, assume, or suffer to exist any Lien (other than Permitted Liens) on any of Acquiror’s assets, tangible or intangible;

(xiv)         other than as expressly required by the Sponsor Support Agreement or the Sponsor Side Letter, enter into, modify in any material respect or terminate (other than expiration in accordance with its terms), any material Contract or transaction (other than as permitted pursuant to Section 6.5(b)(viii));

(xv)           conduct any business activities, or offer any products or services, other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination; or

(xvi)         enter into any agreement to do any action prohibited under this Section 6.5.

(c)               During the Interim Period, Acquiror shall comply with, and continue performing under, as applicable, Acquiror’s Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror may be a party.

Section 6.6            Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Organizational Documents and any limitations imposed under applicable Laws and NYSE listing requirement, and conditioned upon the occurrence of the Closing, Acquiror shall take all such action within its power as may be necessary or appropriate to cause the individuals set forth on, or determined in the manner set forth on, Section 6.6 of the Company Disclosure Letter to be elected or appointed, as applicable, as members of the Board of Directors and/or officers of Acquiror, as indicated thereon, in each case effective as of immediately following the Closing, including obtaining resignation letters (in a form reasonably acceptable to the Company) from the members of the Board of Directors as of immediately prior to the Closing who are not set forth on Section 6.6 of the Company Disclosure Letter and adopting the necessary resolutions of the Board of Directors.

Section 6.7            Domestication. Subject to receipt of the Acquiror Shareholder Approval, at the Closing and in accordance with the steps set forth in Section 2.1, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Secretary of State of the State of Delaware the Certificate of Domestication (in form and substance reasonably acceptable to Acquiror and the Company) together with the Acquiror Delaware Certificate, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made under the Cayman Companies Act with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. Acquiror shall cause the Acquiror Delaware Bylaws to be adopted promptly following the effectiveness of the Domestication and in any event no later than the consummation of the Closing. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Cayman Class A Ordinary Shares shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (ii) each then issued and outstanding share of Acquiror Cayman Class B Ordinary Shares shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class X Common Stock (which Domesticated Acquiror Class X Common Stock, for avoidance of doubt, will automatically convert on a one-for-one basis into Domesticated Acquiror Class A Common Stock upon the consummation of the Closing pursuant to the terms of the Acquiror Delaware Certificate); (iii) each then issued and outstanding Acquiror Cayman Warrants shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Acquiror Cayman Unit shall separate automatically into a share of Domesticated Acquiror Class A Common Stock, on a one-for-one basis, and one-third of one Domesticated Acquiror Warrant.

Section 6.8            Indemnification and Insurance.

(a)               From and after the Closing, Acquiror agrees that it shall indemnify and hold harmless each present and former director, officer, member, manager and employee of (x) the Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such, and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, whether formal or informal, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective Organizational Documents and indemnification agreements in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law, Organizational Documents and indemnification agreements). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Closing provisions in its Organizational Documents and indemnification agreements concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) former and current directors, officers, members, managers, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of the Closing, and (ii) not amend, repeal or otherwise modify such provisions in any respect that may reasonably be expected to adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 6.8.

(b)               For a period of six (6) years from the Closing, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company for such insurance in effect at the Closing (the “Maximum Amount”) and if for any year within the six (6) year period the premium for such insurance exceeds the Maximum Amount or such insurance is not available, Acquiror shall obtain the best possible coverage available for an annual premium not exceeding the Maximum Amount; provided, however, that Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining six (6) year “tail” insurance containing terms no less favorable than the terms of such current insurance coverage with respect to any claim or other matter arising from any act, omission, fact or event actually or allegedly existing or occurring at or prior to the Closing. If any claim or other matter is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.8 shall be continued in respect of such claim or other matter until the final disposition thereof.

(c)               Acquiror may cause coverage to be extended under Acquiror’s current directors’ and officers’ liability insurance by obtaining six (6) year “tail” insurance containing terms no less favorable than the terms of such current insurance coverage with respect to any claim or other matter arising from any act, omission, fact or event actually or allegedly existing or occurring at or prior to the Closing and if any claim or other matter is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.8 shall be continued in respect of such claim or other matter until the final disposition thereof; provided, however, that in no event shall Acquiror pay an aggregate annual premium for such “tail” insurance in excess of three hundred percent (300%) of the aggregate premium payable by Acquiror for such insurance in effect at the Closing (the “Acquiror D&O Maximum Amount”) and if such “tail” insurance is unavailable or the cost of such “tail” insurance exceeds the Acquiror D&O Maximum Amount, Acquiror shall obtain the best possible coverage available for an aggregate premium not exceeding the Acquiror D&O Maximum Amount.

(d)               Notwithstanding anything contained in this Agreement to the contrary, this Section 6.8 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 6.8. The D&O Indemnified Parties shall be express third party beneficiaries of, and entitled to enforce, this Section 6.8.

(e)               On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 6.9            Acquiror Public Filings. During the Interim Period, Acquiror will use its reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.10        PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the Minimum PIPE Investment Amount or the subscription amount under any PIPE Subscription Agreement or reduce or impair the rights of Acquiror under any PIPE Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such PIPE Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Domesticated Acquiror Class A Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the PIPE Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt (and, in any event within two (2) Business Days) written notice: (A) of any amendment to any PIPE Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of Acquiror’s knowledge of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any PIPE Subscription Agreement; (C) of the receipt of any written notice or other written communication from any party to any PIPE Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement; and (D) if Acquiror does not expect to receive all or any portion of the aggregate subscription amounts on the terms, in the manner or from the PIPE Investors contemplated by the PIPE Subscription Agreements.

Section 6.11        Stockholder Litigation. In the event that any litigation related to this Agreement, any Transaction Document or the Transactions is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give reasonable due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that to the extent such settlement requires solely the provision of additional disclosure in the Proxy Statement/Registration Statement, which disclosure is not Evaluation Material (as defined in the Confidentiality Agreement), the Company’s prior written consent shall not be required (but Acquiror shall reasonably consult with the Company and consider in good faith comments provided by the Company with respect to such additional disclosure).

Section 6.12        Affiliate Agreements. Except as set forth on Section 6.12 of the Acquiror Disclosure Letter, all Sponsor Related Party Transactions shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.

Section 6.13        Financing Cooperation. Prior to Closing, at the sole cost of the Company, Acquiror agrees to use its reasonable best efforts to provide, and to cause its Representatives to use reasonable best efforts to provide, the Company and its Subsidiaries with such cooperation as may be reasonably requested by the Company that is reasonably necessary in connection with any senior secured debt financing that the Company or any of its Subsidiaries may obtain or seek to obtain (“Company Debt Financing”, and the financial institutions and institutional investors that at any time have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of any Company Debt Financing, in each case, solely in their respective capacities as lenders, agents, and/or arrangers under any Company Debt Financing and not in any other capacity, are referred to as “Company Debt Financing Sources”), solely with respect to: (a) taking actions as are reasonably requested by the Company to facilitate the satisfaction on a timely basis of all conditions and covenants that may be required in connection the Company Debt Financing that are within Acquiror’s control with respect to guaranty and collateral matters to be satisfied effective at or after the Closing only (which may include the execution and delivery (on the Closing Date and effective at or after the Closing only) by Acquiror of definitive financing documents (and/or joinders or supplements thereto), officer’s certificates and other required deliverables in accordance with such conditions or covenants); (b) providing the Company at least four (4) Business Days prior to the Closing Date all documentation and other information with respect to Acquiror as will have been reasonably requested in writing by the Company at least eight (8) Business Days prior to the Closing Date that is required in connection with the Company Debt Financing by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 and the requirements of 31 C.F.R. §1010.230; (c) upon reasonable advance notice, causing appropriate senior management of Acquiror to participate in a reasonable number of ratings agency presentations at times and in locations to be mutually agreed by the Parties, which presentations may take place via conference call or video conference in lieu of in-person meetings; and (d) assisting the Company in the preparation of customary ratings agency presentations and similar rating agency materials in connection with the Company Debt Financing with respect to information relating to Acquiror. Notwithstanding the foregoing provisions of this Section 6.13, (A) no agreement executed by Acquiror pursuant to this Section 6.13 shall be effective until at or after the Closing and Acquiror shall not be required to take any action under any such agreement that is not contingent upon the Closing or that would be effective prior to the Closing and (B) the foregoing provisions of this Section 6.13 shall not require cooperation to the extent it would (i) cause any condition to Closing set forth in Sections 8.1 or 8.2 to not be satisfied or otherwise cause any breach of this Agreement (including any representations or warranties thereunder), (ii) result in Acquiror paying any commitment or other fee, (iii) cause Acquiror to incur any expense prior to the Closing that is not reimbursed by the Company or any liability in connection with the Company Debt Financing prior to the Closing, (iv) cause any director, officer or employee of Acquiror to incur any personal liability (including that the individuals who will cease to be members of the Board of Directors of Acquiror immediately following the Closing shall not be required to enter into any resolutions or take similar action approving Acquiror becoming a party to the Company Debt Financing), (v) result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default under, any Laws or any material Contract to which Acquiror or any of its Affiliates is a party in effect on the date hereof, (vi) require Acquiror to provide access to or disclose information pursuant to this Section 6.13 that Acquiror determines would jeopardize any attorney-client privilege of Acquiror or any of its Affiliates (provided that, to the extent possible and reasonably necessary in connection with the cooperation contemplated by this Section 6.13, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or protection or, in the case of clause (v) above, compliance with applicable confidentiality obligations under any Contract to which Acquiror or any of its Affiliates is a party) or (vii) require such cooperation to the extent that it would require Acquiror to take any action that will result in a conflict, breach or violation of or default under the Organizational Documents of Acquiror. Acquiror hereby consents to the use of all of its logos in connection with the Company Debt Financing, in accordance with customary practice and subject to any reasonable restrictions that Acquiror may impose; provided that the logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Acquiror or the reputation or the goodwill of Acquiror. All non-public or otherwise confidential information regarding Acquiror obtained by the Company or any of its Representatives pursuant to this Section 6.13 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Acquiror agrees that the Company may share non-public or otherwise confidential information with the Company Debt Financing Sources if the recipients of such information agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda (provided that Acquiror has had an opportunity to review such confidentiality agreements and confidentiality provisions). The Company shall (A) promptly upon request by the Acquiror, reimburse the Acquiror for all reasonable and documented out-of-pocket costs incurred by Acquiror solely to the extent incurred primarily as a result of and directly related to any action required pursuant to this Section 6.13 and (B) shall indemnify and hold harmless Acquiror and its Representatives (in each case, solely to the extent acting in their capacity as such and, for the avoidance of doubt, not including any Company Debt Financing Sources or their respective Representatives acting in their capacity as such) from and against any and all liabilities, losses, damages or claims and any reasonable and documented expenses related thereto incurred in any Action, in any such case, solely to the extent resulting primarily from and directly related to any action required pursuant to this Section 6.13; provided that such reimbursement, indemnity and agreement to hold harmless shall not apply to any costs, liabilities, losses, damages, claims or expenses arising or resulting from (x) the gross negligence, fraud, bad faith or willful misconduct of Acquiror or any of its Representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the obligations of Acquiror or any of its Affiliates under any Transaction Document or (z) any Action solely between or among Acquiror and any of its Representatives (or between or among any of Acquiror’s Representatives). Notwithstanding anything to the contrary herein, Acquiror shall not be deemed to be in breach of the covenants set forth in this Section 6.13 so long as it has acted in good faith to comply with the cooperation and assistance set forth in this Section 6.13.

ARTICLE VII

JOINT COVENANTS

Section 7.1            HSR Act; Other Filings.

(a)               In connection with the Transactions:

(i)                 each of the Company and Acquiror shall (and, to the extent required, the Company shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act;

(ii)              Acquiror shall promptly, but in no event later than ten (10) Business Days after the date hereof, submit an informal briefing paper to the United Kingdom Investment Security Unit in relation to approval of the Transactions under the NSIA; and

(iii)            Acquiror shall promptly after, but in no event later than five (5) Business Days after, the date of commencement of section 13 of the NSIA, notify the U.K. Secretary of State of the Transactions in accordance with section 14(1) of the NSIA.

Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)               Each of the Company and Acquiror shall (and, to the extent required, the Company shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Order with respect to Antitrust Laws which would prohibit, make unlawful or delay the consummation of the Transactions.

(c)               Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Antitrust Authority or the issuance of any Order with respect to Antitrust Laws that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including, with the Company’s prior written consent, (i) proffering and consenting and/or agreeing to an Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Agreement End Date; provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.1 or any other provision of this Agreement shall require or obligate, in order to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Antitrust Authority or the issuance of any Order with respect to Antitrust Laws that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, (i) Acquiror or any other Person to take any actions with respect to (1) Acquiror’s Affiliates, (2) the Sponsor, (3) the direct or indirect equityholders of the Company, (4) the PIPE Investors, (5) the counterparties to the Acceptable Subscription Agreements, (6) the respective Affiliates of any of the foregoing (other than the Acquiror and the Company or their Subsidiaries) , (7) any investment funds or investment vehicles affiliated with, or managed or advised by any of Acquiror’s Affiliates, the Sponsor, the direct or indirect equityholders of the Company, the PIPE Investors or the counterparties to the Acceptable Subscription Agreements, or (8) any portfolio company (as such term is commonly understood in the private equity industry) or investment of any of Acquiror’s Affiliates, the Sponsor, the direct or indirect equityholders of the Company, the PIPE Investors, the counterparties to the Acceptable Subscription Agreements or any such investment fund or investment vehicle and (ii) the Company or any other Person to take any action that would, individually or in the aggregate, reasonably be expected to have a material impact on the Company and its Subsidiaries, taken as a whole.

(d)               With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Entities, each of the Company and Acquiror shall (and, to the extent required, the Company shall cause its Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval or consent under Laws prescribed or enforceable by any Governmental Entity for the Transactions and to resolve any objections as may be asserted by any Governmental Entity with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Entity with respect to the Transactions, and each Party shall permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Entity concerning the Transactions; provided that none of the Parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity related to the matters set forth in this Section 7.1, in each case, without the written consent of the other Party. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the Transactions.

(e)               Acquiror and the Company shall each pay fifty percent (50%) of any filing fees required by Antitrust Authorities in connection with the Transactions.

(f)                As promptly as practicable after execution of this Agreement, Acquiror will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company.

Section 7.2            Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a)               Registration Statement and Prospectus.

(i)                 As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare, and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding Acquiror Cayman Class A Ordinary Shares and Acquiror Cayman Public Warrants and Acquiror Cayman Units, respectively, in the Domestication (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action (including providing to the Acquiror the 2018 Audited Financial Statements audited by a Public Company Accounting Oversight Board qualified auditor that is independent under Rule 2-01 of Regulation S-X under the Securities Act). Each of Acquiror and the Company agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Transactions (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)              To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)            Each of Acquiror and the Company shall use their reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)             If at any time prior to the Closing any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b)               Acquiror Shareholder Approval.

(i)                 Acquiror shall (A) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (y) (1) duly give notice of and, (2) subject to Section 7.2(b)(iv), convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Organizational Documents and Section 710 of the NYSE Listing Rules, for a date no later than thirty (30) days following the date the Registration Statement is declared effective, and (z) solicit proxies from the holders of Acquiror Common Stock in accordance with the terms of this Agreement, and (B) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption.

(ii)              Acquiror agrees to include provisions in the Proxy Statement with respect to the (A) approval of the Domestication (the “Domestication Proposal”), (B) approval of the Acquiror Delaware Certificate (the “Amendment Proposal”) and each change to Acquiror’s Organizational Documents effected by the Acquiror Delaware Certificate and Acquiror Delaware Bylaws that is required to be separately approved, including any separate or unbundled advisory proposals as are required to implement the foregoing (collectively, the “Unbundling Precatory Proposals”), (C) approval of this Agreement and the Transactions as a Business Combination (the “BCA Proposal”), (D) to the extent required by the NYSE listing rules, approval of the issuance of shares of Acquiror Common Stock pursuant to (i) the PIPE Subscription Agreements, (ii) any Acceptable Subscription Agreements entered into after the date hereof, and (iii) this Agreement (including the Domestication) (the “Issuance Proposal”), (E) approval of the adoption by Acquiror of the ESPP (the “Acquiror ESPP Proposal”) and the Incentive Equity Plan described in Section 6.1 (the “Acquiror Incentive Plan Proposal” and together with the Domestication Proposal, Amendment Proposal, Unbundling Precatory Proposals, BCA Proposal, Issuance Proposal and Acquiror ESPP Proposal, the “Transaction Proposals”), (F) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions, and (G) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

(iii)            Acquiror shall, through its Board of Directors, recommend to its shareholders that they approve each of the Transaction Proposals (the “Recommendation”) and shall include the Recommendation in the Proxy Statement, unless the Board of Directors of Acquiror shall have changed its recommendation in accordance with this Section 7.2(b)(iii). The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify the Recommendation (a “Modification in Recommendation”); provided that, if at any time prior to obtaining the Acquiror Shareholder Approval, the Board of Directors of Acquiror determines in good faith, in response to an Acquiror Intervening Event, after consultation with its outside legal counsel, that making such proposed Modification in Recommendation is required by its fiduciary duties under applicable Law, the Board of Directors of Acquiror may, prior to obtaining Acquiror Shareholder Approval, make a Modification in Recommendation to the extent so required; provided, further, that Acquiror will not be entitled to make a Modification in Recommendation unless (A) Acquiror delivers to the Company a written notice (a “Modification in Recommendation Notice”) advising the Company that the Board of Directors of Acquiror proposes to take such action and containing the material facts underlying and reasons for the Board of Directors of Acquiror’s determination that an Acquiror Intervening Event has occurred (it being acknowledged that such Modification in Recommendation Notice shall not itself constitute a Modification in Recommendation or otherwise be a breach of this Agreement), and (B) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Modification in Recommendation Notice (such period from the delivery of the Modification in Recommendation Notice until 5:00 p.m., New York City time, on such fifth (5th) Business Day, the “Modification in Recommendation Notice Period”) the Board of Directors of Acquiror reaffirms in good faith, after consultation with its outside counsel, that making such proposed Modification in Recommendation is required by its fiduciary duties under applicable Law. Acquiror will, and will use reasonable best efforts to cause its Representatives to, during the Modification in Recommendation Notice Period, engage in good faith negotiations with the Company and its Representatives (to the extent the Company wishes to do so) to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for such proposed Modification in Recommendation. For avoidance of doubt, to the fullest extent permitted by applicable Law, Acquiror’s obligations to duly give notice of and convene and hold the Acquiror Shareholders’ Meeting, and to submit the Transaction Proposals for approval at the Acquiror Shareholders’ Meeting, shall not be affected by any Modification in Recommendation. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit or otherwise restrict Acquiror from complying with its obligations under Securities Laws; provided that, for the avoidance of doubt, the Board of Directors of Acquiror may make a Modification in Recommendation only to the extent expressly permitted by the preceding sentences of this Section 7.2(b)(iii).

(iv)             To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals, subject to Acquiror’s Organizational Documents. Acquiror may postpone the Acquiror Shareholders’ Meeting prior to its commencement or adjourn the Acquiror Shareholders’ Meeting opened in accordance with the Acquiror’s Organizational Documents on one or more occasions for up to twenty (20) Business Days in the aggregate after the date for which the Acquiror Shareholders’ Meeting was originally scheduled upon the good faith determination by the Board of Directors of Acquiror that such postponement or adjournment, as the case may be, is necessary to (i) solicit additional proxies to obtain the Acquiror Shareholder Approval, (ii) obtain a quorum if one is not present at any then scheduled Acquiror Shareholders’ Meeting, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting or (iv) otherwise take actions consistent with Acquiror’s obligations under Section 7.3.

Section 7.3            Support of Transaction. Without limiting any covenant or rights contained in Article V or Article VI, and subject to Section 7.1, Section 7.2(b)(iii) and Section 7.2(b)(iv) (it being acknowledged that any Modification in Recommendation made in accordance with Section 7.2(b)(iii) shall not in and of itself constitute a breach of this Section 7.3), Acquiror and the Company shall each, and each shall cause its respective Subsidiaries (as applicable) to, in each case, subject to the terms of this Agreement, (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Entity) that any of Acquiror, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, and (b) take such other action as soon as practicable as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable and in accordance with applicable Law.

Section 7.4            Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Acquiror Transaction Expenses.

Section 7.5            Section 16 Matters. Prior to the Closing, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.6            Cooperation; Consultation. During the Interim Period, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from the Company or its financial advisors with respect to such matters; provided that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by the Company and Acquiror in writing; provided, further, that the Company’s financial advisors shall, at the option of such financial advisors, be credited as a placement agent with respect to the PIPE Investment.

Section 7.7           Confidentiality. Subject to Section 7.8, the Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference and (i) Acquiror agrees to be bound by the terms of the Confidentiality Agreement as if references therein to “Apollo Management Holdings, L.P.” or “you” were replaced with Acquiror. Following the Closing, the Confidentiality Agreement shall be terminated; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms and this Section 7.7.

Section 7.8            Publicity.

(a)               All press releases or other public announcements or communications relating to this Agreement or the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval (not to be unreasonably withheld, conditioned or delayed) of Acquiror and the Company; provided that no Party shall be required to obtain consent pursuant to this Section 7.8(a) to the extent such Party is making a statement that is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.8(a) (it being understood that, to the extent practicable, the Party making such statement shall provide such announcement to the other Party prior to release and consider in good faith any comments from such other Party).

(b)               The restrictions in Section 7.8(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Entity or stock exchange rule; provided, however, the Party making such public announcement shall, to the extent permitted by Law, provide such announcement to the other Party prior to release and consider in good faith any comments from such other Party.

Section 7.9            Acquiror Equity Financing. For avoidance of doubt, during the Interim Period and subject to Section 6.5(b)(iii), Acquiror may execute Acceptable Subscription Agreements with equity investors. In the event that Acquiror desires to seek additional financing from potential equity investors pursuant to Acceptable Subscription Agreements, the Company agrees, and shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with the arrangement of such financing as may be reasonably requested by Acquiror. Notwithstanding anything to the contrary herein, the Company shall not be deemed to be in breach of the covenants set forth in this Section 7.9 so long as it has acted in good faith to comply with the cooperation and assistance set forth in this Section 7.9.

Section 7.10        Compliance Provisions. The Company and Acquiror agree to amend the compliance provisions set forth in the form of Shareholders Agreement attached hereto as Exhibit C prior to the Closing to reflect any revisions agreed to between the Company and Alder in accordance with the procedures set forth in Section 9(a) of the Accelerate Letter Agreement. The Company agrees that it shall not agree to amend Section 9(a) of the Accelerate Letter Agreement in a manner that is adverse to the Company in any material respect without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1            Conditions to the Obligations of Each Party. The respective obligations of each Party to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such Parties:

(a)               The Acquiror Shareholder Approval, other than the Unbundling Precatory Proposals, shall have been obtained;

(b)               The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(c)               The waiting period or periods under the HSR Act applicable to the Transactions shall have expired or been terminated and all permits, approvals, clearances, non-objections and consents of, the Antitrust Authorities listed on Section 8.1(c) of the Company Disclosure Letter shall have been procured or obtained;

(d)               There shall not be in force any Order enjoining or prohibiting the consummation of the Transactions or any Law that makes the consummation of the Transactions illegal or otherwise prohibited;

(e)               Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to all Acquiror Share Redemptions;

(f)                The listing application filed pursuant to Section 6.3 shall have been approved by the NYSE (subject to official notice of issuance); and

(g)               The Domestication shall have become effective as provided in Section 6.7 and a time-stamped copy of the Certificate of Domestication evidencing its filing with the Secretary of State of the State of Delaware shall have been delivered to the Company.

Section 8.2            Conditions to the Obligations of Acquiror. The obligation of Acquiror to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)               (i) The representations and warranties of the Company contained in the first sentence of Section 3.3(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Transaction Documents, (ii) the representations and warranties of the Company contained in Section 3.7(b) shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date and (iii) each of the representations and warranties of the Company contained in this Agreement (other than the first sentence of Section 3.3(a) and Section 3.7(b)) and each of the representations and warranties of the Company contained in the Acquiror Class B Common Stock Subscription Agreement (in each case, disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)               Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)               Acquiror shall have received a certificate, in form and substance reasonably acceptable to Acquiror, executed by an officer of the Company on behalf of the Company and dated as of the Closing Date, certifying that each of the conditions specified in Section 8.2(a) and Section 8.2(b) has been satisfied; and

(d)               Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and remain in effect.

Section 8.3            Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company (provided, however, that the Company shall not waive the condition in Section 8.3(d) without the prior written consent of Acquiror (such consent to not be unreasonably withheld, conditioned or delayed)):

(a)               (i) The representations and warranties of Acquiror contained in the first sentence of Section 4.3(a) and the first and second sentences of Section 4.3(b) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Transaction Documents, (ii) the representations and warranties of Acquiror contained in Section 4.7(b) shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date and (iii) each of the representations and warranties of Acquiror contained in this Agreement (other than the first sentence of Section 4.3(a), the first and second sentences of Section 4.3(b), and Section 4.7(b)) and each of the representations and warranties of Acquiror contained in the Acquiror Subscribed Ordinary Shares Subscription Agreement (in each case, disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Acquiror Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect;

(b)               each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)               the Company shall have received a certificate, in form and substance reasonably acceptable to the Company, executed by an officer of Acquiror on behalf of Acquiror and dated as of the Closing Date, certifying that each of the conditions specified in Section 8.3(a) and Section 8.3(b) has been satisfied;

(d)               the Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount; and

(e)               since the date of this Agreement, no Acquiror Material Adverse Effect shall have occurred and remain in effect.

ARTICLE IX

TERMINATION/EFFECTIVENESS

Section 9.1            Termination. This Agreement may be terminated and the Transactions abandoned any time prior to the Closing:

(a)               by mutual written consent of the Company and Acquiror;

(b)               by written notice from either the Company or Acquiror to the other if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which has become final and non-appealable and has the effect of enjoining or prohibiting the consummation of the Transactions or if there shall be adopted any Law that permanently makes consummation of the Transactions illegal or otherwise prohibited; provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party if such Party’s material breach of this Agreement has been the primary cause of, or primarily resulted in, such Order having been so enacted, issued, promulgated, enforced or entered;

(c)               by written notice from either the Company or Acquiror to the other if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)               by written notice to Acquiror from the Company prior to Acquiror obtaining the Acquiror Shareholder Approval if there has been a Modification in Recommendation;

(e)               by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that a condition specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), so long as Acquiror is not then in material breach of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions specified in Section 8.3 would not be satisfied at the Closing; provided that, if any such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or such shorter period of time that remains between the date Acquiror provides written notice of such breach and the Agreement End Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to exercise such reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless Acquiror is in material breach of any representation, warranty, covenant or agreement contained in this Agreement and such material breach is the primary cause of the failure of a condition set forth in Article VIII to have been satisfied or waived on or prior to the Agreement End Date; or

(f)                by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that a condition specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), so long as the Company is not then in material breach of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions specified in Section 8.2 would not be satisfied at the Closing; provided that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or such shorter period of time that remains between the date Acquiror provides written notice of such breach and the Agreement End Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach of any representation, warranty, covenant or agreement contained in this Agreement and such material breach is the primary cause of the failure of a condition set forth in Article VIII to have been satisfied or waived on or prior to the Agreement End Date.

Section 9.2            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or any of their respective Affiliates, officers, directors or stockholders, other than liability of the Company or Acquiror (subject to the limitations and agreements set forth in Section 10.1), as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of Section 7.7, this Section 9.2, and Article X and the Confidentiality Agreement (as modified by Section 7.7) shall survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1        Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Acquiror and one or more businesses or assets. The Company further acknowledges that, as described in the Acquiror’s prospectus relating to its initial public offering dated October 1, 2020 and filed October 5, 2020 (the “Prospectus”), available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Acquiror, its public stockholders and the underwriters of Acquiror’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the time, effort and expense to be undertaken by Acquiror hereunder, the Company, on behalf of itself and its Representatives, hereby irrevocable waives any and all right, title and interest, or any claim of any kind they have or may have in the future arising out of this Agreement or the actions contemplated to be done by or on behalf of the Parties hereunder, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Agreement or such actions; provided that nothing in this Section 10.1 shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief in connection with this Agreement, in each case, subject to the terms and conditions of the other sections of this Agreement.

Section 10.2        Waiver. Any party to this Agreement may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of the other Party, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. No waiver by any Party of any default, breach of representation or warranty or breach of covenant under this Agreement, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 10.3        Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email, addressed as follows:

(a)               If to Acquiror to:

Apollo Strategic Growth Capital
9 West 57th Street, 43rd Floor
New York, NY 10019
Attention:    James Crossen

with copies to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attn:    Ross A. Fieldston; Brian M. Janson
E-mail: rfieldston@paulweiss.com; bjanson@paulweiss.com

(b)               If to the Company, to:

c/o GBT US LLC
General Counsel’s Office
666 Third Avenue
New York, NY 10017
Attn: Eric J. Bock

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn:   Peter D. Serating; Thaddeus P. Hartmann
E-mail:Peter.Serating@skadden.com; Thaddeus.Hartmann@skadden.com or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4        Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 10.5        Rights of Third Parties. Except as otherwise expressly provided herein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, other than with respect to any of the Company Debt Financing Sources, which, for the avoidance of doubt, are addressed in the last proviso to this Section 10.5, (a) the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 6.8, (b) the Company WP Group, Skadden, Company Counsel, the Acquiror WP Group and Acquiror Counsel are intended third-party beneficiaries of, and may enforce, Section 10.17, and (c) the past, present and future directors, officers, employees, incorporators, members, general and limited partners, stockholders, controlling Persons, direct and indirect equityholders, managers, Affiliates, affiliated (or commonly advised) funds, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.15 and Section 10.18; provided, further, the Company Debt Financing Sources are intended third-party beneficiaries of, and may enforce, this Section 10.5 and Section 10.19.

Section 10.6        Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, Acquiror shall (a) pay or cause to be paid, the Unpaid Transaction Expenses, and (b) pay or cause to be paid, any Acquiror Transaction Expenses, in each of case (a) and (b), in accordance with Section 2.4(d). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 10.6 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account.

Section 10.7        Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, except to the extent (and solely to such extent) that the authorization, effectiveness and effect of the Domestication are required to be governed by the Cayman Companies Act.

Section 10.8        Headings; Counterparts; Effectiveness. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any Party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

Section 10.9        Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed under this Agreement, nor shall such information be deemed to establish a standard of materiality. For all purposes of this Agreement, references to the “Company Disclosure Letter” in any section of this Agreement and the Company Disclosure Letter shall include all disclosure set forth in the Evergreen Disclosure Schedule (as defined by the Equity Contribution Agreement) if it is reasonably apparent that the disclosure in the Evergreen Disclosure Schedule is responsive to such section of this Agreement or section of the Company Disclosure Letter.

Section 10.10    Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries or Affiliates relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Transaction Documents.

Section 10.11    Amendments. Subject to the provisions of applicable Law, this Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the Parties to terminate this Agreement in accordance with Section 9.1 or the ability of such Party to enter into an amendment of this Agreement in accordance with this Section 10.11, subject to such further shareholder approvals of any such amendment as may be required under applicable Law and the Organizational Documents of such Party.

Section 10.12    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.13    Jurisdiction; Waiver of Jury Trial.

(a)               Any Action based upon, arising out of or related to this Agreement or the Transactions, must be brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware shall decline to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware), and each of the Parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, (iv) agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court and (v) agrees to accept service of process in any such Action if given in the same manner for giving notices under Section 10.3 or in any other manner permitted by applicable Law. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.13.

(b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 10.14    Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement (provided that any such claim is made prior to the valid termination of this Agreement in accordance with Section 9.1), in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall oppose the granting of specific performance and other equitable relief on the basis, or allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith. The Parties acknowledge and agree that the right of specific enforcement is an integral part of the Transactions and without that right, neither Party would have entered into this Agreement.

Section 10.15    Non-Recourse.

(a)               Solely with respect to the Company and Acquiror, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Parties, and then only with respect to the specific obligations undertaken by such Party.

(b)               Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party) and other than with respect to Debt Financing Sources (which, for the avoidance of doubt, are addressed in Section 10.19), (i) no past, present or future director, officer, employee, incorporator, member, general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, Affiliate, affiliated (or commonly advised) fund, agent, attorney, advisor or representative, or any of their respective assignees or successors, of the Company or Acquiror and (ii) no past, present or future director, officer, employee, incorporator, member, general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, Affiliate, affiliated (or commonly advised) fund, agent, attorney, advisor or representative, or any of their respective assignees or successors, of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.16    Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this ARTICLE X.

Section 10.17    Conflicts and Privilege.

(a)               Acquiror hereby agrees on behalf of itself and its directors, officers, employees and Affiliates (including after the Closing, the Company) and each of their respective successors and assigns (all such parties, the “Acquiror Waiving Parties”), that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Steptoe & Johnson LLP or other counsel to the Company in respect of the Transactions (collectively, “Company Counsel”), may represent the Company or any of its directors, members, equityholders, partners, officers, employees or Affiliates (collectively, the “Company WP Group”), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, any Transaction Document or the Transactions, including the PIPE Investment, notwithstanding its prior representation (or any continued representation) of the Company and its Subsidiaries or other Acquiror Waiving Parties, and Acquiror, on behalf of itself and the other Acquiror Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Acquiror, for itself and the other Acquiror Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Company and its Subsidiaries, or any other member of the Company WP Group, on the one hand, and its counsel, including Company Counsel, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions, including the PIPE Investment, or any matter relating to any of the foregoing, shall be deemed privileged and confidential, and shall remain with, belong to and be controlled by the Company WP Group (the “Company Privileged Communications”), without any waiver of the attorney-client privilege or expectation of confidentiality. Acquiror, together with the Acquiror Waiving Parties, agrees that they may not access, use or rely on any of the Company Privileged Communications, wherever located, in any Action against or involving any of the Parties after the Closing, and Acquiror, together with the Acquiror Waiving Parties, agrees not to assert that any privilege has been waived as to the Company Privileged Communications, by virtue of the Transactions.

(b)               The Company hereby agrees on behalf of itself and its directors, officers, employees and Affiliates and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Acquiror Counsel”) may represent the Sponsor, the stockholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, equityholders, partners, officers, employees or Affiliates (collectively, the “Acquiror WP Group”), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, any Transaction Document or the Transactions, including the PIPE Investment, notwithstanding its prior representation (or any continued representation) of the Sponsor, Acquiror or other Company Waiving Parties, and the Company, on behalf of itself and the other Company Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company, for itself and the other Company Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Sponsor, Acquiror, or any other member of the Acquiror WP Group, on the one hand, and Acquiror Counsel, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions, including the PIPE Investment, or any matter relating to any of the foregoing, shall be deemed privileged and confidential, and shall remain with, belong to and be controlled by the Acquiror WP Group (the “Acquiror Privileged Communications”), without any waiver of the attorney-client privilege or expectation of confidentiality. The Company, together with the Company Waiving Parties, agrees that they may not access, use or rely on any of the Acquiror Privileged Communications, wherever located, in any Action against or involving any of the Parties after the Closing, and the Company, together with the Company Waiving Parties, agrees not to assert that any privilege has been waived as to the Acquiror Privileged Communications, by virtue of the Transactions. For the avoidance of doubt, in the event that a dispute arises between the Company WP Group and a third party (other than a Party to this Agreement or a member of the Acquiror WP Group) after the Closing, the Company and its Affiliates (including, after the Closing, Acquiror) may assert the attorney-client privilege to prevent disclosure of Acquiror Privileged Communications to such third party and use such Acquiror Privileged Communications in such dispute with a third party.

Section 10.18    No Other Representations or Warranties.

(a)               The Parties agree that the express representations and warranties made by the Company in Article III and any Transaction Document to which it and Acquiror are both party (including any certificate delivered hereunder or thereunder) are the exclusive representations and warranties made by the Company to Acquiror in connection with the Transactions, and Acquiror understands, acknowledges and agrees that: (i) without limitation to the generality of the foregoing, except as expressly made by the Company in Article III or any Transaction Document to which it and Acquiror are both party (including any certificate delivered hereunder or thereunder), neither the Company nor any other Person has made any other representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its Subsidiaries, its or their businesses or the Transactions provided to Acquiror or any Representative thereof (including (a) any confidential information memoranda or management presentations distributed on behalf of the Company or its Subsidiaries, or other publications or data room information (whether or not accessed by Acquiror or its Representatives) to Acquiror or any Representative thereof, or any other document, information, estimates or projection in any form provided to Acquiror or any Representative thereof in connection with the Transactions, or (b) the projections or other forward-looking statements of the Company, its Subsidiaries or its or their businesses) in expectation or furtherance of the Transactions; (ii) the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including those which may be contained in any presentation or similar materials regarding the Company, its Subsidiaries or its or their businesses or in any materials provided to Acquiror (whether or not accessed by Acquiror or its Representatives) during the course of its due diligence investigation of the Company, its Subsidiaries or its or their businesses, except as expressly made by the Company in Article III or any Transaction Document to which it and Acquiror are both party (including any certificate delivered hereunder or thereunder); (iii) no Person has been authorized by the Company to make any representations or warranties relating to any of the Company, its Subsidiaries or the business of the Company or its Subsidiaries or otherwise in connection with the Transactions except as expressly made by the Company in Article III or any Transaction Document to which it and Acquiror are both party (including any certificate delivered hereunder or thereunder), and Acquiror will not and may not rely on any other representations or warranties as having been authorized by the Company or any of its Subsidiaries, and any such other representations or warranties shall not be deemed to have been made by the Company or any of its Subsidiaries; and (iv) in making its determination to proceed with the Transactions, Acquiror shall rely and has relied solely on its own examination and investigation of the Company, its Subsidiaries and its and their businesses, and the representations and warranties expressly made by the Company in Article III and the Transaction Documents to which it and Acquiror are both party (including any certificate delivered hereunder or thereunder).

(b)               The Parties agree that the express representations and warranties made by Acquiror in Article IV and any Transaction Document to which it and the Company are both party (including any certificate delivered hereunder or thereunder) are the exclusive representations and warranties made by Acquiror to the Company in connection with the Transactions, and the Company understands, acknowledges and agrees that: (i) without limitation to the generality of the foregoing, except as expressly made by Acquiror in Article IV or any Transaction Document to which it and the Company are both party (including any certificate delivered hereunder or thereunder), neither Acquiror nor any other Person has made any other representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Acquiror, its Subsidiaries, its or their businesses or the Transactions provided to the Company or any Representative thereof in expectation or furtherance of the Transactions; (ii) Acquiror expressly disclaims any representations or warranties of any kind or nature, express or implied, including those which may be contained in any presentation or similar materials regarding Acquiror or its business or in any materials provided to the Company (whether or not accessed by the Company or its Representatives) during the course of its due diligence investigation of Acquiror or its business, except as expressly made by Acquiror in Article IV or any Transaction Document to which it and the Company are both party (including any certificate delivered hereunder or thereunder); (iii) no Person has been authorized by Acquiror to make any representations or warranties relating to Acquiror or the business of Acquiror or otherwise in connection with the Transactions except as expressly made by Acquiror in Article IV or any Transaction Document to which it and the Company are both party (including any certificate delivered hereunder or thereunder), and the Company will not and may not rely on any other representations or warranties as having been authorized by Acquiror, and any such other representations or warranties shall not be deemed to have been made by Acquiror; and (iv) in making its determination to proceed with the Transactions, the Company shall rely and has relied solely on its own examination and investigation of Acquiror and its business, and the representations and warranties expressly made by Acquiror in Article IV and the Transaction Documents to which it and the Company are both party (including any certificate delivered hereunder or thereunder).

Section 10.19    Company Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties hereby:

(a)               agrees that it will not bring or support, whether in Contract or in tort or otherwise, any Action (whether in Law or in equity) against a Company Debt Financing Source (and/or any officer, director, employee, controlling person, advisor, agent or attorney of a Company Debt Financing Source (acting in its capacity as such)) in any way arising out of, or relating to, this Agreement or any of the transactions contemplated hereby (each, a “Company Debt Financing Source Action”) in any forum other than any of the courts of the State of New York sitting in New York County or of the United States for the Southern District of the State of New York (or any appellate courts thereof);

(b)               agrees that any Company Debt Financing Source Action shall be governed by, and construed in accordance with, the law of the State of New York, except as otherwise provided in the applicable documentation relating to the Company Debt Financing;

(c)               (i) agrees that any Company Debt Financing Source Action shall be subject to the exclusive jurisdiction of the courts of the State of New York sitting in New York County or of the United States for the Southern District of the State of New York, so long as such forum is and remains available, and any appellate court thereof, and (ii) irrevocably submits itself and its property with respect to any Company Debt Financing Source Action to the exclusive jurisdiction of such courts;

(d)               IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY COMPANY DEBT FINANCING SOURCE ACTION;

(e)               acknowledges and agrees that none of the Company Debt Financing Sources shall have any liability or obligation to Acquiror in connection with the Company Debt Financing or relating to this Agreement or the Transactions, whether in law or in equity, whether in contract or in tort or otherwise; provided that the foregoing is not intended to, and shall not be construed to, in any way limit, qualify or modify (i) any obligation or liability of the Company under or pursuant to any Transaction Document to which it is a party owing to any of the other parties to such Transaction Document or (ii) any rights of Acquiror against the Company pursuant to any Transaction Document to which both Acquiror and the Company are parties;

(f)                agrees that Section 10.5 and this Section 10.19 shall not be amended in any way adverse to any Company Debt Financing Source without the prior written consent of the requisite Company Debt Financing Sources;

(g)               Notwithstanding anything to the contrary in this Agreement (including, without limitation, any provision of Section 9.2, Section 10.15 or this Section 10.19), nothing expressed or implied in this Agreement is intended or shall be construed to in any way limit, qualify or modify (x) any obligation or liability of any Company Debt Financing Source under or pursuant to any documentation related to or governing any of the Company Debt Financing or (y) any rights or remedies of the Company or any of its Subsidiaries under or pursuant to any documentation related to or governing any of the Company Debt Financing

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

APOLLO STRATEGIC GROWTH CAPITAL

By:	/s/ Sanjay Patel
	Name:	Sanjay Patel
	Title:	Chief Executive Officer

GBT JERSEYCO LIMITED

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Chief Legal Officer, Global Head of Mergers & Acquisitions and Corporate Secretary

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Certificate of Incorporation of Acquiror

CERTIFICATE OF INCORPORATION

OF

GLOBAL BUSINESS TRAVEL GROUP, INC.

The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

ARTICLE I

Name

Section 1.1           Name. The name of the corporation is Global Business Travel Group, Inc. (the “Corporation”).

ARTICLE II

REgistered Agent

Section 2.1           Address. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

Purpose

Section 3.1           Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL.

ARTICLE IV

Term

Section 4.1           Term. The Corporation shall have perpetual existence.

ARTICLE V

Capitalization

Section 5.1           Authorized Capital Stock

(a)               The total number of shares of all classes of stock that the Corporation is authorized to issue is [•], consisting of: (i) [•] shares of preferred stock, par value $0.00001 (“Preferred Stock”); (ii) [•] shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”); (iii) [•] shares of Class B common stock, par value $0.0001 per share ( “Class B Common Stock”); and (iv) [•] shares of Class X common stock, par value $0.0001 per share (“Class X Common Stock” and, together with Class A Common Stock and Class B Common Stock, “Common Stock”).

(b)              The number of authorized shares of any of the Preferred Stock, Class A Common Stock, Class B Common Stock or Class X Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no separate class vote of the holders of any of the Preferred Stock, Class A Common Stock, Class B Common Stock or Class X Common Stock shall be required therefor, except as otherwise expressly provided in this Certificate of Incorporation (including pursuant to any certificate of designation relating to any series of Preferred Stock).

Section 5.2           Preferred Stock

(a)               The Board is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b)              Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series).

Section 5.3           Common Stock. The powers, preferences and rights and the qualifications, limitations and restrictions of Class A Common Stock, Class B Common Stock and Class X Common Stock are as follows:

(a)               Voting Rights. Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law:

(i)                 Each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class A Common Stock as a separate class are entitled to vote. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(ii)              Each holder of record of Class B Common Stock, as such, shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class B Common Stock as a separate class are entitled to vote. The holders of shares of Class B Common Stock shall not have cumulative voting rights.

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(iii)            Each holder of record of Class X Common Stock, as such, shall be entitled to one (1) vote for each share of Class X Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class X Common Stock as a separate class are entitled to vote. The holders of shares of Class X Common Stock shall not have cumulative voting rights.

(iv)             Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, and without limiting the rights of any party to the Shareholders Agreement, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(v)               Notwithstanding the foregoing provisions of this Section 5.3(a), to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power under this Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or under the DGCL. The foregoing provisions of this clause (v) shall not limit any voting power granted to holders of Common Stock or any class thereof pursuant to the terms of such Preferred Stock.

(b)              Dividends and Distributions

(i)                 Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class A Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

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(ii)              Class B Common Stock. Dividends and other distributions shall not be declared or paid on Class B Common Stock.

(iii)            Class X Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with Class X Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class X Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(iv)             Notwithstanding anything to the contrary in the preceding subsections (i)–(iii), dividends may be declared on any one class of Common Stock payable in additional shares of such class if and only if, substantially concurrently therewith, like dividends are declared on each other class of Common Stock payable in additional shares of such other class at the same rate per share.

(c)               Liquidation, Dissolution or Winding Up

(i)                 Subject to Section 5.3(c)(ii), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any other class or series of stock having a preference over any Participating Shares as to distributions upon dissolution or liquidation or winding up shall be entitled, the remaining assets of the Corporation shall be distributed Ratably to the Participating Shares.

(ii)              In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Class B Common Stock shall be entitled to receive, Ratably on a per share basis with the Participating Shares, a distribution from the remaining assets of the Corporation, up to the par value of such shares of Class B Common Stock. Other than as set forth in the preceding sentence, the holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)              Stock Dividends, Splits, etc. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise (each, a “Recap Event”)) the number of shares of any class or series of Common Stock into a greater or lesser number of shares, the shares of each other class or series shall be proportionately similarly combined or subdivided. Any adjustment described in this Section 5.3(d) shall become effective at the close of business on the date the combination or subdivision becomes effective. Stock dividends with respect to each class of Common Stock may only be paid in additional shares of stock of the same class of Common Stock on which such dividend is declared.

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(e)               No Preemptive or Certain Other Rights. Except as set forth in the Exchange Agreement, without limiting the rights of any party to the Shareholders Agreement, no holder of shares of Common Stock shall be entitled to preemptive, subscription, redemption or conversion rights.

(f)                Automatic Conversion of Class X Common Stock. Upon the consummation of the BCA Transaction, each share of Class X Common Stock outstanding immediately prior thereto shall automatically, without any further action, convert into one share of Class A Common Stock. Following such conversion, the reissuance of shares of Class X Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the certificate required to be filed with the Secretary of State of the State of Delaware by such section, and upon such retirement and cancellation, and the filing of such certificate, all references to Class X Common Stock in this Certificate of Incorporation shall be eliminated. Any stock certificate that, immediately prior to such conversion, represented shares of Class X Common Stock will, from and after such time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class A Common Stock into which such former shares of Class X Common Stock have been converted pursuant to the first sentence of this Section 5.3(f).

ARTICLE VI

Exchanges, Transfers and Related Matters

Section 6.1           Exchanges. The Corporation, JerseyCo and certain other Persons party thereto from time to time are parties to the Exchange Agreement. On the terms and subject to the conditions of the Exchange Agreement, to the extent that an Eligible JerseyCo Owner (as defined in the Exchange Agreement) is exchanging Class B JerseyCo Shares with which are associated shares of Class B Common Stock, the Corporation shall (unless and to the extent the Corporation, on behalf of JerseyCo, has elected in accordance with the terms of the Exchange Agreement to pay cash in lieu of shares of Class A Common Stock) issue to JerseyCo, at its request, a number of shares of Class A Common Stock equal to the product of (x) the number of Class B JerseyCo Shares exchanged by the applicable Eligible JerseyCo Owner multiplied by (y) the Exchange Rate (as defined in the Exchange Agreement). Concurrently with the issuance of such shares of Class A Common Stock to JerseyCo, a number of shares of Class B Common Stock held of record by the applicable Eligible JerseyCo Owner equal to the number of Class B JerseyCo Shares exchanged by such applicable Eligible JerseyCo Owner shall, automatically and without further action on the part of the Corporation or any holder of Class B Common Stock, be transferred to the Corporation and cancelled and retired for no consideration.

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Section 6.2           Additional Issuances; Reserves

(a)               Subject to the DGCL and the other terms of this Certificate of Incorporation and without limitation of the rights of any party to the Shareholders Agreement and the Exchange Agreement, on or following the Effective Date, the Corporation may issue from time to time additional shares of Class A Common Stock from the authorized but unissued shares of Class A Common Stock, including as provided in this Certificate of Incorporation and the BCA. The Corporation shall not issue additional shares of Class B Common Stock, except in connection with the valid issuance of Class B JerseyCo Shares in accordance with the A&R JerseyCo M&A, the Shareholders Agreement and the Exchange Agreement, or as otherwise expressly provided in this Certificate of Incorporation (for avoidance of doubt, including to effect a Recap Event in accordance with the terms of this Certificate of Incorporation). Without limiting the generality of the foregoing, the Corporation shall, upon the occurrence of an Earnout Achievement Date (as defined in the BCA), issue shares of Class A Common Stock or Class B Common Stock, as applicable, to such persons and in such amounts as contemplated by the BCA, in accordance with the terms and subject to the conditions thereof.

(b)              The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of (i) Class A Common Stock to permit JerseyCo to satisfy its obligations under the Exchange Agreement and (ii) Class A Common Stock and Class B Common Stock to permit the Corporation, upon the occurrence of an Earnout Achievement Date, to issue shares of Class A Common Stock or Class B Common Stock, as applicable, to such persons and in such amounts as contemplated by the BCA, in accordance with the terms and subject to the conditions thereof.

Section 6.3           Cancellation. Except as set forth in Section 6.4, shares of Class B Common Stock that are transferred to the Corporation shall be cancelled and retired and shall not be disposed of out of treasury or otherwise reissued. Any certificates that, prior to the cancellation and retirement of such shares of Class B Common Stock, evidenced ownership of shares of Class B Common Stock so cancelled shall, if presented to the Corporation on or after the date of cancellation of such shares, be cancelled.

Section 6.4           Egencia Acquisition.

(a)               The Corporation shall take such actions as are contemplated by the BCA to cause the issuance of its equity securities as called for by the Equity Contribution Agreement in accordance with this Section 6.4. Without limiting the generality of the foregoing, subject to Section 6.4(c), if the final determination of the Post-Closing Equity Adjustment has not occurred prior to the consummation of the BCA Transaction and, pursuant to the Equity Contribution Agreement, Expedia should have received a different amount of equity securities in JerseyCo and the Corporation immediately following the final determination of the Post-Closing Equity Adjustment than was issued to Expedia under the BCA, the Corporation shall, in accordance with the terms and subject to the conditions of the BCA, issue, redeem and cancel and/or adjust the terms of its equity securities (including its Derivative Equity Securities) for no additional consideration such that the amount (both absolute and relative) of equity securities of the Corporation issued to Expedia and the other equityholders of JerseyCo immediately prior to the consummation of the BCA Transaction (including holders of Company MIP Shares and Legacy Company MIP Options, but excluding holders of New Management Options) reflects the amount (the “Adjusted Total”) that would have been issued if such final determination had occurred prior to the consummation of the BCA Transaction (after giving effect to the Newly Issued Equity Securities). For the avoidance of doubt, any issuance, redemption, cancellation or adjustment of terms of equity securities of the Corporation shall only be made with respect to the equity securities of the Corporation (including any Derivative Equity Securities) issued to the equityholders of JerseyCo immediately prior to the consummation of the BCA Transaction (including holders of Acquiror Options that were issued on account of Legacy Company MIP Options but excluding Acquiror Options that were issued on account of New Management Options), such that the aggregate amount of outstanding equity securities in the Corporation (including any Newly Issued Equity Securities) held by such Persons immediately prior to such issuance, redemption, cancellation or adjustment shall be equal in the aggregate to such amount thereafter.

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(b)              In addition to the adjustment described in Section 6.4(a), and subject to Section 6.4(c), if the final determination of the Post-Closing Equity Adjustment has not occurred prior to the consummation of the BCA Transaction and, pursuant to the Equity Contribution Agreement, Expedia should have received a different amount of equity securities in JerseyCo and the Corporation immediately following the final determination of the Post-Closing Equity Adjustment than was issued to Expedia under the BCA, the Corporation shall, to the extent applicable, cause the per share exercise price of the New Management Options and the number of Company MIP Shares issuable in respect of New Management Options to be equitably adjusted in accordance with the requirements of Section 422 and 409A of the Code to reflect the effects of the Post-Closing Equity Adjustment; provided that any such adjustment shall be made without reference to the Adjusted Total.

(c)               Notwithstanding anything herein to the contrary, if JerseyCo and Expedia agree to settle, and do in fact settle, any Post-Closing Equity Adjustment, in whole, for an amount in cash not to exceed $5,000,000, no issuances, redemptions, cancellations or adjustments of terms of equity securities of the Corporation (including any Derivative Equity Securities) held by the Persons who were equityholders of JerseyCo immediately prior to the Closing shall be made as contemplated pursuant to Section 6.4(a) and Section 6.4(b), including with respect to the amount of such cash settlement.

(d)              Capitalized terms used but not defined in this Section 6.4 shall have the meanings ascribed to such terms in the BCA.

Section 6.5           Certain Restrictions on Transfer

(a)               No Transfer of shares of Class B Common Stock may be made, unless such transferor also Transfers an equal number of Class B JerseyCo Shares to the applicable Transferee in accordance with the terms and subject to the conditions of the A&R JerseyCo M&A.

(b)              The Corporation may place customary restrictive legends on the certificates (if any) or book entries evidencing ownership of the shares of Class A Common Stock, Class B Common Stock and, if applicable, the shares of Preferred Stock subject to this Section 6.5 and remove such restrictive legends at the time the applicable restrictions under this Section 6.5 are no longer applicable to the shares of Class A Common Stock, Class B Common Stock or shares of Preferred Stock evidenced by such certificates or book entries. To the extent shares of Class A Common Stock, Class B Common Stock and, if applicable, shares of Preferred Stock subject to this Section 6.5 are uncertificated, the Corporation shall give notice of the restrictions set forth in this Section 6.5 in accordance with the DGCL.

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ARTICLE VII

Bylaws

In furtherance and not in limitation of the powers conferred by the DGCL, but without limiting the rights of any party to the Shareholders Agreement, the Board is expressly authorized to make, amend, alter, change, add to or repeal the bylaws of the Corporation (as may be amended, restated or otherwise modified from time to time in accordance with the terms hereof and thereof, the “Bylaws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of the DGCL, the affirmative vote of the holders of at least 66 ⅔% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws, or to adopt any provision inconsistent therewith.

ARTICLE VIII

Board of Directors

Section 8.1           Board of Directors

(a)               Board Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b)              Number, Election and Term

(i)                 Without limiting the rights of any party to the Shareholders Agreement, or except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board.

(ii)              Without limiting the rights of any party to the Shareholders Agreement, effective upon consummation of the BCA Transaction, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such series, as the case may be (such directors, the “Preferred Stock Directors”)), shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Effective Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed (other than in respect of any Preferred Stock Directors), any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. The Board is authorized to assign directors already in office to their respective classes at the time the classification of the Board becomes effective pursuant to this Section 8.1(b)(ii).

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(iii)            Any such director shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(iv)             Directors of the Corporation need not be elected by written ballot, unless the Bylaws shall so provide.

Section 8.2           Newly Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors (as defined below), and without limiting the rights of any party to the Shareholders Agreement, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, or by the stockholders at a special meeting of stockholders called by or at the direction of the Board, in accordance with Section 9.2 and the Bylaws, for such purpose. Any director (other than a Preferred Stock Director) elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 8.3           Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Without limiting the rights of any party to the Shareholders Agreement, any or all of the directors (other than any Preferred Stock Director) may be removed only for cause and only upon the affirmative vote of the holders of at least 66 ⅔% in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of stockholders called for such purpose. Without limiting the rights of any party to the Shareholders Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected in accordance with Section 8.2.

Section 8.4           Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect Preferred Stock Directors, then the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 8.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed in accordance with Section 8.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly, and whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right, the terms of office of all such Preferred Stock Directors shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director), and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

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Section 8.5           Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE IX

Consent of Stockholders in Lieu of Meeting;
annuaL and Special Meetings of Stockholders

Section 9.1           Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such stockholders. Notwithstanding the foregoing, (a) any action required or permitted to be taken by the holders of any series of Preferred Stock may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock; and (b) any action required or permitted to be taken by the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, by written consent of the holders of at least 66 ⅔% of the total voting power of all the Class B Common Stock then outstanding.

Section 9.2           Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board pursuant to a resolution adopted by a majority of the total number of directors or as otherwise expressly provided in the Bylaws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

ARTICLE X

Limited Liability; Indemnification

Section 10.1       Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article X shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

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Section 10.2       Indemnification and Advancement of Expenses

(a)               To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify and hold harmless each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (for purposes of this Section 10.2, a “Proceeding”) by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, member, manager, officer, employee, agent or trustee or in any other capacity while serving as a director, member, manager, officer, employee, agent or trustee, against all liability and loss suffered and expense (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection with such Proceeding. Notwithstanding the foregoing provisions of this Section 10.2(a), except as provided in Section 10.2(c) with respect to Proceedings to enforce rights to indemnification and advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b)              In addition to the right to indemnification conferred in Section 10.2(a), to the fullest extent permitted by applicable law, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred by such Indemnitee in appearing at, participating in or defending any Proceeding in advance of its final disposition or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses (which shall be governed by Section 10.2(c)). Notwithstanding the foregoing, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it is ultimately determined after final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to indemnification under this Section 10.2 or otherwise.

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(c)               Notwithstanding the failure of the Corporation to have made a determination that indemnification of the Indemnitee is proper in the circumstances, or an actual determination by the Corporation that the indemnification of the Indemnitee is not proper in the circumstances, any Indemnitee may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification or advancement of expenses to the extent otherwise permissible under this Article X. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article X or otherwise shall be on the Corporation.

(d)              The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 10.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, insurance, an agreement, vote of stockholders or disinterested directors or otherwise.

(e)               The rights conferred upon Indemnitees by this Section 10.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

(f)                Any repeal or amendment of this Section 10.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 10.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(g)               The Corporation shall purchase and maintain insurance (or be named insured on the insurance policy of an affiliate), on behalf of the Indemnitees and such other Persons, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, as the Board shall determine, in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Person’s activities on behalf of the Corporation, regardless of whether or not the Corporation would have the power or obligation to indemnify such Person against such liability under the DGCL, this Certificate of Incorporation or the Bylaws.

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(h)              Notwithstanding that a director or officer of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance and indemnify the full amounts to which Covered Persons are entitled hereunder, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation.

(i)                 This Section 10.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to Persons other than Indemnitees. The Corporation may, to the extent authorized from time to time by the Board, to the extent and in the manner authorized or permitted by law, grant rights to indemnification and to the advancement of expenses to Persons other than Indemnitees, including any employee or agent of the Corporation.

ARTICLE XI

Corporate Opportunities

Except with respect to any corporate opportunity expressly offered or presented to any Indemnitee solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Corporation and its Subsidiaries (an “Excluded Opportunity”), to the fullest extent permitted by applicable law, (a) each Indemnitee, its Affiliates or its Affiliated Entities (in each case, who are not employees of the Corporation or any of its Subsidiaries) and (b) each equityholder of the Corporation or its Affiliates (the Persons described in clauses (a) and (b), collectively, the “Identified Persons”) shall have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Corporation or any of its Subsidiaries, independently or with others, including business interests and activities in direct competition with the business and activities of the Corporation or any of its Subsidiaries, with no obligation to offer the Corporation or any of its Subsidiaries the right to participate therein. Nothing in this Certificate of Incorporation, including (without limitation) the foregoing sentence, shall be deemed to supersede any other agreement to which an Identified Person may be a party or the rights of any other party thereto restricting such Identified Person’s ability to have certain business interests or engage in certain business activities or ventures. To the fullest extent permitted by applicable law, but subject to the immediately preceding sentence, neither the Corporation nor any of its Subsidiaries shall have any rights in any business interests, activities or ventures of any Identified Persons that are not Excluded Opportunities, and the Corporation hereby waives and renounces any interest or expectancy therein.

To the fullest extent permitted by applicable law, but without limiting any separate agreement to which an Identified Person may be party with the Corporation or any of its Subsidiaries, and except with respect to any Excluded Opportunities, (i) the engagement in competitive activities by any Identified Person in accordance with the provisions of this Article XI is hereby deemed approved by the Corporation, all stockholders and all Persons acquiring an interest in the stock of the Corporation, (ii) it shall not be a breach of any Identified Person’s duties or any other obligation of any type whatsoever of any Identified Person if an Identified Person engages in, or directs to another Person, any such business interests or activities in preference to or to the exclusion of the Corporation or any of its Subsidiaries, and (iii) no Identified Person shall be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Identified Person pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

In addition to and without limiting the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Subsidiaries if it is a business opportunity that (i) the Corporation and its Subsidiaries are neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the business of the Corporation and its Subsidiaries or is of no practical advantage to the Corporation and its Subsidiaries, (iii) is one in which the Corporation and its Subsidiaries have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of an Identified Person over which such Identified Person has no direct or indirect influence or control, including, but not limited to, a blind trust. To the fullest extent permitted by applicable law, but without limiting any separate agreement to which an Identified Person may be party with the Corporation or any of its Subsidiaries, no Identified Person shall (x) have any duty to present business opportunities that are not Excluded Opportunities to the Corporation or any of its Subsidiaries or (y) be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Identified Person pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

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For avoidance of doubt, the foregoing paragraphs of this Article XI are intended to renounce with respect to the Identified Persons, to the fullest extent permitted by Section 122(17) of the DGCL, any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are not Excluded Opportunities, and this Article XI shall be construed to effect such renunciation to the fullest extent permitted by the DGCL.

Any Identified Person may, directly or indirectly, (i) acquire stock of the Corporation and options, rights, warrants and appreciation rights relating to stock of the Corporation and (ii) except as otherwise expressly provided in this Certificate of Incorporation, exercise all rights of a stockholder of the Corporation relating to such stock, options, rights, warrants and appreciation rights.

To the fullest extent permitted by law, neither the alteration, amendment or repeal of this Article XI nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XI shall apply to or have any effect on the liability or alleged liability of any Identified Person for or with respect to any activities or opportunities which such Identified Person becomes aware prior to such alteration, amendment, repeal or adoption.

For avoidance of doubt, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI and each other Article of this Certificate of Incorporation.

For purposes of this Article XI only:

“Affiliate” shall mean (a) in respect of an Indemnitee, any Person that, directly or indirectly, is controlled by such Indemnitee (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of any Supporting Shareholder, a Person that, directly or indirectly, is controlled by any of the Supporting Shareholders, controls any of the Supporting Shareholders or is under common control with any of the Supporting Shareholders and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation).

“Affiliated Entity” shall mean (a) any Person of which an Indemnitee serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (b) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (c) any Affiliate of any of the foregoing.

“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the Owner of 20% or more of the outstanding voting equity of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary (it being acknowledged that such Person’s ownership of less than 20% of the voting equity of any such entity shall not in and of itself create a presumption that there is a lack of control).

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ARTICLE XII

Business COmbinations

Section 12.1       The Corporation elects not to be governed by Section 203 of the DGCL.

Section 12.2       Notwithstanding any other provision of this Article XII, the Corporation shall not engage in any Business Combination (as defined below) with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a)               Prior to such time, the Board approved either the Business Combination or the transaction (other than the BCA Transaction) which resulted in the stockholder becoming an Interested Stockholder;

(b)              Upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)               At or subsequent to such time the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 ⅔% of the outstanding Voting Stock which is not owned by the Interested Stockholder.

Section 12.3       The restrictions contained in Article XII shall not apply if:

(a)               The Corporation does not have a class of Voting Stock that is: (i) listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a Person becomes an Interested Stockholder;

(b)              A stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership;

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(c)               The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which:

(i)                 Constitutes one of the transactions described in the second sentence of this Section 12.3(c);

(ii)              Is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board; and

(iii)            Is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

The proposed transactions referred to in the preceding sentence are limited to: (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined below) of the Corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 12.3(c); or

(d)              The Business Combination is with an Interested Stockholder who became an Interested Stockholder as a result of the BCA Transaction (any such Person, an “Exempt Interested Stockholder”); provided that each such Exempt Interested Stockholder shall be an Exempt Interested Stockholder only if and for so long as the number of shares of Voting Stock owned by such Exempt Interested Stockholder does not exceed the number of shares which are owned by such Exempt Interested Stockholder on the Effective Date, plus a number of shares of Voting Stock equal to not more than 1% of the Voting Stock then outstanding (the “Threshold”); provided that such Person shall cease to be an Exempt Interested Stockholder if thereafter such Person acquires shares of Voting Stock of the Corporation beyond the Threshold. From and after such time as any Exempt Interested Stockholder ceases to be an Exempt Interested Stockholder as a result of acquiring shares, such Person shall be subject to the restrictions and other provisions of this Article XII applicable to Interested Stockholders, including Section 12.2. In the event an Exempt Interested Stockholder would no longer own sufficient shares to be an Interested Stockholder, such Exempt Interested Stockholder shall thereafter no longer be an Exempt Interested Stockholder and the provisions of Article XII shall apply to such person in the event such person subsequently becomes an Interested Stockholder hereunder.

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Section 12.4       As used in this Article XII only, the term:

(a)               “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls (as defined below), or is controlled by, or is under common control with, another Person.

(b)              “Associate,” when used to indicate a relationship with any Person, means: (A) any other Person of which such Person is a director, officer or partner or is, directly or indirectly, the Owner (as defined below) of 20% or more of any class of Voting Stock; (B) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c)               “Business Combination,” when used in reference to the Corporation and any Interested Stockholder, means:

(i)                 Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder, or with any Person if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 12.2 is not applicable to the surviving Person;

(ii)              Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii)            Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of said Stock; or (E) any issuance or transfer of Stock by the Corporation; provided, however, that in no case under items (C)–(E) of this clause (iii) shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

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(iv)             Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(v)               Any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in clauses (i)–(iv) of this Section 12.4(c)) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

Notwithstanding the foregoing, no exchange under the Exchange Agreement will constitute a Business Combination within the meaning of this Section 12.4(c).

(d)              “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the Owner of 20% or more of the outstanding Voting Stock of any other Person shall be presumed to have control of such Person, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such Person.

(e)               “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that is the Owner of 15% or more of the outstanding Voting Stock of the Corporation, or is an Affiliate or Associate of the Corporation and was the Owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person; provided, however, that the term “Interested Stockholder” shall not include any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of Section 12.4(i) but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f)                “Person” means any individual, corporation, partnership, unincorporated association or other entity

(g)               “Stock” means, with respect to any corporation, capital stock and, with respect to any other Person, any equity interest.

(h)              “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any Person that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such Person. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

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(i)                 “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates:

(i)                 Beneficially owns such Stock, directly or indirectly; or

(ii)              Has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(iii)            Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this Section 12.4(i)), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock;

provided, however, that no Person shall be deemed to own Stock owned by another Person solely by reason of the fact that both Persons are party to the Shareholders Agreement or the Company Holders Support Agreement.

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ARTICLE XIII

SEVERABILITY

If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XIV

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim arising under any provision of the DGCL, this Certificate of Incorporation (as it may be amended or restated) or the Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, (e) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware or (f) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL, shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery. Notwithstanding the foregoing, in the event that the Delaware Court of Chancery lacks subject-matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Delaware Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. For avoidance of doubt, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV and each other Article of this Certificate of Incorporation.

ARTICLE XV

AMENDMENTS

Except as otherwise expressly provided in this Certificate of Incorporation, including, without limitation, Article XI, and without limiting the rights of any party to the Shareholders Agreement, in addition to any separate vote of any class or series of capital stock of the Corporation required under the DGCL, this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least 66 ⅔% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided that any amendment of any provision of this Certificate of Incorporation that adversely affects the rights, priorities or privileges of the Class B Common Stock shall require the affirmative vote of the holders of at least 66⅔% of the total voting power of the Class B Common Stock then outstanding.

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ARTICLE XVI

Sole Incorporator

The sole incorporator of the Corporation is [•], whose mailing address is [•]. The powers of the incorporator are to terminate upon the effectiveness of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name of each person who is to serve as an initial director of the Corporation until the first annual meeting of stockholders or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal, are as follows: Sanjay Patel, Scott Kleinman, Jennifer Fleiss, Mitch Garber and James H. Simmons III. The mailing address of each such person is c/o Apollo Strategic Growth Capital, 9 West 57th Street, 43rd Floor, New York, NY 10019.

ARTICLE XVII

Definitions

As used in this Certificate of Incorporation, the following terms have the following meanings, unless clearly indicated to the contrary:

“A&R JerseyCo M&A” means the Fourth Amended and Restated Memorandum and Articles of Association of JerseyCo, dated on or about the Effective Date, as the same may be amended, restated, modified, supplemented or replaced from time to time in accordance with the terms thereof.

“Affiliate” has the meaning ascribed to such term in the Shareholders Agreement.

“BCA” means that certain Business Combination Agreement, dated as of December 2, 2021, by and between Apollo Strategic Growth Capital, as predecessor to the Corporation, and JerseyCo, together with the schedules and exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“BCA Transaction” means the business combination transactions contemplated by the BCA.

“Board” means the Board of Directors of the Corporation.

“Class B JerseyCo Share” means a “B Ordinary Share” as defined in the A&R JerseyCo M&A.

“Company Holders Support Agreement” means that certain Company Holders Support Agreement, dated as of December 2, 2021 by and among Apollo Strategic Growth Capital and the Shareholders party thereto together with the schedules and exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Derivative Equity Securities” has the meaning ascribed to such term in the BCA.

“Effective Date” means the date of the effectiveness of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

“Eligible JerseyCo Owner” has the meaning ascribed to such term in the Exchange Agreement.

“Equity Contribution Agreement” means that certain Equity Contribution Agreement, dated as of August 11, 2021, by and among Expedia, Inc., JerseyCo and Juweel Investors Limited, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

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“Exchange Agreement” means that certain Exchange Agreement, dated on or about the Effective Date, among the Corporation, JerseyCo, and the other Persons party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

“Expedia” means EG Corporate Travel Holdings LLC, a Delaware limited liability company (and any Expedia Permitted Transferee (as defined in the Shareholders Agreement)).

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or arbitral panel (in each case public or private), or other body or administrative, regulatory, self-regulatory organization or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“JerseyCo” means GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey.

“Participating Shares” means (i) shares of Class A Common Stock, and, solely prior to the automatic conversion thereof upon consummation of the BCA Transaction, Class X Common Stock, and (ii) shares of any other class or series of Common Stock or Preferred Stock to the extent that, in accordance with the terms thereof, such shares are entitled to participate with Class A Common Stock in, as applicable, (x) dividends or distributions paid by the Corporation, or (y) any liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, shares of Class B Common Stock shall not be considered Participating Shares except, solely in the case of a liquidation, dissolution or winding up of the corporation, solely to the extent provided in Section 5.3(c)(ii).

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Post-Closing Equity Adjustment” has the meaning ascribed to such term in the Equity Contribution Agreement.

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“Ratably” means, with respect to Participating Shares (determined pursuant to the definition of “Participating Shares,” as of the applicable time), on a per share basis. If, after the Effective Date, other terms are approved by the Corporation with respect to participation of any class or series of capital stock in residual distributions of the Corporation and are set forth in this Certificate of Incorporation or any certificate of designation with respect to Preferred Stock, “Ratably” shall automatically be adjusted to take account of such other terms.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated on or about the Effective Date, by and among the Corporation, the Sponsor Equityholders (as defined and identified therein), the GBT Equityholders (as defined and identified therein), and any Permitted Transferees (as defined therein), together with the schedules and exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Shareholders Agreement” means the Shareholders Agreement, dated on or about the Effective Date, by and among the Corporation, JerseyCo and certain shareholders of the Corporation and JerseyCo party thereto, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

“Supporting Shareholder” means any holder of equity securities of the Corporation who is a Shareholder (as defined in either the Shareholders Agreement or the Company Holders Support Agreement).

“Subsidiary” has the meaning ascribed to such term in the Shareholders Agreement.

“Transfer” has the meaning ascribed to such term in the Shareholders Agreement. Notwithstanding the preceding sentence, for purposes of this Certification of Incorporation, no (x) exchange of Class B JerseyCo Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) for any shares of Class A Common Stock pursuant to and in accordance with the Exchange Agreement or (y) conversion of any shares of any class or series of capital stock of the Corporation into another class or series of capital stock of the Corporation shall constitute a “Transfer” hereunder.

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[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be signed this [•] day of [•], 2022.

By:
[•]
Sole Incorporator

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Exhibit B

Form of Bylaws of Acquiror

BYLAWS

OF

GLOBAL BUSINESS TRAVEL GROUP, INC.

Article I
OFFICES

Section 1.1           Registered Office. The registered office of Global Business Travel Group, Inc. (the “Corporation”) shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2           Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

Article II
STOCKHOLDERS

Section 2.1           Annual Meetings. The annual meeting of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before such meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(iii), as may be designated from time to time by the Board. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2.2           Special Meetings. Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or required or permitted by the certificate of incorporation of the Corporation (as amended, restated, modified or supplemented from time to time, and including any certificate of designation relating to a series of “Preferred Stock” as defined therein, the “Certificate of Incorporation”), and subject to the rights of the holders of any class or series of Preferred Stock, if any, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board pursuant to a resolution adopted by a majority of the total number of directors. Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(iii), as the Board may determine. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.

Section 2.3           Notice of Meetings. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than sixty (60), nor less than ten (10), days previous thereto (unless a different time is specified by applicable law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2.4           Quorum; Adjournments. The holders of a majority in voting power of the capital stock of the Corporation issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chair of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time without further notice, other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than sixty (60) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 2.5           Organization of Meetings. The Chair of the Board, or in the absence of the Chair of the Board, or at the Chair of the Board’s discretion, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s discretion, any officer of the Corporation, shall call all meetings of the stockholders to order and shall act as chair of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary of the Corporation, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chair of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chair of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at such meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to such meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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Section 2.6           Proxies.

(a)               At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (i) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (ii) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period; provided, that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

(b)               A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

(c)               Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this Section 2.6 (including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)               Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

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Section 2.7           Voting. When a quorum is present at any meeting, the affirmative vote of a majority of the votes cast by shares of capital stock of the Corporation that are entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, the Shareholders Agreement (as defined in the Certificate of Incorporation), these Bylaws (including, without limitation, Section 3.1 hereof) or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series that are entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, the Shareholders Agreement, these Bylaws (including, without limitation, Section 3.1 hereof) or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. For the avoidance of doubt, an abstention or broker non-vote shall not count as a vote cast.

Section 2.8           Fixing Record Date.

(a)               In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)               In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change or conversion or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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(c)               Solely to the extent the Certificate of Incorporation or the Shareholders Agreement expressly permits one or more classes or series of stockholders of the Corporation to express consent to corporate action in writing without a meeting, in order that the Corporation may determine the stockholders entitled to express such written consent, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.9           Consents in Lieu of Meeting. At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation, the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Section 2.10       List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network; provided, that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

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Section 2.11       Inspectors. The Board, in advance of all meetings of the stockholders, may, and shall if required by applicable law, appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chair of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

Section 2.12       Conduct of Meetings

(a)               Annual Meetings of Stockholders.

(i)                 Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) as provided in the Shareholders Agreement, (B) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.3, (C) by or at the direction of the Board or (D) by any stockholder of the Corporation who was a stockholder of record on the record date for the meeting, who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.12(a) and who was a stockholder of record at the time the notice contemplated by the following subparagraphs (ii) and (iii) of this Section 2.12(a) was delivered to the Secretary of the Corporation.

(ii)              For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (D) of Section 2.12(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one-hundred-twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than thirty (30) days before, or more than seventy (70) days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 2.12(a)(ii) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these Bylaws, the date of the preceding year’s annual meeting shall be deemed to be [•]1 of the preceding calendar year. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws.

[1]	To be one year prior to the contemplated date of the first annual meeting.

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(iii)            Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (I) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (II) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (III) a representation that the stockholder (aa) is a holder of record of the stock of the Corporation at the time of the giving of the notice, (bb) will be entitled to vote at such meeting and (cc) will appear in person or by proxy at the meeting to propose such business or nomination, (IV) a representation as to whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (aa) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (bb) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (V) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (VI) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (D) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (E) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (I) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (II) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (III) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 2.12(a)(iii) or Section 2.12(b)) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof; provided, that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or any adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior to the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

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(iv)             The foregoing notice requirements of Section 2.12(a)(ii) and (iii) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in the foregoing Section 2.12(a)(ii) and (iii) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)               Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.3. At any time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee thereof, (ii) as provided in the Shareholders Agreement or (iii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who was a stockholder of record on the record date for such meeting, who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.12 with respect to such nominations and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by Section 2.12(a)(ii) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one-hundred-twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

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(c)               General.

(i)             Only persons who are nominated in accordance with the procedures set forth in this Section 2.12 and satisfy the requirements of Section 3.1(b) shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12. Except as otherwise provided by law, the Certificate of Incorporation, the Shareholders Agreement or these Bylaws, the chair of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.12 and, if any proposed nomination or business is not in compliance with this Section 2.12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

(ii)              Notwithstanding the foregoing provisions of this Section 2.12, if a stockholder who has provided proper and timely notice of his, her or its intent to bring a nomination or other business before a meeting of stockholders (or a qualified representative of such stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present such nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.12, to be considered a qualified representative of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iii)            If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may, by means of remote communication, participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder; (B) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (C) if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

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(iv)             No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 2.12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 2.12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(v)              Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12; provided, however, that, to the fullest extent permitted by applicable law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.12 (including clause (D) of Section 2.12(a)(i) and Section 2.12(b) hereof), and compliance with clause (D) of Section 2.12(a)(i) and Section 2.12(b) shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 2.12 shall apply to the right, if any, of the holders of any series of Preferred Stock, if any, to elect directors pursuant to any applicable provisions of the Certificate of Incorporation and/or the Shareholders Agreement (as applicable).

(vi)             Notwithstanding anything to the contrary contained herein, for as long as the Shareholders Agreement remains in effect with respect to the parties thereto (the “Shareholders Agreement Parties”), the Shareholders Agreement Parties (to the extent they are then subject to the Shareholders Agreement) shall not be subject to the notice procedures set forth in Section 2.12(a)(ii), Section 2.12(a)(iii) or Section 2.12(b) with respect to any annual or special meeting of stockholders to the extent necessary to effect the transactions and rights set forth in the Shareholders Agreement.

Article III
BOARD OF DIRECTORS

Section 3.1           Number; Election; Quorum; Voting

(a)               The Board shall consist, subject to the Certificate of Incorporation and the Shareholders Agreement, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board.

(b)               For as long as the Corporation is a “controlled entity” of any Shareholder under the Banking Laws, no person may serve as a director if such person is a director or other management official of any other company, partnership, limited liability company or similar entity, in each case if such service would result in a violation of, or the need for a waiver or exemption under, either the Depository Institution Management Interlocks Act, as amended, and the Federal Reserve Board’s Regulation L thereunder, Applicable Securities Laws, Antitrust Law, or the rules and regulations of the Applicable Exchange and all other applicable Laws (as all such terms are defined in the Shareholders Agreement).

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(c)               Notwithstanding any provision in these Bylaws to the contrary (except as hereinafter provided for the filling of vacancies and newly created directorships, and except as otherwise expressly provided in the Certificate of Incorporation), assuming a quorum is present, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the date seven (7) days prior to the scheduled mailing date of the proxy statement for such meeting.

(d)               A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these Bylaws, the Certificate of Incorporation or the Shareholders Agreement, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 3.2           Resignation; Removal

(a)               Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chair of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation. Subject to the Shareholders Agreement, directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

(b)               In order for any person to become a nominee of the Board for service on the Board, such person must submit a resignation, contingent on (i) that person not receiving the required vote for election, and (ii) acceptance of that resignation by the Board in accordance with policies and procedures adopted by the Board for such purposes. A resignation pursuant to this Section 3.2(b) shall provide that it is irrevocable.

Section 3.3           Vacancies. Subject to the Certificate of Incorporation and the Shareholders Agreement, unless otherwise required by the DGCL or Section 3.5, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board or any committee thereof (whether by death, resignation, removal (including pursuant to the terms of the Certificate of Incorporation), retirement, disqualification or otherwise) shall be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders at a special meeting of stockholders called by or at the direction of the Board, in accordance with Section 2.2, for such purpose. The directors so chosen shall, in the case of the Board, hold office until the next election of the class for which such directors shall have been chosen and until their successors are duly elected and qualified or until their earlier death, resignation or removal and, in the case of any committee of the Board, shall hold office until their successors are duly appointed by the Board or until their earlier death, resignation or removal.

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Section 3.4           Meetings of the Board. Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chair of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Section 10.2. Notice of each special meeting of the Board shall be given, as provided in Section 10.2, to each director: (a) at least 24 hours before the meeting, if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (b) at least two (2) days before the meeting, if such notice is sent by a nationally recognized overnight delivery service; and (c) at least five (5) days before the meeting, if such notice is sent through the United States mail. If the Secretary of the Corporation shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any regular meeting need not specify the purposes thereof, but notice of any special meeting shall specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 3.5           Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the total number of directors fixed by the Board pursuant to the Certificate of Incorporation and these Bylaws, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly, and whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right, the terms of office of all such Preferred Stock Directors shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director), and the total authorized number of directors of the Corporation shall automatically be reduced accordingly. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

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Section 3.6           Committees. Subject to the Shareholders Agreement, the Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board (including, but not limited to, an Executive Committee, an Audit Committee and a Compensation Committee), which shall be comprised of such members of the Board, and have such duties and be vested with such powers as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Subject to the Certificate of Incorporation and the Shareholders Agreement, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member, subject to the Shareholders Agreement. Subject to the Certificate of Incorporation and the Shareholders Agreement, unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee. Any such committee, to the extent provided in the resolution of the Board establishing such committee, subject to the Shareholders Agreement, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee or the Shareholders Agreement. Unless otherwise provided in such a resolution or the Shareholders Agreement, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum; and all matters shall be determined by a majority affirmative vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution or the Shareholders Agreement, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 3.7           Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmission or transmissions) are filed with the minutes of proceedings of the Board.

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Section 3.8           Remote Meetings. The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.8 shall constitute presence in person at such a meeting.

Section 3.9           Compensation. The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

Section 3.10       Reliance on Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Article IV
OFFICERS

Section 4.1           Officers. The Board shall elect officers of the Corporation, including, without limitation, a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chair of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairs of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these Bylaws to the Chair of the Board, the President or the Chief Executive Officer shall refer to either such co-Chair of the Board, co-President or co-Chief Executive Officer, as the case may be.

Section 4.2           Term; Removal. All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until their earlier resignation or removal. Subject to the Shareholders Agreement, any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.

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Section 4.3           Powers. Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these Bylaws shall have the powers and duties prescribed by applicable law, by these Bylaws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these Bylaws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.4          Delegation. Unless otherwise provided in these Bylaws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

Article V
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 5.1           Right to Indemnification To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (for purposes of this Article V, a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, member, manager, officer, employee, agent or trustee or in any other capacity while serving as a director, member, manager, officer, employee, agent or trustee, against all liability and loss suffered and expense (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. Notwithstanding the foregoing provisions of this Section 5.1, except as provided in Section 5.3 with respect to proceedings to enforce rights to indemnification and advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 5.2           Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 5.1, to the fullest extent permitted by applicable law, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred by such indemnitee in appearing at, participating in or defending any proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article V (which shall be governed by Section 5.3). Notwithstanding the foregoing, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined after final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to indemnification under this Article V or otherwise.

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Section 5.3           Right of Indemnitee to Bring Suit. Notwithstanding the failure of the Corporation to have made a determination that indemnification of the indemnitee is proper in the circumstances, or an actual determination by the Corporation that the indemnification of the indemnitee is not proper in the circumstances, any indemnitee may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification or advancement of expenses to the extent otherwise permissible under this Article V. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

Section 5.4           Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article V shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, the Certificate of Incorporation, these Bylaws, insurance, an agreement, vote of stockholders or disinterested directors or otherwise.

Section 5.5           Contract Rights. The rights conferred upon indemnitees in this Article V shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any repeal or amendment of this Article V by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of these Bylaws inconsistent with this Article V, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

16

Section 5.6           Insurance. The Corporation shall purchase and maintain insurance (or be named insured on the insurance policy of an affiliate), on behalf of the indemnitees and such other persons, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, as the Board shall determine, in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with such person’s activities on behalf of the Corporation, regardless of whether or not the Corporation would have the power or obligation to indemnify such person against such liability under the DGCL, the Certificate of Incorporation or these Bylaws.

Section 5.7           Other Indemnitors. Notwithstanding that a director or officer of the Corporation (collectively, the “covered persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “other indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to covered persons are primary and any obligation of the other indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by covered persons are secondary); and (ii) shall be required to advance and indemnify the full amounts to which covered persons are entitled hereunder, without regard to any rights covered persons may have against any of the other indemnitors. No advancement or payment by the other indemnitors on behalf of covered persons with respect to any claim for which covered persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the other indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of covered persons against the Corporation.2

Section 5.8           Employees and Agents. This Article V shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees. The Corporation may, to the extent authorized from time to time by the Board, to the extent and in the manner authorized or permitted by law, grant rights to indemnification and to the advancement of expenses to persons other than indemnitees, including any employee or agent of the Corporation.

[2]	Note to Draft: The Shareholders Agreement, the A&R JerseyCo M&A and/or other appropriate definitive documentation will include provisions requiring JerseyCo to make tax distributions and other distributions to the Corporation to pay public company expenses (including the indemnification obligations contemplated by this Article V).

17

Article VI
CORPORATE BOOKS

Section 6.1           Corporate Books. The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

Article VII
CHECKS, NOTES, PROXIES, ETC.

Section 7.1           Checks, Notes, Proxies, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board, or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chair of the Board, the Chief Executive Officer, or by such officers as the Chair of the Board, the Chief Executive Officer or the Board may from time to time determine.

Article VIII
SHARES AND OTHER SECURITIES OF THE CORPORATION

Section 8.1           Certificated and Uncertificated Shares. Except as otherwise provided in a resolution approved by the Board, all shares of capital stock of the Corporation shall be uncertificated shares.

Section 8.2           Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chair of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on any certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 8.3           Lost, Destroyed or Wrongfully Taken Certificates.

(a)               If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

18

(b)               If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by applicable law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 8.4           Transfer of Stock.

(a)               Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation, and only upon proper transfer instructions, including by electronic transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s), upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power.

(b)               The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 8.5           Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 8.6           Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

19

Article IX
FISCAL YEAR

Section 9.1           Fiscal Year. The fiscal year of the Corporation shall end on December 31, unless otherwise determined by resolution of the Board.

Article X
GENERAL PROVISIONS

Section 10.1       Notice. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these Bylaws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 10.2       Means of Giving Notice. Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these Bylaws, notice to any Director or stockholder of any meeting or any other matter under the Certificate of Incorporation or these Bylaws shall be given by the following means:

(a)               Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and hand delivered, sent by mail, or sent by a nationally recognized delivery service, (ii) by means of facsimile telecommunication, electronic mail or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally in person, or by telephone, when actually received by the director; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)               Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including without limitation, a facsimile telecommunication or electronic mail.

(c)               Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within sixty (60) days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

20

(d)               Exceptions to Notice Requirements.

(i)                 Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of the State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(ii)              Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (x) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (y) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of the State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any stockholder whose electronic mail address appears on the records of the Corporation and to whom notice by electronic transmission is not prohibited by Section 232 of the DGCL.

Section 10.3       Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

21

Section 10.4       Conflicts. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL, or the Shareholders Agreement, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Article XI
DIVIDENDS

Section 11.1       Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting of the Board (or any action by written consent in lieu thereof in accordance with Section 3.7 hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board may modify or abolish any such reserve.

Article XII
AMENDMENTS

Section 12.1       Amendments. Subject to the terms of the Shareholders Agreement, these Bylaws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.

*    *    *    *

22

Exhibit C

Form of Shareholders Agreement

Shareholders Agreement

dated as of

[ ], 2022

by and among

GLOBAL BUSINESS TRAVEL GROUP, INC.,

GBT JerseyCo Limited,

American Express Travel Holdings
Netherlands Coöperatief U.A.,

Juweel Investors (SPC) LIMITED

AND

EG CORPORATE TRAVEL HOLDINGS LLC.

Page

ARTICLE I	DEFINITIONS		1
ARTICLE II	TRANSFERS OF SHARES		17
2.1.	Limitations on Transfers		17
	2.1.1.	Transfers Generally; Recordation	17
	2.1.2.	Obligations of Transferees	18
	2.1.3.	Prohibitions on Transfer	18
	2.1.4.	Cooperation	19
	2.1.5.	[Reserved]	20
	2.1.6.	[Reserved]	20
2.2.	Compliance with Applicable Securities Laws		20
2.3.	Publicly Traded Partnership Restrictions		20
2.4.	Amex Anti-Dilution Rights		20
	2.4.1.	Private Offerings	20
	2.4.2.	Public Offerings	22
	2.4.3.	Termination	22
2.5.	C Ordinary Shares		22
ARTICLE III	CORPORATE GOVERNANCE		23
3.1.	Board of Directors		23
	3.1.1.	Composition and Decision Making	23
	3.1.2.	Chairman of the Board	24
	3.1.3.	JerseyCo Board	24
	3.1.4.	Directors’ and Officers’ Insurance	24
3.2.	Committee Designation		26
	3.2.1.	Committees Generally	26
	3.2.2.	Certain Committees	27
	3.2.3.	[Reserved]	27
3.3.	Approval Rights		27
3.4.	[Reserved]		29
3.5.	Compliance Matters		29
3.6.	Tax Residence		29
3.7.	Governance of JerseyCo		29

- i -

(continued)

Page

ARTICLE IV	JERSEYCO DISTRIBUTIONS; ACCOUNTING POLICIES; ALLOCATIONS		30
4.1.	JerseyCo Distributions Generally		30
4.2.	Tax Distribution Policy		30
4.3.	Withholding		30
	4.3.2.	Shareholder Tax Information	31
4.4.	Allocation of Profits and Losses		32
	4.4.1.	General Allocation of Profit and Loss	32
	4.4.2.	Allocations for Tax Purposes	32
	4.4.3.	Gross Income Allocations	32
	4.4.4.	Qualified Income Offset	33
	4.4.5.	Minimum Gain Chargebacks	33
	4.4.6.	Nonrecourse Deductions	33
	4.4.7.	Partner Nonrecourse Deductions	33
	4.4.8.	Nonrecourse Debt	33
	4.4.9.	Section 754 Election	33
	4.4.10.	Section 482 Adjustments	34
ARTICLE V	CAPITAL ACCOUNTS		34
5.1.	Capital Accounts		34
5.2.	No Deficit Restoration Obligation		35
5.3.	Revaluations of Property		35
5.4.	Return of Capital; Withdrawals		35
5.5.	No Interest on Capital Contributions		35
5.6.	Capital Accounts Separate to Statutory Accounts		35
ARTICLE VI	TAX MATTERS		35
6.1.	Tax Returns and Forms		35
6.2.	PFIC		36
6.3.	CFC		37
6.4.	Consistency		37
6.5.	U.S. Tax Classification		37

(continued)

Page

6.6.	Effectively Connected Income		37
6.7.	No Non-U.S. Taxes or Filings		38
6.8.	Election Pursuant to Section 754 of the Code		38
6.9.	Partnership Representative		38
6.10.	United States Property		40
6.11.	Transfer Reporting		40
ARTICLE VII	BUSINESS SCOPE AND COMPETITION ISSUES		40
7.1.	Restrictions on Competition by the Shareholders		40
	7.1.2.	Restrictions on Certain Activities by the Juweel Investors	41
7.2.	Non-Solicit		41
7.3.	Certain Transaction Restrictions		42
7.4.	Certain Acknowledgments		43
ARTICLE VIII	INFORMATION RIGHTS		43
8.1.	Information Rights		43
	8.1.1.	Required Delivery of Information to Shareholders	43
	8.1.2.	Financial Planning Information	43
	8.1.3.	Termination of Information and Access Rights	44
8.2.	Confidentiality Obligations		44
	8.2.1.	Confidential Information	44
	8.2.2.	Protection of Confidential Information	45
ARTICLE IX	REPRESENTATIONS AND WARRANTIES		46
9.1.	Representations and Warranties of the Company and JerseyCo		46
	9.1.1.	Organization	46
	9.1.2.	Authority	46
	9.1.3.	Anti-Corruption	46
	9.1.4.	No Violation	46
9.2.	Representations and Warranties of Each Shareholder		47
	9.2.1.	Organization	47
	9.2.2.	Authority	47
	9.2.3.	Anti-Corruption	47

(continued)

Page

	9.2.4.	No Violation	48
ARTICLE X	MISCELLANEOUS		48
10.1.	Termination		48
10.2.	No Voting or Conflicting Agreements		48
10.3.	Specific Performance		48
10.4.	Expenses		49
10.5.	Notices		49
10.6.	Successors and Assigns		49
10.7.	Recapitalizations and Exchanges Affecting Shares		49
10.8.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial		50
10.9.	Descriptive Headings		51
10.10.	Amendment		51
10.11.	Severability		51
10.12.	Further Assurances		52
10.13.	Amendment and Restatement; Complete Agreement; Counterparts		52
10.14.	No Third-Party Beneficiaries		52
10.15.	Other Businesses; Waiver of Certain Duties		52
10.16.	Indemnification of Shareholders by the Company		53
10.17.	Sophisticated Investors		54
10.18.	Intentionally Omitted		54
10.19.	Copy of Agreement		54
10.20.	Construction		54
10.21.	Operating Agreement Compliance		54

(continued)

Schedules
Schedule 2.1.3	Restricted Persons
Schedule 3.1.1	Board of Directors as of the Effective Date
Schedule 7.1.1	Existing Lines of Business
Schedule 7.1.2	Exceptions to Restrictions on Certain Activities
Schedule 9.1.3	Anti-Corruption of the Company
Schedule 9.2.3	Anti-Corruption of each Shareholder
Schedule 10.5	Addresses for Notices

Annex

Annex A	Tax Residency Guidelines
Annex B	Compliance Term Sheet

v

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Shareholders Agreement”), dated as of [ ], 2022 (the “Effective Date”), is by and among Global Business Travel Group, Inc., a Delaware corporation (the “Company”), GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (“JerseyCo”), American Express Travel Holdings Netherlands Coöperatief U.A., a cooperative organized under the laws of the Netherlands (“Amex”), Juweel Investors (SPC) Limited, an exempted segregated portfolio company with limited liability incorporated under the laws of the Cayman Islands (“Juweel”) and EG Corporate Travel Holdings LLC, a Delaware, United States limited liability company (“Expedia”). The parties hereto (other than the Company and JerseyCo) are sometimes hereinafter referred to individually as a “Shareholder” or collectively as the “Shareholders.”

RECITALS

WHEREAS, in connection with the consummation of the transactions contemplated by that certain Business Combination Agreement (the “BCA”), dated as of December 2, 2021, by and between JerseyCo and Apollo Strategic Growth Capital, a Cayman Islands exempted company (“Acquiror”), JerseyCo and Acquiror desire to enter into this Shareholders Agreement; and

WHEREAS, the parties to this Shareholders Agreement desire to provide for certain rights and obligations with respect to the Shares and with respect to the Company and JerseyCo.

NOW, THEREFORE, in consideration of the premises and of the terms and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Shareholders Agreement, the following terms shall have the meanings ascribed to them below:

“A Ordinary Shares” shall mean voting redeemable shares of JerseyCo designated as ordinary shares with a nominal value of Euro €0.00001, all of which are held as of the Effective Date by the Company, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

“Acquiror” shall have the meaning ascribed to it in the recitals.

“Advance Amount” shall have the meaning ascribed to it in Section 4.3.1.

“Affiliate” of a Person shall mean another Person, directly or indirectly, controlled by, controlling or under common control with such first Person. For purposes of this Shareholders Agreement, (i) the Company, JerseyCo and their Subsidiaries shall be deemed not to be Affiliates of Amex, Juweel, any other Shareholder, any Amex Entity, any AXP Stockholder (solely as a result of its ownership of stock in American Express Company), any Juweel Investor, any Juweel Entity, any Juweel Upstream Investor or any of their respective Affiliates, (ii) each Juweel Investor and each of its respective Juweel Entities shall be deemed to be an Affiliate of Juweel but not of each other, (iii) each Amex Entity shall be deemed to be an Affiliate of Amex and of each other Amex Entity, (iv) no Juweel Upstream Investor shall be deemed to be an Affiliate of Juweel and (v) no AXP Stockholder (solely as a result of its ownership of stock in American Express Company) shall be deemed to be an Affiliate of Amex or any Amex Entity (solely as a result of its ownership of stock in American Express Company).

“Amex” shall have the meaning ascribed to it in the Preamble.

“Amex Competitor” shall mean, with respect to Amex, a Person whose prior year revenues, together with that of its Affiliates, (A) generated by its Payment Products business and business of operating a network for Payment Products, in the aggregate, exceeded an amount equal to twenty-five percent (25%) of the prior year annual combined revenues generated by American Express Company and its Affiliates from its Payment Products business, (B) generated by its Card Acceptance and Merchant Services business exceeded an amount equal to twenty-five percent (25%) of the prior year annual combined revenues generated by American Express Company and its Affiliates from its Card Acceptance and Merchant Services business or (C) generated by its Loyalty Services business exceeded an amount equal to twenty-five percent (25%) of the prior year annual combined revenues generated by American Express Company and its Affiliates from its Loyalty Services business, in each case with such revenues to be determined using reasonable assumptions based upon information that is publicly available.

“Amex Confidential Information” shall have the meaning ascribed to it in Section 8.2.1.

“Amex Entity” shall mean any Person formed for the purpose of making a direct or indirect investment in the Amex Shares or all or substantially all of whose assets consist of its direct or indirect ownership interest in the Amex Shares and, if any, cash or cash equivalents.

“Amex Nominees” shall have the meaning ascribed to it in Section 3.1.1(a). “Amex Permitted Transferees” shall mean Amex and any Affiliate of American Express Company.

“Amex Shareholder” shall mean (i) Amex, for so long as Amex and any Amex Permitted Transferees collectively hold at least fifty percent (50%) of the issued Amex Shares, or (ii) if Amex together with any Amex Permitted Transferees do not collectively hold at least fifty percent (50%) of the issued Amex Shares, the Shareholder, together with its Permitted Transferees, that holds the largest number of issued Amex Shares; provided, however, that Shares acquired pursuant to a Registration Statement (other than a Registration Statement of a type described in any of clauses (i) through (vii) of Section 2.2.1 of the Registration Rights Agreement) or in an open market transaction shall not be taken into account for the purpose of determining the identity of the Amex Shareholder.

“Amex Shares” shall mean the Shares held by Amex on the Effective Date, including all securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date, including as a result of conversion and re-designation of C Ordinary Shares issued to Amex on account of its pre–Effective Date ownership of Company Ordinary Shares (as defined in the BCA), upon the occurrence of any Triggering Event prior to the Earnout Termination Date.

“Anti-Dilution Offer Notice” shall have the meaning ascribed to it in Section 2.4.1(a).

“Anti-Dilution Offer Period” shall have the meaning ascribed to it in Section 2.4.1(a).

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other U.S. or non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment, in any case that are applicable to the Company, JerseyCo and their Subsidiaries.

“Applicable Commission” shall mean the United States Securities and Exchange Commission or such other foreign securities regulatory commission to which the Company, the Shares or a proposed sale of Shares is subject.

“Applicable Exchange” shall mean the National Exchange on which the Shares are listed.

“Applicable Securities Laws” shall mean the Securities Act, the Exchange Act or the securities laws, rules and regulations of such other jurisdiction worldwide to which the Company, the Shares or a proposed offering or sale of Shares is subject.

“Articles” means the memorandum and articles of association of JerseyCo adopted from time to time.

“ASC 810” means Accounting Standards Codification (ASC) Topic 810, Consolidations, under GAAP (or any successor interpretations or amendments thereto).

“AXP Stockholder” shall mean any Person that holds shares in American Express Company.

“B Ordinary Shares” shall mean non-voting redeemable shares of JerseyCo designated as ordinary shares with a nominal value of Euro €0.00001, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date, including as a result of conversion and re-designation of C Ordinary Shares issued to certain JerseyCo shareholders on account of their pre–Effective Date ownership of Company Ordinary Shares (as defined in the BCA), upon the occurrence of any Triggering Event prior to the Earnout Termination Date.

“Banking Laws” shall mean the Bank Holding Company Act of 1956 or any other relevant banking Laws, regulations and agency interpretations and guidance.

“BCA” shall have the meaning ascribed to it in the recitals.

“BlackRock Investors” shall mean SBC Master Pension Trust, Red River Direct Investment Fund II, L.P., BR/ERB Co-Investment Fund II, L.P., BR/ERB Tactical Opportunities, L.P., SONJ Private Opportunities Fund II, L.P., The Lincoln National Life Insurance Company, Vesey Street Employee Fund IV, L.P., BlackRock Private Equity Onshore Holdings IV, L.P., DivPEP IV Offshore Holdings, L.P., Vesey Street Fund IV (ERISA) Blocker, L.P., Vesey Street Fund V, L.P., Vesey Street Fund (Cayman) V, L.P., Vesey Street Fund V (ERISA) Blocker, L.P., BlackRock Private Equity Partners VI Master, L.P., BlackRock Private Equity Partners VI US, L.P., BlackRock Special Opportunities Fund, L.P., BR Co-Investment Alfa I, L.P., BR Co-Investment Beta I, L.P., BlackRock Private Opportunities Fund III, L.P., The Equity League (Cayman), L.P., Facultas Fund, L.P., Vesey Street Fund V-M, L.P., POF III Cayman Master Fund, L.P. and POF III Scottish Master, L.P.

“BlackRock Treaty Information” shall have the meaning ascribed to it in Section 4.3.2(b).

“Board of Directors” shall mean the board of directors of the Company or any successor to the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City, Jersey or London.

“Business Travel Entities” shall mean business entities with annual revenue of at least $10,000,000 (whether or not for profit) and governmental agencies.

“Business Travel Services” shall mean business travel agency services provided to Business Travel Entities pursuant to a stand-alone contract to arrange for the business and commercial travel of their employees, excluding Travel Supplier Services, covering an entire enterprise or one or more business units, geographies or divisions thereof.

“Bylaws” shall mean the Bylaws of the Company, adopted on or about the Effective Date, in accordance with the BCA, as amended, restated or otherwise modified from time to time in accordance with its terms and the terms of the Certificate of Incorporation.

“C Ordinary Shares” shall mean non-voting redeemable shares of JerseyCo designated as ordinary shares with a nominal value of Euro €0.00001, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date; provided, however, that B Ordinary Shares resulting from the conversion and re-designation of C Ordinary Shares issued to certain JerseyCo shareholders on account of their pre–Effective Date ownership of Company Ordinary Shares (as defined in the BCA), upon the occurrence of any Triggering Event prior to the Earnout Termination Date, will not constitute C Ordinary Shares under this definition.

“Capital Account” shall have the meaning ascribed to it in Section 5.1.

“Capital Contribution” shall mean, with respect to any holder of JerseyCo Shares, the amount of money or the value of any property or asset (other than money) contributed to JerseyCo (or, during periods prior to December 10, 2019, GBT III) by such holder (or its predecessor in interest). Any property or asset contributed to JerseyCo shall be valued at its Fair Market Value. If, in connection with any Capital Contribution to JerseyCo by a holder of JerseyCo Shares, the Capital Account of such holder is debited with the amount of any liability or indemnifiable loss to which any property contributed by such holder is subject, the amount of such holder’s Capital Contribution shall be reduced by an equal amount.

“Card Acceptance and Merchant Services” shall mean any and all merchant acquiring and card acceptance activities (including in respect of merchants engaged in the Restricted Business), involving, inter alia, financing, fraud prevention, payment processing, marketing, sales development, analytics, reporting and ancillary services, activities as conducted by the Global Merchant and Network Services business of American Express Company and its Affiliates (including, for the avoidance of doubt, any such activities conducted by agents or licensees) and the development, sale, distribution and provision of point-of-sale terminals, software and online solutions to merchants related to such services and activities (and including, for the avoidance of doubt, working with merchants engaged in the Restricted Business to enable the acceptance and operation of payment solutions designed to facilitate the payment and reporting of travel and entertainment services, such as the American Express Business Travel Account, the American Express Travel Agency Card and the American Express Corporate Meeting Card).

“Cardmember Services” shall mean the provision of (i) programs, products, services, benefits and features to cardmembers (or to GNS Travel Services or other licensed issuers, with respect to their cardmembers, or directly to such cardmembers), including Membership Rewards, Payback, Pay with Points, Registered Card and other card sync programs, the earning of points which can be redeemed for travel products and services (e.g., Avios, Nectar), publishing (e.g., Departures magazine), concierge services, airport lounge access, access to frequent flyer programs operated by airlines and loyalty schemes (including those operated by hotel and car hire businesses), access to events and tickets, access to preferential and promotional travel offers and promotions and any other travel-related benefits associated with the applicable card or payment product or service, such as Fine Hotels & Resorts and International Airline Program and/or (ii) digital, mobile and other electronic products or content accessible by cardmembers whether provided by Amex alone, in partnership with any third party (e.g., TripAdvisor) or by such a third party alone.

“Certares” shall mean Certares, LP.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on or about the Effective Date, in accordance with the BCA, as amended, restated or otherwise modified from time to time in accordance with its terms.

“CFC” shall have the meaning ascribed to it in Section 6.3.

“Class A Common Stock” shall mean shares of Class A common stock, par value $0.0001 per share, of the Company, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

“Class B Common Stock” shall mean shares of Class B common stock, par value $0.0001 per share, of the Company, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date, including contemporaneously with the issuance of B Ordinary Shares to certain JerseyCo shareholders on account of their pre–Effective Date ownership of Company Ordinary Shares (as defined in the BCA), upon the occurrence of any Triggering Event prior to the Earnout Termination Date.

“Class X Common Stock” shall mean Class X common stock, par value $0.0001, of the Company, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Committees” shall have the meaning ascribed to it in Section 3.2.1.

“Company” shall have the meaning ascribed to it in the Preamble and includes the Company’s successors by merger, acquisition, reorganization or otherwise.

“Company Common Stock” shall mean, as the context requires, Class A Common Stock, Class B Common Stock or Class X Common Stock.

“Compliance Services Agreement” shall mean the Compliance Services Agreement by and between GBT III (or its successors or assigns) and American Express Travel Related Services Company, Inc., dated as of June 30, 2014, as has been or may be amended, restated, modified or supplemented from time to time.

“Compliance Term Sheet” shall have the meaning ascribed to it in Section 3.5.

“Conditions” shall have the meaning ascribed to it in Section 2.4.1(b).

“Confidential Information” shall have the meaning ascribed to it in Section 8.2.1.

“Confidentiality Agreements” shall mean each of (i) that certain amended and restated Confidentiality Agreement dated December 12, 2012 between American Express Travel Related Services Company, Inc. and Certares International Bank LLC; (ii) that certain Confidentiality Agreement dated July 2, 2013 between Qatar Holding LLC and American Express Travel Related Services Company, Inc., as amended on October 21, 2013; (iii) that certain Confidentiality Agreement dated April 17, 2013 between Portfolio Administration & Management, Ltd., on behalf of various BlackRock Private Equity Partners funds, and American Express Travel Related Services Company, Inc., as amended by those certain letter agreements dated October 17, 2013, January 16, 2014, February 4, 2014, February 17, 2014, March 31, 2014 and April 1, 2014; (iv) that certain Confidentiality Agreement dated April 23, 2013 between Macquarie Capital (USA) Inc. and American Express Travel Related Services Company, Inc.; (v) that certain Confidentiality Agreement dated February 6, 2014 between Teacher Retirement System of Texas and American Express Travel Related Services Company, Inc; and (vi) the Mutual Non-Disclosure Agreement, dated as of November 20, 2014, by and between Evergreen and GBT III (as subsequently amended and restated, including pursuant to the Mutual Non-Disclosure Agreement – Reinstatement and 3rd Extension letter agreement, dated as of April 6, 2020).

“Consulting and Data Services” shall mean (i) consulting, analytical and advisory services and (ii) data analytics and reporting services.

“D&O Insurance” shall have the meaning ascribed to it in Section 3.1.4.

“Definitive Compliance Agreement” shall have the meaning ascribed to it in Section 3.5.

“Direct Holder” shall mean any Person that directly holds equity interests in a Person.

“Director Indemnification Agreement” shall have the meaning ascribed to it in Section 3.1.4(e).

“Distribution” shall mean each distribution in respect of JerseyCo Shares made by JerseyCo to a holder of JerseyCo Shares (including distributions made pursuant to Section 4.2), whether in cash, property or securities of JerseyCo and whether pursuant to Article IV or by liquidating distribution, redemption, repurchase or otherwise.

“Earnout Termination Date” shall mean the date that is five (5) years after the Effective Date.

“Effective Date” shall have the meaning ascribed to it in the Preamble.

“Egencia Adjustment” shall mean the actions that the Company and JerseyCo will undertake with respect to their respective equity securities in accordance with the BCA, the Certificate of Incorporation and the Articles in the event an equity adjustment is required after the Effective Date under the Equity Contribution Agreement (as defined in the BCA).

“End of Quarter Dilutive Issuance” shall have the meaning ascribed to it in Section 2.4.1(c).

“Engaged in a USTB” shall mean engaged in a trade or business within the United States, as that term is used in part I (Section 861 and following) and part II (Section 871 and following), subchapter N, chapter 1 of the Code, and chapter 3 (Section 1441 and following) of the Code, and in each case the Treasury Regulations thereunder.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” shall mean that certain Exchange Agreement, dated as of the Effective Date, by and among the Company, JerseyCo and each holder of B Ordinary Shares from time to time party thereto.

“Exchange Committee” shall have the meaning ascribed to it in the Exchange Agreement.

“Excluded Securities” shall mean:

(a)       securities, options, warrants or other securities convertible into or exercisable or exchangeable for any such securities, in each case, issued by the Company, JerseyCo or any of their Subsidiaries to officers, employees, directors or consultants of the Company, JerseyCo or their Subsidiaries as compensation for services pursuant to a plan approved by the Board of Directors;

(b)       securities issued by the Company, JerseyCo or any of their Subsidiaries in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof;

(c)       securities issued by the Company, JerseyCo or any of their Subsidiaries as consideration in a consolidation, merger, acquisition (including the purchase of all or substantially all of the assets of an acquired business), partnership, joint venture, strategic alliance, bona fide lending transaction or investment or similar transaction, in each case, by or involving the Company, JerseyCo or any of their Subsidiaries, on the one hand, and a Person that is not an Affiliate of the Company, on the other hand;

(d)       securities issued by a Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company (other than any securities issued by JerseyCo to the Company);

(e)       Shares issued by the Company or JerseyCo pursuant to an Exchange (as defined in the Exchange Agreement); or

(f)       Shares issued by the Company or JerseyCo in connection with an Egencia Adjustment.

“Expedia” shall have the meaning ascribed to in the preamble.

“Expedia Nominee” shall have the meaning ascribed to it in Section 3.1.1(a).

“Expedia Permitted Transferee” shall mean Expedia, Expedia Group, Inc. and any Affiliate of Expedia Group, Inc.

“Expedia Shareholder” shall mean (i) Expedia, for so long as Expedia and any Expedia Permitted Transferees collectively hold at least fifty percent (50%) of the issued Expedia Shares, or (ii) if Expedia together with any Expedia Permitted Transferees do not collectively hold at least fifty (50%) of the issued Expedia Shares, the Shareholder, together with its Permitted Transferees, that holds the largest number of issued Expedia Shares; provided, however, that Shares acquired pursuant to a Registration Statement (other than a Registration Statement of a type described in any of clauses (i) through (vii) of Section 2.2.1 of the Registration Rights Agreement) or in an open market transaction shall not be taken into account for purpose of determining the identity of the Expedia Shareholder.

“Expedia Shares” shall mean the Shares held by Expedia on the Effective Date, including all securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

“Fair Market Value” shall mean a value agreed upon by the Principal Shareholders and the Expedia Shareholder.

“Foreign Exchange Services” shall mean foreign exchange and currency payment, exchange, sale, transfer and transmission services and products (including prepaid products), wholesale and retail, for individuals or businesses. Foreign Exchange Services may be offered in person, telephonically, via the internet or utilizing electronic or other mediums, and includes services offered to travelers at airports and other locations, either directly or through partners.

“GAAP” shall mean United States generally accepted accounting principles.

“GBT III” shall mean GBT III B.V., a private company with limited liability organized under the laws of the Netherlands.

“GNS Travel Services” shall mean Travel Servicing, Airport Lounge, Private Jet, Cruise, Fine Hotels & Resorts and International Airline services and programs provided to third-party banks and other licensed issuers with respect to consumer cards and corporate platinum cards.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or any federal, state, local, national or supranational governmental or regulatory authority or agency in any jurisdiction worldwide (including any self-regulatory organization).

“Harvard Investors” shall mean HMC Juweel Holdings LP.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICDR” shall mean the International Centre for Dispute Resolution of the American Arbitration Association.

“ICDR Rules” shall have the meaning ascribed to it in Section 10.8(c).

“Independent Nominees” shall have the meaning ascribed to it in Section 3.1.1(a).

“Initial Effective Date” shall mean June 30, 2014.

“Insurance Services” shall mean any and all insurance products, benefits and services that American Express Company or any of its Affiliates, currently or in the future, sells, solicits, negotiates, underwrites, services or otherwise makes available to its customers, regardless of whether (i) those products are underwritten and/or serviced by American Express Company, any of its affiliates or a third party and/or (ii) those products, benefits and services are provided on a no-additional charge or fee basis.

“Investors Agreement” means the Second Amended & Restated Investors Agreement, dated as of November 1, 2021, by and among Juweel and certain Affiliates of the Juweel Investors.

“IRS” means the U.S. Internal Revenue Service.

“JerseyCo” shall have the meaning ascribed to it in the Preamble and includes JerseyCo’s successors by merger, acquisition, reorganization or otherwise.

“JerseyCo Shares” means, as the context requires, A Ordinary Shares, B Ordinary Shares, C Ordinary Shares or Z Ordinary Shares.

“Juweel” shall have the meaning ascribed to it in the Preamble.

“Juweel Associates” shall mean M. Gregory O’Hara and any natural person who is a direct or indirect equity holder of, or a present or former director, officer or employee of, Certares or its Affiliates (other than, for the avoidance of doubt, the Juweel Investors).

“Juweel Entity” shall mean any Person formed for the purpose of making a direct or indirect investment in Juweel Shares or all or substantially all of whose assets consist of its direct or indirect ownership interest in the Juweel Shares and, if any, cash or cash equivalents.

“Juweel Investors” shall mean any Direct Holder in Juweel as of the Effective Date, Certares, the BlackRock Investors, the Harvard Investors, the Macquarie Investors, the Qatar Holding Investors and the Texas Teachers Investors.

“Juweel Investors Permitted Transferee” shall mean (i) any wholly-owned Subsidiary of a Juweel Investor, (ii) any Affiliate of a Juweel Investor, (iii) any fund or account under common management with any Juweel Investor or any of such Juweel Investor’s Affiliates, but in each case shall not include the limited partners, non-managing members or similarly passive investors in such Juweel Investor to the extent not under common control with such Juweel Investor or (iv) any person, government or governmental entity or agency that may be the successor to any Juweel Investor (or to any Juweel Investors’ investment authority) under state law.

“Juweel Nominees” shall have the meaning ascribed to it in Section 3.1.1(a).

“Juweel Permitted Transferees” shall mean any Juweel Entity wholly owned by Juweel, whether directly or indirectly, and any Juweel Investors Permitted Transferee.

“Juweel Shareholder” shall mean (i) Juweel for so long as Juweel and any Juweel Permitted Transferees collectively hold at least fifty percent (50%) of the issued Juweel Shares, or (ii) if Juweel together with any Juweel Permitted Transferees do not collectively hold at least fifty percent (50%) of the issued Juweel Shares, the Shareholder, together with its Permitted Transferees, that holds the largest number of Juweel Shares; provided, however, that Shares acquired by any Shareholder pursuant to a Registration Statement (other than a Registration Statement of a type described in any of clauses (i) through (vii) of Section 2.2.1 of the Registration Rights Agreement) or in an open market transaction shall not be taken into account for the purpose of determining the identity of the Juweel Shareholder.

“Juweel Shares” shall mean the Shares held by Juweel on the Effective Date, including all securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date, including as a result of conversion and re-designation of C Ordinary Shares issued to Juweel on account of its pre–Effective Date ownership of Company Ordinary Shares (as defined in the BCA), upon the occurrence of any Triggering Event prior to the Earnout Termination Date.

“Juweel Upstream Investor” shall mean, with respect to any Juweel Investor, any direct or indirect shareholder, equity owner, partner, member or investor in such Juweel Investor.

“Laws” shall mean any statute, law, ordinance, order, rule or regulation enacted by a Governmental Entity (including, for the avoidance of doubt, the Companies (Jersey) Law 1991, as amended).

“Leisure and Retail Travel Services” shall mean (i) any travel and travel-related products, services, programs, benefits or features (other than Business Travel Services) and (ii) any meetings and events services (other than Meetings & Events Services). For the avoidance of doubt, Leisure and Retail Travel Services shall include any and all retail or consumer travel and travel-related services, including retail and consumer travel services provided by American Express Travel & Lifestyle Services (Amex’s global consumer travel business unit).

“Lending Activity” shall mean the provision of credit, including through permitted borrowing on credit and charge cards.

“Licensed and Network Services” shall mean the licensing of third parties to engage in Card Acceptance and Merchant Services or Loyalty Services or for the issuance or provision of Payment Products (including GNS Travel Services licenses designed to facilitate the payment of meetings and events, such as the American Express Meeting Card).

“Losses” shall have the meaning ascribed to it in Section 10.16.

“Loyalty Services” shall mean loyalty and rewards services, including (i) sponsoring or operating loyalty program platforms to or on behalf of other businesses, (ii) operating loyalty coalitions or (iii) travel specific loyalty or rewards benefits, programs or services, in each case, regardless of medium or counterparty.

“Macquarie Investors” shall mean Macquarie Juweel Investor LP, Macquarie (UK) Group Services Limited and Macquarie Sierra Investment Holdings Inc.

“Meetings & Events Services” shall mean the provision of planning and organization services for corporate meetings and events for Business Travel Entities; provided that such meetings or events are (i) developed and funded by such Business Travel Entity in connection with its business and (ii) not related to any other event or relationship with American Express Company and its Affiliates (e.g., Amex staff events, client or business partner events (e.g., American Express Corporate card events, GNS Travel Services events, American Express OPEN events, Card Acceptance and Merchant Services events), sponsorships or marketing-related events (including marketing that is on behalf of American Express Company and its Affiliates)).

“National Exchange” shall mean any of the New York Stock Exchange LLC, NYSE MKT LLC, The Nasdaq Stock Market LLC, the London Stock Exchange or Euronext Paris or such other stock exchange as is mutually agreed by each of the Principal Shareholders.

“Non-U.S. Source Income” shall mean items of gross income from sources without the United States as determined under the Code and the Treasury Regulations thereunder.

“Notices” shall have the meaning ascribed to it in Annex A.

“Offered Securities” shall mean (i) equity securities of the Company or JerseyCo, as applicable, or (ii) securities convertible into or exercisable or exchangeable for equity securities of the Company or JerseyCo, as applicable, in each case other than Excluded Securities.

“Operating Agreements” shall mean (i) this Shareholders Agreement; (ii) the Global Corporate Payments Operating Agreement by and between GBT III (or its successors or assigns) and American Express Travel Related Services Company, Inc., dated as of June 30, 2014; (iii) the Consumer Services Operating Agreement by and between GBT III (or its successors or assigns) and American Express Travel Related Services Company, Inc., dated as of June 30, 2014; (iv) the Card Acceptance Agreement by and between GBT III (or its successors or assigns) and American Express Travel Related Services Company, Inc., dated as of June 30, 2014; (v) the Global Corporate Services Commercial Account Agreement by and between GBT III (or its successors or assigns) and American Express Travel Related Services Company, Inc., dated as of June 30, 2014; (vi) the Business Travel Services Agreement by and between GBT US LLC and American Express Travel Related Services Company, Inc., dated as of June 30, 2014; (vii) the Merchant Bonus Points Program Agreement by and between GBT III (or its successors or assigns) and American Express Travel Related Services Company, Inc., dated as of June 30, 2014; (viii) the Travel & Lifestyle Services Operating Agreement by and between GBT III (or its successors or assigns) and American Express Travel Related Services Company, Inc., dated as of June 30, 2014; (ix) the Compliance Services Agreement; (x) the Trademark License Agreement; (xi) the Second Business Travel Services Agreement by and between GBT Travel Services UK Limited and American Express Travel Related Services Company, Inc., dated as of January 1, 2016; and (xii) the Second Meetings and Events Services Agreement by and between GBT Travel Services UK Limited and American Express Travel Related Services Company, Inc., dated as of June 1, 2016, in each case, as has been or may be amended, restated, modified, supplemented or replaced from time to time.

“PAM” shall have the meaning ascribed to it in Section 7.1.2.

“Partnership Audit Rules” shall mean Subchapter C of Chapter 63 of the Code, as amended from time to time, any Treasury Regulations or other administrative interpretations or guidance thereunder, and any similar provisions of state, local or foreign Tax law.

“Partnership Representative” shall mean (i) with respect to Tax Years to which the Partnership Audit Rules (as amended by the Bipartisan Budget Act of 2015) apply, the person designated pursuant to Section 6.9 to serve as the partnership representative for purposes of Subchapter C of Chapter 63 of the Code and, as appropriate, the person designated to serve a similar role or function under any other Partnership Audit Rules, and (ii) with respect to Tax Years to which the Partnership Audit Rules (as amended by the Bipartisan Budget Act of 2015) do not apply, the same meaning as “tax matters partner” as set forth in Section 6231(a)(7) of the Code (as in effect prior to the repeal of such Section pursuant to the Bipartisan Budget Act of 2015), and means the Shareholder designated as such pursuant to Section 6.9.

“Partnership Tax Audit” shall mean a Tax audit under the Partnership Audit Rules.

“Pass-Through Entity” shall mean (i) a partnership, or (ii) an entity disregarded from its sole owner, as applicable, in each case for U.S. federal income Tax purposes.

“Payment Products” shall mean (i) the issuance of consumer, small business, corporate and/or commercial (including government and other public entity) payment products, including charge, prepaid (e.g., traveler’s cheques, travel card, gift cards and gift certificates) and credit card and payment products and services and including co-branded and/or affinity card products and services or third-party branded card products and services featuring, in each case, the brand of any third party, including the brand of providers of the Restricted Business, (ii) payment solutions designed to facilitate the payment and reporting of travel and entertainment services (including Business Travel Services, Meetings & Events Services and Leisure and Retail Travel Services), such as the American Express Business Travel Account, the American Express Travel Agency Account and the American Express Corporate Meeting Card and (iii) Cardmember Services; in each of (i) through (iii) above, to consumers, small businesses, corporate and/or commercial entities (including government and other public entities) and regardless of form (e.g., any digital, mobile or other electronic version of such products and services).

“PEP Fund” shall have the meaning ascribed to it in Section 7.1.2.

“Percentage Interest” shall mean, with respect to any holder of Shares, at any given time, unless otherwise specified in this Shareholders Agreement, the number of shares of Class A Common Stock of the Company and B Ordinary Shares of JerseyCo, as applicable, held by such holder divided by the total number of issued shares of Class A Common Stock and B Ordinary Shares of the Company or JerseyCo, as applicable; provided that for purposes of Article IV, the preceding references to “shares of Class A Common Stock” shall be construed instead as references to A Ordinary Shares.

“Permitted Transferee” shall mean Amex Permitted Transferees, Expedia Permitted Transferees or Juweel Permitted Transferees, as applicable.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government (or any department or agency thereof) or other entity.

“PFIC” shall have the meaning ascribed to it in Section 6.2.

“Principal Shareholder” shall mean each of the Amex Shareholder and the Juweel Shareholder and “Principal Shareholders” shall mean both of them.

“Public Offering” means the offer and sale of Registrable Securities (or, with respect to Section 2.4.2, any Offered Securities) for cash pursuant to an effective Registration Statement under the Applicable Securities Laws (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Pull-In Procedures” shall have the meaning ascribed to it in Section 6.9(b)(iv).

“Qatar Holding Investors” shall mean QH Travel L.P.

“Registrable Securities” shall mean Class A Common Stock; provided, however, as to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Applicable Securities Laws and such securities shall have been disposed of in accordance with such Registration Statement, (ii) such securities shall have been sold under circumstances in which all of the applicable conditions of Rule 144 (or any successor provision under the Securities Act or similar provision under Applicable Securities Laws) have been met, (iii) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company or (iv) such securities shall have ceased to be outstanding.

“Registration Rights Agreement” means that certain Amended and Restated Registration Right Agreement, dated as of [•], made and entered into by and among the Company, certain equityholders of the Sponsor and certain former equityholders of JerseyCo.

“Registration Statement” shall mean a registration statement relating to the offering of securities under Applicable Securities Laws.

“Regulated Holder” shall mean a bank holding company subject to the provisions of the Banking Laws, together with its affiliates (as defined in Regulation Y (12 C.F.R. Part 225)).

“Representative” shall mean, (i) with respect to any Shareholder or its Permitted Transferee and any Juweel Investor or Juweel Investors Permitted Transferee, a director, officer, employee, shareholder, member, partner, agent, counsel, auditor, investment advisor, consultant or other representative of such Person and (ii) with respect to Juweel, any Juweel Investor or Juweel Permitted Transferee and its respective Representatives.

“Restricted Business” shall mean the provision of Business Travel Services.

“Restricted Competitor” shall have the meaning ascribed to it in Section 7.1.2.

“Restricted Confidential Information” shall mean any Confidential Information in written or electronic form regarding the Company, JerseyCo and their Subsidiaries furnished to Shareholders that is competitively sensitive, including strategic plans, marketing plans, pricing policies and pricing information relating to specific customers or counterparties.

“Restricted Employees” shall have the meaning ascribed to it in Section 7.2.

“Restricted Person” shall have the meaning ascribed to it in Section 2.1.3.

“Restricted Shareholder” shall mean any Principal Shareholder who owns a Percentage Interest of at least twenty-five percent (25%).

“Rule 144” shall mean Rule 144 under the Securities Act.

“Sanctioned Person” shall have the meaning ascribed to it in Section 2.1.3.

“Sanctions Regulations” shall have the meaning ascribed to it in Section 2.1.3.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder” shall have the meaning ascribed to it in the Preamble.

“Shareholder Indemnitee” shall have the meaning ascribed to it in Section 10.16.

“Shareholder Nominee” shall mean each of the Amex Nominees, the Juweel Nominees and the Expedia Nominee.

“Shareholders Agreement” shall have the meaning ascribed to it in the Preamble.

“Shares” shall mean, as the context requires, Company Common Stock or JerseyCo Shares and all other securities of the Company or JerseyCo, as applicable, received on account of ownership of such equity interests, including all securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

“Sponsor” means APSG Sponsor, L.P., a Cayman Islands exempted limited partnership.

“Sponsor Designee” shall have the meaning ascribed to it in Section 3.1.1(a).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Person or Persons performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership); provided that the Company shall not be deemed to be a Subsidiary of any other party for purposes of this Shareholders Agreement.

“Tax” shall mean any U.S. federal, state, local or foreign tax or other governmental charge, fee, levy or assessment of whatever kind or nature, including all income, gross receipts, windfall profits, severance, property, physical improvements and infrastructure, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back-up withholding, turnover, net asset, capital gains, value added, estimated, ad valorem, payroll, employee withholding, stamp, customs, occupation or similar taxes, and any social charges or contributions together with any interest, additions or penalties with respect to these taxes and any interest in respect of any additions or penalties.

“Tax Distribution” shall have the meaning ascribed to it in Section 4.2.

“Tax Distribution Amount” shall mean with respect to the Company and each Tax Year of JerseyCo, an amount sufficient to enable the Company to satisfy its liabilities for Taxes (including estimated Taxes), as reasonably determined by the Board of Directors.

“Tax Form” shall have the meaning ascribed to it in Section 6.1.3.

“Tax Returns” shall have the meaning ascribed to it in Section 6.1.1.

“Tax Year” shall mean the taxable year required pursuant to the Code and the Treasury Regulations promulgated thereunder, including Section 706 thereof.

“Texas Teachers Investors” shall mean Teacher Retirement System of Texas.

“Trademark License Agreement” shall mean the [Trademark License Agreement between GBT US LLC and American Express Travel Related Services Company, Inc., dated as of June 30, 2014, as has been or may be amended, restated, modified or supplemented from time to time.]1

1 Reference to be updated to correspond to the TLA entered into at closing.

“Transfer” shall mean to shall mean to sell, assign, pledge or encumber or otherwise transfer, directly or indirectly (including through the use of swaps, options or other derivatives), or to enter into any agreements with respect of any of the foregoing, whether or not for consideration.

“Travel Supplier Services” means the ownership or operation of hotels, resorts, other lodging providers, airlines, rail, car rental and other transportation providers.

“Treasury Regulations” shall mean the regulations (whether in proposed, final or temporary form) promulgated under the Code by the U.S. Department of the Treasury, as amended.

“Treaty” shall mean the Convention between the Government of the United States of America and the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and on Capital Gains, the Convention Between the Government of the United States of America and the Government of the Kingdom of the Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, and any amendments, protocols or successor income Tax treaty thereto.

“Treaty Information” shall have the meaning ascribed to it in Section 4.3.2.

“Triggering Event” means, with respect to any C Ordinary Share, the occurrence of any Earnout Achievement Date (as defined in the BCA) (but only if occurring on or prior to the Earnout Termination Date).

“U.S. Source Income” shall mean items of gross income from sources within the United States as determined under the Code and the Treasury Regulations thereunder.

“Z Ordinary Shares” shall mean non-voting non-redeemable shares of JerseyCo designated as ordinary shares with a nominal value of Euro €0.00001, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date.

ARTICLE II

TRANSFERS OF SHARES

2.1.            Limitations on Transfers.

2.1.1.      Transfers Generally; Recordation. Neither the Company nor JerseyCo shall record upon its books any Transfer of Shares (other than A Ordinary Shares) held or owned by any of the Shareholders to any other Person, except Transfers made in accordance with this Shareholders Agreement, the constitutional and governing documents of the Company or JerseyCo (including the Articles), as applicable, and the Exchange Agreement. Neither the Company nor JerseyCo shall enter into any agreement restricting the Transfer of Shares by any Shareholder that would otherwise be permitted under this Shareholders Agreement, the constitutional and governing documents of the Company or JerseyCo (including the Articles), as applicable, and the Exchange Agreement without the prior written consent of such Shareholder (acting in its individual sole discretion).

2.1.2.      Obligations of Transferees. No Transfer of B Ordinary Shares, C Ordinary Shares, Z Ordinary Shares or Class B Common Stock by the Company or a Shareholder otherwise permitted pursuant to this Shareholders Agreement shall be effective unless (a) the Transferee shall have (i) given prior written notice of such Transfer, which prior notice shall be satisfied by the delivery of the document described in (ii) below, and (ii) executed an appropriate document in form and substance reasonably satisfactory, to, with respect to a Transfer of such JerseyCo Shares, JerseyCo and, with respect to a Transfer of Class B Common Stock, the Company, confirming that the Transferee takes such Shares subject to all the terms and conditions of this Shareholders Agreement, and (b) such document shall have been delivered to and approved by, with respect to a Transfer of such JerseyCo Shares, JerseyCo and, with respect to a Transfer of Class B Common Stock, the Company, prior to such Transferee’s acquisition of such Shares, such approval not to be unreasonably withheld, conditioned or delayed.

2.1.3.      Prohibitions on Transfer. Notwithstanding anything to the contrary in this Shareholders Agreement, except (i) in a public sale pursuant to a Registration Statement, (ii) as otherwise expressly permitted by this Section 2.1.3, (iii) in connection with a sale pursuant to a public tender offer, (iv) a pro rata distribution of its Class A Common Stock by Expedia Group, Inc. to its shareholders or (v) with the express prior written consent of (x) each of the Principal Shareholders and the Expedia Shareholder (acting in their individual sole discretion), for as long as such Principal Shareholder’s or Expedia Shareholder’s Percentage Interest is at least five percent (5%), and (y) for so long as the Trademark License Agreement remains in effect, Amex, each Shareholder agrees with the Company (and only with the Company) that such Shareholder (or its respective Permitted Transferees) shall not, at any time, directly or indirectly, Transfer any Shares: (a) to any Person listed in Schedule 2.1.3 of this Shareholders Agreement, their respective successors in interest and, except as expressly indicated in Schedule 2.1.3, their respective Affiliates, as such list may be modified from time to time in accordance with the provisions of this Section 2.1.3 (any such listed Person, each of their respective successors in interest and, except as expressly indicated in Schedule 2.1.3, each of their respective Affiliates shall be a “Restricted Person”); (b) to any Person that is a Bank Holding Company or “controlled” by a Bank Holding Company under the Banking Laws if such Transfer could reasonably be expected to result in the Company or JerseyCo being deemed to be “controlled” by such Transferee under the Banking Laws; (c) if such Transfer would give rise to a divestiture requirement by or operational change with respect to the Company or JerseyCo or create any material restraints on the Company’s operation of its and its Subsidiaries’ (including JerseyCo’s) business then conducted at the time of the proposed Transfer, including under the HSR Act or other applicable competition law, Banking Laws, Section 721 of the Defense Production Act of 1950, as amended, or any similar restraints (except to the extent of any such divestitures, operational changes and restraints to which the Company or JerseyCo has previously agreed and is then subject with respect to any investments by an existing Juweel Investor); or (d) to any Person, if the Transfer of Shares to such Person would be or would reasonably be expected to be a violation of any program, regulation or rule administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the Member States of the European Union or other relevant governmental (either individual or multi-national) sanctions authority (such programs, rules and regulations, “Sanctions Regulations” and such Person, a “Sanctioned Person”). For so long as American Express Company or its Affiliates is a Principal Shareholder and owns a Percentage Interest of at least five percent (5%), Amex, by notice to the Company and subject to the prior written agreement of the other Principal Shareholder and the Expedia Shareholder (such agreement not to be unreasonably withheld, conditioned or delayed), may modify the list of Amex Competitors set forth in Schedule 2.1.3, at any time (including in connection with a proposed Transfer of Shares by any Shareholder or a proposed Transfer of equity interests in Juweel by a Juweel Investor), by (A) adding the name of a Person thereto who is an Amex Competitor or (B) deleting therefrom the name of any such Person included on Schedule 2.1.3 as an Amex Competitor. For so long as its Percentage Interest is at least five percent (5%), Juweel, by notice to the Company and subject to the prior written agreement of the other Principal Shareholder and the Expedia Shareholder (such agreement not to be unreasonably withheld, conditioned or delayed), may modify the list of Amex Competitors set forth on Schedule 2.1.3, at any time (including in connection with a proposed Transfer of Shares by any Shareholder or a proposed Transfer of equity interests in Juweel by a Juweel Investor); provided that, if the other Principal Shareholder is American Express Company or its Affiliates, such modification shall be limited to the deletion of any such Person who no longer qualifies as an Amex Competitor. Each Juweel Investor and Direct Holder of a Juweel Entity shall at all times be prohibited from Transferring its interests in Juweel or any Juweel Entity (i) to any Sanctioned Person or (ii) to any Restricted Person.

2.1.4.      Cooperation. In the event of any Transfer permitted by this Article II (and, for the avoidance of doubt, the constitutional and governing documents of the Company or JerseyCo (including the Articles), as applicable, and the Exchange Agreement), each of the Company and JerseyCo, as applicable, shall cooperate with the Transferor and shall use its commercially reasonable efforts, at the expense of such Transferor, to assist the Transferor with its preparation of any required regulatory filings and notices of such Transferor, including under the HSR Act or other applicable competition law or Banking Laws or Section 721 of the Defense Production Act of 1950, as amended, and provide any information required for such Transferor to complete such filings or notices; provided that neither the Company nor JerseyCo shall be required to take any of the following actions:

(a)               [Reserved];

(b)               proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of assets or businesses of the Company, JerseyCo or their Subsidiaries or the non-Transferring Shareholders, the Juweel Investors or any of their respective Affiliates;

(c)               taking or committing to take actions that would materially limit the freedom of action of any of the Company, JerseyCo or their Subsidiaries with respect to their ability to retain one or more of their businesses, product lines or assets; or

(d)               any actions that would otherwise materially adversely impact the operations of the Company, JerseyCo or their Subsidiaries;

provided, however, that the limitations of the immediately preceding proviso shall not apply to the extent of any divestitures, operational changes or other restraints to which the Company or any non-Transferring Shareholder, as applicable, have previously agreed and are then subject with respect to any investments by an existing Juweel Investor.

2.1.5.      [Reserved]

2.1.6.      [Reserved]

2.2.            Compliance with Applicable Securities Laws. No Shareholder shall Transfer any Shares unless the Transfer is made in accordance with the terms of this Shareholders Agreement and (a) the Transfer is pursuant to an effective Registration Statement and in compliance with any other Applicable Securities Laws, including state securities or “blue sky” laws, or (b) such Shareholder shall have furnished the Company with (i) a written opinion of counsel, if reasonably requested by the Company, which opinion of counsel shall be reasonably satisfactory to the Company, to the effect that no such registration is required because of the availability of an exemption from registration under the Applicable Securities Laws and under any other Applicable Securities Laws, including state securities or “blue sky” laws, and that the Transfer otherwise complies with any Applicable Securities Laws, and (ii) a written agreement containing such representations and covenants of such Shareholder as are reasonably requested by the Company to ensure compliance with any Applicable Securities Laws. In addition, any direct Transfer of Shares permitted under this Shareholders Agreement shall be required to be effected pursuant to a share transfer form lodged with the Company or JerseyCo, as applicable, in accordance with applicable Law and the Articles.

2.3.            Publicly Traded Partnership Restrictions. No Transfer of all or any fraction of the JerseyCo Shares (other than A Ordinary Shares) held by a Shareholder shall be effective if it would reasonably be expected to cause JerseyCo to be treated as a publicly traded partnership under Section 7704 of the Code or otherwise cause JerseyCo to lose its status as a Pass-Through Entity, as reasonably determined in good faith by the board of directors of JerseyCo; provided that Transfers pursuant to the Exchange Agreement shall be governed by the restrictions in the Exchange Agreement rather than this Section 2.3.

2.4.            Amex Anti-Dilution Rights.

2.4.1.      Private Offerings.

(a)               If the Company or JerseyCo proposes to issue any Offered Securities other than through a Public Offering or through an underwritten Rule 144A offering, the Company shall deliver to Amex a written notice (which notice shall state the anticipated number or amount of the Offered Securities proposed to be issued, the purchase price or range of prices thereof (to the extent known) and any other material terms or conditions of the proposed Offered Securities and of their issuance or incurrence, as applicable, including any linked or grouped securities which comprise Offered Securities) of such issuance or incurrence, as applicable (the “Anti-Dilution Offer Notice”), as far in advance as reasonably practicable, but not later than ten (10) Business Days, and not earlier than thirty (30) days, prior to the date of the proposed issuance (the period beginning on the date that the Anti-Dilution Offer Notice is delivered to Amex and the date that is ten (10) Business Days following such date, the “Anti-Dilution Offer Period”).

(b)               Amex shall have the option, exercisable at any time within the Anti-Dilution Offer Period by delivering a written notice to the Company, to subscribe for a number or amount of Offered Securities such that following the issuance and purchase of such Offered Securities, Amex, together with its Affiliates, will beneficially own equity securities of the Company and JerseyCo representing up to the same Percentage Interest in the Company and JerseyCo as Amex, together with its Affiliates, beneficially owned immediately prior to such issuance. Such purchase of Offered Securities by Amex shall be consummated at the same price and otherwise on the same terms as such securities are sold to others. The completion of any purchase pursuant to this Section 2.4.1(b) shall, to the extent practicable, be effected on the same date as the completion of the transaction giving rise to the anti-dilution right hereunder and, if not practicable, as soon as practicable (and in any case, subject to the following sentence, within five (5) business days) thereafter. Any purchase of Offered Securities by Amex pursuant to this Section 2.4.1(b) shall be conditioned on the receipt of (i) any regulatory approvals required for Amex to consummate such purchase of Offered Securities and (ii) any prior approval of the other shareholders of the Company required under applicable Law or the rules of the Applicable Exchange (provided that, in each case of the foregoing clauses (i) and (ii), the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to restructure the offering of the Offered Securities or otherwise as necessary to obtain such approvals) (clauses (i) and (ii), the “Conditions”). Amex and the Company and JerseyCo (as applicable) shall consummate Amex’s purchase of the Offered Securities as promptly as practicable following satisfaction of the Conditions.

(c)               Notwithstanding the foregoing, in the event the Board of Directors reasonably determines in good faith that there is a bona fide business need to consummate an issuance of Offered Securities without first complying with this Section 2.4.1, the Company or JerseyCo may issue or sell Offered Securities to one or more Persons without first complying with the terms of Section 2.4.1, so long as, as promptly as is reasonably practicable following such sale (and in any event within ten (10) Business Days of such sale), at the Company’s or JerseyCo’s election, as applicable, (i) the purchasers of such Offered Securities shall offer to sell to Amex the portion of such purchased Offered Securities for which Amex would have been entitled to subscribe had the Company or JerseyCo, as applicable, complied with the foregoing provisions of this Section 2.4.1, or (ii) the Company or JerseyCo, as applicable, shall offer to issue an incremental amount of Offered Securities to Amex such that following the issuance and purchase of such Offered Securities, Amex, together with its Affiliates, will beneficially own equity securities of the Company or JerseyCo, as applicable, representing up to the same Percentage Interest in the Company and JerseyCo as Amex, together with its Affiliates, beneficially owned immediately prior to the issuance of Offered Securities to such other Persons, in each case, at a purchase price no more than that paid by such purchasers and on substantially the same, and no less favorable in the aggregate, terms, with any such amendments as Amex may agree to, as those applicable to such purchasers, using a process substantially similar to that set forth in this Section 2.4.1; provided that notwithstanding the foregoing in this Section 2.4.1(c), no such issuance of Offered Securities shall be permitted if such issuance (x) would cause Amex, together with its Affiliates, to collectively beneficially own less than fifteen percent (15%) of the equity securities of the Company and JerseyCo and (y) occurs within the period beginning ten (10) calendar days prior to the last day of a fiscal quarter and ending five (5) Business Days after the last day of a fiscal quarter (such an issuance, an “End of Quarter Dilutive Issuance”); provided, further, that such an End of Quarter Dilutive Issuance shall be permitted if (i) the Company shall deliver to Amex an Anti-Dilution Offer Notice not later than fifteen (15) Business Days prior to the end of the applicable fiscal quarter and (ii) Amex elects, by delivering a written notice to the Company within ten (10) Business Days of receipt of such notice, to subscribe for a number or amount of Offered Securities such that following the issuance and purchase of such Offered Securities, Amex, together with its Affiliates, will beneficially own equity securities of the Company and JerseyCo representing up to the same Percentage Interest in the Company and JerseyCo as Amex, together with its Affiliates, beneficially owned immediately prior to such issuance and (iii) Amex’s purchase of such equity securities closes prior to the end of such fiscal quarter. The Company shall have no obligation to inquire beyond the most recent beneficial ownership report or comparable document filed by Amex with the Applicable Commission in ascertaining whether an issuance would constitute an End of Quarter Dilutive Issuance.

(d)               In the event that the issuance by the Company or JerseyCo of Offered Securities to Amex would require a vote of the Company’s shareholders (whether because of applicable Law or rules of the Applicable Exchange or otherwise), the Company and JerseyCo will use reasonable best efforts to restructure the issuance to not require such a vote (including by issuing Offered Securities without voting rights and later seeking shareholder consent in respect of providing voting rights in respect of such Offered Securities as requested by Amex following such issuance).

2.4.2.      Public Offerings. If the Company proposes to issue any Offered Securities through a Public Offering or underwritten Rule 144A offering, the Company shall use commercially reasonable efforts to cause the underwriters in respect of such Public Offering or underwritten Rule 144A offering to provide Amex an opportunity to subscribe for a number or amount of Offered Securities such that following the issuance and purchase of such Offered Securities, Amex, together with its Affiliates, will beneficially own equity securities of the Company representing up to the same Percentage Interest in the Company as Amex, together with its Affiliates, beneficially owned immediately prior to such issuance. Any such purchase of Offered Securities by Amex shall be consummated at the same price, on the same day and otherwise on the same terms as such securities are sold to public investors.

2.4.3.      Termination. The rights set forth in this Section 2.4 shall terminate and be of no force and effect from and after such time as Amex, together with its Affiliates, cease to collectively beneficially own a Percentage Interest of at least 15%.

2.5.            C Ordinary Shares. If, as contemplated by the BCA, JerseyCo holds any C Ordinary Shares in reserve on the Effective Date, pending the completion of the adjustment to the consideration payable in the Egencia Acquisition (as defined in the BCA), JerseyCo shall subsequently issue such reserved C Ordinary Shares to such persons, at such times and in such amounts as the BCA provides.

ARTICLE III

CORPORATE GOVERNANCE

3.1.            Board of Directors.

3.1.1.      Composition and Decision Making.

(a)               The Board of Directors as of the Effective Date consists of the individuals set forth on Schedule 3.1.1. Subject to Section 3.1.1(c), the Company agrees with each Shareholder (on a several basis) that it shall take all necessary action within its control as is required under applicable Law to cause the Board of Directors, effective from and after the Effective Date, to have the following size and composition: (i) one (1) individual who shall be the Chief Executive Officer of the Company; (ii) two (2) individuals nominated by the Amex Shareholder (the “Amex Nominees”)); (iii) two (2) individuals nominated by the Juweel Shareholder (the “Juweel Nominees”); (iv) one (1) individual nominated by the Expedia Shareholder (the “Expedia Nominee”); and (v) until such time as the individual designated to the Board of Directors by the Sponsor (the “Sponsor Designee”) pursuant to the BCA is no longer serving on the Board of Directors, four (4) individuals who shall be independent directors nominated by the Nominating and Corporate Governance Committee (the “Independent Nominees”), and, thereafter, five (5) Independent Nominees; provided that each Shareholder agrees severally and not jointly, solely as to itself, with the Company to ensure that its nomination rights set forth in this Section 3.1.1 are exercised in a manner that (x) ensures that a majority of the directors are independent under Applicable Securities Laws and the rules and regulations of the Applicable Exchange and (y) otherwise complies with Applicable Securities Laws, Antitrust Law, the rules and regulations of the Applicable Exchange and all other applicable Laws. For so long as a Shareholder has the right to appoint a Shareholder Nominee pursuant to this Section 3.1.1, each such Shareholder agrees, severally and not jointly and solely as to itself, with the Company (and only with the Company) that it shall vote any voting Shares of the Company held by it in favor of a slate of directors nominated in accordance with this Section 3.1. Notwithstanding anything herein to the contrary, the Company shall not be deemed in breach of this Section 3.1.1(a) to the extent that it has proposed a slate of directors that complies with this Section 3.1.1, has solicited proxies in respect of such directors and has otherwise performed its obligations pursuant to Section 10.3.

(b)               The foregoing directors will be divided into three (3) classes of directors, with each class serving for staggered three (3)-year terms as follows:

(i)                 Class I shall include: two Independent Nominees, the Chief Executive Officer and the Expedia Nominee;

(ii)              Class II shall include two Independent Nominees, an Amex Nominee and a Juweel Nominee; and

(iii)            Class III shall include an Amex Nominee, a Juweel Nominee and the Sponsor Designee, and, following the Sponsor Designee’s service on the Board of Directors, an Independent Nominee.

Class I directors shall initially serve for a term expiring at the first annual meeting of shareholders following the Effective Date, Class II directors shall initially serve for a term expiring at the second annual meeting of shareholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of shareholders following the Effective Date. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of shareholders.

(c)               Notwithstanding anything to the contrary in this Section 3.1.1, if (i) the Amex Shareholder (and its Permitted Transferees) cease to own, in the aggregate, a Percentage Interest of at least (A) fifteen percent (15%), the Amex Shareholder shall only have the right to nominate one (1) Amex Nominee and (B) five percent (5%), the Amex Shareholder shall not have any rights to nominate an Amex Nominee under this Shareholders Agreement; provided that for so long as the Company is a “controlled entity” (as determined by Amex in its sole discretion and as defined under Banking Laws), the Amex Shareholder shall have the right to nominate at least one (1) Amex Nominee; provided, further, that if (i) the Amex Shareholder ceases to own a Percentage interest of at least five percent (5%) and (ii) the Company is a “controlled entity” due solely to Amex’s right to nominate an Amex Nominee (as determined by Amex in its sole discretion), then the Amex Shareholder shall cause the Amex Nominee to resign from the Board of Directors, and Amex shall no longer have the right to nominate an Amex Nominee; (ii) Juweel (and its Permitted Transferees) cease to own, in the aggregate, a Percentage Interest of at least (A) fifteen percent (15%), Juweel shall only have the right to nominate one (1) Juweel Nominee and (B) five percent (5%), Juweel shall not have any rights to nominate a Juweel Nominee under this Shareholders Agreement; and (iii) the Expedia Shareholder (and its Permitted Transferees) ceases to own, in the aggregate, a Percentage Interest of at least five percent (5%), then the Expedia Shareholder shall not have any rights to nominate the Expedia Nominee. Subject to the preceding sentence, Amex shall be entitled to nominate a replacement Amex Nominee, Juweel shall be entitled to nominate a replacement Juweel Nominee, the Expedia Shareholder shall be entitled to nominate a replacement Expedia Nominee and the Nominating and Governance Committee shall be entitled to nominate a replacement Independent Nominee. The affirmative vote of a majority of the members of the Board of Directors present at any meeting at which there is a quorum shall be required to approve any matter. Each Shareholder Nominee or his or her respective nominees shall be entitled to receive compensation from the Company as determined by the Board of Directors for his or her service as director in addition to the reimbursement of reasonable out-of-pocket expenses in connection with such service.

3.1.2.      Chairman of the Board. The Chairman of the Board of Directors shall be a director whose appointment as Chairman is acceptable to each of the Amex Shareholder, the Expedia Shareholder and the Juweel Shareholder (each acting in its individual sole discretion), for as long as the Amex Shareholder, the Expedia Shareholder and the Juweel Shareholder, as applicable, own at least fifty percent (50%) of the equity securities of the Company beneficially owned by such Persons as of the Effective Date (as adjusted for any securities issued in connection with any merger, consolidation, share exchange (including pursuant to the Exchange Agreement), share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof). The Chairman of the Board of Directors as of the Effective Date shall be M. Gregory O’Hara.

3.1.3.      JerseyCo Board. The Board of Directors of the Company shall designate the board of directors of JerseyCo.

3.1.4.      Directors’ and Officers’ Insurance. The Company shall maintain directors and officers insurance policies, including a tail policy (the “D&O Insurance”) that are reasonably acceptable in form and substance to each of the Principal Shareholders and the Expedia Shareholder that, on any given date of determination, has the right to nominate a Shareholder Nominee or, with respect to a tail policy, of which, on any given date of determination, a prior Shareholder Nominee remains covered under such tail policy. A Principal Shareholder or the Expedia Shareholder entitled at any given time to such approval right may reasonably deem the Company’s D&O Insurance arrangements unacceptable if such arrangements are not customary in amount and terms compared to similarly situated companies, in each case solely as it relates to a Shareholder Nominee of such Principal Shareholder or the Expedia Shareholder or other Affiliates of such Principal Shareholder or the Expedia Shareholder then serving as directors or officers of the Company.

(a)               The rights of indemnification as provided by the D&O Insurance shall not be deemed exclusive of any other rights to which any Person may at any time be entitled under applicable Law, the constitutional documents, a vote of shareholders or a resolution of disinterested directors, or otherwise. The Company shall not adopt any amendment or alteration to, or repeal of, the constitutional documents the effect of which would be to deny, diminish or encumber any Person’s rights (including the rights of any former director) to indemnification pursuant to the D&O Insurance, the constitutional documents or applicable Law prior to such amendment, alteration or repeal. To the extent that a change in applicable Law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the constitutional documents and the D&O Insurance, each indemnified person shall enjoy the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)               Each director and officer of the Company shall be covered by the D&O Insurance and any other insurance policy or policies providing liability insurance for directors, managers, officers, employees, agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan, other enterprise or nonprofit entity which such person serves at the request of the Company, and such directors and officers shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, manager, officer, employee or agent under such policy or policies.

(c)               In the event of any payment under the D&O Insurance, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnified party, who shall execute all papers required and use his or her reasonable best efforts to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d)               The Company hereby acknowledges that certain of the officers and directors of the Company may have rights to indemnification, advancement of expenses and/or insurance provided by Juweel, the Juweel Entities, the Juweel Investors, the Juweel Upstream Investors, Amex, Expedia and/or certain of their respective Affiliates and their or their Affiliates’ insurers. Notwithstanding anything to the contrary in its constitutional documents, the Company hereby agrees that, to the fullest extent permitted by Law, the Company: (i) is the indemnitor of first resort (i.e., its or its and its Affiliates’ insurers’ obligations to advance expenses and to indemnify such officers and directors for expenses and liabilities, are primary and any obligation of Juweel, the Juweel Entities, the Juweel Investors, the Juweel Upstream Investors, Expedia or Amex, or any of their respective Affiliates or their or their Affiliates’ insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such officers and directors is secondary and excess), (ii) shall be required to advance the full amount of expenses incurred by such officers and directors and shall be liable for the full amount of all expenses and liabilities to the extent legally permitted and as required by the terms of the D&O Insurance and the constitutional documents of the Company (or any other agreement between the Company and such officers and directors), without regard to any rights such officers or directors may have against Juweel, the Juweel Entities, the Juweel Investors, the Juweel Upstream Investors, Expedia or Amex, or any of their respective Affiliates or their or their Affiliates’ insurers, and, (iii) irrevocably waives, relinquishes and releases Juweel, the Juweel Entities, the Juweel Investors, the Juweel Upstream Investors, Expedia and Amex, and any of their respective Affiliates and insurers (in their capacity as such) from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by Juweel, the Juweel Entities, the Juweel Investors, the Juweel Upstream Investors, Expedia or Amex or any of their respective Affiliates and on behalf of such officers and directors with respect to any claim for which any such officers or directors has sought and is entitled to indemnification from the Company shall affect the foregoing, and in the event of any such advancement or payment, the Company shall promptly reimburse Juweel, the Juweel Entities, the Juweel Investors, the Juweel Upstream Investors, Expedia or Amex, or any of their respective Affiliates or their or their Affiliates’ insurers, as applicable, and the Person making such advancement or payment shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the claims or rights of recovery of such officers and directors against the Company.

(e)               As of the Effective Date, the Company shall have entered into a customary director indemnification agreement in a form reasonably satisfactory to the Principal Shareholders and Expedia (the “Director Indemnification Agreement”) with each of the directors then serving on the Board of Directors.

3.2.            Committee Designation.

3.2.1.      Committees Generally. The Board of Directors may establish “Committees” from time to time and shall establish any Committees required by applicable Law or the rules of the Applicable Exchange, which Committees shall have such duties and be vested with such powers as the Board of Directors may from time to time determine. Subject to applicable Law, the rules of any Applicable Exchange (including any rule of any Applicable Exchange that requires that any Committee consist partially or entirely of independent directors) and, in the case of the Exchange Committee, the Exchange Agreement, unless otherwise determined by the Board of Directors to address any actual or potential conflict of interest, the parties shall take all necessary action as is required under applicable Law to ensure that each Committee of the Board of Directors shall consist of representation of each Principal Shareholder on any such Committee that is proportional to its representation on the Board of Directors (provided that (i) the Risk Management & Compliance Committee shall include at least one Amex Nominee for so long as Amex is entitled to nominate at least one Amex Nominee) and (ii) the Nominating and Governance Committee shall include at least one Amex Nominee for so long as Amex is entitled to nominate at least one Amex Nominee, one Juweel Nominee for so long as Juweel is entitled to nominate at least one Juweel Nominee and one Expedia Nominee for so long as Expedia is entitled to nominate at least one Expedia Nominee, subject to compliance with rules of the Applicable Exchange. Each Shareholder may cause any Shareholder Nominee it has nominated to resign from a Committee and may nominate a replacement for such Shareholder Nominee. An Independent Nominee of each Committee shall serve as the Chairman of such Committee and shall have the primary responsibility for organizing meetings and setting of the agenda for such meetings.

3.2.2.      Certain Committees. There shall be an Audit and Finance Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Management & Compliance Committee. In addition, there shall be an Exchange Committee, the composition of which comports with the requirements set forth in the Exchange Agreement. For the avoidance of doubt, the Board of Directors may, from time to time in its discretion, delegate the functions of the Exchange Committee to the Audit and Finance Committee to the extent set forth in the Exchange Agreement. To the extent the Board of Directors has delegated the functions of the Exchange Committee to the Audit and Finance Committee, any Shareholder Nominee that is a member of the Audit and Finance Committee will recuse himself or herself from any business of the Audit and Finance Committee concerning an Exchange (as defined in the Exchange Agreement).

3.2.3.      [Reserved]

3.3.            Approval Rights.

Notwithstanding any provision herein to the contrary, from and after the Effective Date, in addition to the approval of the Board of Directors, the affirmative approval of the Amex Shareholder shall be required for the Company, JerseyCo or their Subsidiaries to take the following actions:

(a)               [Reserved]

(b)               for so long as Amex and any Amex Permitted Transferees collectively own [at least twenty-five percent (25%) of the issued Shares, the repurchase, redemption, cancellation, repayment or other acquisition of any equity securities of the Company or JerseyCo by the Company or any of its Subsidiaries, including securities convertible into or exchangeable for such equity securities, other than on a pro rata basis from all shareholders, that would, in the reasonable written determination of the Chief Financial Officer and Controller of American Express Company (after consultation with the Amex Audit Committee), and based on written advice from a Qualified Accounting Firm, result in consolidation of the Company or JerseyCo with American Express Company and/or its Affiliates; and

(c)               for so long as Amex and any Amex Permitted Transferees collectively own at least twenty-five percent (25%) of the issued Shares, any action or inaction that would, in the reasonable written determination of the Chief Financial Officer and Controller of American Express Company (after consultation with the Amex Audit Committee), and based on written advice from a Qualified Accounting Firm, result in the Company or JerseyCo becoming a “variable interest entity” under ASC 810.

Notwithstanding any provision herein to the contrary, from and after the Effective Date, in addition to the approval of the Board of Directors, the affirmative approval of each of the Amex Shareholder, the Juweel Shareholder and the Expedia Shareholder (acting in their individual sole discretion) shall be required for the Company, JerseyCo or their Subsidiaries to (i) cause the Company to engage in any business activity other than ownership of JerseyCo Shares (and matters incidental thereto); provided that the approval rights set forth in this clause (i) will terminate automatically on the first to occur of (x) the date JerseyCo becomes a wholly owned Subsidiary of the Company or (y) the termination of the Exchange Agreement in accordance with its terms; and (ii) take the following actions; provided, however, that no approval of the Amex Shareholder, Juweel Shareholder or Expedia Shareholder shall be required for any of the following actions (other than any amendment described in clause (d) below that is materially adverse to such Shareholder), if, at the time such action is taken, such Amex Shareholder, Juweel Shareholder or Expedia Shareholder, as applicable, ceases to own a Percentage Interest of at least ten percent (10%); provided, further, however, that in no event will the approval of any Shareholder be required for the Company or JerseyCo to (x) effect an Exchange (as defined in the Exchange Agreement) or otherwise take any action that it is authorized to undertake pursuant to the Exchange Agreement or (y) effect an Egencia Adjustment:

(a)               except (i) in accordance with the Certificate of Incorporation or (ii) pursuant to (A) an issuer tender offer for equity securities of the Company or (B) a share repurchase program for equity securities of the Company, in each case under this clause (ii) that is approved by the Board of Directors, the redemption, cancellation or repayment of any equity securities of the Company or JerseyCo (including securities convertible into or exchangeable for such equity securities) by the Company or JerseyCo, other than on a pro rata basis from all shareholders;

(b)               dividends or Distributions (including noncash dividends or Distributions), in each case other than on a pro rata basis;

(c)               except in accordance with the Certificate of Incorporation, any share exchange, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction declared or made on any class or series of Company Common Stock or JerseyCo Shares (but not all classes or series of Company Common Stock or JerseyCo Shares, as applicable);

(d)               amendments to JerseyCo’s constitutional documents, including the Articles, that (i)(A) relate specifically and solely to rights, priorities or privileges of the B Ordinary Shares or the C Ordinary Shares, as applicable, or (B) have a disproportionate adverse effect on the B Ordinary Shares or the C Ordinary Shares, as applicable, as compared to any other class or series of Shares, and (ii) do not require a separate class vote of the holders of B Ordinary Shares or C Ordinary Shares, as applicable; provided that, for the avoidance of doubt, this clause (d) shall not apply in the case of a change of control of the Company or JerseyCo in which the relative rights, priorities and privileges of B Ordinary Shares or C Ordinary Shares, as applicable, prior to giving effect to such transaction, are respected; or

(e)               entry into any agreement or commitment to do any of the foregoing.

3.4.            [Reserved]

3.5.            Compliance Matters. The Company and Amex agree to either amend and restate this Shareholders Agreement or prepare a new compliance service agreement (the “Definitive Compliance Agreement”) to reflect the terms set forth in the Compliance Term Sheet attached hereto as Annex B (the “Compliance Term Sheet”) in accordance with the timing and procedures set forth in Section 9 of that certain side letter, entered into as of the date of the BCA, by and among Amex, Juweel and the Company.  In the event that the Closing (as defined in the BCA) is consummated and the parties hereto have failed, for any reason, to have executed and delivered the Definitive Compliance Agreement by such time, the parties hereto agree that the Compliance Term Sheet shall be binding upon and enforceable by and against the Company and Amex unless and until the Definitive Compliance Agreement is duly executed and delivered and is in full force and effect, in which case the Definitive Compliance Agreement shall supersede the Compliance Term Sheet.

3.6.            Tax Residence. The Shareholders, the Company and JerseyCo shall endeavor to ensure that the JerseyCo is and remains resident for Tax purposes in the United Kingdom and that JerseyCo does not also become resident in any other jurisdiction, including by using reasonable efforts (which, in the case of the Shareholders, shall be limited solely to taking shareholder action in each such Shareholder’s capacity as a shareholder of the Company) to follow, and using reasonable efforts to ensure that JerseyCo follows, the policies and procedures governing proceedings of the board of directors of JerseyCo and of committees established by the board of directors of JerseyCo as set out in the guidelines attached as Annex A hereto and as amended from time to time.

3.7.            Governance of JerseyCo. Each Shareholder that at any time holds B Ordinary Shares or C Ordinary Shares hereby irrevocably appoints the Company, and any officer or agent of the Company, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name, place and stead of such Shareholder to: (a) execute, acknowledge, deliver, swear to, file and record (i) appropriate instruments appointing the Company, or any officer or agent of the Company, as its proxy to vote on behalf of such Shareholder at any meeting of JerseyCo, and (ii) written resolutions of members of JerseyCo on behalf of such Shareholder, in each case with respect to any matter for which a vote or written resolution of the holders of B Ordinary Shares or C Ordinary Shares is required, other than a matter that (x) relates specifically and solely to rights, priorities or privileges of the B Ordinary Shares or the C Ordinary Shares, as applicable, or (y) has a disproportionate adverse effect on the B Ordinary Shares or the C Ordinary Shares, as applicable, as compared to any other class or series of Shares; and (b) take such other actions, and execute, acknowledge, deliver, swear to, file and record such other documents and instruments, as may be reasonable and appropriate to carry out the purposes of the preceding clause (a). Each Shareholder acknowledges that this appointment constitutes a power coupled with an interest, in that each Shareholder is relying on the Company to act in accordance with the terms of this Shareholders Agreement and the JerseyCo Articles to effectuate the agreed-upon governance arrangements for the Company and JerseyCo, and therefore will survive the incapacity of any Shareholder giving such power and the Transfer of any Shareholder’s B Ordinary Shares or C Ordinary Shares. Without limiting the generality of the foregoing, it is understood and agreed that a change of control involving JerseyCo in which the relative rights, priorities and privileges of B Ordinary Shares or C Ordinary Shares, as applicable, prior to giving effect to such transaction, are respected is not a matter of the type described in clause (x) or (y) above, and such change of control would not, in and of itself, preclude any vote or written resolution of Shareholders holding B Ordinary Shares or C Ordinary Shares necessary to approve such change of control transaction from being cast or executed (as applicable) by the Company (or its officer or agent), acting on behalf of such Shareholders in the capacity set forth above.

ARTICLE IV

JERSEYCO DISTRIBUTIONS; ACCOUNTING POLICIES; ALLOCATIONS

4.1.            JerseyCo Distributions Generally. Subject to Section 4.2 and any applicable Law, Distributions shall be made by JerseyCo to its shareholders in respect of their JerseyCo Shares at such times and in such amounts as the board of directors of JerseyCo determines in accordance with the Shareholders’ and the Company’s relative Percentage Interests in JerseyCo and in accordance with the Articles.

4.2.            Tax Distribution Policy. Subject to (i) applicable restrictions set forth in any agreement between the Company or any of its Subsidiaries with third-party lenders, (ii) the availability of sufficient cash and appropriate reserves for working capital (as reasonably determined by the board of directors of JerseyCo) and (iii) any restrictions or limitations imposed by applicable Law, JerseyCo shall distribute (x) to the Company the Tax Distribution Amount, on a quarterly basis, and (y) to each Shareholder, on the date that any such distribution is made to the Company, an amount such that distributions made pursuant to this Section 4.2 are made in accordance with the Shareholders’ and the Company’s relative Percentage Interests in JerseyCo as of such date (such distributions described in the foregoing clauses (x) and (y), “Tax Distributions”).

4.3.            Withholding.

JerseyCo is hereby authorized to withhold from all Distributions pursuant to this Shareholders Agreement, and to pay on behalf of the Company or a Shareholder, all amounts that JerseyCo is required by Law to withhold or pay on behalf of the Company or such Shareholder. All amounts withheld by JerseyCo from Distributions or paid by JerseyCo on behalf of the Company or a Shareholder pursuant to this Section 4.3.1 shall be deemed to have been distributed to the Company or such Shareholder otherwise entitled to receive the amount so withheld or on whose behalf the amount was paid. In the event the board of directors of JerseyCo reasonably determines that JerseyCo is required to withhold an amount from Distributions to any Shareholder, JerseyCo shall notify such Shareholder in advance of such withholding obligation and cooperate with such Shareholder in reducing the amount to be withheld or eliminating the requirement to withhold such amounts, to the extent the board of directors of JerseyCo can do so without unreasonable efforts or expense (including any potential liability to a Tax authority for any such claimed withholding or interest and penalties related thereto). The Company and each Shareholder hereby agrees, to the extent permitted by applicable Law, to reimburse JerseyCo in the manner prescribed in the following sentence for any liability with respect to withholdings required on behalf of or with respect to Distributions to the Company or such Shareholder, or U.S. federal withholding Taxes as a result of the Company’s or such Shareholder’s failure to provide certificates, forms, instruments or other information reasonably requested by JerseyCo relating to the status of the Company or such Shareholder pursuant to Section 4.3.2. If, pursuant to this Section 4.3.1, JerseyCo makes a payment on behalf of or with respect to the Company or a Shareholder, or otherwise withholds from Distributions to the Company or a Shareholder an amount in excess of the amount available for Distribution to the Company or such Shareholder pursuant to Section 4.1 (such excess amount, an “Advance Amount”), JerseyCo may take any of the following actions upon approval of the board of directors of JerseyCo: (i) reduce the amount of any subsequent Distributions (or any other proceeds the Company or such Shareholder may receive under this Shareholders Agreement) that would otherwise have been made to the Company or such Shareholder by the Advance Amount plus interest thereon not to exceed a commercially reasonable rate or (ii) require, to the extent legally permitted, that the Company and each such Shareholder contribute an amount in cash to JerseyCo equal to the Company’s or such Shareholder’s Advance Amount plus a commercially reasonable rate of interest thereon (such payment not to be treated as a Capital Contribution).

4.3.2.      Shareholder Tax Information.

(a)               If reasonably requested by JerseyCo for Tax purposes, the Company and each Shareholder shall use commercially reasonable efforts to deliver to JerseyCo: (i) to the extent required in order to satisfy any JerseyCo obligation under applicable Tax Law, the applicable IRS Form W-8 or IRS Form W-9, or equivalent forms under non-U.S. Tax Law, (ii) other than any documentation and information with respect to the BlackRock Investor, which shall be the subject of clause (b) of this Section 4.3.2, any information or documentation with respect to the Company or such Shareholder (as relevant) (and the Company’s or such Shareholder’s direct and indirect beneficial owners) in order to determine the eligibility of JerseyCo for the benefits of the Treaty with respect to U.S. source dividends received by JerseyCo (such information and documentation, “Treaty Information”), and (iii) to the extent required in order to satisfy any JerseyCo obligation under applicable Tax Law, any other certificates, forms, or instruments setting forth information about the Company or such Shareholder required to establish the Company’s or such Shareholder’s status under any applicable Tax Law.

(b)               If requested by JerseyCo, to the extent required in order to determine the eligibility of JerseyCo for the benefits of the Treaty with respect to U.S. source dividends received by JerseyCo, Juweel agrees to provide, to the extent available to it, (i) any information or documentation that the BlackRock Investors have in their possession with respect to the BlackRock Investors and each BlackRock Fund, (ii) the IRS Forms W-9 (or substitute IRS Forms W-9) of each Direct U.S. Investor that any BlackRock Investor has in its possession (provided, that such IRS Forms W-9 (or substitute IRS Forms W-9) may be provided without violating any applicable confidentiality restrictions or applicable Law), and (iii) a schedule setting forth, with respect to each BlackRock Fund, (A) the ownership percentage of each Direct U.S. Investor whose IRS Form W-9 (or substitute IRS Form W-9) is provided pursuant to subclause (b)(ii) and (B) the aggregate ownership percentages of all Direct U.S. Investors whose IRS Form W-9 (or substitute IRS Form W-9) is not so provided, and will use reasonable efforts to provide other information about such Direct U.S. Investors on an aggregate basis that is reasonably requested by the Company or JerseyCo and the disclosure of which may be made without violating any applicable confidentiality restrictions or applicable Law (such information required to be provided pursuant to clauses (i), (ii) and (iii) of this Section 4.3.2(b), collectively, the “BlackRock Treaty Information”).

(c)               JerseyCo shall use the Treaty Information and the BlackRock Treaty Information provided to it pursuant to clauses (a) and (b) of this Section 4.3.2 only to determine whether JerseyCo is eligible for benefits under the Treaty with respect to U.S. source dividends received by JerseyCo, and such Treaty Information and BlackRock Treaty Information shall be at all times handled in a manner consistent with such purpose; provided, however, that JerseyCo shall use the appropriate Tax forms to eliminate withholding Tax with respect to investors that are U.S. Persons (such as an IRS Form W-9, accompanied by an IRS Form W8-IMY, as the case may be).

(d)               For purposes of this Section 4.3.2, the following definitions shall apply:

(i)                 “BlackRock Fund” means any direct or indirect owner of an equity interest in a BlackRock Investor that is a U.S. Person of which the (A) the investment manager or (B) general partner, managing member or similar equity owner with managements rights is an affiliate of BlackRock, Inc.

(ii)              “Direct U.S. Investor” means a direct owner of an equity interest in a BlackRock Fund that is a U.S. Person.

(iii)            “U.S. Person” means a “United States” person within the meaning of Section 7701(a)(30) of the Code.

4.4.            Allocation of Profits and Losses.

4.4.1.      General Allocation of Profit and Loss. Except as otherwise set forth in this Section 4.4, for Capital Account purposes, all items of income, gain, loss and deduction shall be allocated among the holders of JerseyCo Shares in a manner such that if JerseyCo were dissolved, its affairs wound up and its assets distributed to such holders in accordance with their respective Capital Account balances immediately after making such allocation, such Distributions would, as nearly as possible, be equal to the Distributions that would be made pursuant to Section 4.1.

4.4.2.      Allocations for Tax Purposes. For U.S. federal, state and local income Tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the holders of JerseyCo Shares in accordance with the allocations of the corresponding items for Capital Account purposes under this Section 4.4, except that items with respect to which there is a difference between Tax and book basis will be allocated in accordance with Section 704(c) of the Code, the Treasury Regulations thereunder, and Treasury Regulations Section 1.704-1(b)(4)(i), using the “traditional method with curative allocations” set forth in Treasury Regulations Section 1.704-3(c) (and, if applicable, similar provisions of applicable Laws), unless otherwise approved by the board of directors of JerseyCo.

4.4.3.      Gross Income Allocations. Notwithstanding any provision of this Section 4.4, no item of deduction or loss shall be allocated to a holder of JerseyCo Shares to the extent the allocation would cause a negative balance in such holder’s Capital Account (after taking into account the adjustments, allocations and Distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the sum of (i) the amount that such holder would be required to reimburse JerseyCo pursuant to this Shareholders Agreement or under applicable Law plus (ii) the amount that such holder is deemed obligated to reimburse pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). In the event some but not all of the holders of JerseyCo Shares would have a Capital Account deficit as a consequence of an allocation of loss or deduction, the limitation set forth in this Section 4.4.3 shall be applied on a holder-by-holder basis so as to allocate the maximum permissible deduction or loss to each such holder under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. In the event any loss or deduction is specially allocated to a holder of JerseyCo Shares pursuant to the preceding sentence, an equal amount of income of JerseyCo shall be specially allocated to such holder prior to any allocation pursuant to Section 4.4.1.

4.4.4.      Qualified Income Offset. In the event any holder of JerseyCo Shares unexpectedly receives any adjustments, allocations, or Distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of JerseyCo income and gain shall be specially allocated in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in such holder’s Capital Account in excess of that permitted under Section 4.4.3 created by such adjustments, allocations or Distributions. Any special allocations of items of income or gain pursuant to this Section 4.4.4 shall be taken into account in computing subsequent allocations pursuant to Section 4.4.1 so that the net amount of any items so allocated and all other items allocated to each holder of JerseyCo Shares pursuant to Section 4.4.1 shall, to the extent possible, be equal to the net amount that would have been allocated to each such holder pursuant to the provisions of Section 4.4.1 if such unexpected adjustments, allocations or Distributions had not occurred.

4.4.5.      Minimum Gain Chargebacks. In the event JerseyCo incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Sections 1.704-1(b)(4)(iv) and 1.704-2 of the Treasury Regulations. Allocations of each holder of JerseyCo Shares’ share of nonrecourse liabilities shall be made in accordance with Treasury Regulations Section 1.752-3.

4.4.6.      Nonrecourse Deductions. Nonrecourse deductions, within the meaning of Treasury Regulations Section 1.704-2(b)(1), for any Tax Year shall be allocated to the holders of JerseyCo Shares in accordance with such holders’ respective Percentage Interests in JerseyCo.

4.4.7.      Partner Nonrecourse Deductions. Partner nonrecourse deductions within the meaning of Treasury Regulations Section 1.704-2(i)(2) for any Tax Year shall be specially allocated to the holder of JerseyCo Shares who bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

4.4.8.      Nonrecourse Debt. Excess nonrecourse liabilities, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated among the holders of JerseyCo Shares in accordance with any method permitted under the Treasury Regulations, as selected by the board of directors of JerseyCo.

4.4.9.      Section 754 Election. To the extent an adjustment to the adjusted Tax basis of any JerseyCo asset under Code Section 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Account balances, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and such gain or loss shall be allocated to the holders of JerseyCo Shares in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

4.4.10.  Section 482 Adjustments. If JerseyCo is allowed any deduction by reason of a payment imputed to a holder of JerseyCo Shares (or an Affiliate thereof) under Section 482 of the Code or similar provision of applicable Law, the resulting deduction shall be allocated to such holder, and such holder shall be deemed to contribute an equivalent amount to JerseyCo, resulting in no net change in such holder’s Capital Account. If JerseyCo is imputed any income by reason of a payment imputed from a holder of JerseyCo Shares (or an Affiliate thereof, or any direct or indirect owners thereof) under Section 482 of the Code or similar provision of applicable Law, the resulting income shall be allocated to such holder, and such holder shall be deemed to receive as a Distribution an equivalent amount from JerseyCo, resulting in no net change in such holder’s Capital Account.

ARTICLE V

CAPITAL ACCOUNTS

5.1.            Capital Accounts. (a) JerseyCo shall maintain a separate capital account (each, a “Capital Account”) for each holder of JerseyCo Shares in accordance with the following provisions:

(i)                 The Capital Account of each holder of JerseyCo Shares shall be increased by the amount of cash and the Fair Market Value of other property contributed by such holder to JerseyCo, the amount of income or gain allocated to such holder pursuant to Article IV, and the amount of any JerseyCo liabilities that are assumed by such holder, or that are secured by any JerseyCo assets distributed to such holder.

(ii)              The Capital Account of each holder of JerseyCo Shares shall be decreased by the amount of cash and the Fair Market Value of any JerseyCo property distributed to such holder pursuant to any provision of this Shareholders Agreement, the amount of any expenses or losses allocated to such holder pursuant to Article IV (including the holder’s share of expenditures described in Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) and the amount of any liabilities of such holder that are assumed by JerseyCo or that are secured by any asset contributed by such holder to JerseyCo.

(iii)            In the event any JerseyCo Shares are Transferred in accordance with the terms of this Shareholders Agreement and the Articles, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the portion of the JerseyCo Shares so Transferred.

(b)               The foregoing provisions and the other provisions of this Shareholders Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. The board of directors of JerseyCo is authorized to make appropriate amendments to the allocations of items pursuant to Article IV and this Section 5.1 if necessary in order to comply with Section 704 of the Code or applicable Treasury Regulations thereunder; provided that no such change shall have an adverse effect upon the amount distributable to any holder of JerseyCo Shares pursuant to this Shareholders Agreement.

5.2.            No Deficit Restoration Obligation. No holder of JerseyCo Shares shall be required to pay to any other holder of JerseyCo Shares, or JerseyCo any deficit or negative balance that may exist from time to time in such holder’s Capital Account (including upon or after dissolution of JerseyCo), except as may be required by non-waivable provisions of applicable Law.

5.3.            Revaluations of Property. The board of directors of JerseyCo may determine, in its sole discretion (unless otherwise required by applicable Law), to adjust the Capital Accounts of the holders of JerseyCo Shares in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the Fair Market Value of JerseyCo property whenever JerseyCo Shares are relinquished to JerseyCo or JerseyCo Shares are issued by the JerseyCo (in each case, for a non de minimis amount of cash or property), or whenever an additional holder of JerseyCo Shares is admitted to JerseyCo, and shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) when JerseyCo is liquidated or in the case of a Distribution of any property (other than cash).

5.4.            Return of Capital; Withdrawals. Except as explicitly provided elsewhere herein, no holder of JerseyCo Shares shall have any right (i) to withdraw as a holder from JerseyCo, (ii) to withdraw from JerseyCo all or any part of such holder’s Capital Account or its capital contributions, (iii) to receive property other than cash in return for such holder’s capital contributions or (iv) to receive any Distribution from JerseyCo.

5.5.            No Interest on Capital Contributions. No holder of JerseyCo Shares shall be paid interest on its Capital Account or any of its Capital Contributions.

5.6.            Capital Accounts Separate to Statutory Accounts. The Capital Accounts of the holders of JerseyCo Shares are maintained as separate internal accounts of such holders by JerseyCo for the purposes of calculating allocations of profits and losses in accordance with Section 4.4 and do not form part of or affect the statutory accounts of JerseyCo.

ARTICLE VI

TAX MATTERS

6.1.            Tax Returns and Forms.

6.1.1.      JerseyCo shall prepare or cause to be prepared, at its expense, all required U.S. federal, state, local and foreign Tax Returns of JerseyCo (the “Tax Returns”) in accordance with applicable Law and shall file such Tax Returns in a timely manner (taking into account applicable extensions).

6.1.2.      By March 31 of each Tax Year, JerseyCo shall, at its expense, use reasonable efforts to provide or cause to be provided to each holder of JerseyCo Shares a good faith estimate of the items that will be reported on the Schedule K-1 with respect to such holder for the preceding Tax Year, which good faith estimate may be based to the extent practicable on the quarterly reports described in Section 6.1.4 hereto and shall include, to the extent reasonably practicable, sufficient information to (a) permit such holder to identify items of income described in Section 871(a) or 881(a) of the Code (commonly referred to as “FDAP income”), (b) identify the U.S. source dividend income allocated to such holder, and (c) permit such holder to determine the amount of any material “unrelated business taxable income” (within the meaning of Section 512(a) of the Code) with respect to any direct or indirect beneficial owner of such holder that is a Tax-exempt organization.

6.1.3.      JerseyCo shall use reasonable efforts to, by May 31 of each succeeding Tax Year, at its expense, provide or cause to be provided to each holder of JerseyCo Shares a Schedule K-1 and any other U.S. federal, state, local or foreign income Tax Returns, forms, statements and related disclosures or other information (each, a “Tax Form”) with respect to JerseyCo for the preceding Tax Year as may be necessary to enable such holder to (a) prepare its U.S. federal income Tax Returns, including a statement showing such holder’s share of income, gain, loss, deductions and credits for such Tax Year for U.S. federal income Tax purposes, (b) prepare such state, local and foreign income Tax Returns and other Tax Returns as are required to be filed by such holder (or its direct or indirect beneficial owners) as a result of JerseyCo’s activities in any applicable jurisdiction, (c) in the case of any holder, allocate among its direct or indirect beneficial owners such holder’s distributive share of Company income or loss based on the jurisdiction in which the income or loss arose in a form that will enable such holder to prepare the U.S. federal, state and local income Tax Returns of such direct and indirect beneficial owners, and (d) in the case of any holder, determine and differentiate among items of U.S. Source Income and items of Non-U.S. Source Income allocated to such holder.

6.1.4.      Within ten (10) days after the end of each calendar quarter (or sooner if required by a holder of JerseyCo Shares to comply with any requirement of Law), JerseyCo shall, at its expense, deliver or cause to be delivered to each holder a report with respect to such calendar quarter containing an estimate of such quarter’s taxable income and Tax payments, an estimate of U.S. Source Income and Non-U.S. Source Income and other information reasonably requested by such holder in writing (including through any accounting firm employed by a holder) and a description of substantial investments and acquisitions made directly or indirectly by JerseyCo (including, for the avoidance of doubt, investments made by any Subsidiary of JerseyCo) during such calendar quarter (including a designation of whether (and to what extent) the taxable income generated by such investment or acquisition is expected to be U.S. Source Income or Non-U.S. Source Income). Such report shall also include a good-faith estimate of the preceding items for each remaining calendar quarter of the applicable Tax Year.

6.2.            PFIC. JerseyCo, in consultation with the Company and the Shareholders, shall make a good faith determination each Tax Year whether JerseyCo holds, directly or indirectly, an interest in any “passive foreign investment company” (as defined in Section 1297(a) of the Code) (“PFIC”). If JerseyCo determines that it holds an interest in a PFIC for any Tax Year, then JerseyCo shall notify the Company and each Shareholder that such entity is a PFIC and use commercially reasonable efforts to cause such PFIC to provide (and if provided by such PFIC, to provide each holder of JerseyCo Shares as soon as practicable thereafter) (a) all information necessary for such holder to make and maintain a “qualified electing fund” election in respect of such PFIC, (b) all information necessary to complete an IRS Form 8621, and (c) a PFIC Annual Information Statement in accordance with applicable Law. JerseyCo also agrees to use commercially reasonable efforts to cause such PFIC to allow each holder to inspect and copy such PFIC’s permanent books of account, records, and such other documents as may be necessary to establish that the financial information included on such PFIC Annual Information Statement is computed in accordance with U.S. federal income Tax principles.

6.3.            CFC. JerseyCo shall make a good faith determination each Tax Year whether it holds, directly or indirectly, an interest in a “controlled foreign corporation” (as defined in Section 957 of the Code) (“CFC”), and if JerseyCo determines that it holds an interest in a CFC for any Tax Year, then JerseyCo shall use commercially reasonable efforts to (a) notify each holder of JerseyCo Shares that such entity is a CFC and (b) provide each holder with any information or calculations as may be required by such holder to timely file any required Tax Returns or information returns, including IRS Form 5471 (and any schedules thereto).

6.4.            Consistency. If, after consultation with the other Shareholders, a Principal Shareholder or the Expedia Shareholder reasonably believes in good faith that JerseyCo and its Subsidiaries will be unable to provide the information and/or Tax Forms described in Section 6.1 within the time periods prescribed herein, such Principal Shareholder or the Expedia Shareholder shall have the right, with the prior written consent of each of the other Shareholders (acting individually, with such consent not to be unreasonably withheld, conditioned or delayed), to require that JerseyCo retain the services of PricewaterhouseCoopers LLP (or such other accounting firm as may be agreed in writing by the Principal Shareholders and the Expedia Shareholder) to provide assistance to JerseyCo or its Subsidiaries in order to ensure that such information and/or Tax Forms are finalized and delivered to the Shareholders within such time periods.

6.5.            U.S. Tax Classification.

6.5.1.      JerseyCo has elected to be classified as a Pass-Through Entity pursuant to Treasury Regulations Section 301.7701-3 with an effective date prior to the Effective Date.

6.5.2.      [Reserved].

6.5.3.      [Reserved].

6.5.4.      JerseyCo, the Company and the Shareholders agree to cooperate in good faith to effect the provisions of this Section 6.5 (including in the making and filing of any election necessary to obtain any U.S. Tax classification as determined under this Section 6.5). No change will be made to the U.S. federal income tax classification of JerseyCo or any of its Subsidiaries without the prior consent of the each Shareholder (acting in its individual sole discretion).

6.6.            Effectively Connected Income. The Company and JerseyCo shall use commercially reasonable efforts to conduct JerseyCo’s business operations (including the business operations of its Subsidiaries) in a manner (a) so that JerseyCo is not considered to be Engaged in a USTB, and (b) to the extent that the Company or JerseyCo determines that JerseyCo is Engaged in a USTB, that minimizes the allocable share of any taxable income or gain which is effectively connected with the conduct of a trade or business within the United States to any Shareholder (or its direct and indirect owners), including as a result of JerseyCo or any of its Subsidiaries (other than the U.S. Subsidiary Entities) having an office or other fixed place of business within the United States (as contemplated by Section 864(c)(4)(B)(iii) of the Code and the Treasury Regulations thereunder).

6.7.            No Non-U.S. Taxes or Filings. The Company will use reasonable efforts to structure any entity or acquisition of the Company in a jurisdiction outside of the United States so as to avoid causing any Shareholder to incur any direct obligation to file a Tax Return (including any group, affiliated or other combined Tax Return, or any composite Tax Return, but excluding any form a purpose of which is to claim an exemption from or reduction of a withholding Tax) in such jurisdiction, solely as a result of such Shareholder’s investment in the Company.

6.8.            Election Pursuant to Section 754 of the Code. JerseyCo shall maintain an election under Section 754 with respect to JerseyCo and its relevant Subsidiaries.

6.9.            Partnership Representative.

(a)               The Company is hereby designated the Partnership Representative of JerseyCo and may take whatever steps it deems necessary or desirable, in its reasonable discretion, to perfect such status, including filing any forms and documents with the IRS and taking such other action as may be required from time to time under applicable Treasury Regulations.

(b)               The Partnership Representative shall have the following rights and responsibilities:

(i)                 With respect to Tax Years to which the Partnership Audit Rules (as amended by the Bipartisan Budget Act of 2015) do not apply, the Partnership Representative shall take such action as may be necessary to cause each of the applicable Shareholders to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code.

(ii)              The Partnership Representative shall, within ten (10) Business Days of the receipt of any notice from the IRS in any administrative proceeding at the JerseyCo level relating to the determination of any JerseyCo item of income, gain, loss, deduction or credit, mail a copy of such notice to each Shareholder.

(iii)            Except as otherwise authorized under this Shareholders Agreement, the Partnership Representative shall not take any action in connection with a Partnership Tax Audit, including any Tax election, without the approval of the Board of Directors. In addition, the following actions shall require approval of each Principal Shareholder and the Expedia Shareholder (acting in their individual sole discretion): (A) entering into a settlement with the IRS or the Secretary of the Treasury with respect to any material Tax audit or judicial review in which agreement the Partnership Representative may expressly state that such agreement shall bind the Shareholders; (B) filing a petition for judicial review of any final administrative adjustment at the JerseyCo level of any material item required to be taken into account for Tax purposes by a Shareholder; (C) causing JerseyCo to make a material Tax election in connection with a Partnership Tax Audit that is not addressed in this Shareholders Agreement; (D) entering into an agreement with the IRS to extend the period for assessing any Tax that is attributable to any item required to be taken into account for Tax purposes by a Shareholder; and (E) with respect to a relevant Tax Year, making any election under Section 6221(b) or Section 6226 of the Code.

(iv)             Notwithstanding paragraph 6.9(b)(iii), the Principal Shareholders hereby authorize and direct the Partnership Representative to make an election under Section 6226 of the Code with respect to any material imputed underpayments included in any notice of final partnership adjustment for any Tax Year beginning on or before the Effective Date to which the Partnership Audit Rules (as amended by the Bipartisan Budget Act of 2015) apply; provided, that the Partnership Representative shall use reasonable efforts to afford Shareholders and MIP Shareholders the opportunity first to avail themselves of the procedures set forth in Section 6225(c) of the Code (such procedures, the “Pull-In Procedures”), before the Section 6226 election is made. In the event that a Shareholder or MIP Shareholder avails itself of the Pull-In Procedures, any Taxes payable by the Company with respect to such Shareholder or MIP Shareholder as a result of the application of such Pull-In Procedures shall be subject to Section 6.9(f) of this Shareholders Agreement. In the event that an election under Section 6226 of the Code is determined or deemed to be invalid by the IRS or a court of applicable jurisdiction, any liability of the Company for Taxes in connection with the relevant final partnership adjustment shall be subject to Section 6.9(f) of this Shareholders Agreement; provided, that no amount shall be allocated to a Shareholder or MIP Shareholder to the extent that such Shareholder or MIP Shareholder can demonstrate, to the reasonable satisfaction of the Board, that it properly took the adjustments into account pursuant to a Pull-In Procedure, or paid or otherwise satisfied the corresponding Tax pursuant to the election under Section 6226 and such payment has been taken into account by the IRS to reduce the Company’s liability under Section 6225. For the avoidance of doubt, the Company shall cooperate with each Shareholder and MIP Shareholder to the extent reasonably requested for purposes of the preceding sentence.

(c)               The Partnership Representative shall be entitled to reimbursement from JerseyCo for all reasonable costs and expenses incurred by it in complying with and carrying out its responsibilities under this Shareholders Agreement, subject to the approval of such costs and expenses by the board of directors of JerseyCo. The Partnership Representative shall not be liable for any indemnity or damages to the Shareholders arising out of any act or omission by reason of its status as Partnership Representative, unless such damages result from gross negligence by the Partnership Representative.

(d)               Except to the extent specified otherwise in this Shareholders Agreement, JerseyCo and its board of directors shall make decisions with respect to any income Tax claim, dispute or litigation as well as elections with respect to the income Tax treatment of various items; provided, however, that (i) each Shareholder shall have the right to participate in any administrative or judicial proceeding at the JerseyCo level with respect to Taxes at its own expense; (ii) the Partnership Representative shall notify the Shareholders of any proposed settlement of any JerseyCo item and shall consult in good faith with, and take into account reasonable comments made by, a Shareholder with respect to such proposed settlement; and (iii) neither JerseyCo nor the Partnership Representative shall settle or compromise any material Tax claim, dispute or litigation without the consent of the Board of Directors.

(e)               Each Shareholder shall cooperate with JerseyCo and the Partnership Representative to the extent reasonably requested in connection with any tax filings, tax audits, and any other interactions with any tax authority or tribunal on behalf of JerseyCo (and, if applicable, any Shareholders).

(f)                Any amount that JerseyCo has paid or incurred, or that the board of directors of JerseyCo has determined JerseyCo is required to pay or incur, in respect of Taxes pursuant to the Partnership Audit Rules (including in respect of an imputed underpayment under the Partnership Audit Rules) that the board of directors of JerseyCo determines in its reasonable discretion is attributable to a Shareholder (including as a result of a Shareholder’s failure to provide information reasonably requested by JerseyCo, the Board of Directors or the Partnership Representative in connection with an imputed underpayment under the Partnership Audit Rules) shall be promptly repaid by such Shareholder or treated as an Advance Amount deemed to have been distributed such Shareholder and as to which JerseyCo may take any of the actions described in Section 4.3.2 of this Shareholders Agreement, upon approval of the board of directors of JerseyCo.

(g)               The obligations under this Section 6.9 shall survive the transfer or termination of an interest in JerseyCo, as well as the termination, dissolution, liquidation, and winding up of JerseyCo.

6.10.        United States Property. JerseyCo and each Subsidiary shall use reasonable best efforts, in consultation with Amex and Expedia and taking into account the Tax positions of Amex and Expedia and their respective Affiliates, (i) not to hold any obligation of a United States person within the meaning of Section 956(c)(1) of the Code other than an obligation described in Section 956(c)(2) of the Code that would be expected to require Amex or Expedia to include in income amounts described in Section 956 of the Code, and (ii) to provide funds to the U.S. Subsidiary Entities, if necessary, as Capital Contributions by JerseyCo and not as debt.

6.11.        Transfer Reporting. In connection with a transfer by a shareholder of all or any portion of its interest in JerseyCo, JerseyCo shall, upon request and to the extent legally entitled to do so, provide to a shareholder and its transferee certification sufficient to establish that the transfer is exempt from withholding for taxes under Sections 1445 and 1446(f) of the United States Internal Revenue Code of 1986, as amended.

ARTICLE VII

BUSINESS SCOPE AND COMPETITION ISSUES

7.1.            Restrictions on Competition by the Shareholders.

7.1.1.      During the term of this Shareholders Agreement, no Principal Shareholder, so long as such Principal Shareholder meets the definition of a Restricted Shareholder, shall:

(a)               acquire or engage in negotiations to acquire or permit its Affiliates (excluding any Juweel Investor or Juweel Upstream Investor) (provided, that for purposes of this clause (a), no Person shall be deemed to be an Affiliate of Amex if American Express Company does not have the right (contractually or otherwise) to unilaterally cause such Person to comply with the terms of this clause (a) and excluding, for the avoidance of doubt, any third-party licensees or franchisees) to acquire or engage in negotiations to acquire, any economic or voting interests in excess of ten percent (10%) of the issued and outstanding voting or economic interests of any Person predominantly engaged in the Restricted Business; or

(b)               engage in, or permit its Affiliates (excluding any Juweel Investor or Juweel Upstream Investor) (provided, that for purposes of this clause (b), no Person shall be deemed to be an Affiliate of Amex if American Express Company does not have the right (contractually or otherwise) to unilaterally cause such Person to comply with the terms of this clause (b) and excluding, for the avoidance of doubt, any third-party licensees or franchisees) to engage in, the Restricted Business; provided that nothing in this clause (b) shall (i) apply to any third-party licensing or franchising relationships of Amex or its Affiliates, (ii) apply to any existing lines of business operated by a Restricted Shareholder on the Initial Effective Date and set forth on Schedule 7.1.1, (iii) restrict the ability of a Restricted Shareholder or its Affiliates or Subsidiaries (including American Express Company), or any of their respective commercial partners, licensees and/or franchisees globally, to, directly or indirectly, engage in any and all other activities, including Leisure and Retail Travel Services, Travel Supplier Services, Payment Products, Licensed and Network Services, Lending Activity, Card Acceptance and Merchant Services, Consulting and Data Services, GNS Travel Services, Foreign Exchange Services, Insurance Services and any other banking or financial services and products, electronic or otherwise, and ancillary services and products, and, with respect to each of the foregoing, regardless of whether the applicable Person is also a customer (or employee of a customer) of the Company or (iv) restrict any services provided to or on behalf of the Company, including pursuant to any Transaction Agreement or Operating Agreement or any agreement between the Company and Amex (or any of their respective Affiliates) entered into on or after the Initial Effective Date. For the avoidance of doubt, nothing in this Section 7.1.1 shall prohibit any Restricted Shareholder or any of its Affiliates from acquiring an interest (whether by way of an investment, merger or acquisition) in any Person or business with an interest in the Restricted Business where the primary purpose of such transaction was not the acquisition of the Restricted Business.

7.1.2.      Restrictions on Certain Activities by the Juweel Investors. Except with respect to the Restricted Businesses set forth on Schedule 7.1.2, each Juweel Investor shall cause each Direct Holder (controlled by such Juweel Investor) of a Juweel Entity (other than, in the case of the BlackRock Investors, any third-party account for which Portfolio Administration & Management Ltd. (“PAM”) provides investment advisory services but which is not a fund controlled by PAM (any such PAM-controlled fund, a “PEP Fund”)) to use its commercially reasonable efforts to cause (i) any individual designated by or on behalf of such Direct Holder to serve as a director on the Board of Directors or a Committee member, during such time that such individual so serves as a director or a Committee member and for one year thereafter, and (ii) any of such Juweel Investor’s or Direct Holder’s employees (and, in the case of any BlackRock Investor or PAM, any of PAM’s employees) to whom Restricted Confidential Information has been provided, from the date such Person first receives any Restricted Confidential Information until the date that is one year from the date such Person last receives any Restricted Confidential Information, to refrain from (x) directly assisting such Juweel Investor or such Direct Holder (and, in the case of any BlackRock Investor or PAM, any other PEP Fund) with any investment decision relating to the acquisition, either directly or indirectly, of an economic or voting interest representing in excess of ten percent (10%) of any Person predominantly engaged in the Restricted Business (a “Restricted Competitor”) or (y) serving as a director or observer on the board of directors or comparable governing body of a Restricted Competitor.

7.2.            Non-Solicit. Amex and Expedia shall not, and shall cause their respective Affiliates not to (provided, that for purposes of this section, no Person shall be deemed to be an Affiliate of Amex or Expedia, as applicable, if American Express Company or Expedia Group, Inc., respectively, does not have the right (contractually or otherwise) to unilaterally cause such Person to comply with the terms of this section and excluding, for the avoidance of doubt, any third-party licensees or franchisees), and Juweel shall not and shall cause the Juweel Investors (provided, that with respect to the BlackRock Investors, this provision shall be limited to only those BlackRock Investors that are PEP Funds) not to, directly or indirectly, solicit for employment or hire the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Transformation Officer, the Chief Legal Officer, the Global Head of M&A, the VP Business Planning, the Chief Commercial Officer, the Chief Compliance and Risk Officer, the Chief Revenue Officer, the EVP Product, Strategy & Communications, the Chief Information Technology Officer, the Chief People Officer and similar C-suite level executive employees of the Company, JerseyCo and their Subsidiaries without the prior written consent of the Company (such employees, “Restricted Employees”), unless (a) the employment of such Restricted Employee has been terminated by the Company or its Affiliate, as applicable, prior to such action by Amex, Juweel, Expedia or any of their respective Affiliates, as applicable, or (b) the solicitation or hiring of such Restricted Employee by Amex, Juweel, Expedia or any of their respective Affiliates shall occur on or after the two (2) year anniversary of the date upon which Amex, Juweel or Expedia, as applicable, ceases to own any Shares; provided, however, that no Person shall be prohibited from hiring any Restricted Employee (x) who responds to a general solicitation in media of general circulation (including advertisements posted on the Internet or in trade media) not expressly targeted at such Restricted Employees or (y) who is referred to such Person by search firms, employment agencies or other similar entities; provided that such entities have not been specifically instructed to solicit Restricted Employees.

7.3.            Certain Transaction Restrictions. The Company agrees that neither it, JerseyCo nor any of their Subsidiaries shall enter into any agreement or consummate any Transaction that would obligate a Shareholder or any of its Affiliates to:

(a)               be bound by (i) any restrictive covenant related to investing in or acquiring an entity, or directly or indirectly operating a business, that may be in competition with the operations of the Company, JerseyCo or any of their Subsidiaries or any person or entity acquiring the Company, JerseyCo or any of their Subsidiaries or (ii) any other restrictive covenant related to the operation of its business, other than customary covenants relating to confidential information agreed to by all other Shareholders in writing (such agreement not to be unreasonably withheld, conditioned or delayed);

(b)               make any representation or warranty with respect to, enter into any amendment of, or waive any of its rights or claims under, (i) any provision of any document to which such Shareholder or any of its Affiliates is party which provision does not directly relate to such Shareholder’s equity ownership in the Company or JerseyCo or (ii) any provision intended to address the regulatory status of such Shareholder;

(c)               make any representation or warranty other than customary fundamental representations regarding due authorization to transfer its Shares, ownership of and absence of liens on its Shares, absence of conflicts that might prohibit the transfer of its Shares or approvals that might be required for the transfer of such its Shares; or

(d)               agree to any indemnity by such Shareholder that is made jointly rather than severally or other than on a pro rata basis with respect to any agreed indemnity cap or which purports to ascribe liability to such Shareholder in excess of the proceeds to be received by such Shareholder for its Shares.

7.4.            Certain Acknowledgments. Each Shareholder (on behalf of itself and its Affiliates) acknowledges and agrees that the duration, scope and other provisions set forth in Sections 7.1 and 7.2 have been specifically negotiated by sophisticated, commercial parties and specifically hereby agrees that such time, scope and other provisions are reasonable under the circumstances. Each Shareholder further (on behalf of itself and its Affiliates) agrees that if, at any time, despite the express agreement of such Shareholder, a court or other authority of competent jurisdiction holds that any portion of Sections 7.1 and 7.2 is unenforceable because any of the restrictions herein are unreasonable, or for any other reason, such decision shall not affect the validity or enforceability of any of the other provisions of this Shareholders Agreement, and the maximum restrictions of time or scope reasonable under the circumstances, as determined by such court or other authority, shall be substituted for any such restrictions which are held unenforceable. Each Shareholder acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of Sections 7.1 and 7.2 shall be inadequate and, accordingly, each Shareholder agrees that the other parties shall, in addition to any other rights and remedies which such other parties may have, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. Such right to obtain equitable relief may be exercised, at the option of such other party or parties, concurrently with, prior to, after or in lieu of, the exercise of any other rights or remedies which such other party or parties may have as a result of any such breach or threatened breach.

ARTICLE VIII

INFORMATION RIGHTS

8.1.            Information Rights.

8.1.1.      Required Delivery of Information to Shareholders. Subject to compliance with Applicable Securities Laws, Antitrust Law, the rules and regulations of the Applicable Exchange and all other applicable Laws, the Company shall deliver to each Principal Shareholder and the Expedia Shareholder, promptly following their filing, if any, copies of any periodic reports, current reports on 8-K (or any successor or similar form), Registration Statements and prospectuses filed by the Company, JerseyCo or any of their Subsidiaries with the Applicable Commission that are not publicly available.

8.1.2.      Financial Planning Information. Subject to compliance with Applicable Securities Laws, Antitrust Law, the rules and regulations of the Applicable Exchange and all other applicable Laws, the Company, JerseyCo and their Subsidiaries shall provide information to Amex or Expedia, in the formats and at times reasonably requested by Amex or Expedia, as applicable, that is reasonably necessary to facilitate Amex’s or Expedia’s, as applicable, annual financial planning process, including, for each fiscal year of the Company, the Company’s outlook for operating performance and business developments in the remainder of that fiscal year, in the following fiscal year and in the following three (3) fiscal years and, for each monthly accounting period, unaudited consolidated financial statements for such period delivered within 30 days of the end of such period (including (i) a profit and loss statement for such period, together with a cumulative profit and loss statement from the first day of the current year to the last day of such period; (ii) a balance sheet as at the last day of such period; (iii) a cash flow analysis for such period on a cumulative basis for the fiscal year to date), together with (A) a comparison between the actual figures for such monthly accounting period and the comparable figures within the annual operating budget for such period and (B) a comparison between the current figures and the figures from the prior year for such monthly accounting period, with, in each case, an explanation of any material differences; provided that the Company, JerseyCo and their Subsidiaries shall provide Juweel with copies of all such information requested by Amex or Expedia pursuant to this Section 8.1.2 in the formats and at the times such information is provided to Amex or Expedia, as applicable. Subject to compliance with Applicable Securities Laws, Antitrust Law, the rules and regulations of the Applicable Exchange and all other applicable Laws, the Company, JerseyCo and their Subsidiaries shall also provide quarterly net profit forecast by jurisdiction and annual transfer pricing reports with a listing of all agreements between the Company, JerseyCo and any of their subsidiaries, on the one hand, and Amex or any of its Affiliates, on the other hand.

8.1.3.      Termination of Information and Access Rights. Notwithstanding the foregoing, the information and access rights of the Expedia Shareholder or a Principal Shareholder pursuant to the preceding Sections 8.1.1 and 8.1.2 will terminate automatically and be of no further force and effect if the Expedia Shareholder or such Principal Shareholder ceases to own at least five percent (5%) of the issued Shares.

8.2.            Confidentiality Obligations.

8.2.1.      Confidential Information. For purposes of this Shareholders Agreement, the term “Confidential Information” shall mean, with respect to each of the parties, including the Company, JerseyCo and each of their respective Affiliates, information that is proprietary to it, including patents, know-how, designs, formulas, processes, technology, plans, data, trade secrets, inventions, discoveries, improvements and ideas or works of authorship or other information relating to its business; information concerning any of its past, current or possible future products or projects; information about its research, development, purchasing, accounting, marketing or selling of products or services; and information concerning any of its past, current or possible future customers or business prospects. Confidential Information shall not include (i) any information lawfully in any Person’s possession on a non-confidential basis prior to the date of disclosure thereof (other than (w) any due diligence material provided in connection with the transactions contemplated hereby or any potential transaction related to the purchase and sale of any direct or indirect interest in the Company, JerseyCo or any of their respective Subsidiaries, (x) the Operating Agreements, (y) any other applicable Transaction Agreements or (z) information obtained from a source that the recipient knows was prohibited from disclosing such information on a non-confidential basis by any contractual, fiduciary or other legal obligation) by any other Person bound hereby, (ii) any information which is in the public domain or hereafter becomes a part thereof through no fault of the Person to whom such Confidential Information has been disclosed, (iii) any information that becomes available to a Person on a non-confidential and lawful basis from a source other than any other Person bound hereby, (iv) any information disclosed from one Person bound hereby to another that is expressed in writing by the disclosing party to be non-confidential or (v) any information that is independently developed by any Person (other than the Company, JerseyCo or any of their Subsidiaries or any other Person acting on their behalf) without reference to or reliance upon Confidential Information. For the avoidance of doubt, any Confidential Information of the Company or JerseyCo related to Confidential Information of Amex (including any commercial arrangements of American Express Company or any of its affiliates with any third-party other than the Company, JerseyCo or any of their Subsidiaries) or the Company’s regulatory status as a result of its relationship with Amex shall be deemed to also be Confidential Information of Amex (such Confidential Information, “Amex Confidential Information”).

8.2.2.      Protection of Confidential Information. Except as otherwise may be specifically provided herein, each of the Shareholders agrees that all proprietary or non-public information obtained from any other party in the course of negotiating this Shareholders Agreement, the Operating Agreements and any other applicable Transaction Agreements (other than those that are publicly filed) or agreements related to the purchase and sale of any direct or indirect interest in the Company, JerseyCo or any of their respective Subsidiaries and conducting a due diligence investigation regarding the transactions contemplated hereby and thereby and receiving such information pursuant to the rights and privileges afforded by this Shareholders Agreement will be presumed to constitute Confidential Information (unless it falls within any category described in any of subsections (i) through (iv) set forth above in the definition of Confidential Information) and, except as required by applicable Law, all Confidential Information will be held in the strictest confidence by each such Shareholder as well as by its Affiliates and Representatives, including its legal counsel, accountants and financial advisors who need to know such information; provided, however, that (x) the officers and directors shall be permitted to disclose any and all Confidential Information (excluding Amex Confidential Information), notwithstanding, without limitation, any duty of confidentiality imposed on directors by default under applicable Law, to the Juweel Investors, any Shareholder and such Shareholder’s Representatives and Affiliates (so long as such Representatives and Affiliates are subject to similar confidentiality obligations as those set forth herein) and (y) each Shareholder shall be permitted to disclose Confidential Information (excluding Amex Confidential Information) to the Juweel Investors and such Shareholder’s Representatives and Affiliates (so long as such Representatives and Affiliates are subject to similar confidentiality obligations as those set forth herein). Anything to the contrary herein notwithstanding, to the extent permitted by applicable Law, each of the parties shall immediately notify the Company and the Principal Shareholders if it is required by Law or judicial authority to disclose any of such Confidential Information. None of the Shareholders may use any Confidential Information of the Company, JerseyCo or their Subsidiaries, any other Shareholder or the Juweel Investors for any purpose other than in connection with its investment in the Company, except to the extent such information is available to such Shareholder pursuant to any other agreement between such Shareholder or any Affiliate thereof and the Company or any Affiliate thereof, subject to any restrictions contained in such other agreement. Notwithstanding anything to the contrary herein, nothing in this Section 8.2 shall limit or otherwise apply to disclosure by a Shareholder, or any of its Affiliates or Representatives, that is a Regulated Holder to any banking regulatory authority with jurisdiction over such Regulated Holder in connection with any supervisory examination by, or communication with, such banking regulatory authority, and, for the avoidance of doubt, neither such Regulated Holder nor any of its Affiliates or Representatives shall have any obligation to notify the Company of any such examination or communication. Each Shareholder shall be responsible for a breach of the terms of this Section 8.2 by its Affiliates and Representatives and each Juweel Investor shall be responsible for the breach of the terms of Section 8.2 by, and only by, it or any of its Affiliates or Representatives. The terms and provisions of Section 8.2 shall survive any termination of this Shareholders Agreement (in its entirety or with respect to an individual Shareholder in accordance with Section 10.1) for a period of one (1) year after any such termination.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1.            Representations and Warranties of the Company and JerseyCo. Each of the Company and JerseyCo represents and warrants to the Shareholders as follows:

9.1.1.      Organization. The Company is a corporation, incorporated and validly existing under the Laws of the State of Delaware. JerseyCo is a company limited by shares, organized and validly existing under the Laws of Jersey.

9.1.2.      Authority. Each of the Company and JerseyCo has full corporate power and authority to execute and deliver this Shareholders Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by the Company and JerseyCo of this Shareholders Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and JerseyCo. No other action on the part of the Company or JerseyCo is necessary to authorize the execution and delivery of this Shareholders Agreement by the Company or JerseyCo or the performance by each of the Company or JerseyCo of its obligations hereunder. This Shareholders Agreement has been duly executed and delivered by the Company and JerseyCo and constitutes a legal, valid and binding agreement of each of the Company and JerseyCo, enforceable against the Company and JerseyCo in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9.1.3.      Anti-Corruption. Neither the Company nor JerseyCo has, directly or indirectly, obtained or induced and will not attempt to so obtain or induce the procurement of this Shareholders Agreement or any contract, consent, approval, right, interest, privilege or other obligation or benefit related to this Shareholders Agreement or any potential transaction or the Company’s or JerseyCo’s other dealings with the Shareholders or their affiliates through any violation of law or regulation and has not, on or prior to the Effective Date, except as set forth on Schedule 9.1.3 hereto, given or agreed to give and shall not give or agree to give to any person or entity, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratification, bribe or kickback, whether described as a consultation fee or otherwise, with the object of obtaining or inducing the procurement of this Shareholders Agreement or any contract, right, interest, privilege or other obligation or benefit related to this Shareholders Agreement.

9.1.4.      No Violation. The execution and delivery of this Shareholders Agreement by the Company and JerseyCo, the performance by each of the Company and JerseyCo of their respective obligations hereunder and the consummation by the Company and JerseyCo of the transactions contemplated hereby, will not (a) violate any provision of Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Company or JerseyCo, (b) require the consent, waiver, approval, license or authorization of or any filing by the Company or JerseyCo with any governmental authority or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter document or bylaw, agreement, note, indenture, mortgage, contract, order, judgment, ordinance, regulation or decree to which the Company or JerseyCo is subject or by which the Company or JerseyCo is bound and which would have an adverse effect on the ability of the Company or JerseyCo to perform their respective obligations under this Shareholders Agreement.

9.2.            Representations and Warranties of Each Shareholder. Each Shareholder represents and warrants to the Company, JerseyCo and the other Shareholders, solely as to itself, as follows:

9.2.1.      Organization. Such Shareholder is duly organized, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of organization.

9.2.2.      Authority. Such Shareholder has full corporate or similar power and authority to execute and deliver this Shareholders Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by such Shareholder of this Shareholders Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. No other action on the part of such Shareholder is necessary to authorize the execution and delivery of this Shareholders Agreement by such Shareholder or the performance by such Shareholder of its obligations hereunder. This Shareholders Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9.2.3.      Anti-Corruption. Such Shareholder has not, directly or indirectly, obtained or induced and will not attempt to so obtain or induce the procurement of this Shareholders Agreement or any contract, consent, approval, right, interest, privilege or other obligation or benefit related to this Shareholders Agreement or any potential transaction or its other dealings with the Company or the other Shareholders or their affiliates through any violation of law or regulation and has not, on or prior to the Effective Date, except as set forth on Schedule 9.2.3 hereto, given or agreed to give and shall not give or agree to give to any person or entity, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratification, bribe or kickback, whether described as a consultation fee or otherwise, with the object of obtaining or inducing the procurement of this Shareholders Agreement or any contract, right, interest, privilege or other obligation or benefit related to this Shareholders Agreement.

9.2.4.      No Violation. The execution and delivery of this Shareholders Agreement by such Shareholder, the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby, will not (a) violate any provision of Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Shareholder, (b) require the consent, waiver, approval, license or authorization of or any filing by such Shareholder with any governmental authority or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter document or bylaw, agreement, note, indenture, mortgage, contract, order, judgment, ordinance, regulation or decree to which such Shareholder is subject or by which such Shareholder is bound and which would have an adverse effect on the ability of such Shareholder to perform its obligations under this Shareholders Agreement.

ARTICLE X

MISCELLANEOUS

10.1.        Termination. This Shareholders Agreement shall terminate in its entirety as to a Shareholder at such time as such Shareholder and its Permitted Transferees cease to own any Shares. The rights and obligations of any such Shareholder and its Affiliates, the Company and JerseyCo, as applicable, under Section 8.2, Section 10.3, Section 10.8 and Section 10.16 shall survive the termination of this Shareholders Agreement notwithstanding anything to the contrary in this Section 10.1.

10.2.        No Voting or Conflicting Agreements. Other than pursuant to the Investors Agreement, no Shareholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Shares nor, at any time, shall any Shareholder enter into any shareholder agreements or arrangements of any kind with any Person with respect to the Shares, in any case which is inconsistent with the provisions of this Shareholders Agreement (whether or not such agreements and arrangements are with other Shareholders or holders of Shares that are not parties to this Shareholders Agreement). In addition, neither the Company nor JerseyCo shall, and each shall not permit its respective Subsidiaries to, enter into any shareholder agreements or arrangements of any kind with any Person with respect to the Shares, in any case which is inconsistent with the provisions of this Shareholders Agreement (whether or not such agreements and arrangements are with other Shareholders or holders of Shares that are not parties to this Shareholders Agreement). The foregoing prohibitions include, but are not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of Shares inconsistent with the provisions of this Shareholders Agreement. No Shareholder shall act, at any time, for any reason, as a member of a group or in concert with any other Persons in connection with the acquisition, disposition or voting of Shares in any manner that is inconsistent with the provisions of this Shareholders Agreement.

10.3.        Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and, accordingly, agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be, without the furnishing or posting of a bond or similar indemnity, entitled to obtain equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of this Shareholders Agreement, as may be available from any court of competent jurisdiction. Each of the parties hereto hereby waives any defense in any action for specific performance that a remedy at law would be adequate. The Company hereby agrees with each Shareholder, severally and not jointly, that, upon the written request of a Shareholder, it shall enforce the provisions of Article II related to Transfer restrictions and Article III relating to voting obligations in favor of the Company against any such party in breach of this Shareholders Agreement, provided that the requesting Shareholder promptly reimburses the Company for all reasonable and documented out-of-pocket expenses (including the reasonable and documented fees and expenses of counsel) incurred by the Company in connection with any such enforcement actions.

10.4.        Expenses. Except as expressly provided in this Shareholders Agreement, all costs and expenses incurred by or on behalf of the Shareholders and the Company in connection with, relating to or arising out of the execution, delivery and performance of this Shareholders Agreement and the consummation of the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of the parties’ financial consultants, accountants and legal counsel, shall be for the Person incurring such costs.

10.5.        Notices. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally, by overnight courier, by telecopy, or by email, in each case, addressed to the parties at their respective addresses (with copies as indicated) reflected on Schedule 10.5; provided that any notices delivered to the Amex Shareholder hereunder shall not constitute valid notice if delivered solely by email. Each party hereto, by written notice given to the other parties hereto in accordance with this Section 10.5, may change the address to which notices, statements, instructions or other documents are to be sent to such party. Except as set forth in this Section 10.5, all notices, statements, instructions and other documents hereunder that are mailed, emailed or telecopied shall be deemed to have been given on the date of delivery or, in the case of telecopying, upon confirmation of receipt.

10.6.        Successors and Assigns. This Shareholders Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and permitted assigns in accordance with the terms hereof. If any Shareholder or any Transferee of any Shareholder shall acquire any Shares in any manner, whether by operation of Law or otherwise, such Shares shall be held subject to all of the terms of this Shareholders Agreement, and, by taking and holding such Shares, such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Shareholders Agreement.

10.7.        Recapitalizations and Exchanges Affecting Shares. The provisions of this Shareholders Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all shares or equity securities of the Company, JerseyCo or any successor or assign of the Company or JerseyCo (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of, Shares, or any securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof. Upon the occurrence of any of such events, numbers of shares and amounts hereunder and any other appropriate terms shall be appropriately adjusted, as determined in good faith by the Board of Directors or the board of directors of JerseyCo, as applicable.

10.8.        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)               This Shareholders Agreement and all suits, actions or proceedings arising out of or in connection with this Shareholders Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof or any other jurisdiction that would give rise to the application of the Laws of another jurisdiction, except that any matters regarding (i) the internal organization and affairs of the Company, property and ownership rights of Shares in the Company shall be governed by the Laws of the State of Delaware and (ii) the internal organization and affairs of JerseyCo, property and ownership rights of Shares in JerseyCo shall be governed by the Laws of Jersey.

(b)               The parties hereto hereby agree that, except in the case of fraud, willful misconduct or knowing and intentional breach, damages related to any Losses suffered by a party hereto arising as a result of any breach of this Shareholders Agreement shall be limited to actual, out of pocket Losses and shall not include any exemplary, punitive, treble, special, indirect, consequential, remote or speculative damages or internal costs.

(c)               Any dispute, controversy or claim arising out of, relating to or in connection with this Shareholders Agreement, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof, shall be settled by arbitration. The arbitration shall be conducted by three (3) arbitrators in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution of the American Arbitration Association (the “ICDR Rules”) in effect at the time of the arbitration. Each Shareholder party to a dispute, controversy or claim arising out of, relating to or in connection with this Shareholders Agreement shall nominate one (1) arbitrator within thirty (30) days after delivery of the notice of arbitration. In the event a Shareholder party to a dispute, controversy or claim arising out of, relating to or in connection with this Shareholders Agreement fails to nominate an arbitrator within such time period, upon request of any other Shareholder party to such dispute, controversy or claim, such arbitrator shall instead be appointed by the ICDR administrator within thirty (30) days of receiving such request. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator within thirty (30) days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator within this time period, upon request of a Shareholder party to the dispute, the third arbitrator shall be appointed by the ICDR administrator within thirty (30) days of receiving such request. The third arbitrator shall serve as chair of the arbitral tribunal. If the Company or JerseyCo is named as a party in an arbitration between the Principal Shareholders, the Company or JerseyCo, as applicable, waives any right to nominate an arbitrator and agrees to be bound by any award in that arbitration. The seat of the arbitration shall be New York, New York and the proceedings shall be conducted in the English language. The award of the arbitrators shall be accompanied by a reasoned opinion, except that failure to render a reasoned opinion is not grounds for appeal or vacatur of the award. Except as may be required by law, and other than in connection with proceedings relating to enforcement of this Section 10.8(c) or an arbitration award, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties. By agreeing to arbitration, the parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy in aid of arbitration, including a preliminary injunction or attachment, or order any interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a party to this Shareholders Agreement to a court shall not be deemed a waiver of this agreement to arbitrate. The arbitration award shall be final and binding on the parties to this Shareholders Agreement. The parties to this Shareholders Agreement agree that Articles 1(4) and E-1 to E-10 of the ICDR Rules (or any such equivalent provisions providing for expedited procedures as may form part of any amended ICDR Rules in effect at the time of the arbitration) shall not apply. The parties to this Shareholders Agreement undertake to carry out any award without delay and waive their right to any form of recourse based on grounds other than those contained in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 insofar as such waiver can validly be made. The parties to this Shareholders Agreement agree that any action or proceeding to enforce the obligation to settle disputes in arbitration pursuant to this Section 10.8(c) shall be brought only in the courts of the State of New York located in the City of New York or the United States District Court for the Southern District of New York, and the parties to this Shareholders Agreement agree and consent to submit to the exclusive jurisdiction of the courts of the State of New York located in the City of New York or the United States District Court for the Southern District of New York for that purpose. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party to this Shareholders Agreement or its assets.

(d)               EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SHAREHOLDERS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

10.9.        Descriptive Headings. The headings in this Shareholders Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

10.10.    Amendment. Except as otherwise provided herein, this Shareholders Agreement may be amended or supplemented by, and only by, an instrument in writing signed by (x) the Company and JerseyCo and (y) the Expedia Shareholder, each Principal Shareholder and each additional Shareholder who, in each case under this clause (y) may be materially and disproportionately adversely impacted by such amendment; provided, however, that any amendment or waiver of any section of this Shareholders Agreement that relates to the Transfer of Shares must be approved by the Board of Directors. Without limiting the generality of the foregoing, (i) no amendment to Sections 10.14, 10.15 or this sentence of 10.10 shall be effective unless duly executed by Juweel with the prior consent of the BlackRock Investors. In order to ensure compliance with the governance provisions and Transfer and other restrictions and obligations applicable to the Juweel Investors, Juweel shall not permit its governing documents to be amended in a manner that is inconsistent with the terms and restrictions of this Shareholders Agreement, without the prior written consent of Amex, the Company and JerseyCo.

10.11.    Severability. If any term or provision of this Shareholders Agreement shall to any extent be invalid or unenforceable, the remainder of this Shareholders Agreement shall not be affected thereby, and each term and provision of this Shareholders Agreement shall be valid and enforceable to the fullest extent permitted by Law. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Shareholders Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.12.    Further Assurances. The parties hereto shall from time to time execute and deliver all such further documents and do all acts and things as the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Shareholders Agreement, including, to the extent necessary or appropriate, using all reasonable efforts to cause the amendment of any constitutional documents of the Company in order to provide for the enforcement of this Shareholders Agreement in accordance with its terms, in each case to the extent consistent with applicable Law (including Applicable Securities Law, Antitrust Law and the rules and regulations of the Applicable Exchange). In furtherance and not in limitation of the foregoing, in the event of any amendment, modification or termination of this Shareholders Agreement in accordance with its terms, the Board of Directors shall meet within thirty (30) days following such amendment, modification or termination or as soon thereafter as is practicable for the purpose of proposing such amendments to the Shareholders entitled to vote thereon and calling a meeting of the Shareholders for such purpose, and such action shall be the first action to be taken at such meeting of the Shareholders.

10.13.    Amendment and Restatement; Complete Agreement; Counterparts. This Shareholders Agreement, and the Company’s and JerseyCo’s constitutional documents constitute the entire agreement and supersede all other agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof. This Shareholders Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

10.14.    No Third-Party Beneficiaries. The provisions of this Shareholders Agreement shall be only for the benefit of the parties to this Shareholders Agreement, and no other Person (other than any indemnified party with respect to Section 3.1.3 or Section 10.16) shall have any third-party beneficiary or other right hereunder. For the avoidance of doubt, the BlackRock Investors are not parties to this Shareholders Agreement and are third-party beneficiaries of this Shareholders Agreement solely with respect to the rights granted to the BlackRock Investors under Sections 10.10, 10.14 and 10.15 hereof; this Shareholders Agreement does not provide the BlackRock Investors with any rights or claims over the Shareholders.

10.15.    Other Businesses; Waiver of Certain Duties.

10.15.1.          Each Shareholder hereby, to the fullest extent permitted by applicable Law:

(a)               confirms that no Shareholder (including the Principal Shareholders) has any duty to any other Shareholder or to the Company or its Subsidiaries other than the specific covenants and agreements set forth in this Shareholders Agreement;

(b)               acknowledges and agrees that (A) in the event of any conflict of interest between the Company or its Subsidiaries, on the one hand, and any Shareholder, on the other hand, the Shareholder may act in its best interests and (B) none of the Shareholders shall be obligated (1) to reveal to the Company or its Subsidiaries confidential information belonging to or relating to the business of such Person or (2) to recommend or take any action in its capacity as such Shareholder, as the case may be, that prefers the interest of the Company or its Subsidiaries over the interest of such Person; and

(c)               waives any claim or cause of action against each other Shareholder, and each officer, employee, agent and Affiliate of any such Person that may from time to time arise in respect of a breach by any such Person of any duty or obligation disclaimed under Section 10.15.1(a) or (b).

10.15.2.          Each Shareholder agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 10.15 shall not apply to any alleged claim or cause of action against the Shareholders, or any of the Shareholders’ respective Affiliates, or any of their respective employees, officers, directors, agents or authorized representatives, based upon the breach or nonperformance by such person of this Shareholders Agreement or any other agreement to which such person is a party.

10.15.3.          The provisions of this Section 10.15, to the extent that they restrict the duties and liabilities of the Shareholders otherwise existing at law or in equity, are agreed by the Shareholders to replace such other duties and liabilities of the Shareholders to the fullest extent permitted by applicable Law.

10.15.4.          Juweel shall use its reasonable best efforts to cause the Investors Agreement to contain the same indemnities, waivers and acknowledgments with respect to the Shareholders of the Company, and each officer, director, agent and Affiliate of any such Person from each Juweel Investor and each Direct Holder of a Juweel Entity as provided by each Shareholder in this Section 10.15.

10.15.5.          Each Shareholder hereby agrees to indemnify, defend and hold harmless all other Shareholders and their respective Shareholder Indemnitees, to the fullest extent permitted by Law, from and against any and all Losses arising from any claims or causes of action it brings against such other Shareholders or their respective Shareholder Indemnitees that are contrary to the waivers, limitations, acknowledgments and agreements set forth in this Section 10.15, including any claim of cause of action arising in respect of breach by any such Person of any duty or obligation disclaimed under Section 10.15.1.

10.16.    Indemnification of Shareholders by the Company. Except as otherwise explicitly provided in this Shareholders Agreement and Operating Agreements, the Company and JerseyCo shall jointly and severally indemnify, defend and hold harmless each of the Shareholders and their respective Affiliates, and such Shareholders’ and Affiliates’ officers, employees, agents and representatives (the “Shareholder Indemnitees”), to the fullest extent permitted by Law, from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (collectively, “Losses”) arising from the status of such Shareholder as a Shareholder in the Company or JerseyCo; provided that no Shareholder Indemnitee shall be entitled to any indemnification hereunder for such Losses to the extent arising from or caused by the gross negligence, willful misconduct, bad faith or a breach of this Shareholder Agreement by such Shareholder Indemnitee or the related Shareholder. Any indemnification pursuant to this Section 10.16 shall be satisfied solely out of the assets of the Company or JerseyCo as an expense of the Company or JerseyCo, as applicable. No Shareholder shall be subject to personal liability or required to make any Capital Contributions to the Company or JerseyCo by reason of these indemnification provisions. The provisions of this Section 10.16 are for the benefit of the Shareholder Indemnitees and shall not be deemed to create any rights for the benefit of any other Person. Any indemnification of a Shareholder or its Affiliates hereunder from and after the Effective Date (i) shall be only made in respect of a claim by a third party (including governmental authority) based on actions or inactions of the Company or its Affiliates that are unlawful or improper, or that the Company should reasonably be aware could result in a violation of Law or regulation by, or have a similar regulatory implication for, such Shareholder and (ii) shall be limited to such Shareholder’s or Affiliate’s Losses and in no event shall be based on the diminution in value of such Shareholder’s investment in the Company and JerseyCo. Notwithstanding the foregoing, the right of any Shareholder Nominee to indemnification in his or her capacity as a director of the Company shall be governed by the applicable Director Indemnification Agreement, the applicable terms of the Certificate of Incorporation and the Bylaws and not by this Section 10.16.

10.17.      Sophisticated Investors. Each of the Shareholders hereby represents that it has acquired Shares or other equity securities of the Company and JerseyCo for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof. Each of the Shareholders is an “accredited investor” as such term is defined in the regulations promulgated under the Securities Act and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in Shares or other equity securities of the Company and JerseyCo, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

10.18.      Intentionally Omitted.

10.19.      Copy of Agreement. A copy of this Shareholders Agreement shall be filed with the Secretary of the Company, and kept with the records of the Company.

10.20.      Construction. This Shareholders Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Shareholders Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Shareholders Agreement. Any reference to any Law shall be deemed to refer to such Law as amended or superseded and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to an agreement shall be deemed to be a reference to such agreement, as amended, restated, modified and supplemented in compliance with Section 3.3 and any successor agreement or other agreement or arrangement between the parties thereto involving the same subject matter entered into in compliance with Section 3.3. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Shareholders Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Shareholders Agreement as a whole, including the schedules, exhibits and annexes, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular subdivision unless expressly so limited. The word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation, in each case, unless the context otherwise requires. All references to articles, sections, schedules and annexes mean the articles and sections of this Shareholders Agreement and the schedules and annexes attached to this Shareholders Agreement, except where otherwise stated. All accounting terms used herein shall be interpreted in accordance with GAAP. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any covenant contained herein in any respect, the fact that there exists another covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the party’s breach of the first covenant.

10.21.      Operating Agreement Compliance. Each of the Company and JerseyCo shall, and shall cause their respective Subsidiaries to, comply with the provisions of the Operating Agreements, the Exchange Agreement and the Articles, in each case, to the extent applicable.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first written above.

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:

Name:
Title:
Address:
Attn:
Fax:

GBT JERSEYCO LIMITED

By:

Name:
Title:
Address:
Attn:
Fax:

American Express Travel Holdings Netherlands COÖPERATIEF U.A.

By:

Name:
Title:
Address:
Attn:
Fax:

Juweel Investors (SPC) LIMITED

By:

Name:
Title:
Address:
Attn:
Fax:

EG CORPORATE TRAVEL HOLDINGS LLC

By:
Name:
Title:
Address:
Attn:
Fax:

Exhibit D

Form of Incentive Equity Plan

GLOBAL BUSINESS TRAVEL GROUP, INC.

2022 EQUITY INCENTIVE PLAN

Section	1. Purpose of the Plan.

The purpose of the Global Business Travel Group, Inc. 2022 Equity Incentive Plan (the “Plan”) is to assist the Company and its Subsidiaries in attracting and retaining valued Employees, Consultants and Non-Employee Directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s shares by such Employees, Consultants and Non-Employee Directors.

Section	2. Definitions.

As used herein, the following definitions shall apply:

2.1.            “Award” means the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Stock Units and Other Stock-Based Awards under the Plan.

2.2.            “Award Agreement” means the written agreement, instrument or document evidencing an Award.

2.3.            “Board” means the Board of Directors of the Company.

2.4.            “Cause” means,

(a)               if the applicable Participant is party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, “Cause” shall have the meaning provided in such agreement;

(b)               if the applicable Participant is not a party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary or if no definition of “Cause” is set forth in the applicable employment, consulting, severance or similar agreement, “Cause” shall have the meaning provided in the applicable Award Agreement;

(c)               if neither clause (a) nor clause (b) applies, then “Cause” shall mean (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) failing to follow the lawful directions of superiors or the Board or the written policies and practices of the Company or any Subsidiary; (iii) the Participant’s indictment for, being charged with, conviction of, plea of guilty or no contest to, or commission of, a felony or a crime involving any of the following: moral turpitude, dishonesty, breach of trust or unethical business conduct; (iv) the Participant’s indictment for, being charged with, conviction of, plea of guilty or no contest to, or commission of, any crime involving the Company or any Subsidiary; (v) fraud, misappropriation or embezzlement; (vi) a material breach of the Participant’s employment agreement (if any) with the Company or any Subsidiary, whether or not such breach results in the termination of the Participant’s employment; (vii) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant that are consistent with his or her position(s); (viii) any illegal act detrimental to the Company or any Subsidiary; (ix) repeated failure to devote substantially all of the Participant’s business time and efforts to the Company or any Subsidiary if required by the Participant’s employment agreement; or (x) the Participant’s abuse of illegal drugs or other controlled substances or the Participant’s habitual intoxication while providing services to the Company or any Subsidiary.

A Participant’s resignation or death, in either case, at a time when Cause to terminate the Participant’s employment or other service exists shall be treated as a termination for Cause for all purposes of the Plan and the Participant’s Awards and Award Agreements. In addition, if after the Participant's termination of employment or other service, the Company or a Subsidiary learns of facts that occurred during the Participant's employment or service with the Company or a Subsidiary that would have supported a termination for Cause, the Committee may retroactively reclassify the Participant's termination of employment or service as a termination for Cause.

2.5.            “Business Combination Agreement” means the Business Combination Agreement, dated as of December 2, 2021, by and between Apollo Strategic Growth Capital and GBT JerseyCo Limited.

2.6.            “Change in Control” means, unless otherwise provided in an Award Agreement, after the Effective Date:

(a)               the acquisition in one or more transactions (whether by purchase, merger, amalgamation or otherwise) by any “Person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act) of “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act), of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”);

(b)               a change in the composition of the Board such that the individuals who as of any date constitute the Board (the “Incumbent Board”) cease to constitute a majority of the Board at any time during the 24-month period immediately following such date; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a Change in Control, and after any such reduction the “Incumbent Board” shall mean the Board as so reduced;

(c)               a complete liquidation or dissolution or winding up of the Company (other than pursuant to a transaction in which the assets of the Company are distributed to an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company); or

(d)               the sale, directly or indirectly, of all or substantially all of the Company’s and its Subsidiaries’ assets (determined on a consolidated basis).

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of shares of Voting Securities immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) for each Award that constitutes deferred compensation under Code Section 409A, and to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Code Section 409A. For purposes of this definition of Change in Control, the term “Person” shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

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2.7.            “Code” means the Internal Revenue Code of 1986, as amended.

2.8.            “Company” means Global Business Travel Group, Inc., a Delaware corporation, or any successor corporation or company.

2.9.            “Committee” means the Compensation Committee of the Board, provided that the Committee shall at all times have at least two members, each of whom shall be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and the regulations issued thereunder and an “independent director” under the rules of any applicable stock exchange.

2.10.        “Consultant” means a natural person (within the meaning of Form S-8 of the Securities Act) who provides bona fide services to the Company or any Subsidiary other than in connection with the offer or sale of Shares or other securities or shares in a capital-raising transaction and is not engaged in activities that directly or indirectly promote or maintain a market for the Shares or other securities of the Company.

2.11.        “Disability” means,

(a)               if the applicable Participant is party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, and such term (or the term "disabled," "permanent disability" or similar phrases) is defined therein, then “Disability” shall have the meaning provided for such term in such agreement;

(b)               if the applicable Participant is not a party to an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary or if no definition of “Disability” is set forth in the applicable employment, consulting, severance or similar agreement, “Disability” shall have the meaning provided in the applicable Award Agreement;

(c)               if neither clause (a) nor clause (b) applies, then “Disability” shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

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2.12.        “Effective Date” means the Closing Date (as such term is defined in the Business Combination Agreement).

2.13.        “Employee” means an officer or other employee of the Company or a Subsidiary, including without limitation a director who is such an employee.

2.14.        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.15.        “Fair Market Value” means, on any given date (i) if the Shares are listed on any established stock exchange or a national market system, including without limitation the NYSE, the closing sales price for such Shares as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable (or, if no closing sales price was reported on that date, on the last trading date such closing sales price was reported); (ii) if clause (i) does not apply, then if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Shares on the day of determination (or, if no bids and asks were reported on that date, on the last trading date such bids and asks were reported); or (iii) if neither clause (i) nor clause (ii) applies, such value as the Committee in its discretion may in good faith determine in accordance with Section 409A of the Code and the regulations thereunder (and, with respect to Incentive Stock Options, in accordance with Section 422 of the Code and the regulations thereunder).

2.16.        "Good Reason" has the meaning set forth in the Participant's Award Agreement, provided that if no definition of Good Reason is set forth therein, then the Participant shall not be entitled to any benefits under the Plan with respect to such Award that otherwise apply upon a termination for Good Reason.

2.17.        “Incentive Stock Option” means an Option or portion thereof intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option, and which in fact meets such requirements of Section 422 of the Code.

2.18.        “Incumbent Director” means a director who either (1) is a member of the Board as of the Effective Date or (2) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.

2.19.        “Non-Employee Director” means a member of the Board who is not an Employee.

2.20.        “Non-Qualified Option” means an Option or portion thereof that is designated as not being an Incentive Stock Option or that does not otherwise qualify as an Incentive Stock Option.

2.21.        “Option” means a right granted under Section 6.1 of the Plan to purchase a specified number of Shares at a specified price. An Option may be an Incentive Stock Option or a Non-Qualified Option; provided, however, that unless otherwise explicitly stated in an Award Agreement, each Option is hereby designated as a Non-Qualified Option.

2.22.        “Other Stock-Based Award” means a right granted under Section 6.5 of the Plan.

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2.23.        “Participant” means any Employee, Non-Employee Director or Consultant who receives an Award.

2.24.        “Performance Goals” means any goals established by the Committee in its sole discretion. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or a Subsidiary, division, department or function within the Company or a Subsidiary. Performance Goals may be measured on an absolute or relative basis. Relative performance may be measured, for example, by a group of peer companies or by a financial market index. Performance Goals may include, but are not limited to: total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Shares, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per Share, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, and any combination of any of the foregoing criteria. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a Subsidiary, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify such Performance Goals and/or the related minimum, target, maximum and/or other acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

2.25.        “Performance Period” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which a Performance Goal has been achieved.

2.26.        “Performance Stock” means Restricted Stock awarded by the Committee under Section 6.3 of the Plan that vest and/or are earned, in whole or in part, based on the achievement of one or more Performance Goals.

2.27.        “Performance Stock Unit” means Restricted Stock Units awarded by the Committee under Section 6.4 of the Plan that vest and/or are earned, in whole or in part, based on the achievement of one or more Performance Goals.

2.28.        “Person” means an individual, corporation, partnership, association, limited liability company, estate or other entity.

2.29.        "Prior Plan" means the GBT JerseyCo Limited Management Incentive Plan, as amended and/or restated from time to time, and including any predecessor version thereof.

2.30.        “Restricted Stock” means a Share awarded by the Committee under Section 6.3 of the Plan.

2.31.        “Restricted Stock Unit” means the right granted under Section 6.4 of the Plan to receive, on the date of settlement, one Share or an amount equal to the Fair Market Value of one Share. An Award of Restricted Stock Units may be settled in cash, Shares or any combination of the foregoing; provided, however, that unless otherwise provided in an Award Agreement, Restricted Stock Units shall be settled in Shares.

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2.32.        “Restriction Period” means the period during which Performance Stock, Performance Stock Units, Restricted Stock and Restricted Stock Units are subject to forfeiture.

2.33.        “SAR” means a stock appreciation right awarded by the Committee under Section 6.2 of the Plan.

2.34.        “Securities Act” means the Securities Act of 1933, as amended.

2.35.        “Share” means one share of the Company’s Class A common stock.

2.36.        “Subsidiary” means any corporation, partnership, joint venture, company or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

2.37.        “Ten Percent Stockholder” means a Person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, a “parent” or a “subsidiary” (as the terms “parent” and “subsidiary” are defined in Code Section 424).

Section	3. Eligibility.

Any Employee, Non-Employee Director or Consultant shall be eligible to be selected to receive an Award under the Plan, as determined in the sole discretion of the Committee.

Section	4. Administration of the Plan.

4.1.            The Plan and all Award Agreements shall be administered by the Committee. Any action of the Committee in administering the Plan and an Award Agreement shall be final, conclusive and binding on all Persons, including without limitation the Company, its Subsidiaries, Participants, Persons claiming rights from or through Participants and stockholders of the Company. No member of the Committee (or any person to whom the Committee has delegated authority to act under the Plan) shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee (or such person) with respect to the Plan or any Awards granted hereunder, and all members of the Committee (and such persons to whom the Committee has delegated authority to act under the Plan) shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation to the fullest extent permitted by law.

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4.2.            Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to (i) select the Employees, Non-Employee Directors and Consultants who will receive Awards pursuant to the Plan; provided that Awards granted to Non-Employee Directors shall be subject to approval by the full Board; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, Performance Goals relating to an Award, transferability or forfeiture, exercisability or settlement of an Award, waivers or accelerations thereof, and waivers of or modifications to Performance Goals relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (iv) determine the exercise price or purchase price (if any) of an Award; (v) determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, or surrendered; (vi) determine whether (and, if necessary, certify that) Performance Goals to which an Award is subject are satisfied; (vii) determine whether Participants will be permitted to defer the settlement of certain Awards; (viii) correct any defect or supply any omission or reconcile any inconsistency in the Plan and Award Agreements, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan and Award Agreements as it may deem necessary or advisable; (ix) construe and interpret the Plan and Award Agreements; and (x) make all other determinations as it may deem necessary or advisable for the administration of the Plan and Award Agreements. Notwithstanding anything in the Plan or an Award Agreement to the contrary, no underwater Option or underwater SAR may be repriced, replaced or regranted through cancellation, nor may any underwater Option or underwater SAR be repurchased for cash, in any case, without the approval of the stockholders of the Company, provided that nothing herein shall prevent the Committee from taking any action provided for in Sections 7 or 8 of the Plan.

4.3.            To the extent permitted by applicable law and the Company’s by-laws, the Committee may delegate some or all of its authority with respect to the Plan and Awards to any executive officer of the Company or any other person or persons designated by the Committee, in each case, acting individually or as a committee, provided that the Committee may not delegate its authority hereunder to any person to make Awards to (a) Employees who are (i) subject to the requirements of Rule 16b-3 of the Exchange Act or (ii) officers or other Employees who are delegated authority by the Committee pursuant to this Section 4.3 or (b) members of the Board. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter in its sole discretion. The Committee may at any time rescind the authority delegated to any person pursuant to this Section 4.3. Any action undertaken by any such person or persons in accordance with the Committee’s delegation of authority pursuant to this Section 4.3 shall have the same force and effect as if undertaken directly by the Committee.

4.4.            Notwithstanding any other provision to the contrary, Awards granted to Non-Employee Directors shall be administered by the full Board, and any authority reserved under the Plan for the Committee with regard to Awards granted to Non-Employee Directors shall be exercised by the full Board.

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Section	5. Shares Subject to the Plan.

5.1.            Subject to adjustment as provided in Section 8 hereof and this Section 5, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be [●]1 Shares (the “Cap”); provided, however, that (1) in the event that an award under the Prior Plan is cancelled, forfeited or terminated, in each case, in whole or in part on or after the Effective Date, then the Cap shall be increased by the number of Shares subject to the portion of such award so cancelled, forfeited or terminated and (2) if after the Effective Date, any New Management Option (as defined in the Business Combination Agreement) is adjusted pursuant to Section 2.8(c) of the Business Combination Agreement in a manner that increases or decreases the number of Shares subject to such New Management Option, then (x) in the case of an increase, the Cap shall be decreased by the number of Shares equal to the excess of (i) the number of Shares subject to such New Management Option as of immediately following such adjustment over (ii) the number of Shares subject to such New Management Option as of immediately prior to such adjustment and (y) in the case of a decrease, the Cap shall be increased by the number of Shares equal to the excess of (i) the number of Shares subject to such New Management Option as of immediately prior to such adjustment and (ii) the number of Shares subject to such New Management Option as of immediately following such adjustment. No more than [●] Shares issued under the Plan may be issued pursuant to the exercise of Incentive Stock Options. The Shares issued under the Plan may, at the election of the Board, be (i) authorized but previously unissued Shares or (ii) Shares previously issued and outstanding and reacquired by the Company. Notwithstanding the foregoing, Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company or any Subsidiary (“Substitute Awards”) shall not count against the Cap, and to the extent permitted by the rules of the stock exchange on which the Shares are then listed or quoted, shares under a stockholder approved plan of an acquired company (adjusted to reflect the transaction) may be used for Awards under the Plan and do not count against the Cap. While the Plan remains in effect with respect to the granting of new Awards, no Non-Employee Director may be paid, issued, or granted by the Company or any of its Subsidiaries, in any calendar year, equity awards (including any Awards issued under this Plan) with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) but excluding expense reimbursements, that in the aggregate, exceed $750,000. Any Awards or other compensation paid or provided to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as a Non-Employee Director), will not count for purposes of the limitation in the immediately preceding sentence.

5.2.            If any Shares subject to an Award under the Plan are forfeited or an Award otherwise terminates in whole or in part for any reason whatsoever without Shares being issued in respect of such termination, any Shares counted against the number of Shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, be added back to the Cap and shall again be available for Awards under the Plan; provided, however, that (i) such treatment shall not apply for Substitute Awards and (ii) the Committee may adopt procedures for the counting of Shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of Shares actually distributed differs from the number of Shares previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations. In addition, and notwithstanding anything contained herein to the contrary, Shares tendered in payment of the exercise price or withholding taxes with respect to an Award shall not become, or again be, available for Awards under the Plan.

1 To equal 10% of the fully diluted number of Shares of all classes (including derivative securities of the Company and securities of GBT JerseyCo Limited that may become convertible for Shares), measured immediately after the Closing, post-money and post-conversion, minus a number of Shares equal to the Shares underlying New Management Options, as defined in the Business Combination Agreement measured immediately following the Closing and prior to any adjustment pursuant to Section 2.8(c) of the Business Combination Agreement. The Cap plus the number of Shares underlying New Management Options (i.e., a total of 10%) shall be included in the denominator in the calculation of the fully diluted number of Shares.

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Section	6. Awards.

Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the settlement or exercise thereof, at the grant date or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation terms requiring forfeiture of Awards in the event of a Participant’s termination of employment or other service with the Company or any Subsidiary; provided, however, that the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed (provided that, in any case, any such action is permitted under Code Section 409A). The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be determined by the Committee. Each Award, and the terms and conditions applicable thereto, shall be evidenced by an Award Agreement.

6.1.            Options. Options give a Participant the right to purchase a specified number of Shares from the Company for a specified time period at a fixed exercise price, as provided in the applicable Award Agreement. Options may be either Incentive Stock Options or Non-Qualified Options; provided that Incentive Stock Options may be granted only to employees of the Company or a “subsidiary” (as defined in Code Section 424(f)) of the Company. The grant of Options shall be subject to the following terms and conditions:

(a)               Exercise Price. The price per Share at which Shares may be purchased upon exercise of an Option shall be determined by the Committee and specified in the Award Agreement, but shall be not less than the Fair Market Value of one Share on the grant date (or 110% of the Fair Market Value of one Share on the grant date in the case of an Incentive Stock Option granted to a Ten Percent Stockholder).

(b)               Term of Options. The term of an Option shall be specified in the Award Agreement, but shall in no event be greater than ten years from the grant date (or five years from the grant date in the case of an Incentive Stock Option granted to a Ten Percent Stockholder).

(c)               Exercise of Option. Each Award Agreement with respect to an Option shall specify the time or times at which an Option may be exercised in whole or in part and the terms and conditions applicable thereto, including without limitation (i) a vesting schedule which may be based upon the passage of time, attainment of Performance Goals or a combination thereof, (ii) whether the exercise price for an Option shall be paid in cash, with Shares, with any combination of cash and Shares, or with other legal consideration that the Committee may deem appropriate and to the extent permitted by applicable law, (iii) the methods of payment, which may include payment through cashless and net exercise arrangements, to the extent permitted by applicable law and (iv) the methods by which, or the time or times at which, Shares will be delivered or deemed to be delivered to Participants upon the exercise of such Option. Payment of the exercise price shall in all events be made within three days after the date of exercise of an Option.

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(d)               Incentive Stock Options. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a “disqualifying disposition” (as defined in Section 421(b) of the Code) of any Shares acquired pursuant to the exercise of such Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of any period during which a disqualifying disposition could occur, subject to complying with any instructions from such Participant as to the sale of such Shares. The aggregate Fair Market Value, determined as of the grant date, for Awards granted under the Plan (or any other stock or share option plan required to be taken into account under Section 422(d) of the Code) that are intended to be Incentive Stock Options which are first exercisable by the Participant during any calendar year shall not exceed $100,000. To the extent an Award purporting to be an Incentive Stock Option exceeds the limitation in the previous sentence or does not otherwise qualify as an Incentive Stock Option, the portion of the Award in excess of such limit or that does not so qualify shall be a Non-Qualified Option.

(e)               No Dividend Equivalent Rights. No Participant shall be entitled to dividend equivalent rights or payments with respect to any Shares underlying the Participant’s Options.

6.2.            Stock Appreciation Rights. A SAR shall confer on the Participant a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the SAR as determined by the Committee, but which may never be less than the Fair Market Value of one Share on the grant date. No payment from the Participant shall be required to exercise a SAR. The grant of SARs shall be subject to the following terms and conditions:

(a)               General. Each Award Agreement with respect to a SAR shall specify the number of SARs granted, the grant price of the SAR, the time or times at which the SAR may be exercised in whole or in part (including without limitation vesting upon the passage of time, the attainment of Performance Goals or a combination thereof), the method of exercise, method of settlement (in cash, Shares or a combination thereof), method by which Shares will be delivered or deemed to be delivered to Participants (if applicable) and any other terms and conditions of the SAR. Unless provided otherwise in an Award Agreement, all SARs shall be settled in Shares.

(b)               Term. The term of a SAR shall be specified in the Award Agreement, but shall in no event be greater than ten years from the grant date.

(c)               No Dividend Equivalent Rights. No Participant shall be entitled to dividend equivalent rights or payments with respect to any Shares underlying the Participant’s SARs.

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6.3.            Restricted Stock. An Award of Restricted Stock is a grant by the Company of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events during the Restriction Period. Such an Award shall be subject to the following terms and conditions:

(a)               General. Each Award Agreement with respect to Restricted Stock shall specify the duration of the Restriction Period and/or each installment thereof, the conditions under which the Restricted Stock may be forfeited to the Company, and the amount, if any, the Participant must pay to receive the Restricted Stock. Such restrictions may include a vesting schedule based upon the passage of time and/or the attainment of one or more Performance Goals.

(b)               Transferability. During the Restriction Period, the transferability of Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed in the applicable Award Agreement. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee.

(c)               Stockholder Rights. Unless otherwise provided in the applicable Award Agreement, during the Restriction Period the Participant shall have all the rights of a stockholder with respect to Restricted Stock, including, without limitation, the right to receive dividends thereon (whether in cash or Shares) and to vote such Shares of Restricted Stock in accordance with the Company’s by-laws. Dividends may, in the discretion of the Committee, be paid currently or subject to the same restrictions as the underlying Restricted Stock, in either case, as set forth in the applicable Award Agreement (and the Committee may, in its sole discretion, withhold any cash dividends paid on Restricted Stock until the restrictions applicable to such Restricted Stock have lapsed); provided, however, that dividends paid on unvested Restricted Stock that is subject to Performance Goals shall not be paid or released unless and until the applicable Performance Goals have been achieved.

(d)               Additional Matters. Upon the Award of Restricted Stock, the Committee may direct the number of Shares subject to such Award be issued to the Participant or placed in a restricted stock account (including without limitation an electronic account) with the transfer agent and in either case designating the Participant as the registered owner. The certificate(s), if any, representing such Shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and, if issued to the Participant, returned to the Company to be held in escrow during the Restriction Period. In all cases, the Participant shall sign a stock power or share transfer form (as appropriate) endorsed in blank to the Company to be held in escrow during the Restriction Period.

6.4.            Restricted Stock Units. Restricted Stock Units are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan. Restricted Stock Units do not constitute Shares and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The right of any Participant in respect of an Award of Restricted Stock Units shall be no greater than the right of any unsecured general creditor of the Company. The grant of Restricted Stock Units shall be subject to the following terms and conditions:

(a)               Restriction Period. Each Award Agreement with respect to Restricted Stock Units shall specify the duration of the Restriction Period, if any, and/or each installment thereof and the conditions under which such Award may be forfeited to the Company. Such restrictions may include a vesting schedule based upon the passage of time and/or the achievement of one or more Performance Goals.

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(b)               Settlement. Unless otherwise provided in an Award Agreement (i) an Award of Restricted Stock Units shall be settled in Shares, provided that any fractional Restricted Stock Units shall be settled in cash and (ii) subject to the Participant’s continued employment or other service with the Company or a Subsidiary from the date of grant through the expiration of the Restriction Period (or applicable portion thereof), the vested portion of an Award of Restricted Stock Units shall be settled within 60 days after the expiration of the Restriction Period (or applicable portion thereof).

(c)               Stockholder Rights. Nothing contained in the Plan shall be construed to give any Participant rights as a stockholder with respect to an Award of Restricted Stock Units (including, without limitation, any voting, dividend or derivative or other similar rights). Notwithstanding the foregoing, the Committee may provide in an Award Agreement that amounts equal to any dividends declared during the Restriction Period or deferral period on the Shares represented by an Award of Restricted Stock Units will be credited to the Participant’s account and settled in Shares unless otherwise specified in the applicable Award Agreement at the same time (and subject to the same forfeiture restrictions) as the Restricted Stock Units to which such dividend equivalents relate (with the number of Shares released in payment of such dividend equivalents to equal the amount of dividend equivalents then being settled, divided by the Fair Market Value of one Share on the settlement date of such dividend equivalents); provided, however, that the Committee may determine at or after the grant date to settle any such dividend equivalents in cash.

6.5.            Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants any type of Award (in addition to those Awards provided in Sections 6.1, 6.2, 6.3 and 6.4 hereof) that is payable in, or valued in whole or in part by reference to, Shares, and that is deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, fully vested Shares and dividend equivalents.

6.6.            Termination of Employment or Other Service. Unless otherwise provided in an Award Agreement, and except as otherwise provided in Section 7.2 hereof, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries (x) for any reason other than for Cause, the unvested portion of each Award shall be immediately forfeited upon such termination with no compensation or other payment due the Participant, and the vested portion of each Option and SAR shall be exercisable for the period set forth in the Award Agreement (but not beyond the stated term of such vested Option or vested SAR) or (y) for Cause, all vested and unvested Awards granted to such Participant shall be immediately forfeited upon such termination with no compensation or other payment due the Participant.

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Section	7. Change in Control.

7.1.            General. Unless otherwise provided in an Award Agreement, a Change in Control shall not, in and of itself, accelerate the vesting, settlement or exercisability of outstanding Awards. Awards in a Change in Control may, without the consent of any Participant, be assumed by the successor corporation or company (or one of its Affiliates) or may be cancelled in exchange for a substitute award issued by the successor corporation or company (or one of its Affiliates) determined by the Committee to preserve the rights of the Participant in the cancelled Award. Notwithstanding the foregoing and unless otherwise provided in an Award Agreement, if (i) the successor corporation or company (or one of its direct or indirect parents) does not agree to assume an outstanding Award or does not agree to substitute or replace such Award with an award involving the ordinary equity securities of such successor corporation (or one of its direct or indirect parents) on terms and conditions necessary to preserve the rights of the applicable Participant with respect to such Award, (ii) the securities of the Company or the successor corporation or company (or one of its direct or indirect parents) will not be publicly traded immediately following such Change in Control or (iii) the Change in Control is not approved by a majority of the Incumbent Directors immediately prior to such Change in Control, then the Committee, in its sole discretion, may take one or more of the following actions with respect to all, some or any such Awards: (a) accelerate the vesting and, if applicable, exercisability of such Awards such that the Awards are fully vested and, if applicable, exercisable (effective immediately prior to such Change in Control); (b) with respect to any Awards that do not constitute “non-qualified deferred compensation” within the meaning of, or are not subject to, Code Section 409A, accelerate the settlement of such Awards upon such Change in Control; (c) with respect to Awards that constitute “non-qualified deferred compensation” within the meaning of, and are subject to, Code Section 409A, terminate all such Awards and settle all such Awards for a payment (in cash and/or securities) equal to the Fair Market Value of the Shares underlying such Awards less the amount the Participant is required to pay for such Shares, if any, provided that (I) such Change in Control satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v), (vi) or (vii) and (II) all other arrangements that would be aggregated with such Awards under Code Section 409A are terminated and liquidated within 30 days before or 12 months after such Change in Control; (d) cancel any outstanding Option or SAR in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value as of the date of the Change in Control of the Shares underlying the portion of the Option or SAR being so cancelled over the exercise price or grant price, as the case may be, of such portion, provided that any Option or SAR with a per Share exercise price or grant price, as the case may be, that equals or exceeds the Fair Market Value of one Share on the date of the Change in Control shall be cancelled with no payment due the Participant and (e) take such other actions as the Committee deems appropriate (to the extent permitted by Code Section 409A, if applicable). If any action is taken with respect to any Award under items (a) through (d) of this Section 7.1 and such Award is subject to Performance Goals, such Performance Goals shall be deemed satisfied based on the actual level of achievement of the applicable Performance Goals through the date of the Change in Control or, if determined by the Committee in its sole discretion prior to such Change in Control, using the applicable target level of achievement rather than such actual level of achievement. The judgment of the Committee with respect to any matter referred to in this Section 7.1 shall be conclusive and binding upon each Participant (and all other Persons) without the need for any amendment to the Plan or any Award or Award Agreement. Notwithstanding the foregoing, no Award that constitutes “non-qualified deferred compensation” (within the meaning of, and that is subject to, Section 409A of the Code) shall be payable upon the occurrence of a Change in Control unless such Change in Control satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v), (vi) or (vii).

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7.2.            Termination Following a Change in Control. Notwithstanding anything contained in the Plan to the contrary, unless otherwise provided in an Award Agreement or as may be provided in the last sentence of this Section 7.2, in the event that Awards under the Plan are assumed in connection with a Change in Control or are substituted with new awards, in either case, pursuant to Section 7.1 above, and a Participant’s employment or other service with the Company and its Subsidiaries is terminated by the Company or a Subsidiary without Cause, by the Participant for Good Reason, due to the Participant's Disability or as the result of the Participant’s death, in any case, within 18 months following a Change in Control, (i) the unvested portion of such Participant’s Awards (including without limitation any awards received in substitution of an Award) shall vest in full (with any applicable Performance Goals being deemed to have been achieved at target or, if greater, actual levels of performance), (ii) such Participant's Awards of Options and SARs (including without limitation options and stock or share appreciation rights received in substitution of an Award) shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period of one-year thereafter (but not beyond the stated term of such Option or SAR), (iii) all of such Participant's Restricted Stock Units and Performance Stock Units (including without limitation restricted stock units and performance stock units received in substitution of an Award) shall be settled within 30 days after such termination and (iv) all Other Stock-Based Awards held by such Participant (including without limitation any other stock-based awards received in substitution of an Award) shall be settled within 30 days after such termination; provided, however, that with respect to clauses (iii) and (iv), if settlement of such Awards on the date described in this Section 7.2 would violate Code Section 409A, then such Award instead shall be settled in full at the time it otherwise would have been settled in connection with a termination of employment or service without Cause, for Good Reason or due to death or Disability, as applicable. Notwithstanding the foregoing or anything else in the Plan to the contrary, this Section 7.2 shall not apply with respect to a Change in Control (i) involving a restructuring, reorganization or similar or analogous event in which the stockholders of the Company immediately before such event have “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of the Company, or of the resulting entity, immediately after such event in substantially the same proportions as their ownership of Shares of the Company immediately before such event, (ii) resulting from acquisitions by the Company or any of its Subsidiaries, (iii) resulting from the acquisition by any employee benefit plan of the Company or any of its Subsidiaries, (iv) resulting from an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company, (v) resulting from an acquisition, directly or indirectly, by any Person who, on the Effective Date, directly or indirectly, owns (or has the right to acquire, exchange for, or convert into) at least 25% of the Company's Voting Securities or (vi) resulting from a Person who, as of immediately prior to such event, already has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of at least 50% of the Company's Voting Securities.

Section	8. Adjustments upon Changes in Capitalization.

8.1.            In order to prevent dilution or enlargement of the rights of Participants under the Plan as a result of any dividend payable in shares, recapitalization, forward share split or reverse share split, reorganization, spin-off, extraordinary cash distribution or other similar or analogous corporate transaction or event, in any case, that occurs on or after the date the Plan is approved by the Board (even if such date is prior to the Effective Date), that affects the Shares and which is effected without the receipt of consideration by the Company, the Committee shall adjust (i) the number and kind of securities which may thereafter be issued in connection with Awards, (ii) the number and kind of securities issuable in respect of outstanding Awards, (iii) the Cap and the specific Share limitations under Section 5 hereof and (iv) the exercise or grant price relating to any Award. Any such adjustment shall be made in an equitable manner which reflects the effect of such transaction or event. It is provided, however, that in the case of any such transaction or event, the Committee may make any additional adjustments to the items in clauses (i) through (iv) above which it deems appropriate in the circumstances, or make provision for a cash payment with respect to any outstanding Award.

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8.2.            In addition to the adjustments described in Section 8.1 above, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including without limitation any Performance Goals, in recognition of unusual or nonrecurring events affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles (including, without limitation, (a) asset write-downs; (b) significant litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; (d) any reorganization and/or restructuring programs or change in the corporate structure or capital structure of the Company or a Subsidiary; (e) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year or period; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year).

8.3.            If Sections 7 and 8 hereof could both apply to an event, Section 7 hereof shall control.

Section	9. Termination and Amendment.

9.1.            Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s stockholders or Participants, except that any such amendment or alteration shall be subject to the approval of the Company’s stockholders if (i) such action would increase the number of Shares subject to the Plan (other than in connection with adjustments under Section 8.1 hereof) or (ii) such stockholder approval is required by any applicable federal, state or foreign law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit such other changes to the Plan to the Company’s stockholders for approval; provided, however, that except as provided in Section 18 hereof, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any outstanding Award unless such amendment, alteration, suspension, discontinuation or termination is required by law or the rules of any applicable securities exchange.

9.2.            The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that except as provided in Section 18 hereof, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award unless such amendment, alteration, suspension, discontinuation or termination is required by law or the rules of any applicable securities exchange.

9.3.            No Repricing. Notwithstanding anything in the Plan or an Award Agreement to the contrary, no underwater Option or underwater SAR may be repriced, replaced or regranted through cancellation, nor may any underwater Option or underwater SAR be repurchased for cash, in any case, without the approval of the stockholders of the Company.

9.4.            Override. Notwithstanding anything contained in this Section 9 to the contrary, nothing contained in this Section 9 shall prevent the Committee from taking any action provided for in Sections 7 and/or 8 hereof (and no Participant consent shall be needed to take any such action).

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Section	10. No Right to Award, Employment or Service.

No Employee, Consultant or Non-Employee Director shall have any claim to be granted any Award under the Plan, and there is no obligation that the terms of Awards be uniform or consistent among Participants. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Subsidiary. For purposes of the Plan, a transfer of employment or service between the Company and any of its Subsidiaries shall not be deemed a termination of employment or service; provided, however, that individuals employed by, or otherwise providing services to, an entity that ceases to be a Subsidiary shall be deemed to have incurred a termination of employment or service, as the case may be, as of the date such entity ceases to be a Subsidiary unless such individual becomes an employee of, or service provider to, the Company or another Subsidiary as of the date of such cessation. A change in status from Employee to Consultant shall be deemed to be a termination of employment, unless otherwise determined by the Committee. The Committee may adopt rules and make determinations on how a leave of absence will impact an Award, including, without limitation, tolling the vesting schedule or treating such leave of absence as a termination of employment or other service (such rules may be applied retroactively).

Section	11. Taxes.

Each Participant must make appropriate arrangement acceptable to the Company in its discretion for the payment of any taxes relating to an Award granted hereunder. The Company or any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including without limitation from a distribution of Shares or cash, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable, including using any other method of obtaining the necessary payment or proceeds, as permitted by law, to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award (including without limitation withholding from any payroll or other payment due to a Participant). This authority shall include the ability to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. The Committee may (in its sole discretion) determine to reduce the number of Shares that would otherwise be deliverable upon the exercise, settlement or vesting (as applicable) of an Award by the number of whole Shares having a Fair Market Value on the date of exercise, settlement or vesting (as applicable) equal to the withholding taxes then due (with cash to be paid by the Participant for any shortfall). Withholding of taxes in the form of Shares with respect to an Award shall not occur at a rate that equals or exceeds the rate that would result in liability accounting treatment.

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Section	12. Limits on Transferability; Beneficiaries.

No Award or other right or interest of a Participant under the Plan shall be (i) pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any Person other than the Company or any Subsidiary, or (ii) assigned or transferred by such Participant other than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or (with respect to Awards other than Incentive Stock Options) his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Non-Qualified Options, SARs, Performance Stock and Restricted Stock be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships and other family entities in which such family members are the only partners (any vesting conditions shall be unaffected by such transfer). The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

Section	13. Foreign Nationals.

Without amending the Plan, Awards may be granted to Employees, Consultants and Non-Employee Directors who are foreign nationals or are employed or providing services outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan. Moreover, the Committee may approve such supplements to, or sub-plans, amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose, provided that no such supplements, sub-plans, amendments, restatements or alternative versions shall include any provisions that are prohibited by the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such prohibition without further approval by the stockholders of the Company.

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Section	14. Securities Law Requirements.

14.1.        No Shares may be issued hereunder if the Company shall at any time determine that to do so would (i) violate the listing requirements of an applicable securities or stock exchange, or adversely affect the registration or qualification of the Company’s Shares under any state or federal law, or otherwise violate any law, rule or regulation, or (ii) require the consent or approval of any regulatory or supervising body or stockholders. In any of the events referred to in clause (i) or clause (ii) above, the issuance of such Shares shall be suspended and shall not be effective unless and until it is done in compliance with all applicable laws, rules and regulations, and such listing, registration, qualifications, consents or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when issuance has been suspended (provided, however, that if permitted under Code Section 409A, the Committee may toll the expiration date of an Award such that it will not terminate during any such period of suspension).

14.2.        The Committee may require, as a condition to the issuance of Shares hereunder, representations, warranties and agreements to the effect that such Shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such Shares, and that the Participant will not dispose of such Shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act and the rules and regulations thereunder.

Section	15. Termination.

Unless earlier terminated, the Plan shall terminate with respect to the grant of new Awards on the earlier of the 10-year anniversary of the date the Plan was approved by the stockholders of the Company or the 10-year anniversary of the date the Plan was approved by the Board, and no Awards under the Plan shall thereafter be granted; provided that no such termination shall impact Awards that were granted prior to such termination.

Section	16. Fractional Shares.

The Company will not be required to issue any fractional Shares pursuant to the Plan. The Committee may provide for the elimination of fractions and settlement of such fractional Shares in cash, in its sole discretion.

Section	17. Discretion.

In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any Employee, any Consultant, any Non-Employee Director, the Company, any Subsidiary, any affiliate, any stockholder or any other Person.

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Section	18. Code Section 409A.

The Plan and all Awards are intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith without increasing the cost to the Company. In the event that a Participant is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such Participant’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following the month in which such Participant’s separation from service occurs or (ii) the tenth business day following such Participant’s death (but not earlier than if such delay had not applied). A Participant’s right to receive any installment payments under an Award Agreement, including without limitation as the result of any deferral of an Award in accordance with Code Section 409A, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A. Notwithstanding anything contained in the Plan or in an Award Agreement to the contrary, neither the Company, any member of the Committee nor any Subsidiary shall have any liability or obligation to any Participant or any other Person for taxes, interest, penalties or fines (including without limitation any of the foregoing resulting from (i) the application of Code Section 4999 or (ii) the failure of any Award granted hereunder to comply with, or be exempt from, Code Section 409A). For purposes of any Award that constitutes “non-qualified deferred compensation” under Code Section 409A, the terms “termination of employment” or “termination of service” and similar phrases to each shall mean “separation from service” within the meaning of Code Section 409A.

Section	19. Governing Law; Dispute Resolution; WAIVER OF JURY TRIAL

Except where U.S. Federal law is applicable to or controls any part of this Plan, the validity, construction and effect of this Plan shall be construed and enforced in accordance exclusively under the laws of the State of Delaware, without giving effect to the choice of law principles thereof. Any dispute not amicably resolved between the Company or any of its Subsidiaries or Affiliates on the one hand and a Participant on the other shall be subject to the exclusive jurisdiction of the Federal courts located in the borough of Manhattan, New York City, New York (or if Federal jurisdiction does not exist, then the state courts located in the borough of Manhattan, New York City, New York). BY ACCEPTING ANY AWARD UNDER THIS PLAN, THE COMPANY, EACH SUBSIDIARY THEREOF AND EACH PARTICIPANT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS PLAN, ANY AWARD AGREEMENT OR ANY AWARD, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF ANY OF THE FOREGOING (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

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Section	20. Recoupment/Share Ownership.

Any Award granted pursuant to the Plan (and all Shares acquired hereunder) shall be subject to mandatory repayment and clawback pursuant to any clawback and recoupment policy of the Company as may be in effect from time to time (including any such policy enacted after the grant date of the applicable Award or acquisition of the applicable Share), and as may be otherwise required by law or the rules of any applicable securities exchange. Additional recoupment and clawback policies may be provided in the Participant’s Award Agreement. In addition, all Awards granted under the Plan (and all Shares acquired hereunder) shall be subject to the holding periods set forth in the Company’s stock ownership guidelines, as in effect from time to time.

Section	21. Effective Date.

The Plan shall become effective upon the Effective Date.

[end of Plan]

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Exhibit E

Form of Employee Stock Purchase Plan

GLOBAL BUSINESS TRAVEL GROUP, INC.

EMPLOYEE STOCK PURCHASE
PLAN

Adopted by the Board of Directors [●]

Approved by the Stockholders [●]

GLOBAL BUSINESS TRAVEL GROUP, INC.
EMPLOYEE STOCK PURCHASE PLAN

SECTION 1.    PURPOSE OF THE PLAN.

The Global Business Travel Group, Inc. Employee Stock Purchase Plan (the “Plan”) is intended to provide Eligible Employees (as defined below) the opportunity to increase their proprietary interest in Global Business Travel Group, Inc. (the “Company”) by conveniently purchasing shares of the Company’s Class A common stock (the “Stock”).

The Plan is composed of two components: a 423 Component and a Non-423 Component. The 423 Component is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the provisions of the 423 Component will be construed in a manner consistent with the requirements of Section 423 of the Code. The Plan also authorizes participation in the Plan under the Non-423 Component under terms that do not meet the requirements of Section 423 of the Code.

The Company shall be permitted to grant rights to purchase Stock under separate offerings not having identical terms (provided that such terms are not inconsistent with the terms of the Plan and, with respect to an offering under the 423 Component, the requirements of Section 423 of the Code), and offerings may run concurrently (in whole or in part) with each other.

Each offering under the Non-423 Component shall be separate and distinct from (and shall not be included in or be part of) any offering under the 423 Component, and each offering to a Participating Company shall be treated as an offering that is separate from any other offering made to another Participating Company, in each case, even if such offerings are running concurrently (in whole or in part) and/or have common terms and conditions.

The Plan and any offering under the Plan shall be deemed to be a separate opportunity provided by the Company to Eligible Employees under the terms of the Plan and not part of any employment agreement with the Company or any of its Subsidiaries, Qualifying Subsidiaries or Affiliates.

SECTION 2.    DEFINITIONS.

(a)               “423 Component” means the portion of the Plan under which any right to purchase Stock shall be granted in a manner that is intended to satisfy the requirements of Section 423 of the Code.

(b)               “Affiliate” means any branch or representative office or other disregarded entity of the Company or a Qualifying Subsidiary or Subsidiary, as determined by the Committee, whether now or hereafter existing.

(c)               “Board” means the Board of Directors of the Company, as constituted from time to time.

(d)               “Change in Control” shall have the meaning set forth in the Company’s most recently adopted equity incentive plan as of the date of determination, as in effect from time to time.

(e)               “Committee” means the duly constituted committee appointed by the Board to administer the Plan, as described in Section 3 of the Plan. If no such committee is appointed, the Compensation Committee of the Board shall be the Committee.

(f)                “Compensation” means all of an Eligible Employee’s base salary or hourly wages. “Compensation” shall exclude (i) commissions, bonuses and special incentive payments (such as, without limitation, those under the annual incentive plan, sales incentive plan and the long-term incentive award plan), (ii) equity compensation and income attributable to equity-based awards (including, without limitation, amounts realized from the exercise of any stock option and any dividends paid with respect to equity awards), (iii) all non-cash items, (iv) pre-tax contributions made by the Participant under Sections 401(k) or 125 of the Code or under any similar arrangements available under laws outside the United States and (v) allowances and other miscellaneous payments, including, without limitation, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits and benefits received under employee benefit plans. The Committee shall determine whether a particular item not listed in this Section 2(f) is included in Compensation. In addition, and notwithstanding the foregoing, with respect to any Offering Period, the Committee may modify the definition of Compensation for such Offering Period, provided that (i) such definition satisfies the requirements of Section 423 of the Code with respect to the 423 Component, (ii) such definition is established in writing and made available to Eligible Employees prior to the commencement of such Offering Period and (iii) such modified definition shall apply only for that Offering Period unless otherwise specified in writing by the Committee.

(g)               “Effective Date” means the Closing Date (as such term is defined in the Business Combination Agreement between Apollo Strategic Growth Capital and GBT JerseyCo Limited).

(h)               “Eligible Employee” means any individual who (i) is an Employee of a Participating Company and (ii) does not own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Qualifying Subsidiary, including, for purposes of this provision, through application of the rules of Section 424(d) of the Code. The foregoing notwithstanding, an individual who is a citizen or resident of a jurisdiction other than the United States (even if he or she is also a citizen of the United States or a resident alien) shall not be considered an Eligible Employee if, as determined in the sole discretion of the Committee, (i) his or her participation in the Plan is prohibited by the laws or regulations of any country which has jurisdiction over him or her or (ii) compliance with the laws and regulations of the foreign country that has jurisdiction over him or her would cause the Plan or an offering under the 423 Component to violate Section 423 of the Code. In addition, and notwithstanding the foregoing, with respect to any Offering Period, the Committee may modify the definition of Eligible Employee for such Offering Period by excluding the following class or classes of Employees: (i) Employees who have been employed for less than two (2) years (or such lesser period of time as may be determined by the Committee in its discretion); (ii) Employees whose customary employment is for twenty (20) hours or less per week (or such lesser period of time as may be determined by the Committee in its discretion); (iii) Employees who are customarily employed for five (5) months or less in any calendar year (or such lesser period of time as may be determined by the Committee in its discretion), (iv) Employees who are “highly compensated employees” (within the meaning of Section 414(q) of the Code) of a Participating Company and (v) Employees who are “highly compensated employees” (within the meaning of Section 414(q) of the Code) of a Participating Company with compensation above a certain level; provided that (i) such definition satisfies the requirements of Section 423 of the Code with respect to the 423 Component, (ii) such definition is established in writing and made available to Employees prior to the commencement of such Offering Period, (iii) such modified definition shall apply only for that Offering Period unless otherwise specified in writing by the Committee and (iv) such definition shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

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(i)                 “Employee” means an individual who is a common-law employee of a Participating Company and, if such employee is employed in the United States, whose earnings are reported on a Form W-2. For the avoidance of doubt, the term “Employee” shall not include any consultant, independent contractor or non-employee director of a Participating Company.

(j)                 “Fair Market Value” means, on any given date (i) if the Stock is listed on any established U.S. stock exchange or a U.S. national market system, the closing sales price for such Stock as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable (or, if no closing sales price was reported on that date, as applicable, on the last preceding trading date such closing sales price was reported); (ii) if the foregoing clause (i) does not apply, then if the Stock is regularly quoted by a recognized U.S. securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last preceding trading date such bids and asks were reported); or (iii) if the foregoing clauses (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine in accordance with Section 423 of the Code.

(k)               “Non-423 Component” means the portion of the Plan under which the right to purchase Stock may be granted in a manner that is not intended to satisfy the requirements of Section 423 of the Code.

(l)                 “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a) of the Plan, which shall not exceed twenty-seven (27) months.

(m)             “Parent” has the meaning given to such term under U.S. Treasury Regulation Section 1.424-1(f). As used in the Plan, “Parent” shall mean a Parent of the Company.

(n)               “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b) of the Plan.

(o)               “Participating 423 Company” means any of the following that is designated by the Committee as participating in the 423 Component: (i) the Company, (ii) any present or future Parent and/or (iii) any present or future Qualifying Subsidiary.

(p)               “Participating Company” means each Participating 423 Company and Participating Non-423 Company.

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(q)               “Participating Non-423 Company” means any of the following that is designated by the Committee as participating in the Non-423 Component: (i) the Company, (ii) any present or future Parent, (iii) any present or future Subsidiary and/or (iv) any present or future Affiliate. Unless determined otherwise by the Committee, only entities incorporated or formed outside of the United States shall be Participating Non-423 Companies.

(r)                “Plan Account” means the account established for each Participant pursuant to Section 8(a) of the Plan.

(s)                “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 8(b) of the Plan.

(t)                 "Qualifying Subsidiary" means a "subsidiary," as defined under U.S. Treasury Regulation Section 1.424-1(f). As used in the Plan, “Qualifying Subsidiary” shall mean a Qualifying Subsidiary of the Company.

(u)               “Subsidiary” means any corporation, partnership, joint venture, company or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

SECTION 3.    ADMINISTRATION OF THE PLAN.

(a)               General. The Plan shall be administered by the Committee. To the extent permitted by applicable law, the Committee may delegate some or all of its authority with respect to the Plan to any executive officer of the Company or any other person or persons (or entity or entities) designated by the Committee, in each case, acting individually or as a committee.

(b)               Committee Authorities. The Committee shall have the exclusive power and authority to administer the Plan, including, without limitation, the right and power to interpret the provisions of the Plan and make all determinations deemed necessary or advisable for the administration of the Plan (including, without limitation, a determination as to whether a Change in Control has occurred, whether to designate the Company, a Parent, a Qualifying Subsidiary or a Subsidiary as a Participating 423 Company or as a Participating Non-423 Company (as applicable) and whether to establish separate offerings). All such actions, interpretations and determinations that are done or made by the Committee shall be final, conclusive and binding on the Company, the Participating Companies, the Participants and all other persons and entities, and shall not subject the Committee (or its members) to any liability.

SECTION 4.    ENROLLMENT AND PARTICIPATION.

(a)               Offering Periods. Two Offering Periods shall commence in each calendar year, which shall be the periods commencing on January 1 and ending on June 30 and commencing on July 1 and ending on December 31; provided, however, that the first Offering Period may commence on a different date as determined by the Committee, but shall end on June 30 of the year commenced if commenced prior to June 30 or on December 31 of the year commenced if commenced after June 30. Notwithstanding the foregoing, the Committee may establish different beginning and ending dates for Offering Periods in its discretion.

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(b)               Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by executing the enrollment form prescribed for this purpose by the Committee. The enrollment form shall be filed with the Company or its designee according to procedures established by the Committee.

(c)               Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan (according to the elections made on the Participant’s most recently-filed enrollment form) until he or she ceases to be an Eligible Employee, withdraws from the Plan under Section 6(a) of the Plan or reaches the end of the Offering Period in which his or her contributions were discontinued under Section 5(c) or Section 9(b) of the Plan. A Participant who discontinued his or her contributions under Section 5(c) of the Plan or withdrew from the Plan under Section 6(a) of the Plan may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Section 4(b) of the Plan. A Participant whose employee contributions were discontinued automatically under Section 9(b) of the Plan shall automatically resume participation at the beginning of the next Offering Period in which such Participant’s participation would not be limited by Section 9(b) of the Plan, if he or she then is an Eligible Employee.

SECTION 5.    EMPLOYEE CONTRIBUTIONS.

(a)               Frequency of Employee Contributions. A Participant may make contributions to the Plan for purchasing shares of Stock by means of payroll deductions (unless payroll deductions are not permitted under applicable laws or regulations or unless the Company determines that another means of making employee contributions is necessary or appropriate for legal or administrative reasons).

(b)               Amount of Employee Contributions. An Eligible Employee shall designate on the enrollment form the portion of his or her Compensation that he or she elects to contribute to the Plan with respect to the applicable Offering Period. Such portion shall be a whole percentage of the Eligible Employee’s Compensation but not less than 1% nor more than 15% of the Eligible Employee’s Compensation with respect to the applicable Offering Period. A Participant may not change the rate of his or her contributions during an Offering Period unless the Participant seeks (i) to discontinue contributions under Section 5(c) of the Plan or (ii) to withdraw from the Plan under Section 6(a) of the Plan, and, in either such case, the Company will cease contributions on behalf of the Participant as soon as reasonably practicable (which may not be until the payroll period following receipt of the applicable form or later). In addition, and notwithstanding the foregoing, with respect to any Offering Period, the Committee may modify the contribution limits for such Offering Period, provided that (i) such modification satisfies the requirements of Section 423 of the Code with respect to the 423 Component, (ii) such new contribution limits are established in writing and provided to Eligible Employees prior to the commencement of such Offering Period and (iii) such new contribution limits shall apply only for that Offering Period unless otherwise specified in writing by the Committee.

(c)               Discontinuing Employee Contributions. A Participant may discontinue contributions by filing a new enrollment form. Any contributions made from payroll shall cease as soon as reasonably practicable (which may not be until the payroll period following receipt or later). A Participant who has discontinued employee contributions may not resume such contributions until the next Offering Period. If a Participant discontinues contributions, previously made contributions shall remain in the Participant’s Plan Account (and will be used to purchase Stock) unless and until the Participant withdraws from the Plan in accordance with the provisions of Section 6 of the Plan.

SECTION 6.    WITHDRAWAL FROM THE PLAN.

(a)               Withdrawal. A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company or its designee at any time before the last day of an Offering Period. As soon as reasonably practicable thereafter, contributions shall cease and all employee contributions made by the Participant for the then current Offering Period shall be refunded to the Participant in cash, without interest. No partial withdrawals shall be permitted.

(b)               Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(b) of the Plan. Re-enrollment shall be effective only at the commencement of an Offering Period.

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SECTION 7.    CHANGE IN EMPLOYMENT STATUS.

(a)               Termination of Employment. Termination of employment with a Participating Company, or otherwise ceasing to be an Eligible Employee, for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a) of the Plan, unless, with respect to an offering under the Non-423 Component, otherwise required by applicable laws or regulations. A transfer from one Participating Company to another shall not be treated as a termination of employment unless required to comply with Section 423 of the Code with respect to the 423 Component.

(b)               Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by a Participating Company in writing or if such leave of absence is protected under applicable laws or regulations. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c)               Death. In the event of the Participant’s death, any amounts then held in the Participant’s Plan Account and any shares of Stock then held in the Participant’s name by the Company or the broker designated by the Company shall be paid or transferred to the Participant’s estate or as otherwise required by applicable laws of descent and distribution, or as may be otherwise provided pursuant to Section 8(e) of the Plan.

SECTION 8.    PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a)               Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is contributed to the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the general assets of the Company or any Parent, Qualifying Subsidiary, Subsidiary or Affiliate and applied to general corporate purposes, unless otherwise required by applicable law or regulation. Unless required by applicable law or regulation, no interest will be paid or credited with respect to any amounts held in a Participant’s Plan Account.

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(b)               Purchase Price. The Purchase Price for each share of Stock purchased at the close of an Offering Period shall be not less than the lesser of (i) 85% of the Fair Market Value of such share on the last day of such Offering Period and (ii) 85% of the Fair Market Value of such share on the first day of such Offering Period, as determined by the Committee prior to the commencement of the applicable Offering Period.

The Committee may round the Purchase Price up (but not down) to a whole cent, and in no event shall the Purchase Price be less than the par value of the shares of Stock being purchased.

(c)               Number of Shares Purchased. As of the last day of each Offering Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Section 8(c), unless the Participant has withdrawn from the Plan under Section 6(a) or Section 7 of the Plan. The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased with the funds in the Participant’s Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 10,000 shares of Stock (subject to adjustment pursuant to Section 14(b) of the Plan) with respect to any Offering Period (or, if the Board determines that a different number of Offering Periods shall commence in each calendar year in accordance with Section 4(a) of the Plan, a proportionate number of shares of Stock (subject to adjustment pursuant to Section 14(b) of the Plan) with respect to any Offering Period) nor more than the amounts of Stock set forth in Sections 9(b) and 14(a) of the Plan. Any fractional share, as calculated under this Section 8(c), shall be rounded down to the next lower whole share (with the Purchase Price for such fractional share to be carried over to the next Offering Period). To the extent permitted by law, the Committee may adjust the individual share limit set forth in this Section 8(c) from time to time without stockholder or Participant approval, provided that any such change shall not apply until the Offering Period commencing after such change is made (and such change shall automatically adjust the share number set forth in Section 9(a)(iii) of the Plan to the same amount).

(d)               Available Shares Insufficient. In the event that the aggregate number of shares of Stock that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares of Stock remaining available for issuance under Section 14(a) of the Plan, then the number of shares of Stock a Participant shall purchase shall be determined by multiplying the number of shares of Stock available for issuance by a fraction, the numerator of which is the number of shares of Stock that such Participant has elected to purchase and the denominator of which is the number of shares of Stock that all Participants have elected to purchase.

(e)               Issuance of Shares. Shares of Stock shall be issued either in book entry form or in certificates. Certificates, if any, representing the shares of Stock purchased by a Participant under the Plan shall be issued to the Participant, or book entry in the Participant’s name shall be made, as soon as reasonably practicable after the close of the applicable Offering Period, except that the Committee may determine that such certificates shall be held for each Participant’s benefit by a broker designated by the Committee. Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property or in such other manner of taking title as may be permitted under applicable law or regulation; provided, however, that unless otherwise required by applicable law or specified by the Participant in writing, shares of Stock purchased under the Plan will be registered in the name of the Participant.

(f)                Transfer of Shares. If certificates representing shares of Stock are not otherwise issued to the Participant in connection with the purchase of such shares at the end of an Offering Period, a Participant may elect to transfer any number of shares of Stock previously purchased under the Plan by providing notification and transfer instructions to Company or the broker designated by the Company, in accordance with procedures established under the Plan. As soon as administratively practicable following receipt of a Participant’s election to transfer shares of Stock, the Company or the designated broker shall cause a transfer of the shares or a certificate representing the number of shares to be transferred to be delivered to the Participant or a broker designated by the Participant.

(g)               Unused Cash Balances. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for shares that could not be purchased by reason of Section 9(b) or Section 14(a) of the Plan or otherwise shall be refunded to the Participant in cash, without interest, promptly after the end of the applicable Offering Period (unless otherwise required by Section 8(c) with respect to fractional shares).

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SECTION 9.    LIMITATIONS ON STOCK OWNERSHIP.

(a)               Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Qualifying Subsidiary. For purposes of this Section 9(a), the following rules shall apply:

(i)                 the attribution rules of Section 424(d) of the Code shall be applied in determining ownership of Stock;

(ii)              each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this Plan or any other plan or arrangement; and

(iii)            each Participant shall be deemed to have the right to purchase under this Plan with respect to each Offering Period 10,000 shares of Stock (as adjusted pursuant to Section 8(c) of the Plan), subject to adjustment pursuant to Section 14(b) of the Plan.

(b)               Dollar Limit. Any other provision of the Plan notwithstanding, consistent with Treasury Regulation Section 1.423-2(i), no Participant shall purchase Stock under this Plan and all other employee stock purchase plans of the Company or any Parent or Qualifying Subsidiary at a rate that exceeds $25,000 in fair market value of the Stock (determined at the time the option is granted) for each calendar year in which any option granted to the Participant is outstanding at any time.

For purposes of this Section 9(b), the Fair Market Value of Stock shall be determined as of the first day of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Section 9(b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued, and shall resume (in accordance with the Participant’s most recently-filed enrollment form) on the first day of the earliest Offering Period in which this Section 9(b) would not prohibit such participation, provided that he or she then is an Eligible Employee.

SECTION 10.      RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or the interest in any Stock or moneys to which any Participant may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any manner other than by beneficiary designation or the laws of descent and distribution. If a Participant attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by this Section 10, such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a) of the Plan.

SECTION 11.      NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause, to the fullest extent permitted by applicable laws or regulations.

SECTION 12.      NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased and transferred or credited to the Participant.

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SECTION 13.      SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including, without limitation, the U.S. Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, all state securities laws and regulations, any applicable non-U.S. securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities are then traded or listed.

SECTION 14.      STOCK OFFERED UNDER THE PLAN.

(a)               Authorized Shares. The aggregate number of shares of Stock available for purchase under the Plan as of the Effective Date shall be [●]1 and on January 1 of each year during which the Plan is in effect, commencing on January 1, 2022, the number of shares of Stock available for purchase under the Plan shall be increased by the lesser of (x) [●]2 shares of Stock, (y) 1% of the number of shares of all classes of common stock of the Company outstanding as of the immediately preceding December 31 (calculated on a fully diluted basis, including derivative securities of the Company and securities of GBT JerseyCo Limited that may become convertible for equity securities of the Company), and (z) such lesser number of shares of Stock as the Board may determine, in each case, as subject to adjustment as provided in this Section 14. Shares of Stock issued under the Plan may be shares already outstanding or newly issued or treasury shares. Notwithstanding the foregoing or anything contained in the Plan to the contrary, not more than [●]3 shares of Stock may be issued under the 423 Component, and not more than [●]4 shares of Stock may be issued under the Non-423 Component.

(b)               Changes in Capitalization. In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock or extraordinary cash dividend or other distribution, combination of shares, merger, amalgamation, consolidation or any other change in the corporate structure of the Company, or a sale by the Company of all or part of its assets, in any case, that occurs on or after the date the Plan is approved by the Board (even if such date is prior to the Effective Date), the Committee shall make such adjustments to the aggregate number of shares of Stock offered under the Plan, the number of shares set forth in clause (x) of Section 14(a) of the Plan, the share limitation described in Section 8(c) of the Plan (and the corresponding number of shares specified in clause (iii) of Section 9(a) of the Plan) and/or the price of shares that any Participant may elect to purchase under the Plan as may be necessary to prevent the dilution or enlargement of Participants’ rights. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, amalgamation, consolidation or other reorganization or corporate transaction of any kind or type.

[1]	To equal 2% of the fully diluted number of Shares of all classes (including derivative securities of the Company and securities of GBT JerseyCo Limited that may become convertible for Shares), measured immediately after the Closing, post-money and post-conversion (the “Cap”). The Cap shall be included in the denominator in the calculation of the fully diluted number of Shares.
[2]	To equal the Cap.
[3]	To equal 12% of the fully diluted number of Shares of all classes (including derivative securities of the Company and securities of GBT JerseyCo Limited that may become convertible for Shares), measured immediately after the Closing, post-money and post-conversion.
[4]	To equal 12% of the fully diluted number of Shares of all classes (including derivative securities of the Company and securities of GBT JerseyCo Limited that may become convertible for Shares), measured immediately after the Closing, post-money and post-conversion.

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(c)               Change in Control. Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Change in Control, the Plan shall terminate and shares shall be purchased pursuant to Section 8 of the Plan as if the Offering Period during which such Change in Control occurs was scheduled to end on the day immediately preceding such Change in Control, unless the Plan is expressly assumed by the surviving corporation, the buyer or an affiliate of the foregoing. In addition, in anticipation of a Change in Control, the Committee may take any action under the Plan as it deems necessary or appropriate, including, without limitation, terminating the Plan and preventing Participants from continuing their contributions to the Plan.

SECTION 15.       WITHHOLDING

To the extent any payments, exercises, purchases or distributions under the Plan, or at the time a Participant disposes of some or all of the shares of Stock he or she acquired under the Plan, are determined by any Participating Company to be subject to U.S. Federal, state or local taxes, or the taxes of a jurisdiction other than the United States, the Participating Company (and each affiliate thereof) is authorized (but not obligated) to withhold any required taxes. The withholding obligation may be satisfied by (i) withholding shares of Stock purchased under the Plan; (ii) withholding from the proceeds from the sale of shares of Stock purchased under the Plan, either through a voluntary sale or through a mandatory sale arranged by the Company; (iii) deducting cash from a Participant’s Plan Account; (iv) deducting cash from a Participant’s other cash compensation payable to him or her by any Participating Company (or any affiliate thereof) or (v) any other method deemed appropriate by the Participating Company (or any affiliate thereof), in each case, as approved by the Committee. A Participant’s election to participate in the Plan authorizes any Participating Company (and any affiliate thereof) to take any of the actions described in the preceding sentence. Withholding in shares of Stock shall occur at a rate that is less than the rate that would result in liability or variable accounting treatment. Participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Company, any Parent or any Subsidiary may elect to have withholding occur by reducing the number of shares of Stock otherwise to be received by them upon the purchase of shares of Stock under the Plan (or by using shares of Stock otherwise credited to their Plan Account that have been held for more than six months).

SECTION 16.     GOVERNING LAW; DISPUTE RESOLUTION; WAIVER OF JURY TRIAL

Except where U.S. Federal law is applicable to or controls any part of this Plan, the validity, construction and effect of this Plan shall be construed and enforced in accordance exclusively under the laws of the State of Delaware, without giving effect to the choice of law principles thereof. Any dispute not amicably resolved between the Company or any of its Subsidiaries, Qualifying Subsidiaries or Affiliates on the one hand and a Participant on the other shall be subject to the exclusive jurisdiction of the Federal courts located in the borough of Manhattan, New York City, New York (or if Federal jurisdiction does not exist, then the state courts located in the borough of Manhattan, New York City, New York). BY PARTICIPATING IN THIS PLAN, THE COMPANY, EACH SUBSIDIARY, QUALIFYING SUBSIDIARY AND AFFILIATE AND EACH PARTICIPANT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS PLAN, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

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SECTION 17.     NON-423 COMPONENT AND SUB-PLANS

The Board and/or the Committee may adopt procedures and sub-plans to this Plan that are necessary or appropriate to permit or facilitate participation in the Plan by Eligible Employees who are employed or located in a jurisdiction other than the United States or to generally operate the Plan in jurisdictions outside the United States (provided that such procedures or sub-plans would not result in (i) the Plan failing to be eligible to qualify under Section 423 of the Code or (ii) any offering under the 423 Component not complying with Section 423 of the Code). Without limiting the generality of, but consistent with, the foregoing, the Board and/or the Committee are expressly authorized to adopt rules, procedures, and sub-plans, which, for purposes of the Non-423 Component, may be beyond the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, excluding Employees in certain countries under the Non-423 Component (even if employed by a Participating Company), handling and making of employee contributions under the Plan, satisfying payroll taxes, determining beneficiaries, withholding procedures and issuances of Stock, any of which may vary from time to time and between jurisdictions, as determined by the Board and/or the Committee.

SECTION 18.    TAX QUALIFICATION.

The 423 Component is intended to be exempt from the application of Section 409A of the Code under Section 1.409A-1(b)(5)(ii) of the U.S. Treasury Regulations. Purchases of Stock by Participants who are U.S. taxpayers participating in the Non-423 Component are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to the provisions of this Section 18, Participants who are U.S. taxpayers participating in the Non-423 Component shall be subject to such terms and conditions as shall permit his or her participation in the Plan to satisfy the requirements of the short-term deferral exception to Section 409A of the Code, including the requirement that the shares subject to the right to purchase Stock under the Plan be delivered within the short-term deferral period. Notwithstanding the foregoing or any other provision of the Plan to the contrary, neither the Company nor any Parent, Qualifying Subsidiary or Subsidiary shall have any liability to a Participant or any other person or entity if the right to purchase Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee, the Board, the Company or any Parent, Qualifying Subsidiary or Subsidiary in relation thereto. Notwithstanding the foregoing or any other provision of the Plan to the contrary, although the Company may endeavor to (i) qualify the 423 Component or Non-423 Component for special tax treatment under the laws and regulations of the United States or of a jurisdiction other than the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain special, or to avoid unfavorable, tax treatment. The Company and each Parent, Qualifying Subsidiary, Subsidiary and Affiliate shall be unconstrained in their activities without regard to any potentially negative tax impact on any one or more Participants.

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SECTION 19.     SEVERABILITY.

If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision were omitted. Any provision of the Plan that would cause an offering under the 423 Component to violate Section 423 of the Code shall be null and void ab initio.

SECTION 20.      AMENDMENT AND TERMINATION.

The Board shall have the right to amend, suspend or terminate the Plan, and to shorten an Offering Period (and refund Participant contributions in the event of any such shortening, suspension or termination) at any time and without notice. Any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by applicable law, rule or regulation, including, without limitation, Section 423 of the Code, or by the rules of any applicable stock exchange. No amendment, termination or suspension of the Plan shall require the consent of any Participant unless otherwise required by applicable law or the rules of any applicable stock exchange. The Plan shall terminate on the earlier to occur of (i) a termination of the Plan by the Board (pursuant to this Section 20), (ii) the tenth anniversary of the date the Plan is approved by the Board or (iii) the tenth anniversary of the date the Plan is approved by the stockholders of the Company.

[End of Plan]

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Exhibit F

Form of Amended & Restated Company Memorandum of Association

Companies (Jersey) Law 1991 Company Limited by Shares

FOURTH AMENDED AND RESTATED Memorandum of Association of GBT Jerseyco Limited (adopted by special resolution on [ ] 2022)

[POST-COMPLETION M&A]

Companies (Jersey) Law 1991

Company Limited by Shares

Memorandum of Association

of

GBT JerseyCo Limited

1	The name of the Company is GBT JerseyCo Limited.

2	The Company is a private company limited by shares.

3	The Company is a par value company.

4	The Company has unrestricted corporate capacity.

5	The liability of each member arising from his or her holding of a share is limited to the amount (if any) unpaid on it.

6	The share capital of the Company is Euro €[amount] divided into [amount] redeemable A ordinary shares of Euro €0.00001 each, [amount] redeemable B ordinary shares of Euro €0.00001 each, [amount] redeemable C ordinary shares of Euro €0.00001 each and [amount] non-redeemable Z ordinary shares of Euro €0.00001 each.

Exhibit G

Form of Amended & Restated Company Articles of Association

Dated [•] [•] 2022
Companies (Jersey) Law 1991 Company Limited by Shares

Third AMENDED AND RESTATED Articles of Association of GBT Jerseyco Limited (adopted by special resolution on [ ] 2022)

Contents
1	Definitions, interpretation and exclusion of Standard Table	1
Definitions	1
Interpretation	6
Exclusion of Standard Table	7

2	Shares	7
Power to issue Shares and options, with or without special rights	7
Power to issue fractions of a Share	8
Trusts not recognised	8
Power to vary class rights	8
Effect of new Share issue on existing class rights	9
Capital contributions without issue of further Shares	9
No bearer Shares	9
Limit on the number of joint holders	9
Treasury Shares	9
Branch register	9

3	Share certificates	9
Issue of share certificates	9
Renewal of lost or damaged share certificates	10
4	Lien on Shares	10
Nature and scope of lien	10
Company may sell Shares to satisfy lien	11
Authority to execute instrument of Transfer	11
Consequences of sale of Shares to satisfy lien	11
Application of proceeds of sale	11

5	Calls on Shares and forfeiture	12
Power to make calls and effect of calls	12
Time when call made	12
Liability of joint holders	12
Interest on unpaid calls	12
Deemed calls	13
Power to accept early payment	13
Power to make different arrangements at time of issue of Shares	13
Notice of default	13
Forfeiture or surrender of Shares	13
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender	13
Effect of forfeiture or surrender on former Member	14
Evidence of forfeiture or surrender	14
Sale of forfeited or surrendered Shares	14

6	Transfer of shares	15
Form of transfer	15
Power to refuse registration	15
Notice of refusal to register	15
Power to suspend registration	15
Fee, if any, payable for registration	15
Company may retain instrument of transfer	15

Security		16

7	Transmission of Shares	17
Persons entitled on death of a Member		17
Registration of Transfer of a Share following death or bankruptcy		17
Indemnity		18
Rights of Person entitled to a Share following death or bankruptcy		18

8	Alteration of capital	18
Increasing, consolidating, converting, dividing and cancelling share capital		18
Post-Closing Equity Adjustment		19
Redemption of A Ordinary Shares		20
Reducing share capital		20
Sale of fractions of Shares		20

9	Redemption and purchase of Shares	20
Power to issue redeemable Shares and to purchase Shares		20
Power to pay for redemption or purchase in cash or in specie		21
Effect of redemption or purchase of a Share		21

10	Meetings of members	22
Power to call meetings		22
Annual general meetings		22
Content of notice		22
Period of notice		22
Persons entitled to receive notice		23
Accidental omission to give notice or non-receipt of notice		23

11	Proceedings at meetings of Members	23
Quorum		23
Lack of quorum		23
Use of technology		23
Chairman		24
Right of a director or auditor's representative to attend and speak		24
Adjournment		24
Method of voting		24
Outcome of vote by show of hands		25
Withdrawal of demand for a poll		25
Taking of a poll		25
Chairman's casting vote		25
Amendments to resolutions		25
Written resolutions		26
Sole-member company		27

12	Voting rights of members	27
Right to vote		27
Rights of joint holders		27
Representation of corporate Members		28
Member with mental disorder		28
Objections to admissibility of votes		28
Form of proxy		28
How and when proxy is to be delivered		29
Voting by proxy		30

13	Number of directors	30

14	Appointment, disqualification and removal of directors	30
No age limit		30
No Corporate directors		31
No shareholding qualification		31
Appointment of directors		31
Removal of directors		31
Resignation of directors		31
Termination of the office of director		31

15	Alternate directors	32
Appointment and removal		32
Notices		32
Rights of alternate director		32
Appointment ceases when the alternate director’s corresponding primary director ceases to be a director		33

16	Powers of directors	33
Powers of directors		33
Appointments to office		33
Remuneration		34

17	Delegation of powers	34
Power to delegate any of the directors' powers to a committee		34
Power to appoint an agent of the Company		35
Power to appoint an attorney or authorised signatory of the Company		35

18	Meetings of directors	35
Regulation of directors' meetings		35
Calling meetings		35
Notice of meetings		35
Use of technology		36
Quorum		36
Voting		36
Validity		36
Recording of dissent		36
Written resolutions		37

19	Permissible directors' interests and disclosure	37
Permissible interests subject to disclosure		37
Notification of interests		38
Voting where a director is interested in a matter		38

20	Minutes	39

21	Accounts and audits	39
Accounting and other records		39
No automatic right of inspection		39
Sending of accounts and reports		39
Time of receipt if documents are published on a website		40
Validity despite accidental error in publication on website		40
When accounts are to be audited		40

22	Record dates	40

23	U.S. federal income tax classification	40

24	Dividends	41
General		41
Declaration of dividends by Members		41
Payment of interim dividends by directors		41
Apportionment of dividends		41
Right of set off		42
Power to pay other than in cash		42
How payments may be made		42
Dividends on account of C Ordinary Shares		43
Dividends or other monies not to bear interest in absence of special rights		43
Dividends unable to be paid or unclaimed		44

25	Seal	44
Company seal		44
Official seal		44
When and how seal is to be used		44
If no seal is adopted or used		44
Power to allow non-manual signatures and facsimile printing of seal		45
Validity of execution		45

26	Release; Insurance	45
Release		45
Insurance		45

27	Notices	46
Form of notices		46
Electronic communications		46
Persons authorised to give notices		46
Delivery of written notices		46
Joint holders		47
Signatures		47
Evidence of transmission		47
Giving notice to a deceased or bankrupt Member		47
Delivery of notices		48
Saving provisions		48

28	Authentication of Electronic Records	48
Application of Articles		48
Authentication of documents sent by Members by Electronic means		49
Authentication of document sent by the Secretary or Officers by Electronic means		49
Manner of signing		49
Saving provision		50

29	Winding up	50
Distribution of assets in specie		50
No obligation to accept liability		51

30	Exchange Agreement	51

Companies (Jersey) Law 1991

Company Limited by Shares

Articles of Association

of

GBT JerseyCo Limited

1	Definitions, interpretation and exclusion of Standard Table

Definitions

1.1	In these Articles, the following definitions apply:

A Ordinary Share means a voting redeemable share designated as an A ordinary share with a nominal value of Euro €0.00001;

A Shareholder means Topco or any Transferee as may hold any A Ordinary Shares from time to time, including a Subsidiary of Topco (other than the Company or any Subsidiary of the Company);

Affiliate of a Person means another Person, directly or indirectly, controlled by, controlling or under common control with such first Person;

Amex means American Express Travel Holdings Netherlands Coöperatief U.A., a cooperative organized under the laws of the Netherlands;

Articles means, as appropriate:

(a)	these Articles of Association as amended from time to time; or

(b)	two or more particular Articles of these Articles;

and Article refers to a particular Article of these Articles;

BCA means that certain Business Combination Agreement, dated as of December 2, 2021, by and between Apollo Strategic Growth Capital, as predecessor to TopCo, and the Company, as the same may be amended, restated, modified, supplemented or replaced from time to time;

BCA Transaction means the business combination transactions contemplated by the BCA;

B Ordinary Share means a non-voting redeemable share designated as a B ordinary share with a nominal value of Euro €0.00001;

B Shareholder means an Eligible Member or Permitted Transferee thereof as may hold any B Ordinary Shares from time to time;

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Business Day means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City, London or Jersey;

C Ordinary Share means a non-voting redeemable share designated as a C ordinary share with a nominal value of Euro €0.00001;

C Shareholder means an Eligible Member or Permitted Transferee thereof as may hold any C Ordinary Shares from time to time;

Class A Topco Share has the meaning ascribed to the term “Class A PubCo Share” in the Exchange Agreement;

Class B Topco Share has the meaning ascribed to the term “Class B PubCo Share” in the Exchange Agreement;

Clear Days, in relation to a period of notice, means that period excluding:

(a)	the day when the notice is deemed to be received; and

(b)	the day for which it is given or on which it is to take effect;

Code means the U.S. Internal Revenue Code of 1986, as amended;

Company means GBT JerseyCo Limited;

Company Holders Support Agreement means that certain Company Holders Support Agreement, dated as of December 2, 2021, by and between Apollo Strategic Growth Capital, as predecessor to TopCo, and the Company, as the same may be amended, restated, modified, supplemented or replaced from time to time;

Compliance Transfer has the meaning given to that term in the BCA;

Default Rate means 3% (three per cent) per annum over the base rate of the Bank of England from time to time;

Earnout Termination Date means the date that is the five (5) year anniversary of the consummation of the BCA Transaction;

Electronic has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;

Electronic Record has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;

Electronic Signature has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;

Eligible Member means any Eligible JerseyCo Owner (as defined in the Exchange Agreement) and any Permitted Transferee thereof;

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Equity Contribution Agreement means that certain Equity Contribution Agreement, dated as of August 11, 2021, by and among Expedia, Inc., the Company and Juweel Investors Limited, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms;

ERISA means the U.S. Employee Retirement Income Security Act of 1974;

Exchange has the meaning ascribed to such term in the Exchange Agreement;

Exchange Agreement means that certain Exchange Agreement, dated as of [•], 2022, among Topco, the Company, and the Eligible Members from time to time party thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time;

Expedia means EG Corporate Travel Holdings LLC, a Delaware limited liability company (and any Expedia Permitted Transferee (as defined in the Shareholders Agreement));

Fully Paid and Paid Up means that the agreed issue price for a Share has been fully paid or credited as paid in money or money's worth;

Historic Ordinary Shares means the issued voting ordinary shares and non-voting ordinary shares forming part of authorized share capital of the Company immediately prior to the adoption of these Articles;

Historic Preferred and Profit Shares means the issued non-voting preferred shares and profit shares forming part of authorized share capital of the Company immediately prior to the adoption of these Articles;

Island means Jersey, Channel Islands;

Juweel means Juweel Investors (SPC) Limited, an exempted segregated portfolio company with limited liability incorporated under the laws of the Cayman Islands;

Law means the Companies (Jersey) Law 1991;

Member means any Person or Persons entered on the register of members from time to time as the holder of a Share;

Memorandum means the Memorandum of Association of the Company as amended from time to time;

Officer means a Person appointed to hold an office in the Company; and the expression includes a director or liquidator, but does not include the Secretary;

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote. The expression also includes a written resolution signed by or on behalf of a simple majority of the Members who, at the date when the resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a meeting;

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Ordinary Share means an A Ordinary Share, a B Ordinary Share, a C Ordinary Share or a Z Ordinary Share;

Participating Shares means (i) A Ordinary Shares, (ii) B Ordinary Shares and (iii) Shares of any other class to the extent that, in accordance with the terms thereof, such Shares are entitled to participate with the A Ordinary Shares and B Ordinary Shares in, as applicable, (x) dividends or distributions paid by the Company, or (y) any liquidation, dissolution or winding up of the Company. Notwithstanding the foregoing, and without limitation to the rights of the C Ordinary Shares set forth in Article 24.12, C Ordinary Shares shall not be considered Participating Shares except, solely in the case of a liquidation, dissolution or winding up of the Company, solely to the extent provided in Article 29.2.

PDF means Portable Document Format;

Permitted Transferee means, (a) with respect to any Member, any Affiliate of such Member, (b) in the case of Amex, any Amex Permitted Transferee (as defined in the Shareholders Agreement) and (c) in the case of Juweel, any Juweel Permitted Transferee (as defined in the Shareholders Agreement); provided that, for purposes of these Articles, the term “Affiliate,” as it is used in the definition of “Amex Permitted Transferee” and “Juweel Investors Permitted Transferee” in the Shareholders Agreement, will, with respect to any Amex Entity or Juweel Entity (as defined in the Shareholders Agreement), not include any Person who is not an “Affiliate” of Amex or Juweel, as applicable, as the term "Affiliate" is used and defined in these Articles;

Person means any individual, partnership, corporation, limited liability company, association, joint stock company, syndicate, estate, trust, joint venture, entity, unincorporated organization, other legal entity of any kind or nature or governmental entity (including any federal, national, supra-national, state, foreign, provincial, municipal, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality, department, agency or political subdivision thereof);

Post-Closing Equity Adjustment has the meaning ascribed to such term in the Equity Contribution Agreement;

Ratably means, with respect to Participating Shares (determined pursuant to the definition of “Participating Shares,” as of the applicable time), on a per Share basis. If, after the adoption of these Articles, other terms are approved by the Company with respect to participation of any class of Shares in residual distributions of the Company and are set forth in these Articles, the term “Ratably” shall be deemed to have been automatically adjusted to the extent necessary and appropriate to take account of such other terms;

Secretary means a Person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Share means an Ordinary Share in the share capital of the Company; and the expression:

4

(a)	includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)	where the context permits, also includes a fraction of a share,

and includes all securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalisation, reclassification, subdivision, conversion or similar transaction in respect thereof;

Shareholders Agreement means that certain Shareholders Agreement, dated as of [•], 2022, by and among Topco, the Company and certain shareholders of Topco party thereto, as the same may be amended, modified, supplemented or waived from time to time, in accordance with its terms;

Special Resolution has the meaning given to that term in the Law; provided that, pursuant to Article 90(1A)(b) of the Law, a majority of not less than 75% of the Members entitled to vote shall be the greater majority required for the passing of such special resolution. The expression also includes a written resolution signed by or on behalf of the requisite majority of Members required for the passing of a Special Resolution who, at the date when the resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a meeting;

Subsidiary means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the total voting power of shares of stock or other equity interest (without regard to the occurrence of any contingency), the holders of which are generally entitled to vote for the election of the board of directors or other governing body thereof, or that is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity;

Topco means Global Business Travel Group, Inc., a Delaware corporation;

Transfer means to sell, assign, pledge or encumber or otherwise transfer, directly or indirectly (including through the use of swaps, options or other derivatives), or to enter into any agreements with respect of any of the foregoing, whether or not for consideration;

5

Transferee shall mean any Person to whom a Transfer is made, regardless of the method of Transfer;

Transferor means any Person by whom a Transfer is made, regardless of the method of Transfer;

Treasury Regulations means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time;

Triggering Event means the occurrence of an Earnout Achievement Date (as defined in the BCA);

Z Ordinary Share means a non-voting non-redeemable share designated as a Z ordinary share with a nominal value of Euro €0.00001; and

Z Shareholder means Topco or such other Subsidiary of Topco (other than the Company or any Subsidiary of the Company) as may hold any Z Ordinary Shares from time to time.

Interpretation

1.2	In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)	A reference in these Articles to a statute is a reference to a statute of the Island as known by its short title, and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that statute;

(b)	Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity;

(c)	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders;

(d)	Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning;

(e)	All references to time are to be calculated by reference to time in the place where the Company's registered office is located;

(f)	The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied; and

(g)	The words including, include and in particular or any similar expression are to be construed without limitation.

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Exclusion of Standard Table

1.3	The regulations contained in the Standard Table adopted pursuant to the Companies (Standard Table) (Jersey) Order 1992 and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2	Shares

Power to issue Shares and options, with or without special rights

2.1	Subject to the applicable terms of the Shareholders Agreement and the Exchange Agreement, the directors shall have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Shares of the Company to such Persons at such times and on such terms and conditions as they may decide.

2.2	Without limitation to the preceding Article, but subject to the applicable terms of the Shareholders Agreement and the Exchange Agreement, the directors may so deal with the unissued Shares of the Company:

(a)	at an issue price determined by the directors;

(b)	with preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise;

(c)	without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

2.3	Save as otherwise expressly provided in these Articles, the Shares rank pari passu in all respects:

(a)	Voting

A Ordinary Shares shall carry the right to vote on all matters on which Members generally are entitled to vote, including at a general meeting of the Company. B Ordinary Shares, C Ordinary Shares and Z Ordinary Shares shall not carry any right to vote on matters on which Members generally are entitled to vote, including at a general meeting of the Company, but shall carry the right to vote on matters on which B Shareholders, C Shareholders and Z Shareholders, respectively, are entitled by the Law to vote as a separate class.

(b)	Income

All Shares other than the Z Ordinary Shares carry the right to receive a dividend and otherwise participate in the profits of the Company in accordance with the terms of the Articles, subject to Article 24.12.

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(c)	Capital

On any return of capital of the Company, whether on a winding up of the Company or otherwise, all Shares other than the Z Ordinary Shares carry the right to receive any such return in accordance with the terms of the Articles, subject to Article 29.2.

(d)	Redemption

All Shares are redeemable in accordance with the Law and the terms of the Articles save for the Z Ordinary Shares which are non-redeemable.

Power to issue fractions of a Share

2.4	Subject to the Law, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Trusts not recognised

2.5	Except as required by law:

(a)	no Person shall be recognised by the Company as holding any Share on any trust; and

(b)	no Person other than the Member shall be recognised by the Company as having any right in a Share.

Power to vary class rights

2.6	If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)	the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or

(b)	the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.7	For the purpose of Article 2.6, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)	the necessary quorum shall be one or more Persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)	any Member holding issued Shares of the class, present in Person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

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Effect of new Share issue on existing class rights

2.8	Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

2.9	With the consent of a Member, the directors may accept a voluntary contribution from that Member without issuing Shares in return. If the directors agree to accept a voluntary contribution from a Member, the directors shall resolve whether that contribution shall be treated as an addition to the capital account of the Company or to a general reserve of the Company (it being understood that the contribution is not provided by way of loan).

No bearer Shares

2.10	The Company shall not issue bearer Shares.

Limit on the number of joint holders

2.11	In respect of a Share, the Company shall not be required to enter the names of more than four joint holders in the register of members of the Company.

2.12	If two or more Persons are registered as joint holders of a Share, then any one of those joint holders may give effectual receipts for moneys payable in respect of that Share.

Treasury Shares

2.13	From time to time, the Company may hold its own Shares as treasury shares and the directors may sell, transfer or cancel any treasury shares in accordance with the Law. For the avoidance of doubt, the Company shall not be entitled to vote or receive any distributions in respect of any treasury shares held by it.

Branch register

2.14	Subject to and to the extent permitted by the Law, the Company, or the directors on behalf of the Company, may cause to be kept and maintained in any country, territory or place, a branch register of Members resident in such country, territory or place and all or any of its other Members and the directors may make and vary such regulations as they may think fit regarding the keeping of any such branch register.

3	Share certificates

Issue of share certificates

3.1	Upon being entered in the register of members as the holder of a Share, a Member shall be entitled:

(a)	without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member's holding of Shares of any class, to a certificate for the balance of that holding); and

9

(b)	upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member's Shares.

3.2	Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine.

3.3	The Company shall not be bound to issue more than one certificate for Shares held jointly by several Persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

3.4	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any, for issuing a replacement share certificate,

as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

4	Lien on Shares

Nature and scope of lien

4.1	The Company has a first and paramount lien on all Shares (which are not Fully Paid) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member's estate:

(a)	either alone or jointly with any other Person, whether or not that other Person is a Member; and

(b)	whether or not those moneys are presently payable.

4.2	At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.

10

Company may sell Shares to satisfy lien

4.3	The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)	the sum in respect of which the lien exists is presently payable;

(b)	the Company gives notice to the Member holding the Share (or to the Person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)	that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.

4.4	The Shares may be sold in such manner as the directors determine.

4.5	To the maximum extent permitted by law, the directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of Transfer

4.6	To give effect to a sale of Shares pursuant to Article 4.3, the directors may authorise any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the Transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

4.7	On sale pursuant to the preceding Articles:

(a)	the name of the Member concerned shall be removed from the register of members as the holder of those Shares; and

(b)	that Person shall deliver to the Company for cancellation the certificate for those Shares.

Despite this, that Person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That Person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

4.8	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the Person whose Shares have been sold:

(a)	if no certificate for the Shares was issued, at the date of the sale; or

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(b)	if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation,

but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.

5	Calls on Shares and forfeiture

Power to make calls and effect of calls

5.1	Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days' notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

5.2	Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

5.3	A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent Transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Time when call made

5.4	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

Liability of joint holders

5.5	Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

5.6	If a call remains unpaid after it has become due and payable the Person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)	at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)	if no rate is fixed, at the Default Rate.

The directors may waive payment of the interest wholly or in part.

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Deemed calls

5.7	Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

5.8	The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

5.9	Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

5.10	If a call remains unpaid after it has become due and payable the directors may give to the Person from whom it is due not less than 14 Clear Days' notice requiring payment of:

(a)	the amount unpaid;

(b)	any interest which may have accrued;

(c)	any expenses which have been incurred by the Company due to that Person's default.

5.11	The notice shall state the following:

(a)	the place where payment is to be made; and

(b)	a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

5.12	If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

5.13	Forfeited or surrendered Shares may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other Person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be Transferred to any Person, the directors may authorise some Person to execute an instrument of transfer of the Share to the Transferee.

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Effect of forfeiture or surrender on former Member

5.14	On forfeiture or surrender:

(a)	the name of the Member concerned shall be removed from the register of members as the holder of those Shares and that Person shall cease to be a Member in respect of those Shares; and

(b)	that Person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

5.15	Despite the forfeiture or surrender of his Shares, that Person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)	all expenses; and

(b)	interest from the date of forfeiture or surrender until payment:

(i)	at the rate of which interest was payable on those moneys before forfeiture; or

(ii)	if no interest was so payable, at the Default Rate.

The directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

5.16	A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all Persons claiming to be entitled to forfeited Shares:

(a)	that the Person making the declaration is a director or Secretary of the Company; and

(b)	that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

5.17	Any Person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

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6	Transfer of shares

Form of transfer

6.1	Subject to the terms of the Shareholders Agreement, the following Articles about the Transfer of Shares and to Article 30 hereof, a Member may Transfer Shares to another Person by completing an instrument of transfer, in a common form or in a form approved by the directors, executed:

(a)	where the Shares are Fully Paid, by or on behalf of that Member; and

(b)	where the Shares are partly paid, by or on behalf of that Member and the Transferee.

Power to refuse registration

6.2	Subject to any applicable law, the directors may refuse to register the Transfer of any Share (other than the A Ordinary Shares) (a) to any Person if such registration would cause any director and/or the Company to be in breach of the Exchange Agreement or (b) as set forth in Article 6.8.

Notice of refusal to register

6.3	If the directors refuse to register a Transfer of a Share, they must send notice of their refusal to the existing Member within two months after the date on which the Transfer was lodged with the Company.

Power to suspend registration

6.4	The directors may suspend registration of the Transfer of Shares at such times and for such periods (not exceeding 30 days in any calendar year) as they determine.

Fee, if any, payable for registration

6.5	If the directors so decide, the Company may charge a reasonable fee for the registration of any instrument of transfer or other document relating to the title to a Share.

Company may retain instrument of transfer

6.6	The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the Person lodging it when notice of the refusal is given.

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Security

6.7	Notwithstanding any other provision of these Articles (except for Articles 6.8, 6.10 and 30 hereof), if any Shares (the Secured Shares) are subject to a security interest created pursuant to the Security Interests (Jersey) Law 1983 or 2012 (the Security Interests Law) and are to be Transferred pursuant to the exercise of the power of sale or enforcement under the Security Interests Law or the provisions of the relevant security agreement:

(a)	the directors shall not refuse to register such a Transfer of the Secured Shares if the following conditions have been satisfied:

(i)	a validly executed instrument of transfer relating to the Secured Shares has been lodged at the registered office of the Company; and

(ii)	the instrument of transfer is accompanied by the share certificates in respect of the Secured Shares; and

(b)	the registration of any such Transfer of the Secured Shares may not be suspended pursuant to Article 6.4 or otherwise.

Transfer Restrictions on B Ordinary Shares, C Ordinary Shares and Z Ordinary Shares

6.8	Notwithstanding anything to the contrary herein, and subject to the applicable terms of the Shareholders Agreement and the Company Holders Support Agreement, other than an Exchange of B Ordinary Shares pursuant to the Exchange Agreement, no B Ordinary Shares, C Ordinary Shares or Z Ordinary Shares shall be Transferred, and no Transfer of any such Shares shall be recorded by the Company or the directors, if:

(a)	such Transfer is to a Person who (i) is not either (A) a Permitted Transferee or (B) receiving the Shares in connection with a Compliance Transfer or (ii) lacks the legal right, power or capacity to own such Shares;

(b)	such Transfer would (i) require the registration of any such Shares (including the Shares so Transferred) under any applicable U.S. federal or state securities laws or other non-U.S. securities laws or would constitute a non-exempt distribution pursuant to applicable securities laws; (ii) cause the Company to become a reporting company under the U.S. Securities Exchange Act of 1934; or (iii) subject the Company to regulation under the U.S. Investment Company Act of 1940 or the U.S. Investment Advisers Act of 1940;

(c)	such Transfer would cause (i) all or any portion of the assets of the Company to (A) constitute “plan assets” (under ERISA, the Code or any applicable similar law) of any existing or contemplated Shareholder, or (B) be subject to the provisions of ERISA, Code Section 4975 or any applicable similar law, or (ii) the Company or any director or Shareholder to become a fiduciary with respect to any existing or contemplated Shareholder, pursuant to ERISA or any similar applicable law;

(d)	such Transfer would violate, or cause Topco, the Company or any of their respective Affiliates to violate, any applicable law of any jurisdiction; or

(e)	the directors reasonably determine in good faith, after consultation with counsel having relevant expertise in U.S. federal income tax matters, that such Transfer would (i) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (ii) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (iii) otherwise pose a material risk of the Company being treated as a “publicly traded partnership” as defined in Code Section 7704 and the Treasury Regulations thereunder.

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For the avoidance of doubt, no B Ordinary Shares, C Ordinary Shares or Z Ordinary Shares will be Transferred (and no such purported Transfer will be registered) if any of the conditions described in the preceding clauses (a) to (e) apply to such purported Transfer, even if such purported Transfer is to a Permitted Transferee.

6.9	Notwithstanding anything to the contrary herein, the A Ordinary Shares are not subject to the restrictions detailed in Article 6.8 above or any other restrictions elsewhere in these Articles which purport to fetter the transferability of the A Ordinary Shares.

6.10	In addition, notwithstanding any contrary provision in these Articles, to the extent the directors determine that Shares do not meet the requirements of Treasury Regulations Section 1.7704-1(h), the directors may impose such restrictions on the Transfer of B Ordinary Shares, C Ordinary Shares or Z Ordinary Shares as the directors may reasonably determine in good faith to be necessary or advisable so that the Company is not treated as a publicly traded partnership taxable as a corporation under Code Section 7704.

6.11	Notwithstanding anything therein to the contrary, no Exchange of B Ordinary Shares pursuant to the Exchange Agreement (including by way of a Direct Exchange (as defined in the Exchange Agreement)) will be construed as a Transfer of such B Ordinary Shares for purposes of this Article 6.

7	Transmission of Shares

Persons entitled on death of a Member

7.1	If a Member dies, the only Persons recognised by the Company as having any title to the deceased Members' interest are the following:

(a)	where the deceased Member was a joint holder, the survivor or survivors; and

(b)	where the deceased Member was a sole holder, that Member's personal representative or representatives.

7.2	Nothing in these Articles shall release the deceased Member's estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of Transfer of a Share following death or bankruptcy

7.3	A Person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)	to become the holder of the Share; or

(b)	Transfer the Share to another Person, subject to Article 6.8.

7.4	That Person must produce such evidence of his entitlement as the directors may properly require.

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7.5	If the Person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

7.6	If the Person elects to Transfer the Share to another Person in accordance with the provisions hereof then:

(a)	if the Share is Fully Paid, the Transferor must execute an instrument of transfer; and

(b)	if the Share is partly paid, the Transferor and the Transferee must execute an instrument of transfer.

7.7	All the Articles relating to the Transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

7.8	The directors may require a Person registered as a Member by reason of the death or bankruptcy of another Member to indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.

Rights of Person entitled to a Share following death or bankruptcy

7.9	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.

8	Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

8.1	To the fullest extent permitted by the Law, the Company may by Special Resolution do any of the following (and amend its Memorandum and its Articles for that purpose):

(a)	increase its share capital in the manner prescribed by the resolution;

(b)	consolidate and divide all or any of its share capital;

(c)	convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)	sub-divide its Shares or any of them, including, in respect of any sub-division, so that the proportion between the amount paid and the amount, if any, unpaid on each sub-divided Share shall be the same as it was in case of the Share from which the sub-divided Share is derived; and the resolution may determine that, as between the Shares resulting from the sub-division, one or more of the Shares may, as compared with the others, have such preferred, deferred or other special rights, or be subject to such restrictions as the Company has power to attach to unissued or new Shares;

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(e)	cancel Shares which, at the date of the passing of the resolution to cancel them, have not been taken or agreed to be taken by any Person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided;

(f)	convert all or any of the Shares denominated in a particular currency into Shares denominated in a different currency, the conversion being effected at the rate of exchange (calculated to not less than three significant figures) current at the date of the resolution being a time within 40 days before the conversion takes effect.

8.2	Subject to the Law, upon the occurrence of a Triggering Event or the Earnout Termination Date, as the case may be, a number of C Ordinary Shares shall automatically and without further action on the part of the Company or any C Shareholder be (x) converted and re-designated into an equal number of B Ordinary Shares or (y) redeemed for no consideration and cancelled (subject to Topco’s obligation under the BCA to issue Class A Topco Shares to the holders of such cancelled C Ordinary Shares upon the occurrence of a Triggering Event), in each case in accordance with the terms and subject to the conditions set forth in the BCA. The holders of the C Ordinary Shares being converted, re-designated, redeemed and/or cancelled pursuant to this Article 8.2 shall be bound to deliver to the Company at the Office or such other place specified in writing by the Company, certificates for (or such other evidence (if any) as the directors may reasonably require to prove title to) those C Ordinary Shares which have been converted, re-designated, redeemed and/or cancelled.

Post-Closing Equity Adjustment

8.3	The Company shall take such actions as are contemplated by the BCA to cause the issuance of Shares as called for by the Equity Contribution Agreement. Without limiting the generality of the foregoing, if the final determination of the Post-Closing Equity Adjustment has not occurred prior to the consummation of the BCA Transaction and, pursuant to the Equity Contribution Agreement, Expedia should have received a different amount of equity securities in the Company and Topco immediately following the final determination of the Post-Closing Equity Adjustment than was issued to Expedia under the BCA, the Company shall, in accordance with the terms and subject to the conditions of the BCA and the Law, issue, redeem and cancel and/or adjust the terms of its equity securities (including its Derivative Equity Securities) for no additional consideration such that the amount (both absolute and relative) of equity securities of the Company issued to Expedia and the other equityholders of the Company immediately prior to the consummation of the BCA Transaction (including holders of Company MIP Shares and Legacy Company MIP Options, but excluding holders of New Management Options) reflects the amount that would have been issued if such final determination had occurred prior to the consummation of the BCA Transaction (after giving effect to the Newly Issued Equity Securities). For the avoidance of doubt, any issuance, redemption, cancellation or adjustment of terms of equity securities of the Company shall only be made with respect to the equity securities of the Company (including any Derivative Equity Securities) issued to the equityholders of the Company immediately prior to the consummation of the BCA Transaction (including holders of Acquiror Options that were issued on account of Legacy Company MIP Options but excluding Acquiror Options that were issued on account of New Management Options), such that the aggregate amount of outstanding equity securities in the Company (including any Newly Issued Equity Securities) held by such Persons immediately prior to such issuance, redemption, cancellation or adjustment shall be equal in the aggregate to such amount thereafter.

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8.4	Notwithstanding anything herein to the contrary, if the Company and Expedia agree to settle, and do in fact settle, any Post-Closing Equity Adjustment, in whole, for an amount in cash not to exceed $5,000,000, no issuances, redemptions, cancellations or adjustments of terms of equity securities (including any Derivative Equity Securities) held by the equityholders of the Company immediately prior to the consummation of the BCA Transaction shall be made as contemplated pursuant to Article 8.3, including with respect to the amount of such cash settlement.

8.5	Capitalized terms used but not defined in the preceding Articles 8.3 and 8.4 shall have the meanings ascribed to such terms in the BCA.

Redemption of A Ordinary Shares

8.6	Subject to the provisions of the Law, the Company may redeem A Ordinary Shares solely in connection with the transactions contemplated by the BCA and the Exchange Agreement.

Reducing share capital

8.7	Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

Sale of fractions of Shares

8.8	Whenever, as a result of a consolidation of Shares any Members would become entitled to fractions of a Share, the directors may, in their absolute discretion, on behalf of those Members, sell the Shares representing the fractions for the best price reasonably obtainable to any Person (including, subject to the provisions of the Law, the Company) and distribute the net proceeds of sale in due proportion among those Members, and the directors may authorise some Person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

9	Redemption and purchase of Shares

Power to issue redeemable Shares and to purchase Shares

9.1	Subject to (x) the Law, (y) the Shareholders Agreement and (z) any rights for the time being conferred on the Members holding a particular class of Shares by these Articles or the Shareholders Agreement, the Company may by its directors:

(a)	issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;

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(b)	convert existing non-redeemable limited shares, whether issued or not, into Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the conversion of those Shares; and

(c)	purchase all or any Shares of any class including any redeemable Shares.

9.2	The Company may hold Shares acquired by way of purchase or redemption in treasury in a manner authorised by the Law.

9.3	The Company may make a payment in respect of the redemption or purchase of Shares in any manner authorised by the Law, including out of capital and otherwise than out of its profits or the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

9.4	When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one way and partly in the other way).

Effect of redemption or purchase of a Share

9.5	Upon the date of redemption or purchase of a Share, subject to Article 8.3, the BCA and the Exchange Agreement:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the price for the Share; and

(ii)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member's name shall be removed from the register of members with respect to the Share; and

(c)	the Share shall be cancelled or become a treasury share; provided, however, that no (i) B Ordinary Share redeemed in connection with an Exchange pursuant to Article 30 and the Exchange Agreement or (ii) C Ordinary Share redeemed pursuant to Article 8.2 shall become a treasury share.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.

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10	Meetings of members

Power to call meetings

10.1	The directors may call a general meeting at any time.

10.2	Notwithstanding Article 10.1, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

Annual general meetings

10.3	There is no requirement to hold an annual general meeting.

Content of notice

10.4	Notice of a general meeting shall specify each of the following:

(a)	the place, the date and the time of the meeting;

(b)	if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)	subject to Article 10.4(d), the general nature of the business to be transacted;

(d)	if a resolution is proposed as a Special Resolution, the text of that resolution; and

(e)	in the case of an annual general meeting, that the meeting is an annual general meeting.

10.5	In each notice, there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxy need not be a Member.

Period of notice

10.6	A general meeting, including an annual general meeting, shall be called by providing notice in accordance with the Law. A meeting, however, may be called on shorter notice if it is so agreed:

(a)	in the case of an annual general meeting, by all the Members entitled to attend and vote at that meeting; and

(b)	in the case of any other meeting, by a majority in number of the Members having a right to attend and vote at that meeting, being a majority together holding not less than:

(i)	95% where a Special Resolution is to be considered; or

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(ii)	90% for all other meetings,

of the total voting rights of the Shares that have that right.

Persons entitled to receive notice

10.7	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members;

(b)	Persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)	the directors;

(d)	the Company's auditor (if any); and

(e)	Persons entitled to vote in respect of a Share in consequence of the incapacity of a Member.

Accidental omission to give notice or non-receipt of notice

10.8	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting to any Person entitled to notice; or

(b)	non-receipt of notice of the meeting by any Person entitled to notice.

11	Proceedings at meetings of Members

Quorum

11.1	Save as provided in this Article 11, no business shall be transacted at any general meeting unless a quorum is present in person or by proxy. A quorum is present at any general meeting if one Member that holds a Share that carries the right to vote at such general meeting is present in person or by proxy.

Lack of quorum

11.2	If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the meeting shall automatically and successively stand adjourned to the same time and place five Business Days hence, or to such other time or place as is determined by the directors.

Use of technology

11.3	A Person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all Persons participating in the meeting are able to hear and speak to each other throughout the meeting. A Person participating in this way is deemed to be present in person at the meeting.

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Chairman

11.4	The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such Person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.

Right of a director or auditor's representative to attend and speak

11.5	Even if a director or a representative of the auditor (if any) is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Adjournment

11.6	The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman may adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

11.7	Should a meeting be adjourned for more than 14 Clear Days, whether because of a lack of quorum or otherwise, Members shall be given notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise, notice of the adjournment shall be given as far in advance as reasonably practicable under the circumstances.

Method of voting

11.8	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of the show of hands, a poll is duly demanded. A poll may be demanded:

(a)	by the chairman; or

(b)	by at least two Members having the right to vote on the resolution; or

(c)	by any Member or Members present who, individually or collectively, hold at least 10% of the voting rights of all those who have a right to vote on the resolution; or

(d)	by a Member or Members holding Shares conferring a right to vote on the resolution being Shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the Shares conferring that right, and a demand by a Person as proxy for a Member shall be the same as a demand by the Member.

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Outcome of vote by show of hands

11.9	Unless a poll is duly demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the outcome of a show of hands without proof of the number or proportion of the votes recorded in favour of or against the resolution.

Withdrawal of demand for a poll

11.10	The demand for a poll may be withdrawn before the poll is taken, but only with the consent of the chairman. The chairman shall announce any such withdrawal to the meeting and, unless another Person forthwith demands a poll, any earlier show of hands on that resolution shall be treated as the vote on that resolution; if there has been no earlier show of hands, then the resolution shall be put to the vote of the meeting.

Taking of a poll

11.11	A poll demanded on the question of adjournment shall be taken immediately.

11.12	A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.

11.13	The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

11.14	A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than one place, the chairman may appoint scrutineers in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman's casting vote

11.15	If the votes on a resolution, whether on a show of hands or on a poll, are equal the chairman shall not have a casting vote.

Amendments to resolutions

11.16	An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)	not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

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11.17	A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(b)	the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

11.18	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman's error does not invalidate the vote on that resolution.

Written resolutions

11.19	Subject to the applicable terms of the Shareholders Agreement, Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)	the specified majority of Members entitled to vote:

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(b)	the signed document or documents is or are delivered to the Company at the place and by the time nominated by the Company in the notice of the resolution including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of all Members entitled to vote duly convened and held. Without limiting the generality of the foregoing, and for the avoidance of doubt, the purported execution and delivery of a written resolution by a B Ordinary Shareholder or C Ordinary Shareholder shall be invalid to the same extent that, had such resolution instead been put to a vote at a meeting of Members, a vote cast thereon by such B Ordinary Shareholder or C Ordinary Shareholder would be invalid pursuant to Article 12.25.

11.20	Each Member shall have one vote with respect to a written resolution for each Share he holds which confers the right to receive and vote thereon. A written resolution signed by a Member that holds Shares which confer the right to vote thereon may specify the number of such Shares such Member has voted with respect to such written resolution. If the written resolution signed by such Member is silent as to the number of such Shares the Member has voted with respect to such written resolution, the Member shall be deemed to have voted all such Shares held by the Member.

11.21	If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

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Sole-member company

11.22	If the Company has only one Member entitled to vote, and that Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

12	Voting rights of members

Right to vote

12.1	A Member holding Shares that carry the right to vote on all matters on which Members generally are entitled to vote is entitled to vote in respect of such Shares at a general meeting, whether on a show of hands or a poll, unless a call or other amount presently payable in respect of such Shares has not been paid. A Member holding Shares that do not carry the right to vote on all matters on which Members generally are entitled to vote is not entitled to vote in respect of such Shares at a general meeting (whether by show of hands or poll) but is entitled to receive notice of and attend any such general meeting.

12.2	A Member holding Shares of a particular class is entitled to vote at a separate meeting of the holders of that class of Shares, unless a call or other amount presently payable in respect of such Shares has not been paid.

12.3	Members may vote in person or by proxy.

12.4	On a show of hands at any general meeting of the Company or separate meeting of holders of Shares of a particular class, every Member who is entitled to vote at such meeting shall have one vote per Share. For the avoidance of doubt, an individual who represents two or more such Members, including a Member in that individual's own right, shall be entitled to a separate vote for each Member.

12.5	On a poll at any general meeting of the Company or separate meeting of holders of Shares of a particular class, a Member shall have one vote for each Share he holds that carries the right to vote at such meeting, unless any such Share carries special voting rights.

12.6	A fraction of a Share carrying the right to vote shall entitle its holder to an equivalent fraction of one vote.

12.7	No Member is bound to vote all his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

12.8	If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of members shall be accepted to the exclusion of the votes of the other joint holders.

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Representation of corporate Members

12.9	Save where otherwise provided, a corporate Member must act by one or more duly authorised representatives.

12.10	A corporate Member wishing to act by a duly authorised representative must identify that Person to the Company by notice in writing.

12.11	The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

12.12	The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

12.13	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

12.14	Subject to the Shareholders Agreement, a corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.

Member with mental disorder

12.15	A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Island or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by that Member's receiver, curator bonis or other Person authorised in that behalf appointed by that court.

12.16	For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the Person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

12.17	An objection to the validity of a Person's vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

12.18	An instrument appointing a proxy shall be in any common form or in any other form approved by the directors. A Member may appoint more than one proxy to attend on the same occasion.

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12.19	The instrument must be in writing and signed in one of the following ways:

(a)	by the Member; or

(b)	by the Member's authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

12.20	The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

12.21	A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with Article 12.18; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

12.22	Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed, or a copy of the authority certified notarially or in any other way approved by the directors, must be delivered so that it is received by the Company at any time before the time for holding the meeting or adjourned meeting at which the Person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)	In the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

(ii)	to such other place within the Island specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)	If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

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12.23	Where a poll is taken:

(a)	if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under Article 12.21 not less than 24 hours before the time appointed for the taking of the poll;

(b)	if it is taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under Article 12.21 not less than two hours before the time appointed for the taking of the poll.

12.24	If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy

12.25	A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. No B Ordinary Shareholder or C Ordinary Shareholder may vote at any meeting or adjourned meeting on any resolution or other matter that requires the sanction of the B Shareholders and/or C Shareholders, in accordance with the Law (other than matters that (a) are contemplated by Article 52 of the Law, (b) relate specifically and solely to rights, priorities or privileges of the B Ordinary Shares or the C Ordinary Shares, as applicable or (c) have a disproportionate adverse effect on the B Ordinary Shares or the C Ordinary Shares, as applicable, as compared to any other class or series of Shares) to the extent Topco (or its officer or agent) is present at such meeting or adjourned meeting as the appointed proxy of such B Ordinary Shareholder or C Ordinary Shareholder with respect to such resolution or other matter, and any such vote purportedly cast by such B Ordinary Shareholder or C Ordinary Shareholder shall be invalid. In all other cases, notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting, and if a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid. Without limiting the generality of the foregoing, a change of control involving the Company in which the relative rights, priorities and privileges of B Ordinary Shares or C Ordinary Shares, as applicable, prior to giving effect to such transaction, are respected is not a matter of the type described in clause (a), (b) or (c) above, and such change of control would not, in and of itself, preclude any vote or written resolution of B Shareholders or C Shareholders necessary to approve such change of control transaction from being cast or executed (as applicable) by the Topco (or its officer or agent), acting on behalf of such Members in the capacity set forth above.

13	Number of directors

Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one but there shall be no maximum number.

14	Appointment, disqualification and removal of directors

No age limit

14.1	There is no age limit for directors save that they must be aged at least 18 years.

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No Corporate directors

14.2	All directors shall be natural persons and no corporate directors shall be permitted to be appointed unless such corporate director qualifies to act as such under the Law.

No shareholding qualification

14.3	Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.

Appointment of directors

14.4	A director may be appointed by Ordinary Resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

14.5	No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.

Removal of directors

14.6	A director may be removed by Ordinary Resolution.

Resignation of directors

14.7	A director may at any time resign the office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

14.8	Unless the notice specifies a different date, the director shall be deemed to have resigned on the date on which the notice is delivered to the Company.

Termination of the office of director

14.9	A director's office shall be terminated:

(a)	if the director resigns his office by notice to the Company in accordance with Articles 14.7 and 14.8;

(b)	forthwith if he is prohibited by the law of the Island from acting as a director; or

(c)	forthwith if he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(d)	forthwith if in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(e)	forthwith if he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(f)	forthwith if without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

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14.10	If the office of director is terminated or vacated for any reason, he shall thereupon cease to be a member of any committee of the board of directors of the Company.

15	Alternate directors

Appointment and removal

15.1	Any Member may appoint any other person, including another director, to act in a director’s place as an alternate director. No appointment shall take effect until the Member has given notice of the appointment to the other Members.

15.2	A Member may revoke his appointment of an alternate at any time. No revocation shall take effect until the Member has given notice of the revocation to the other Members.

15.3	A notice of appointment or removal of an alternate director must be given to the Company by any of the following methods:

(a)	by notice in writing in accordance with the notice provisions; or

(b)	if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company's registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 27.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender's fax machine; or

(c)	if the Company has an email address for the time being, by email to that email address or, otherwise, by email to the email address provided by the Company's registered office (in either case, the email being deemed to be the notice unless Article 27.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company's registered office (as appropriate); or

(d)	if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

15.4	All notices of meetings of directors shall continue to be given to the primary director and not to the corresponding alternate director.

Rights of alternate director

15.5	An alternate director, where so appointed and acting, shall (subject to these Articles) be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which such alternate director’s corresponding primary director is not personally present, and generally to perform all the functions of such primary director in his absence. An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.

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15.6	Save as otherwise provided in these Articles, an alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the corresponding primary director in whose absence such alternate director was appointed to serve.

Appointment ceases when the alternate director’s corresponding primary director ceases to be a director

15.7	An alternate director shall automatically cease to be an alternate director if such alternate director’s corresponding primary director (in whose absence such alternate director was appointed to serve) ceases to be a director, or on the occurrence in relation to the alternate of any event which, if it occurred in relation to such primary director, would result in the termination of such primary director’s appointment as a director.

16	Powers of directors

Powers of directors

16.1	Subject to the provisions of the Law, the Memorandum, these Articles and any directions given by Special Resolution, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.

16.2	No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles or any direction given by Special Resolution. However, to the extent allowed by the Law, Members may in accordance with the Law validate any prior or future act of the directors which would otherwise be in breach of their duties.

Appointments to office

16.3	The directors may appoint a director:

(a)	as chairman of the board of directors;

(b)	as managing director;

(c)	to any other executive office,

for such period and on such terms, including as to remuneration, as they think fit.

16.4	The appointee must consent in writing to holding that office.

16.5	Any appointment of a director to an executive office shall terminate if he ceases to be a director but without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director.

16.6	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.

16.7	If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.

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16.8	Subject to the provisions of the Law and Article 16.9, the directors may also appoint any person, who need not be a director:

(a)	as Secretary; and

(b)	to any office that may be required,

for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.

16.9	The Secretary or Officer must consent in writing to holding that office.

16.10	A director, Secretary or other Officer of the Company may not hold office, or perform the services, of auditor.

Remuneration

16.11	Every director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company's business including attendance at directors' meetings.

16.12	A director's remuneration shall be fixed by the Company by Ordinary Resolution. Unless that resolution provides otherwise, the remuneration shall be deemed to accrue from day to day.

16.13	Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other Person connected to or related to him.

16.14	Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

17	Delegation of powers

Power to delegate any of the directors' powers to a committee

17.1	The directors may delegate any of their powers to any committee consisting of one or more persons. The committee may include non-directors so long as the majority of persons on the committee are directors.

17.2	The delegation may be collateral with, or to the exclusion of, the directors' own powers.

17.3	The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.

17.4	Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.

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Power to appoint an agent of the Company

17.5	The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person's powers. The directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

17.6	The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)	for any purpose;

(b)	with the powers, authorities and discretions;

(c)	for the period; and

(d)	subject to such conditions,

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable by, the directors under these Articles. The directors may make such an appointment by power of attorney or any other manner they think fit.

17.7	Any power of attorney or other appointment may contain such provision for the protection and convenience of persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

18	Meetings of directors

Regulation of directors' meetings

18.1	Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

Calling meetings

18.2	Any director may call a meeting of directors at any time. The Secretary must call a meeting of the directors if requested to do so by a director.

Notice of meetings

18.3	Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice.

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Use of technology

18.4	A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment if all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

18.5	A director participating in this way is deemed to be present in person at the meeting and shall, subject to Article 19.5 and Article 19.6, be entitled to vote and be counted in the quorum accordingly.

Quorum

18.6	The quorum for the transaction of business at a meeting of directors (including any adjourned meeting) shall be a majority of the directors; provided, however, if only one (1) director has been appointed, the presence of such director shall constitute a quorum, and, in addition, such director may transact the business of the Company without a meeting by written resolution in accordance with Article 18.12. Where a quorum is not present at a meeting the meeting will be quorate in accordance with such provisions.

18.7	Subject to these Articles, an alternate director present at a meeting of directors shall, in the absence of the director for whom he acts as director, be counted in the quorum at the meeting and any director who is present and counts in the quorum at a board meeting shall also be counted in the quorum as one for each absent director for whom he acts as alternate director at the meeting.

Voting

18.8	A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman shall not have a casting vote.

18.9	The continuing directors or a sole continuing director may act notwithstanding any vacancies in their number but if the number of directors is less than the number fixed as the quorum, the continuing directors or director may act only for the purpose of filling vacancies or of calling a general meeting.

Validity

18.10	Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.

Recording of dissent

18.11	A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:

(a)	his dissent is entered in the minutes of the meeting; or

(b)	he has filed with the meeting before it is concluded a signed dissent from that action; or

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(c)	he has forwarded to the Company as soon as practical following the conclusion of that meeting a signed dissent.

A director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

18.12	The directors may pass a resolution in writing without holding a meeting if there is only one director or if the following conditions are met:

(a)	all directors are given notice of the resolution; and

(b)	the resolution is set out in a document or documents indicating that it is a written resolution; and

(c)	all of the directors:

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more directors; and

(d)	the signed document or documents is or are delivered to the Company, including, if the Company so nominates by delivery of an Electronic Record, by Electronic means to the address specified for that purpose.

18.13	Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.

19	Permissible directors' interests and disclosure

Permissible interests subject to disclosure

19.1	Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest which to a material extent conflicts or may conflict with the interests of the Company or any Subsidiary of the Company.

19.2	If, notwithstanding the prohibition in the preceding Article, a director discloses any direct or indirect interest in accordance with the next Article, he may:

(a)	be a party to, or otherwise interested in, any transaction or arrangement with the Company or any Subsidiary of the Company or in which the Company or any such Subsidiary is or may otherwise be interested;

(b)	be interested in another body corporate promoted by the Company or any such Subsidiary or in which the Company or any such Subsidiary is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

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19.3	The disclosure required by the preceding Article must be achieved by the interested director disclosing to his fellow directors, at the first meeting of the board at which the transaction or arrangement is considered after the director concerned becomes aware of the circumstances giving rise to his disclosure obligation or, failing this, as soon as practical after that meeting by notice in writing delivered to the Secretary, the nature and extent of his direct or indirect interest in a transaction or arrangement or series of transactions or arrangements entered into or proposed to be entered into by the Company or any Subsidiary of the Company or in which the Company or any such Subsidiary is or may otherwise be interested, which to a material extent conflicts or may conflict with the interests of the Company or any such Subsidiary and of which the director is aware.

19.4	If a director has disclosed his interest in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit which he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Notification of interests

19.5	For the purposes of the preceding Article, a director shall be taken to have sufficiently disclosed the nature and extent of any interest in a transaction or arrangement if:

(a)	the director gives a general notice to the other directors that a specific person or class of persons has an interest, of the nature and extent specified in the notice, in a transaction or arrangement; and

(b)	the director meets the description of the specified person or class of persons.

19.6	A director shall not be treated as having an interest in a transaction or arrangement if he has no knowledge of that interest and it is unreasonable to expect the director to have that knowledge.

Voting where a director is interested in a matter

19.7	A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses his interest pursuant to these Articles. Subject to such disclosure, the director shall be counted towards a quorum of those present at the meeting and, if the director votes on the resolution, his vote shall be counted.

19.8	Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company, any Subsidiary of the Company or any body corporate in which the Company is otherwise interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

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20	Minutes

The Company shall cause minutes to be made in books kept for the purpose in accordance with the Law.

21	Accounts and audits

Accounting and other records

21.1	The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law and the Shareholders Agreement.

21.2	The directors shall ensure that the provisions of the Shareholders Agreement relating to Capital Accounts (as defined in the Shareholders Agreement) of the Members are complied with and that such Capital Accounts shall be treated as separate accounts to the statutory accounts the Company is required by Law to maintain solely for the purposes as set out in the Shareholders Agreement.

No automatic right of inspection

21.3	Members are only entitled to inspect the Company's records or be provided with information on the Company in accordance with the terms of the Shareholders Agreement or if they are expressly entitled to do so by law, or authorised by resolution made by the directors or passed by Ordinary Resolution.

Sending of accounts and reports

21.4	The Company's accounts and associated directors' report and auditor's report (if any) that are required or permitted to be sent to any Person pursuant to any law shall be treated as properly sent to that Person if:

(a)	they are sent to that Person in accordance with the notice provisions in Article 27; or

(b)	they are published on a restricted access website providing that Person is given separate notice of:

(i)	the fact that the documents have been published on the restricted access website;

(ii)	the address of the restricted access website;

(iii)	the place on the restricted access website where the documents may be accessed; and

(iv)	how they may be accessed.

21.5	If, for any reason, a Person notifies the Company that he is unable to access such restricted access website, the Company must, as soon as practicable, send the documents to that Person by any other means permitted by these Articles. This, however, will not affect when that Person is taken to have received the documents under Article 21.6.

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Time of receipt if documents are published on a website

21.6	Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least 14 Clear Days before the date of the meeting at which they are to be laid if:

(a)	the documents are published on the website throughout a period beginning at least 14 Clear Days before the date of the meeting and ending with the conclusion of the meeting; and

(b)	the Person is given at least 14 Clear Days' notice of the meeting.

Validity despite accidental error in publication on website

21.7	If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because by accident:

(a)	those documents are published in a different place on the website to the place notified; or

(b)	they are published for part only of the period from the date of notification until the conclusion of that meeting.

When accounts are to be audited

21.8	Unless the directors or the Members, by Ordinary Resolution, so resolve or unless the Law so requires, the Company's accounts will not be audited. If the Members so resolve, the Company's accounts shall be audited in the manner determined by Ordinary Resolution. Alternatively, if the directors so resolve, they shall be audited in the manner they determine.

22	Record dates

Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for declaring or paying a dividend or making or issuing an allotment of Shares. The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

23	U.S. federal income tax classification

The Company shall elect to be classified as a partnership for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3, effective as of the date of incorporation of the Company.

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24	Dividends

General

24.1	Subject to the mandatory provisions of the Law, the declaration and payment of dividends by the Company shall be subject in all respect to the requirements of the Company’s obligations under Articles IV and V of the Shareholders Agreement, and, thus, the provisions of this Article 24 are qualified in their entirety by reference to Articles IV and V of the Shareholders Agreement.

Declaration of dividends by Members

24.2	The directors may determine that the Company declare dividends in accordance with the respective rights of the Members. Any such declared dividend shall be a debt owed by the Company due on the date that such dividend is declared to be payable or, if no date is specified, immediately.

Payment of interim dividends by directors

24.3	Subject to the provisions of the Law, the directors may pay interim dividends in accordance with the respective rights of the Members. Any interim dividend shall not be a debt owed by the Company until such time as payment of the dividend is made.

24.4	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)	if the Company has different classes of Shares, the directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears;

(b)	subject to the provisions of the Law, the directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment; and

(c)	if the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

24.5	Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

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Right of set off

24.6	The directors may deduct from a dividend or any other amount payable to a Person in respect of a Share any amount due by that Person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

24.7	If the directors so determine, any resolution determining a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets or the issue of Shares. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

Notwithstanding anything in the foregoing provisions of this Article 24.7 to the contrary, if it is proposed that any class of Shares receive a form of consideration that differs from the consideration to be received by any other class of Shares in any dividend or distribution, the written consent of the Members holding at least 66 ⅔% of then-outstanding B Ordinary Shares shall be required prior to payment of such dividend or distribution; provided that if any Member is unable to accept a distribution in kind under any applicable law or regulation, such Member shall be entitled to receive a cash dividend in an amount equal to the fair value of such distribution in kind.

How payments may be made

24.8	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other Person entitled to that Share nominates a bank account for that purpose, by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other Person entitled to that Share.

24.9	For the purpose of Article 24.8(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another Person. For the purpose of Article 24.8(b), subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other Person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

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24.10	If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the register of members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

24.11	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends on account of C Ordinary Shares

24.12	Notwithstanding anything herein to the contrary but subject at all times to the Law, if at any time the directors declare a dividend or other distribution on the outstanding A Ordinary Shares and B Ordinary Shares, and any C Ordinary Shares remain issued and outstanding, then the directors shall at such time declare, subject to the terms of this Article 24.12, a conditional dividend on the outstanding C Ordinary Shares in the form of the right to receive an amount per Share equal to the per Share amount of the dividend declared by the directors in respect of A Ordinary Shares and B Ordinary Shares (the C Ordinary Shares Dividend Amount). In declaring any such dividend, the directors shall fix the same record date for determining the holders of A Ordinary Shares, B Ordinary Shares and C Ordinary Shares entitled to receive such dividend (each, a Specified Record Date) and the same payment date therefor (each, a Specified Payment Date). If, as of the applicable Specified Payment Date, C Ordinary Shares that were outstanding as of the applicable Specified Record Date have, in connection with a Triggering Event, been (x) converted into B Ordinary Shares or (y) cancelled (subject to Topco’s obligation under the BCA to issue Class A Topco Shares to the holders of such cancelled C Ordinary Shares upon the occurrence of a Triggering Event), in each case in accordance with the terms of these Articles and the BCA, then the Company shall pay the C Ordinary Shares Dividend Amount on the Specified Payment Date to the holders of such C Ordinary Shares as of the Specified Record Date. With respect to any C Ordinary Shares that remain outstanding as of the applicable Specified Payment Date, the Company shall, in lieu of paying the C Ordinary Shares Dividend Amount directly to the holders of such C Ordinary Shares, set aside or reserve for payment an amount equal to such C Ordinary Shares Dividend Amount in respect of each such outstanding C Ordinary Share (the Reserve Amount), which Reserve Amount shall be paid to such holders, if at all, only upon the occurrence of a subsequent Triggering Event with respect to such Shares. If a Triggering Event does not occur between a Specified Payment Date on which a Reserve Amount is established and the Earnout Termination Date, any amounts in the Reserve Amount with respect to such Shares shall automatically be released to the Company, and the right to receive the C Ordinary Shares Dividend Amount in respect of any C Ordinary Share that remains outstanding as of the Earnout Termination Date shall be deemed to have expired.

Dividends or other monies not to bear interest in absence of special rights

24.13	Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

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Dividends unable to be paid or unclaimed

24.14	If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company's name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

24.15	A dividend that remains unclaimed for a period of ten years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

25	Seal

Company seal

25.1	The Company may have a seal if the directors so determine.

Official seal

25.2	Subject to the provisions of the Law, the Company may also have:

(a)	an official seal or seals for use in any place or places outside the Island. Each such official seal shall be a facsimile of the original seal of the Company but shall have added on its face the name of the country, territory or place where it is to be used or the words “branch seal”; and

(b)	an official seal for use only in connection with the sealing of securities issued by the Company and such official seal shall be a copy of the common seal of the Company but shall in addition bear the word “securities”.

When and how seal is to be used

25.3	A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a director (or his alternate) and the Secretary; or

(b)	by a single director (or his alternate).

If no seal is adopted or used

25.4	If the directors do not adopt a seal, or a seal is not used, a document may be executed upon due authorization in the following manner:

(a)	by a director (or his alternate) and the Secretary; or

(b)	by a single director (or his alternate); or

(c)	by any other Person authorised by the directors; or

(d)	in any other manner permitted by the Law.

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Power to allow non-manual signatures and facsimile printing of seal

25.5	The directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction; and/or

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

25.6	If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or Person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

26	Release; Insurance

Release

26.1	To the extent permitted by law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person's own dishonesty.

Insurance

26.2	To the extent permitted by law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person's own dishonesty:

(a)	an existing or former director (including alternate director), Secretary or other Officer or auditor of:

(i)	the Company;

(ii)	a company which is or was a Subsidiary of the Company;

(iii)	a company in which the Company has or had an interest (whether direct or indirect); and

(b)	a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in Article 26.2(b) is or was interested.

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27	Notices

Form of notices

27.1	Save where these Articles provide otherwise, any notice to be given to or by any Person pursuant to these Articles shall be:

(a)	in writing signed by or on behalf of the giver in the manner set out below for written notices;

(b)	subject to Article 27.2, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)	where these Articles expressly permit, by the Company by means of a website.

Electronic communications

27.2	Without limitation to Articles 15.1 to 15.3 inclusive (relating to the appointment and removal of alternate directors), a notice may only be given to the Company in an Electronic Record if:

(a)	the directors so resolve;

(b)	the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)	the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

27.3	A notice may not be given by Electronic Record to a Person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

Persons authorised to give notices

27.4	A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or the Secretary or a Member. Without limitation to the Articles about the power to allow non-manual signatures and facsimile printing of the seal, the signature of a Person on a notice given by the Company may be written, printed or stamped.

Delivery of written notices

27.5	Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member's or director's registered address or the Company's registered office, or posted to that registered address or registered office.

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Joint holders

27.6	Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of members.

Signatures

27.7	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

27.8	An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

27.9	A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

27.10	A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Giving notice to a deceased or bankrupt Member

27.11	A notice may be given by the Company to the Persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the Persons claiming to be so entitled.

27.12	Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

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Delivery of notices

27.13	A notice shall be deemed to have been received by the intended recipient in accordance with the following table.

Method for giving notice	When deemed to be received
Personally	At the time and date of delivery
By leaving it at the Member's registered address	At the time and date it was left
If the recipient has an address within the Island, by posting it by prepaid post to the street or postal address of that recipient	On the day after the day when it was posted
If the recipient has an address outside the Island, by posting it by prepaid airmail to the street or postal address of that recipient

On the third day after the day when it was posted for an address within the United Kingdom, the Isle of Man, another Channel Island or Europe

On the fifth day after the day when it was posted for any other international address

By Electronic Record (other than publication on a website), to recipient's Electronic address	On the day after the day when it was sent
Where these Articles expressly permit, by publication on a website (notice of general meetings and sending of accounts and reports)

For notice of a general meeting of Members, at the time and date that the recipient is deemed to have received notice of the publication

For accounts and reports specified in Article 21.4, in accordance with Article 21.6

Saving provisions

27.14	A Member present, either in person or by proxy, at any general meeting or at any meeting of the Members holding any class of Shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

27.15	Every Person who becomes entitled to a Share shall be bound by any notice in respect of that Share which, before his name is entered in the register of members, has been duly given to a Person from which he derives his title.

27.16	None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of directors and written resolutions of Members.

28	Authentication of Electronic Records

Application of Articles

28.1	Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 28.2 or Article 28.4 applies.

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Authentication of documents sent by Members by Electronic means

28.2	An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 28.7 does not apply.

28.3	For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 28.7 applies.

Authentication of document sent by the Secretary or Officers by Electronic means

28.4	An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 28.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

28.5	For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 28.7 applies.

Manner of signing

28.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

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Saving provision

28.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document,

and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

29	Winding up

Distribution of assets in specie

29.1	If the Company is wound up, the liquidator or the directors, as the case may be, may, subject to these Articles and any other sanction required by the Law, do either or both of the following:

(a)	to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;

(b)	to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

29.2	Notwithstanding anything herein to the contrary, if, as of the date of determining the holders of Shares of the Company entitled to participate in a distribution of the remaining assets of the Company in connection with a liquidation, dissolution or winding up contemplated by this Article 29, any C Ordinary Shares remain issued and outstanding, then the holders of such C Ordinary Shares shall only be entitled to receive the par value of such Shares, unless the amount of the distribution in connection with or following such liquidation, dissolution or winding up that would be payable in respect of the applicable Participating Shares would cause a Triggering Event for such C Ordinary Share. To the extent that any remaining assets of the Company are to be distributed to the holders of C Ordinary Shares pursuant to this Article 29.2, then such amounts shall be distributed Ratably amongst the Participating Shares, such term to include for these purposes all A Ordinary Shares, B Ordinary Shares and C Ordinary Shares then in issue (assuming that, notwithstanding anything to the contrary set forth in these Articles, the C Ordinary Shares then outstanding are treated as Participating Shares to determine whether a Triggering Event has occurred with respect to such Shares, and without duplication of any amounts that would otherwise be payable in respect of the B Ordinary Shares into which such C Ordinary Shares would otherwise be convertible in connection with a Triggering Event).

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No obligation to accept liability

29.3	No Member shall be compelled to accept any assets if an obligation attaches to them.

30	Exchange Agreement

30.1	The Company acknowledges that it is a party to the Exchange Agreement. Notwithstanding anything herein to the contrary, upon an Exchange by any Member pursuant to and in accordance with the Exchange Agreement, the Company shall comply with the applicable provisions of the Exchange Agreement, subject to the provisions of the Law.

30.2	Without limiting the generality of the foregoing Article 30.1, if, in accordance with the Exchange Agreement, an Eligible Member Exchanges B Ordinary Shares held by such Eligible Member (together with the surrender for cancellation of an equal number of Class B Topco Shares held by such Eligible Member) for the Exchange Payment, other than through a Direct Exchange, then, on the applicable Exchange Date, and on the terms and subject to the conditions of the Exchange Agreement:

(a)	the Eligible Member shall have its B Ordinary Shares being Exchanged redeemed by the Company;

(b)	the Company shall issue to Topco a number of A Ordinary Shares equal to the number of B Ordinary Shares redeemed in accordance with Article 30.2(a) in consideration for the Exchange Payment; and

(c)	the Company shall (i) cancel the redeemed B Ordinary Shares Exchanged by the Eligible Member and (ii) transfer to the Eligible Member the Exchange Payment.

30.3	If, in accordance with the Exchange Agreement, Topco consummates an Exchange by Direct Exchange, then, on the applicable Exchange Date, and on the terms and subject to the conditions of the Exchange Agreement, the B Ordinary Shares transferred to Topco pursuant to such Direct Exchange shall automatically and without further action by any Person be converted into and re-designated as an equal number of A Ordinary Shares.

30.4	The holder of the B Ordinary Shares being redeemed and cancelled or converted and re-designated, as applicable, pursuant to this Article 30 and the Exchange Agreement, shall be bound to deliver to the Company at the Office or such other place specified in writing by the Company certificates for (or such other evidence (if any) as the Directors may reasonably require to prove title to) those B Ordinary Shares which are to be redeemed and cancelled or converted and re-designated, as applicable.

30.5	Capitalized terms used but not defined in this Article 30 shall have the meanings ascribed to such terms in the Exchange Agreement.

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Exhibit H

Form of Exchange Agreement

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of [●], 2022 (the “Effective Date”), among Global Business Travel Group, Inc., a Delaware corporation (“PubCo”), GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (“JerseyCo”), and each holder of JerseyCo B Ordinary Shares (as defined below) from time to time party to this Agreement (each, an “Eligible JerseyCo Owner” and, collectively, the “Eligible JerseyCo Owners”).

WHEREAS, the parties to this Agreement desire to provide for, among other things, the exchange of JerseyCo B Ordinary Shares, and corresponding surrender for cancellation of Class B PubCo Shares (as defined below), in each case by Eligible JerseyCo Owners, for Class A PubCo Shares (as defined below), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1             Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“A&R JerseyCo M&A” means the Fourth Amended and Restated Memorandum and Articles of Association of JerseyCo, dated on or about the Effective Date, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Action” means any claim, complaint, counterclaim, suit, litigation, demand, dispute, action, notice of violation, citation, summons, subpoena, investigation, arbitration, examination, assessment, injunction, hearing, order, mediation or audit or other proceeding (whether civil, criminal, administrative, judicial or investigative) commenced, brought, conducted or heard by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided that that none of the equityholders of PubCo or JerseyCo, nor any of their respective Affiliates, shall be considered an Affiliate of the PubCo or JerseyCo.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and all other U.S. or non-U.S. Governmental Entities that are charged with enforcing, applying, administering or investigating any Antitrust Laws.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other U.S. or non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment, in any case that are applicable to the transactions contemplated hereby.

“Antitrust Termination” has the meaning set forth in Section 2.2(c).

“Appraiser FMV” means the fair market value of one Class A PubCo Share as determined by an independent appraiser mutually agreed upon by PubCo and the relevant Eligible JerseyCo Owner, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall mean the value that would be obtained in an arm’s-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, and shall be determined without regard to any minority interest, illiquidity or similar discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by JerseyCo.

“Board” means the board of directors of PubCo.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York or the banks in Jersey are closed.

“Cash Exchange Class A Five Day VWAP” means the VWAP over the five consecutive Trading Day period ending on (and including) the Trading Day prior to the applicable Exchange Date. By way of example, assuming for purposes of this example that none of the days in the relevant period that are Business Days are not Trading Days, then if the Exchange Date is a Friday, the Cash Exchange Class A Five Day VWAP for such Exchange Date will be the arithmetic average of the VWAP for the five consecutive Trading Day period beginning on and including the Friday of the previous week and ending on and including the Thursday of the week of such Exchange Date.

“Cash Exchange Election” has the meaning set forth in Section 2.1(d).

“Cash Exchange Notice” has the meaning set forth in Section 2.1(d)(i).

“Cash Exchange Payment” means, with respect to a particular Exchange for which the Exchange Committee has elected (on behalf of JerseyCo) to make a Cash Exchange Payment in accordance with Section 2.1(d):

(a)          if the Class A PubCo Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of Class A PubCo Shares that would have been received by the Eligible JerseyCo Owner in the Exchange for the portion of the Exchanged Securities subject to the Cash Exchange Election if no Cash Exchange Election had been made and (y) the Cash Exchange Class A Five Day VWAP; or

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(b)          if the Class A PubCo Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of Class A PubCo Shares that would have been received by the Eligible JerseyCo Owner in the Exchange for the portion of the Exchanged Securities subject to the Cash Exchange Election if no Cash Exchange Election had been made and (y) the Appraiser FMV of one Class A PubCo Share.

“Change of Control” means any transaction or series of transactions after the Effective Date involving PubCo or otherwise approved by the Board (a) following which a Person or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of Persons (other than PubCo or any of its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of PubCo, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of the Person surviving or resulting therefrom or, if the surviving or resulting Person is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of PubCo outstanding immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty (50%) or more of the voting power of the outstanding voting securities of the Person surviving or resulting therefrom or, if the surviving or resulting Person is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, to any Person other than one or more of PubCo’s Subsidiaries.

“Class A PubCo Share” means a share of “Class A Common Stock” as defined in the PubCo Charter.

“Class B PubCo Share” means a share of “Class B Common Stock” as defined in the PubCo Charter.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Law” means the Companies (Jersey) Law 1991, as amended.

“Company Holders Support Agreement” means that certain Company Holders Support Agreement, dated as of December 2, 2021, by and among PubCo and the Shareholders (as defined therein), together with the schedules thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“Direct Exchange” has the meaning set forth in Section 2.1(h).

“ECI Certificate” has the meaning set forth in Section 2.7(a).

“Effective Date” has the meaning set forth in the Preamble.

“Eligible JerseyCo Owner” has the meaning set forth in the preamble of this Agreement.

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“Equity Securities” means with respect to any Person, all (a) units, capital stock, partnership interests or other equity interests (including classes, groups or series thereof having such relative rights, powers or obligations as may from time to time be established by the issuer thereof or the governing body of its affiliate, as the case may be, including rights, powers or duties different from, senior to or more favorable than existing classes, groups and series of units, stock and other equity interests and including any so-called “profits interests”), or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity or similar rights to participate in profits or revenues, (b) warrants, options or other rights to purchase or otherwise acquire, or contracts or commitments that could require the issuance of, securities described in the foregoing clause of this definition and (c) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

“Exchange” means the redemption of one or more JerseyCo B Ordinary Shares held by an Eligible JerseyCo Owner (together with the surrender for cancellation of an equal number of Class B PubCo Shares held by such Eligible JerseyCo Owner) for the Exchange Payment in accordance with this Agreement and the A&R JerseyCo M&A. Any references to an “Exchange” in this Agreement, the PubCo Charter, the A&R JerseyCo M&A or any other agreement or document that references an “Exchange” as defined in this Exchange Agreement shall, unless specifically provided otherwise herein or therein, include an Unrestricted Exchange or a Direct Exchange where appropriate.

“Exchange Committee” means a committee of the Board comprised solely of Independent Designees (as defined in the Shareholders Agreement) that are disinterested with respect to any particular Exchange. The Exchange Committee may be (and the term “Exchange Committee” shall be construed to include) either (a) a standalone committee of the Board or (b) the Audit and Finance Committee of the Board or another committee of the Board that meets the requirements specified in this definition, for so long as the Board has delegated the functions of the Exchange Committee to the Audit and Finance Committee or such other committee, as applicable; provided that, if (i) the Exchange Committee is a standalone committee of the Board, no Shareholder Nominee (as defined in the Shareholders Agreement) may be a member of the Exchange Committee, and (ii) the Board has delegated the functions of the Exchange Committee to the Audit and Finance Committee and the members of the Audit and Finance Committee include one or more Shareholder Nominees, then each such Shareholder Nominee must recuse himself or herself from any and all business of such committee concerning an Exchange.

“Exchange Date” means any Quarterly Exchange Date or any date of an Unrestricted Exchange.

“Exchange Notice” has the meaning set forth in Section 2.1(c).

“Exchange Payment” means, with respect to any Exchange, the Stock Exchange Payment and/or the Cash Exchange Payment, as applicable.

“Exchange Rate” means the number of Class A PubCo Shares for which a JerseyCo B Ordinary Share is entitled to be exchanged in accordance with this Agreement. On the Effective Date, the Exchange Rate shall be 1-for-1, which Exchange Rate shall be subject to modification only as provided in Section 2.8.

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“Exchange Threshold” has the meaning set forth in Section 2.4 of this Agreement.

“Exchanged Securities” means, with respect to an Exchange, collectively, (a) the JerseyCo B Ordinary Shares being exchanged pursuant to a relevant Exchange Notice, and (b) a number of Class B PubCo Shares being surrendered and cancelled equal to the number of such JerseyCo B Ordinary Shares. For the avoidance of doubt, (i) one JerseyCo B Ordinary Share and (ii) one Class B PubCo Share so being exchanged and cancelled shall collectively be an “Exchanged Security.”

“Exempt Exchanging Owner” means, as of any date of determination, any Eligible JerseyCo Owner, acting together with its (a) Affiliates and Permitted Transferees or (b) in the case of Juweel, each Juweel Investor and Juweel Upstream Investor (each as defined in the Shareholders Agreement).

“FIRPTA Certificate” has the meaning set forth in Section 2.7(a).

“Governmental Entity” means any federal, national, supra-national, state, foreign, provincial, municipal, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“HSR Act” means the Hart-Scot-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money and (b) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, including accrued interest and any per diem interest accruals.

“Insider Trading Policy” means any insider trading policy of PubCo applicable to directors and executive officers, as such insider trading policy may be adopted, amended, supplemented or restated from time to time, in accordance with the PubCo Charter, the Bylaws of PubCo and the Shareholders Agreement (as applicable).

“JerseyCo” has the meaning set forth in the Preamble.

“JerseyCo A Ordinary Share” means an “A Ordinary Share” as defined in the A&R JerseyCo M&A.

“JerseyCo B Ordinary Share” means a “B Ordinary Share” as defined in the A&R JerseyCo M&A.

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“JerseyCo Record Date” means the record date established by JerseyCo for the purpose of determining the members of JerseyCo entitled to receive any distribution from JerseyCo, which shall (unless otherwise reasonably determined by JerseyCo in good faith) be the same as any record date established by PubCo for a distribution to its stockholders of some or all of its portion of such distribution.

“Law” means any federal, national, state, provincial, municipal or local, whether domestic or foreign, law, code, rule, regulation, restriction, policy, principle of common law, standard, ordinance, statute or Order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or any rule or requirement of any securities exchange.

“Lien” means, with respect to any property or asset, any encumbrance, hypothecation, lien, deed of trust, mortgage, easement, charge (fixed or floating), encroachment, pledge, restriction, security interest, debenture, option, title retention or other security or preferential arrangement, proxies, right of first or last offer or refusal, transfer restriction or title defect or encumbrance affecting title of any nature whatsoever, or any other adverse right or interest, charge or claim of a similar nature, in or on any asset, property or property interest.

“Mandatory Direct Exchange” has the meaning set forth in Section 2.1(h).

“Mean Intraday Trading Price” means, with respect to any security that is traded on a National Securities Exchange on any particular Trading Day, the arithmetic mean of the high trading price and low trading price of such security on such Trading Day.

“Member” has the meaning set forth in the A&R JerseyCo M&A.

“Minimum Exchange Amount” means a number of JerseyCo B Ordinary Shares held by an Eligible JerseyCo Owner equal to the lesser of (x) 1,000 JerseyCo B Ordinary Shares and (y) all of the JerseyCo B Ordinary Shares then held by the applicable Eligible JerseyCo Owner.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934, as amended.

“Non-Foreign Person Certificate” has the meaning set forth in Section 2.7(a).

“Optional Direct Exchange” has the meaning set forth in Section 2.1(h).

“Optional Direct Exchange Notice” has the meaning set forth in Section 2.1(h).

“Order” means any judgment, order, award, injunction, decree (including consent decree or similar agreed order or judgment), ruling, writ, stipulation, directive, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.

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“Permitted Exchange Event” means any of the following events, which has or is occurring, or is otherwise satisfied, as of the applicable Exchange Date:

(i)            The Exchange is part of one or more Exchanges by an Eligible JerseyCo Owner and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2);

(ii)            The Exchange is in connection with a PubCo Offer or Change of Control; provided that any such Exchange pursuant to this clause (ii) shall (A) be effective immediately prior to the consummation of the closing of such PubCo Offer or Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Offer or Change of Control is not consummated), and (B) in the case of a PubCo Offer, only be permitted up to an amount that allows the applicable Eligible JerseyCo Owner to sell the entire number of Class A PubCo Shares that have been accepted for purchase pursuant to the terms of the applicable PubCo Offer (taking into account any Class A PubCo Shares such Eligible JerseyCo Owner already holds); or

(iii)           The Exchange is permitted by PubCo, in its sole discretion, acting through the Exchange Committee, in connection with circumstances not otherwise set forth herein, if PubCo, acting through the Exchange Committee, determines, after consultation with its outside legal counsel and tax advisor, that JerseyCo would not be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Exchange.

“Permitted Transferee” has the meaning set forth in Section 3.1.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, syndicate, estate, trust, joint venture, entity, unincorporated organization other legal entity of any kind or nature or Governmental Entity or any department, agency or political subdivision thereof.

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h)(1).

“PubCo” has the meaning set forth in the preamble of this Agreement.

“PubCo Charter” means the Certificate of Incorporation of PubCo, as the same may be amended, restated, modified, supplemented or replaced from time to time in accordance with its terms

“PubCo Offer” means a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Class A PubCo Shares that is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of PubCo.

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“Quarterly Exchange Date” means, for each Quarter during which JerseyCo does not meet the requirements of the Private Placement Safe Harbor, unless such Quarterly Exchange Date is delayed pursuant to Section 2.2(c), the date that is the latest to occur of: (a) the sixth Business Day after the date on which PubCo makes a public news release of its quarterly earnings for the prior Quarter; (b) the first day of such Quarter on which directors and executive officers of PubCo are permitted to trade under the Insider Trading Policy; or (c) such other date within such Quarter as PubCo shall determine in its reasonable discretion.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated on or about the Effective Date, by and among PubCo, the Sponsor Equityholders (as defined and identified therein), the GBT Equityholders (as defined and identified therein) and any Permitted Transferees (as defined therein), together with the schedules and exhibits thereto, as the same may be amended, restated, modified, supplemented or replaced from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shareholders Agreement” means that certain Shareholders Agreement, dated on or about the Effective Date, by and among PubCo, JerseyCo and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

“Solvency Statement” has the meaning set forth in Section 2.1(h).

“Stock Exchange Election Counter-Notice” has the meaning set forth in Section 2.1(d)(iii).

“Stock Exchange Payment” means, with respect to the portion of an Exchange for which a Cash Exchange Notice is not delivered, or is revoked, by the Exchange Committee, or for which an Exempt Exchanging Owner has delivered a valid Stock Exchange Election Counter-Notice pursuant to and in accordance with Section 2.1(d) of this Agreement, a number of Class A PubCo Shares equal to the product of (a) the number of Exchanged Securities so exchanged multiplied by (b) the Exchange Rate.

“Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the total voting power of shares of stock or other equity interest (without regard to the occurrence of any contingency), the holders of which are generally entitled to vote for the election of the board of directors or other governing body thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

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“Termination Date” means the first date on which, if all remaining JerseyCo B Ordinary Shares held by all Eligible JerseyCo Owners were exchanged (and no Cash Exchange Election were made), the aggregate Stock Exchange Payment that would be made to Eligible JerseyCo Owners would represent less than 1% of the number of Class A PubCo Shares outstanding.

“Trading Day” means any day on which Class A PubCo Shares are actually traded on the principal securities exchange or securities market on which shares of Class A PubCo Shares are then traded.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Unrestricted Exchange Notice” has the meaning set forth in Section 2.1(b).

“Unrestricted Exchanges” means any Exchange that is in connection with a Permitted Exchange Event or that occurs during a period in which JerseyCo meets the requirements of the Private Placement Safe Harbor.

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable).

“Wind-Up Event” has the meaning set forth in Section 2.1(g).

1.2             Interpretation.

(a)          Unless the context of this Agreement otherwise requires, (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the definitions contained in this Agreement are applicable to the singular as well as the plural form of such terms; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” or “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; (v) the term “this Agreement” shall include the Exhibits hereto, (vi) the words “include” and “including,” and words of similar import when used herein shall be deemed to be followed in each case by the words “without limitation”; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the word “or” shall be disjunctive but not exclusive and the word “threatened” shall mean be deemed to be followed in each case by the words “in writing.”

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(b)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever the last day for the delivery of any notice, the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party delivering such notice or having such right or duty shall have until the next Business Day to deliver such notice, exercise such right or discharge such duty.

(d)            Any reference herein to “$” or “dollars” means United States dollars.

ARTICLE II

EXCHANGE OF SHARES

2.1             Exchange Procedures.

(a)            On the terms and subject to the provisions of this Agreement, the A&R JerseyCo M&A, the Registration Rights Agreement, the PubCo Charter and the Company Holders Support Agreement (including any “lock-up” period set forth in any of them), each Eligible JerseyCo Owner shall be entitled (i) with respect to an Unrestricted Exchange, at any time and from time to time from and after the Effective Date, and (ii) in any other case, on any Quarterly Exchange Date, to surrender (by way of redemption) JerseyCo B Ordinary Shares to JerseyCo (with automatic surrender and cancellation of an equal number of Class B PubCo Shares) in exchange for the delivery by JerseyCo of the applicable Exchange Payment. Any Exchange under this Section 2.1(a) must be with respect to a number of JerseyCo B Ordinary Shares at least equal to the Minimum Exchange Amount.

(b)            For the avoidance of doubt, an Unrestricted Exchange shall not be subject to the Exchange Notice and other requirements of Section 2.1(c) or Section 2.1(f), below, but instead the Eligible JerseyCo Owner shall exercise its right to effect an Unrestricted Exchange by delivering to PubCo a written notice (the “Unrestricted Exchange Notice”) specifying a future Exchange Date; provided that such notice may be contingent (including as to the timing and date of such Unrestricted Exchange) upon the consummation of a purchase by another Person of the Class A PubCo Shares for which the JerseyCo B Ordinary Shares are exchangeable (whether in a tender or exchange offer, an underwritten offering or otherwise) or the effectiveness of a registration statement under the Securities Act; provided, further, that an Exchange Date may not be earlier than the fifth (5th) Business Day, or later than the ninetieth (90th) calendar day, following the delivery of the Unrestricted Exchange Notice. In the event any contingency set out in such Unrestricted Exchange Notice remains unsatisfied on the ninetieth (90th) calendar day after the delivery of the Unrestricted Exchange Notice, such Unrestricted Exchange Notice shall be deemed to have been withdrawn by the Eligible JerseyCo Owner. The exchanging Eligible JerseyCo Owner may amend the Unrestricted Exchange Notice at any time prior to the Exchange Date by delivery of a written notice of amendment to PubCo; provided that the Exchange Date may not be earlier than the third (3rd) Business Day following delivery of such notice of amendment to PubCo; provided, further, that such amendment notice may not change, as the case may be, the future date or the period for satisfaction of the contingency referred to in this Section 2.1(a) beyond ninety (90) calendar days of the date of the initial Unrestricted Exchange Notice. An Eligible JerseyCo Owner may withdraw an Unrestricted Exchange Notice at any time prior to the Exchange Date by delivery of a written notice to PubCo, in which event such Unrestricted Exchange Notice shall be null and void.

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(c)          At least seventy-five (75) calendar days prior to each Quarterly Exchange Date, PubCo will provide notice thereof (which notice shall set forth any applicable limit on the number of JerseyCo B Ordinary Shares that may be exchanged on such Quarterly Exchange Date pursuant to the Exchange Threshold and whether PubCo intends to deliver a Cash Exchange Notice and may be signed in accordance with the last sentence of Section 3.3) to each Eligible JerseyCo Owner. An Eligible JerseyCo Owner may exercise the right to exchange JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of Class B PubCo Shares) by providing written notice at least sixty (60) calendar days prior to the applicable Quarterly Exchange Date or within such shorter period of time as may be agreed by PubCo in its sole discretion (the “Exchange Notice”). The Exchange Notice shall be provided to PubCo and JerseyCo substantially in the form of Exhibit A to this Agreement. For the avoidance of doubt, no Quarterly Exchange Date will occur during any Quarter unless JerseyCo fails to meet the requirements of the Private Placement Safe Harbor during such Quarter.

(d)          The Exchange Committee may elect (on behalf of JerseyCo), to the extent PubCo and/or JerseyCo have available cash (or shall have available cash immediately prior to the applicable Exchange) to settle all or a portion of an Exchange in cash in an amount equal to the Cash Exchange Payment (the “Cash Exchange Election”), in lieu of the Stock Exchange Payment in accordance with the following terms and subject to the following conditions:

(i)      The Exchange Committee may exercise a Cash Exchange Election by giving written notice of such election (such notice, the “Cash Exchange Notice”) to the applicable Eligible JerseyCo Owner on or prior to the date that is within (A) seven (7) Business Days of the date the Eligible JerseyCo Owner delivered a valid Exchange Notice, in the case of an Exchange on a Quarterly Exchange Date, or (B) three (3) Business Days of the date the Eligible JerseyCo Owner delivered a valid Unrestricted Exchange Notice, in the case of an Unrestricted Exchange. The Cash Exchange Notice shall set forth the portion of the JerseyCo B Ordinary Shares, together with Class B PubCo Shares, which will be exchanged or surrendered and cancelled (as applicable) for cash in lieu of Class A PubCo Shares. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment. If the Exchange Committee does not timely deliver a Cash Exchange Notice, the Exchange Committee shall be deemed to have elected to settle such Exchange with a Stock Exchange Payment. The Exchange Committee may, at any time following the delivery of a Cash Exchange Notice and prior to the Exchange Date, revoke a Cash Exchange Election with respect to all or any portion of the Exchanged Securities, by giving written notice of such revocation to the applicable Eligible JerseyCo Owner.

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(ii)      The Exchange Committee’s election (on behalf of JerseyCo) to settle all or a portion of an Exchange in cash shall not be made selectively among Eligible JerseyCo Owners and the Exchange Committee shall take reasonable steps to ensure that such election is uniform among such Eligible JerseyCo Owners in respect of Exchanges consummated on the same Exchange Date, unless otherwise agreed by such Eligible JerseyCo Owners.

(iii)      Notwithstanding the foregoing, an Exempt Exchanging Owner may elect to require PubCo to settle any Exchange (whether an Exchange on a Quarterly Exchange Date or an Unrestricted Exchange) by making a Stock Exchange Payment instead of a Cash Exchange Payment by giving written notice to PubCo (a “Stock Exchange Election Counter-Notice”) on or prior to a date that is (A) ten (10) Business Days following the delivery of the Cash Exchange Notice in the case of an Exchange on a Quarterly Exchange Date and (B) the earlier of (x) two (2) Business Days prior to the applicable Exchange Date and (y) ten (10) Business Days following the delivery of the Cash Exchange Notice in the case of an Unrestricted Exchange. If a Stock Exchange Election Counter-Notice is timely delivered in proper form, the Exchange to which it relates will be settled for a Stock Exchange Payment, regardless of whether the Exchange Committee (on behalf of JerseyCo) previously had delivered a Cash Exchange Notice with respect to such Exchange. For the avoidance of doubt, an Exempt Exchanging Owner may deliver a Stock Exchange Election Counter-Notice prior to the Exchange Committee’s decision to make the Cash Exchange Election with respect to such Exchange, including concurrently with delivery of the applicable Exchange Notice or Unrestricted Exchange Notice. Any Stock Exchange Election Counter-Notice that is not timely delivered or otherwise does not comport with the requirements of this Section 2.1(d) will be of no force or effect. If any Eligible JerseyCo Owner delivers an invalid purported Stock Exchange Election Counter-Notice, the Exchange Committee will use commercially reasonable efforts to promptly notify such Eligible JerseyCo Owner in writing of the invalidity of such purported Stock Exchange Election Counter-Notice and the reason or reasons therefor, but the Exchange Committee’s failure to deliver such written response will not render the Stock Exchange Election Counter-Notice valid and enforceable. For the avoidance of doubt, PubCo and/or JerseyCo’s exercise of the Cash Exchange Election is subject to the affirmative approval rights set forth in Section 3.3.1 of the Shareholders Agreement.

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(e)          PubCo (acting through the Exchange Committee) may adopt reasonable procedures, guidelines, and practices consistent with the terms and conditions of this Agreement for communicating the Quarterly Exchange Date, the implementation of the Exchange provisions set forth in this Article II, including procedures for the giving of an Exchange Notice and for an Unrestricted Exchange. Except as expressly provided in Section 2.1(f), an Eligible JerseyCo Owner may not revoke an Exchange Notice delivered in accordance with Section 2.1(c), without the consent of PubCo, which consent may be provided or withheld, or made subject to such conditions, limitations or restrictions, as reasonably determined by PubCo (acting through the Exchange Committee) in good faith.

(f)           Notwithstanding anything to the contrary in the foregoing, if the average Mean Intraday Trading Price of the Class A PubCo Shares for the two consecutive Trading Day period comprising the fifth and sixth Trading Days preceding the Quarterly Exchange Date is at least 10% less than the average Mean Intraday Trading Price of the Class A PubCo Shares for the two consecutive Trading Day period comprising the first and second Trading Days preceding the date an Exchange Notice is delivered in respect of such Quarterly Exchange Date, the applicable Eligible JerseyCo Owner may irrevocably revoke any such notice in writing before the applicable Quarterly Exchange Date. No Eligible JerseyCo Owner may make more than one such revocation with respect to any Quarterly Exchange Date that is within a 12-month period of the Quarterly Exchange Date with respect to which such revocation was made, and an Eligible JerseyCo Owner that makes any such revocation in respect of a Quarterly Exchange Date may not deliver an Exchange Notice pursuant to Section 2.1(c) in respect of the following Quarterly Exchange Date.

(g)          Notwithstanding anything to the contrary in this Agreement, each Eligible JerseyCo Owner will be deemed to have elected to Exchange (and to have delivered a corresponding Exchange Notice with respect to) all of its JerseyCo B Ordinary Shares, together with the surrender for cancellation of all of its Class B PubCo Shares, for Class A PubCo Shares, (i) if JerseyCo is in the process of being wound up pursuant to and in accordance with the Companies Law (a “Wind-Up Event”) or (ii) if the Termination Date occurs. An Exchange pursuant to the preceding clause (i) shall be effective immediately prior to the effectiveness of the Wind-Up Event (and, for the avoidance of doubt, shall not be effective if such Wind-Up Event is not effective). An Exchange pursuant to the preceding clause (ii) will be effective on a date specified by PubCo (acting through the Exchange Committee) in a notice delivered to the Eligible JerseyCo Owners following the Termination Date; provided that PubCo shall not specify a date that is more than fifteen (15) Business Days after the Termination Date. The provisions of Sections 2.1 and 2.2 will apply mutatis mutandis to any Exchange pursuant to this Section 2.1(g), except that no Eligible JerseyCo Owner may exercise the revocation right specified in Section 2.1(f) with respect to any Exchange Notice deemed delivered pursuant to this Section 2.1(g).

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(h)          Notwithstanding anything to the contrary in this Article II, if JerseyCo is unable to consummate an Exchange absent the provision of a fully executed solvency statement pursuant to Article 55 of the Companies Law (a “Solvency Statement”), and the directors of JerseyCo are unable to provide such Solvency Statement, PubCo shall consummate an Exchange in lieu of JerseyCo on the Exchange Date by accepting the surrender of the Exchanged Securities by the applicable Eligible JerseyCo Owner and delivering to such Eligible JerseyCo Owner the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be, on the terms and subject to the conditions set forth in this Section 2.1(h) and Section 2.2(b) (a “Mandatory Direct Exchange”). In all other circumstances, PubCo may, at any time prior to an Exchange Date, in its sole and absolute discretion, elect to consummate the Exchange in the same manner as described in the preceding sentence (an “Optional Direct Exchange” and, together with a Mandatory Direct Exchange, a “Direct Exchange”) by delivering written notice of such election to JerseyCo and the exchanging Eligible JerseyCo Owner (an “Optional Direct Exchange Notice”); provided that (A) any such election by PubCo shall not relieve JerseyCo of its obligation arising with respect to such applicable Exchange Notice; and (B) such election does not prejudice or impair the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. An Optional Direct Exchange Notice may be revoked by PubCo at any time; provided that any such revocation does not prejudice or impair the ability of the parties to consummate an Exchange on the Exchange Date. A Direct Exchange shall apply to all the Exchanged Securities that would otherwise have been subject to an Exchange, and, except as otherwise expressly provided in this Section 2.1(h) or Section 2.2(b), shall be consummated within the same timeframe and in the same manner as the relevant Exchange would have been consummated had it proceeded other than by Direct Exchange.

2.2             Exchange Payment.

(a)          Any Exchange, other than a Direct Exchange, shall be consummated on the applicable Exchange Date (to be effective immediately prior to the close of business on such Exchange Date) as follows:

(i)        PubCo shall issue to JerseyCo for delivery to the applicable Eligible JerseyCo Owner, the Stock Exchange Payment with respect to any Exchanged Securities not subject to a Cash Exchange Notice;

(ii)       the Eligible JerseyCo Owner shall have its JerseyCo B Ordinary Shares being exchanged redeemed and cancelled by JerseyCo in accordance with applicable Law;

(iii)      (A) a number of Class B PubCo Shares held by such Eligible JerseyCo Owner equal to the number of JerseyCo B Ordinary Shares of such Eligible JerseyCo Owner redeemed pursuant to Section 2.2(a)(ii) shall be automatically and without further action by PubCo or such Eligible JerseyCo Owner be surrendered to PubCo and (B) PubCo shall cancel such surrendered Class B PubCo Shares;

(iv)      JerseyCo shall issue to PubCo a number of JerseyCo A Ordinary Shares equal to the number of JerseyCo B Ordinary Shares surrendered pursuant to Section 2.2(a)(ii); and

(v)       JerseyCo shall (A) cancel the redeemed JerseyCo B Ordinary Shares that were a part of the Exchanged Securities held by the Eligible JerseyCo Owner and (B) transfer to the Eligible JerseyCo Owner the Cash Exchange Payment and/or the Stock Exchange Payment.

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(b)          Any Direct Exchange shall be consummated on the applicable Exchange Date (to be effective immediately prior to the close of business on such Exchange Date) as follows:

(i)        PubCo shall deliver to the exchanging Eligible JerseyCo Owner (A) the Stock Exchange Payment with respect to any Exchanged Securities not subject to a Cash Exchange Election and (B) the Cash Exchange Payment with respect to any Exchanged Securities subject to a Cash Exchange Election;

(ii)     the exchanging Eligible JerseyCo Owner shall transfer to PubCo the Exchanged Securities and the corresponding Class B PubCo Shares (it being understood that PubCo shall cancel such transferred Class B PubCo Shares) free and clear of all liens and encumbrances; and

(iii)    the JerseyCo B Ordinary Shares transferred to PubCo pursuant to Section 2.2(b)(ii) shall, automatically and without further action by any Person, be converted into and re-designated as an equal number of JerseyCo A Ordinary Shares, pursuant to and in accordance with the A&R JerseyCo M&A.

(c)          Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange a filing, permit, approval, clearance, non-objection or consent is required under the HSR Act or any other applicable Antitrust Laws, then the Exchange Date with respect to all Exchanged Securities shall be delayed until the earlier of such time as (i) (x) the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated and (y) the permits, approvals, clearances, non-objections and consents of any other Antitrust Authorities under any other Antitrust Laws applicable to such Exchange have been procured or obtained and (ii) such filings, permits, approvals, clearances, non-objections or consents, as applicable, are no longer required (such earlier time, the “Antitrust Termination”). Any such delayed Exchange shall be effected promptly after such Antitrust Termination. Each of the parties to this Agreement agrees to promptly take or cause to be taken all actions required to make such filing under the HSR Act, and such other filings, notices, consents and/or approvals that may be required by applicable Law to effect such Exchange, and the filing fees for such filings shall be paid by JerseyCo.

2.3             Taxes; Expenses. Except as otherwise provided in this Agreement, JerseyCo, on the one hand, and each Eligible JerseyCo Owner, on the other hand, shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that JerseyCo shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any such Exchange.

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2.4             Limitations on Exchanges. PubCo (acting through the Exchange Committee) may impose additional limitations and restrictions on Exchanges (including limiting Exchanges or creating priority procedures for Exchanges) to the extent it reasonably determines in good faith that such limitations and restrictions are necessary to avoid (i) contravention of applicable Law or (ii) JerseyCo being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided that, if PubCo (acting through the Exchange Committee) identifies any grounds upon which to impose any such additional limitations or restrictions pursuant to the foregoing clauses, PubCo shall, to the extent reasonably practicable, promptly initiate discussions with the Eligible JerseyCo Owners regarding such grounds and the reasonable steps that PubCo shall take to ensure PubCo satisfies its obligations under this Agreement (it being understood and agreed, however, that PubCo’s enforcement of limitations and restrictions adopted in accordance with this Section 2.4 will not constitute a breach of PubCo’s obligations hereunder); provided, further, and for the avoidance of doubt, that any decision to impose additional limitations or restrictions on Exchanges shall be made by PubCo (acting through the Exchange Committee) in its reasonable but sole discretion, and no consent or approval of any Eligible JerseyCo Owner will be required therefor. For purposes of Section 7704 of the Code, JerseyCo and PubCo shall assume that PubCo is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law. For the avoidance of doubt, PubCo (acting through the Exchange Committee) may, if reasonably necessary to preserve the application of Treasury Regulations Section 1.7704-1(f), and without limiting the generality of the foregoing, limit aggregate Exchanges in any taxable year to 10% of percentage interests in the capital or profits of JerseyCo (disregarding transfers described in Treasury Regulations Section 1.7704-1(e) or that occur during a period in which JerseyCo meets the requirements of the Private Placement Safe Harbor) (the “Exchange Threshold”). If, in connection with any Exchange pursuant to Section 2.1(a) in which PubCo has received Exchange Notices from Eligible JerseyCo Owners delivered in accordance with Section 2.1(c) covering a number of JerseyCo B Ordinary Shares that, together with all other Exchanges in the same taxable year, would exceed the Exchange Threshold for that taxable year and PubCo intends to impose the limitation on aggregate Exchanges pursuant to the immediately preceding sentence, then PubCo shall promptly notify the applicable Eligible JerseyCo Owners of such fact and the number of JerseyCo B Ordinary Shares to be exchanged on the applicable Quarterly Exchange Date shall be allocated proportionately among the Eligible JerseyCo Owners that validly delivered Exchange Notices in respect of such Quarterly Exchange Date based on the number of JerseyCo B Ordinary Shares included by each such Eligible JerseyCo Owner in its applicable Exchange Notice.

2.5             Class A Shares to be Issued.

(a)          PubCo covenants that all Class A PubCo Shares issued upon an Exchange will be validly issued, fully paid and non-assessable, free and clear of all Liens (other than Liens imposed under applicable securities Laws) and will not have been issued in violation of any preemptive or similar rights or any applicable Law. PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued Class A PubCo Shares, such number of Class A PubCo Shares that shall be issuable upon the Exchange of all outstanding JerseyCo B Ordinary Shares. Nothing contained in this Agreement shall be construed to preclude PubCo from satisfying its obligations with respect to an Exchange by delivery of Class A PubCo Shares that are held in treasury of PubCo.

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(b)          Except as otherwise provided in the Registration Rights Agreement, PubCo covenants and agrees that, if a registration statement under the Securities Act is effective and available for Class A PubCo Shares to be delivered with respect to any Exchange, Class A PubCo Shares that have been registered under the Securities Act shall be delivered in respect of such Exchange. If any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the exchanging Eligible JerseyCo Owner requesting such Exchange, PubCo shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. PubCo shall use commercially reasonable efforts to list the Class A PubCo Shares required to be delivered upon Exchange prior to such delivery upon each National Securities Exchange or inter-dealer quotation system upon which the outstanding Class A PubCo Shares may be listed or traded at the time of such delivery.

(c)           Class A PubCo Shares issued upon an Exchange may contain such legends regarding restrictions under the Securities Act or any applicable state securities Laws as PubCo in good faith determines (based on advice of counsel) to be necessary or advisable in order to ensure compliance with such Laws.

(d)          PubCo and JerseyCo shall at all times ensure that the execution and delivery of this Agreement by each of PubCo and JerseyCo, respectively, and the consummation by each of PubCo and JerseyCo, respectively, of the transactions contemplated hereby (including without limitation, the issuance of the Class A PubCo Shares) have been duly authorized by all necessary corporate or limited company action, as the case may be, on the part of PubCo and JerseyCo, respectively, including, but not limited to, all actions necessary to ensure that the acquisition of Class A PubCo Shares pursuant to the transactions contemplated hereby, to the fullest extent of the Board’s power and authority and to the extent permitted by law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

2.6             Distribution Rights. No Exchange shall impair the right of any Eligible JerseyCo Owner to receive any distributions payable in respect of (a) JerseyCo B Ordinary Shares exchanged pursuant to any Exchange in respect of a JerseyCo Record Date that occurs prior to the Exchange Date for such Exchange or (b) the Class A PubCo Shares received pursuant to any Exchange in respect of a dividend or other distribution record date established by the Board that occurs prior to the Exchange Date for such Exchange, but following the JerseyCo Record Date referred to in the foregoing clause (a). Notwithstanding the foregoing sentence, no Eligible JerseyCo Owner shall be entitled to receive, with respect to distributions or dividends made in respect of such JerseyCo Record Date, distributions or dividends both on JerseyCo B Ordinary Shares redeemed by JerseyCo from such Eligible JerseyCo Owner and on Class A PubCo Shares received by such Eligible JerseyCo Owner in such Exchange.

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2.7             Tax Matters.

(a)          In connection with any Exchange, the Eligible JerseyCo Owner shall, to the extent it is legally entitled to deliver such form, deliver to PubCo a certificate, dated on the applicable Exchange Date, in a form reasonably acceptable to PubCo, either (i) certifying as to such Eligible JerseyCo Owner’s taxpayer identification number and that such Eligible JerseyCo Owner is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”) or (ii) (A) a certificate under Treasury Regulations section 1.1446(f)-2(b)(4) or 1.1446(f)-2(b)(5) (in either case, an “ECI Certificate”) and (B) a certificate under Treasury Regulations section 1.1445-11T(d)(2) a “FIRPTA Certificate”). If an Eligible JerseyCo Owner is unable to provide a Non-Foreign Person Certificate or ECI Certificate and FIRPTA Certificate, in connection with an Exchange, then JerseyCo or PubCo, as applicable, shall be permitted to withhold an amount in respect of the amount realized by such Eligible JerseyCo Owner in respect of such Exchange as provided in Sections 1445 and/or 1446(f) of the Code and any Treasury Regulations promulgated thereunder (including proposed Treasury Regulations); provided that (1) such Eligible JerseyCo Owner shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (2) JerseyCo shall deliver a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of JerseyCo allocated to the Eligible JerseyCo Owner subject to the Exchange under Section 752 of the Code, and such withheld amount shall be consistent with the certificate provided pursuant to clause (1) or (2) of this sentence, as applicable. Without limiting the foregoing, JerseyCo shall reasonably cooperate upon the reasonable request and at the expense of the Eligible JerseyCo Owner to provide such certifications or other information that JerseyCo is legally permitted to provide to the extent necessary to reduce or eliminate any withholding with respect to an Exchange (including the certificate described in Treasury Regulations Section 1.1445-11T(d)(2)) and Treasury Regulations Section 1.1446(f)-2(b)(4)).

(b)          For U.S. federal (and applicable state and local) income tax purposes, each of the Eligible JerseyCo Owners, JerseyCo and PubCo agree to treat each Exchange as a taxable sale under Section 1001 of the Code by the Eligible JerseyCo Owner of Exchanged Securities to PubCo for the payment by PubCo of the Exchange Payment, and no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority.

(c)         Within thirty (30) days following the Exchange Date, PubCo shall deliver a notification to JerseyCo in accordance with Treasury Regulations Section 1.743-1(k)(2).

(d)         To the extent this Agreement imposes an obligation upon JerseyCo or defines rights of the Eligible JerseyCo Owners with respect to JerseyCo, this Agreement shall be treated as part of the A&R JerseyCo M&A as described in Section 761(c) of the Code and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

2.8             Issuances; Repurchases and Redemptions; Recapitalizations.

(a)          Issuances by PubCo.

(i)      Subject to Section 2.8(a)(ii), if, at any time after the date hereof, PubCo sells or issues Class A PubCo Shares or any other Equity Securities of PubCo (other than Class B PubCo Shares (it being understood and agreed that no Class X Common Stock (as defined in the PubCo Charter) shall be issued after the Effective Date)):

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(A)            JerseyCo shall concurrently issue to PubCo an equal number of JerseyCo A Ordinary Shares (if PubCo issues Class A PubCo Shares), or an equal number of such other Equity Security of JerseyCo corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A PubCo Shares), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued (adjusted for any taxes owed by PubCo on the receipt of such distribution); and

(B)             PubCo shall concurrently contribute to JerseyCo the net proceeds or other property received by PubCo, if any, for such Class A PubCo Share or other Equity Security.

(ii)      Notwithstanding anything to the contrary contained in Section 2.8(a)(i) or Section 2.8(a)(iii), this Section 2.8(a) shall not apply to: (x) the issuance and distribution to holders of Class A PubCo Shares or other Equity Securities of PubCo of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon an Exchange of JerseyCo B Ordinary Shares, such Class A PubCo Shares will be issued together with a corresponding right under such plan); or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in Section 2.8(a)(iii), as applicable).

(iii)      In the event any outstanding Equity Security of PubCo is exercised or otherwise converted or subject to vesting and, as a result, any Class A PubCo Shares or other Equity Securities of PubCo are issued (including as a result of the exercise of warrants) the corresponding Equity Security outstanding at JerseyCo, if any, shall be similarly exercised or otherwise converted or subject to vesting, if applicable;

(A)             an equivalent number of JerseyCo A Ordinary Shares or equivalent Equity Securities of JerseyCo shall be issued to PubCo as required by Section 2.8(a)(i); and

(B)             PubCo shall concurrently contribute to JerseyCo the net proceeds (if any) received by PubCo from any such exercise or conversion.

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(b)          New Equity Issuances by JerseyCo. Except pursuant to an Exchange:

(i)      JerseyCo may not issue any additional JerseyCo A Ordinary Shares or other Equity Securities to PubCo or any of its Subsidiaries (other than JerseyCo and its Subsidiaries) unless substantially simultaneously therewith PubCo or such Subsidiary issues or transfers an equal number of newly-issued Class A PubCo Shares of PubCo (or relevant Equity Security of such Subsidiary) to another Person or Persons and PubCo or such Subsidiary contributes such proceeds to JerseyCo; and

(ii)    JerseyCo may not issue any other Equity Securities to PubCo or any of its Subsidiaries (other than JerseyCo and its Subsidiaries) unless substantially simultaneously therewith PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of JerseyCo and PubCo or such Subsidiary contributes such proceeds to JerseyCo.

(c)          Repurchases and Redemptions.

(i)      Neither PubCo nor any of its Subsidiaries (other than JerseyCo and its Subsidiaries) may redeem, repurchase or otherwise acquire:

(A)             Class A PubCo Shares pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith JerseyCo redeems, repurchases or otherwise acquires from PubCo an equal number of JerseyCo A Ordinary Shares for a price per share equal to the price per Class A PubCo Share (if any) subject to such redemption, repurchase or other acquisition; or

(B)             any other Equity Securities of PubCo or any of its Subsidiaries (other than JerseyCo and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith JerseyCo redeems, repurchases or otherwise acquires from PubCo an equal number of the corresponding class or series of Equity Securities of JerseyCo with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary (if any) for a price per Equity Security of JerseyCo equal to the price per Equity Security of PubCo or such Subsidiary (if any) subject to such redemption, repurchase or other acquisition.

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(ii)      JerseyCo may not redeem, repurchase or otherwise acquire:

(A)             any JerseyCo A Ordinary Shares from PubCo or any of its Subsidiaries (other than JerseyCo and its Subsidiaries) unless: (I) substantially simultaneously therewith PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Class A PubCo Shares; and (II) the price per JerseyCo A Ordinary Share shall be the price per Class A PubCo Share subject to such redemption, repurchase or other acquisition; or

(B)             any other Equity Securities of JerseyCo from PubCo or any of its Subsidiaries (other than JerseyCo and its Subsidiaries) unless: (I) substantially simultaneously therewith PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Equity Securities of PubCo or such Subsidiary of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of JerseyCo; and (II) the price per other Equity Security of JerseyCo shall be the price per other Equity Security of PubCo or such Subsidiary subject to such redemption, repurchase or other acquisition.

(d)          Subdivisions and Combinations. Except in accordance with this Agreement:

(i)      JerseyCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Securities of JerseyCo unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Security of PubCo (if any) (which, in the case of the JerseyCo A Ordinary Shares, shall be the Class A PubCo Shares).

(ii)      PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Security of PubCo unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Security of JerseyCo (if any) (which, in the case of the Class A PubCo Shares, shall be the JerseyCo A Ordinary Shares), with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of JerseyCo and PubCo.

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(e)          General Authority. For the avoidance of doubt, but subject to this Section 2.8 and applicable Law, JerseyCo shall be permitted, without the consent of any Member, to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to JerseyCo A Ordinary Shares and JerseyCo B Ordinary Shares as JerseyCo reasonably determines in good faith is necessary to maintain at all times a one-to-one ratio among, (i) on one hand, (A) the number of JerseyCo A Ordinary Shares owned, directly or indirectly, by PubCo, and (B) the number of outstanding Class A PubCo Shares; and (ii) on the other hand, (A) the number of outstanding Class B PubCo Shares held by any Person, and (B) the number of JerseyCo B Ordinary Shares held by such Person disregarding, for purposes of maintaining the one-to-one ratio in clause (i), (x) warrants, options, stock appreciation rights, restricted stock, restricted stock units, performance based awards or other rights to acquire Equity Securities of PubCo issued under any employee benefit plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A PubCo Shares, (y) treasury stock or (z) preferred stock or other debt or Equity Securities (including warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A PubCo Shares (but in each case, only prior to such conversion, exercise or exchange, it being understood that Equity Securities of PubCo issued in connection with the exercise, vesting or settlement of such preferred stock, other debt or Equity Securities will not be disregarded) (except to the extent the net proceeds from any such convertible preferred securities or any other Equity Securities entitled to distributions, dividends or other payments prior to conversion, including any purchase price payable upon conversion thereof, has been contributed by PubCo to the equity capital of JerseyCo).

2.9            Adjustments. If there are any changes as a result of any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Securities of JerseyCo, then appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Equity Securities of JerseyCo as so changed.

2.10          PubCo Loans. At any time prior to JerseyCo becoming a wholly owned Subsidiary of PubCo, the net proceeds of any Indebtedness incurred by or on behalf of PubCo or any of its Subsidiaries (other than JerseyCo and its Subsidiaries) shall be loaned to JerseyCo on substantially the same terms and conditions (including interest rate, repayment schedule and conversion, redemption, repurchase and exchange rights) as such Indebtedness.

2.11          Representations and Warranties. In connection with any Exchange, upon the acceptance of the Class A PubCo Shares or an amount of cash equal to the Cash Exchange Payment (as applicable), the Eligible JerseyCo Owner shall represent and warrant that: (i) the Eligible JerseyCo Owner is the record and beneficial owner of the number of Exchanged Securities the Eligible JerseyCo Owner is electing to Exchange, (ii) the Eligible JerseyCo Owner has the authority to exchange the Exchanged Securities the Eligible JerseyCo Owner is electing to Exchange and (iii) such Exchanged Securities are not subject to any liens or encumbrances (other than restrictions imposed by this Agreement, the A&R JerseyCo M&A, the PubCo Charter, the Shareholders Agreement and applicable Law, including pursuant to the Securities Act or any applicable foreign or state securities Laws). In connection with any Unrestricted

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Exchange made pursuant to clause (i) of the definition of “Permitted Exchange Event,” PubCo shall also be entitled to obtain reasonable and customary representations and warranties from the applicable Eligible JerseyCo Owner in order to ensure compliance with Treasury Regulations Section 1.7704-1(e)(2).

2.12          PubCo Offer or Change of Control

(a)          PubCo shall use commercially reasonable efforts to send written notice to JerseyCo and the Eligible JerseyCo Owners of any PubCo Offer or proposed Change of Control by the earlier of (i) five (5) days following the execution of a definitive agreement in respect of such PubCo Offer or proposed Change of Control and (ii) thirty (30) days before the date upon which the contemplated PubCo Offer or Change of Control is proposed to be consummated. Such written notice will include, to the extent reasonably practicable and consistent with applicable Law, (A) in the case of a PubCo Offer, (1) a copy of the definitive agreement pursuant to which the PubCo Offer will be effected, (2) the consideration payable in connection therewith, (3) the terms and conditions of transfer and payment and (4) the anticipated date and location of and procedures for selling Equity Securities subject to the applicable PubCo Offer, or (B) in the case of a Change of Control transaction, (1) a description of the event constituting the Change of Control, (2) the anticipated date of the Change of Control and (3) a copy of the definitive agreement relating thereto. In the event that the information described in the preceding clause (A) or (B), as applicable, changes materially from that set forth in the initial notice, PubCo shall use commercially reasonable efforts to deliver a subsequent notice to JerseyCo and the Eligible JerseyCo Owners by the earlier of (x) five (5) days following the event triggering such update and (y) five (5) days before the date upon which the contemplated PubCo Offer or Change of Control is proposed to be consummated. PubCo may satisfy any such notice and update requirements by providing such information on Form 8-K, Schedule TO, Schedule 14D-9 or similar form filed with the SEC. JerseyCo and the Eligible JerseyCo Owners acknowledge and agree that PubCo’s failure to deliver any written notice contemplated by this Section 2.12(a) will not affect the validity, effectiveness or enforceability of any PubCo Offer, Change of Control or any transactions related thereto.

(b)          In the event of a PubCo Offer or a Change of Control, the Eligible JerseyCo Owners will be permitted to deliver an Exchange Notice. An Exchange Notice delivered pursuant to the preceding sentence shall not be subject to the Cash Exchange Election procedures of Section 2.1(d) and shall be effective immediately prior to the consummation of such PubCo Offer or Change of Control and, for the avoidance of doubt, shall be contingent upon such PubCo Offer or Change of Control and shall not be effective if such PubCo Offer or Change of Control is not consummated. In the case of a PubCo Offer proposed by PubCo, PubCo will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Eligible JerseyCo Owners to participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A PubCo Shares without discrimination.

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ARTICLE III

GENERAL PROVISIONS

3.1              Additional Eligible JerseyCo Owners. Subject to Section 2.4 of the Shareholders Agreement, if an Eligible JerseyCo Owner validly transfers any or all of such holder’s JerseyCo B Ordinary Shares to another Person in a transaction in accordance with, and not in contravention of, the A&R JerseyCo M&A, the Shareholders Agreement and any other applicable agreement or agreements with PubCo or any of its Subsidiaries to which a transferring Eligible JerseyCo Owner may be party, then such transferee (each, a “Permitted Transferee”) shall have the right to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B to this Agreement, whereupon such Permitted Transferee shall become an Eligible JerseyCo Owner under this Agreement. If JerseyCo issues JerseyCo B Ordinary Shares in the future in accordance with, and not in contravention of, the A&R JerseyCo M&A, JerseyCo shall be entitled, in its sole discretion, to make any holder of such JerseyCo B Ordinary Shares a party to this Agreement through such holder’s execution and delivery of a joinder to this Agreement, substantially in the form of Exhibit B to this Agreement.

3.2              Amendment.

(a)          The provisions of this Agreement may be amended by the affirmative vote or written consent of JerseyCo, PubCo and Eligible JerseyCo Owners holding two-thirds of the issued and outstanding JerseyCo B Ordinary Shares held by all Eligible JerseyCo Owners; provided that, for so long as the Amex Shareholder, the Juweel Shareholder or the Expedia Shareholder (each as defined in the Shareholders Agreement) continues to own any B Ordinary Shares, such Shareholder’s affirmative written consent will be required to approve an amendment of this Agreement.

(b)          Subject to the proviso in Section 3.2(a), each Eligible JerseyCo Owner expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or written consent of less than all of the Eligible JerseyCo Owners, such action may be so taken upon the concurrence of less than all of the Eligible JerseyCo Owners and each Eligible JerseyCo Owner shall be bound by the results of such action so long as such action is taken in accordance with, and not in contravention of, the express terms of this Agreement.

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3.3              Addresses and Notices.

(a)          All notices and other communications among the parties to this Agreement shall be in writing and shall be deemed to have been duly given (w) when delivered in person, (x) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (y) when delivered by FedEx or other nationally recognized overnight delivery service or (z) when delivered by email, addressed as follows:

(i)	if to PubCo, to:

c/o GBT US LLC
General Counsel’s Office 666 Third Avenue
New York, NY 10017
Attn: Eric J. Bock

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn:   Peter D. Serating; Thaddeus P. Hartmann
Email:  Peter.Serating@skadden.com; Thaddeus.Hartmann@skadden.com

(ii)	if to JerseyCo, to:

c/o GBT US LLC
General Counsel’s Office 666 Third Avenue
New York, NY 10017
Attn: Eric J. Bock

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn: Peter D. Serating; Thaddeus P. Hartmann
Email: Peter.Serating@skadden.com; Thaddeus.Hartmann@skadden.com

(iii)	if to any Eligible JerseyCo Owner, at the address set forth in the records of JerseyCo.

(b)          Notwithstanding the foregoing, any waiver of a Quarterly Exchange Date and other recurring notices may be posted to PubCo’s website as a manner to communicate to the Eligible JerseyCo Owners.

3.4              Further Action. The parties to this Agreement shall take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary or appropriate for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other parties to this Agreement in doing, all things necessary to achieve the purposes of this Agreement, in each case, as may be requested by PubCo, JerseyCo or any Eligible JerseyCo Owner.

3.5              Successors and Assigns. Subject to Section 3.1, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, their respective permitted assigns, heirs and personal representatives, and any estate, trust, partnership or limited liability company or other similar entity of which any such Person is a trustee, partner, member or similar party which is or becomes a party to this Agreement.

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3.6              Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

3.7              Jurisdiction; Waiver of Jury Trial.

(a)          Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware shall decline to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware), and each of the parties to this Agreement irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.7.

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

3.8              Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties to this Agreement further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

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3.9              Entire Agreement. This Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Company Holders Support Agreement, the PubCo Charter and the A&R JerseyCo M&A contain the entire agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. The parties to this Agreement and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties to this Agreement, and the language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any Person.

3.10          Waiver. Any party to this Agreement may waive any of the provisions of this Agreement benefitting such party; provided that no waiver by any of the parties to this Agreement of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. No waiver by any of the parties to this Agreement of any default or breach hereunder, whether intentional or not, shall be deemed to extend to any other provision hereof (whether or not similar) or any prior or subsequent default or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure or delay on the part of any party to this Agreement in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any agreement herein, nor will any single or partial exercise of any such right preclude any other or future exercise thereof or any other right.

3.11          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any party to this Agreement and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

3.12          Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that such parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

3.13          Independent Nature of Eligible JerseyCo Owners’ Rights and Obligations. The obligations of each Eligible JerseyCo Owner hereunder are several and not joint with the obligations of any other Eligible JerseyCo Owner, and no Eligible JerseyCo Owner shall be responsible in any way for the performance of the obligations of any other Eligible JerseyCo Owner hereunder. The decision of each Eligible JerseyCo Owner to enter into this Agreement has been made by such Eligible JerseyCo Owner independently of any other Eligible JerseyCo Owner. Nothing contained herein, and no action taken by any Eligible JerseyCo Owner pursuant hereto, shall be deemed to constitute the Eligible JerseyCo Owners as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Eligible JerseyCo Owners are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. PubCo acknowledges that the Eligible JerseyCo Owners are not acting in concert or as a group, and PubCo will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:
Name:
Title:

GBT JERSEYCO LIMITED

By:
Name:
Title:

[ELIGIBLE JERSEYCO OWNER]

By:
Name:
Title:

[Signature Page to Exchange Agreement]

Exhibit I

Form of Amended & Restated Registration Rights Agreement

FORM OF
AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [_], 202[_], is made and entered into by and among:

(i)      Global Business Travel Group, Inc., a Delaware corporation (the “Company”) (formerly known as Apollo Strategic Growth Capital, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation);

(ii)     certain equityholders of the Company as set forth on Schedule A hereto, and any persons or entities that are assigned their rights hereunder in accordance with Section 5.2 (each, a “Sponsor Equityholder” and collectively, the “Sponsor Equityholders”); and

(iii)    certain former equityholders of GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (“Legacy GBT”), as set forth on Schedule B hereto, and any persons or entities that are assigned their rights hereunder in accordance with Section 5.2 (each, a “GBT Equityholder” and collectively, the “GBT Equityholders” and, together with the Sponsor Equityholders, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company, APSG Sponsor, L.P., a Cayman Islands exempted limited partnership (“Sponsor”), and certain of the other Sponsor Equityholders are party to that certain Registration Rights Agreement, dated as of October 1, 2020, with each of the other individuals party thereto (the “Original RRA”);

WHEREAS, Legacy GBT and certain of the GBT Equityholders are party to that certain Second Amended & Restated Shareholders Agreement, dated as of November 1, 2021, with each of the other individuals party thereto (the “Original GBT SHA”);

WHEREAS, the Company and Legacy GBT are party to that certain Business Combination Agreement, dated as of December 2, 2021 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “BCA”);

WHEREAS, in connection with the Closing of the Transactions, the Company, Sponsor and the other parties to the Original RRA desire to amend and restate the Original RRA in its entirety, and certain of the GBT Equityholders and the other parties to the Original GBT SHA desire to amend and restate the registration rights set forth therein, in each case as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1           Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, the President, any other principal executive officer, or the principal financial officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a member of the immediate family of such Person; provided, that (i) the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Holder or any Affiliate of any Holder and (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Holder or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Holder. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning given in the Preamble hereto.

“BCA” shall have the meaning given in the Recitals hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” means the board of directors of the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City, Jersey or London.

“Closing” shall have the meaning given in the BCA.

“Closing Date” shall have the meaning given in the BCA.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the Class A common stock of the Company, par value $0.0001 per share.

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“Company” shall have the meaning given in the Recitals hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Exchange Agreement” shall have the meaning given in the BCA.

“FINRA” the Financial Industry Regulatory Authority Inc.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“GBT Equityholders” shall have the meaning given in the Preamble hereto.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original GBT SHA” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

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“Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Pricing Committee” shall have the meaning given in Section 2.1.4(a).

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and warrants to purchase shares of Common Stock held by a Holder immediately following the Closing (including shares of Common Stock issuable pursuant to the BCA and shares of Common Stock issuable upon the exchange or conversion of the Company’s Class B Common Stock and the Company’s Class X common stock), (b) any shares of Common Stock that may be acquired by Holders upon the exercise of a warrant or other right to acquire Common Stock held by a Holder immediately following the Closing (including shares of Common Stock acquired by Holders pursuant to the terms of the Exchange Agreement), (c) any shares of Common Stock or warrants to purchase shares of Common Stock (including any shares of Common Stock issued or issuable upon the exercise of any such warrant) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)          all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

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(B)           fees and expenses of compliance with securities or blue sky laws (including reasonable and documented fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)           printing, messenger, telephone and delivery expenses;

(D)           reasonable fees and disbursements of counsel for the Company;

(E)           reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)           reasonable and documented fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Equityholders” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transactions” shall have the meaning given in the BCA.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

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“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal” shall have the meaning given in Section 2.1.4(a).

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

Article II
REGISTRATIONS AND OFFERINGS

2.1           Shelf Registration.

2.1.1          Filing. The Company shall submit or file within 30 days following the Closing Date a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the issuance (if applicable) and the resale of all the Registrable Securities (determined as of two Business Days prior to such submission or filing) on a delayed or continuous basis (and which may also cover any other securities of the Company) and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) 60 calendar days after the filing thereof (or the 90th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement) and (b) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2          Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.3          Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of any Sponsor Equityholder or GBT Equityholder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for the GBT Equityholders, on the one hand, and the Sponsor Equityholders, on the other hand.

2.1.4          Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any GBT Equityholder or Sponsor Equityholder (any of the GBT Equityholders or the Sponsor Equityholders being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder with a total offering price reasonably expected to exceed, in the aggregate, $25 million or such Registrable Securities representing all of such Demanding Holder’s Registrable Securities (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Demanding Holder and the Company shall endeavor to select jointly the Underwriters for such offering and, in the event that agreement on the selection of the Underwriters cannot be achieved within thirty (30) days after such Demanding Holder’s request is made, the Demanding Holder shall select the Underwriters, including the lead managing Underwriter (provided that such Underwriters shall consist of reputable nationally recognized investment banks). The Sponsor Equityholders may demand not more than one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 per fiscal quarter, and each GBT Equityholder may demand not more than one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 per fiscal quarter. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3 Shelf, that is then available for such offering.

(a)                If an Underwritten Offering (other than a registered offering solely for the Company’s account), Block Trade involving multiple Holders by mutual agreement or Other Coordinated Offering involving multiple Holders by mutual agreement registered pursuant to a Registration Statement includes a secondary offering (irrespective of whether it includes any primary offering by the Company), each Demanding Holder shall be entitled to designate one (1) member of a committee (the “Pricing Committee”) that shall be formed by the Demanding Holders in respect of such secondary offering. The Pricing Committee shall determine by unanimous consent whether to accept the purchase price for the Registrable Securities presented by the Underwriters. Without prejudice to the rights described in Section 2.1.6, in the event that the Pricing Committee does not unanimously approve of the purchase price for the Registrable Securities, each Demanding Holder represented by a non-consenting member of the Pricing Committee shall elect not to sell its Registrable Securities (each, a “Withdrawal”). Following any Withdrawal, each designee of the Demanding Holders effecting a Withdrawal shall resign from the Pricing Committee and the remaining designees on the Pricing Committee shall determine by unanimous consent whether to proceed with or terminate such secondary offering and the purchase price to accept for the Registrable Securities. If all designees on the Pricing Committee effect a Withdrawal, the secondary offering shall automatically terminate.

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2.1.5          Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective total number of Registrable Securities held by each Demanding Holder and Requesting Holder (if any); provided that, if any Demanding Holder or Requesting Holder is a natural person, the Company shall include in such Underwritten Offering the Registrable Securities of such natural person, in an amount of up to $5 million or such Registrable Securities representing all of such natural person’s Registrable Securities, without any pro rata reduction) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as negotiated in good faith and agreed upon among the Company, the Demanding Holders participating in such Underwritten Shelf Takedown and the Underwriters.

2.1.6          Withdrawal. Without prejudice to the rights described in Section 2.1.4(a), prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that any GBT Equityholder or Sponsor Equityholder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the GBT Equityholders and the Sponsor Equityholders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.4, unless either (i) the Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided that, if a GBT Equityholder or a Sponsor Equityholder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the GBT Equityholders or the Sponsor Equityholders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

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2.2           Piggyback Registration.

2.2.1          Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) for a rights offering, (vi) for a Block Trade, or (vii) for an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering, as negotiated in good faith and agreed upon among the Company, the Holders participating in such Underwritten Offering and the Underwriters. Notwithstanding the foregoing, the Sponsor may not exercise its “piggyback” registration rights after October 1, 2027.

2.2.2          Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)          If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective total number of Registrable Securities held by each Holder (provided that, if any Demanding Holder or Requesting Holder is a natural person, the Company shall include in such Underwritten Offering the Registrable Securities of such natural person, in an amount of up to $5 million or such Registrable Securities representing all of such natural person’s Registrable Securities, without any pro rata reduction), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

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(b)          If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the total respective number of Registrable Securities held by each Holder (provided that, if any Demanding Holder or Requesting Holder is a natural person, the Company shall include in such Underwritten Offering the Registrable Securities of such natural person, in an amount of up to $5 million or such Registrable Securities representing all of such natural person’s Registrable Securities, without any pro rata reduction), which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)          If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

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2.2.3          Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4          Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3           Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder that participates in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall execute a customary lock-up agreement (including customary exceptions) in favor of the Underwriters (in each case on substantially the same terms and conditions as all such Holders) to the effect that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement or pursuant to Section 2.2.2 or Section 2.2.3 of the Original GBT SHA (or any successor provisions thereto)), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the Underwriters managing the offering otherwise agree by written consent.

2.4           Block Trades; Other Coordinated Offerings.

2.4.1          Notwithstanding the foregoing but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a two (2) day or less marketing period (a “Block Trade”) or an otherwise coordinated registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with an anticipated offering price of either (x) at least $20 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters in order to facilitate preparation of the prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2          Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, any Demanding Holder shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

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2.4.3          Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4          The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5          Any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not constitute a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof; provided that the Company shall not be required to effect a Block Trade or Other Coordinated Offering on behalf of any Holder in any fiscal quarter during which such Holder has already participated in an Underwritten Shelf Takedown that was not reduced pursuant to Section 2.1.5 or 2.2.2 hereof.

Article III
COMPANY PROCEDURES

3.1           General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request and as permitted by law, including distribution of Registrable Securities to a Holder’s members, security holders or partners), and pursuant thereto the Company shall:

3.1.1          prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2          prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by (i) any Holder that holds at least five (5.0%) percent of the Registrable Securities registered on such Registration Statement, (ii) any GBT Equityholder or (iii) any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3          prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

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3.1.4          prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be reasonably necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5          cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6          provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7          advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8          at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9          notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

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3.1.10      in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering that is registered pursuant to a Registration Statement, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter or other financial institutions facilitating such Underwritten Offering, Block Trade or Other Coordinated Offering to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11      in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering that is registered pursuant to a Registration Statement, obtain a “comfort” letter from the Company’s independent registered public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12      in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering that is registered pursuant to a Registration Statement, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13      in the event of any Underwritten Offering, Block Trade or Other Coordinated Offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter, sales agent or placement agent of such offering;

3.1.14      make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15      if the Registration involves the Registration of Registrable Securities involving an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

3.1.16      in the event of any Underwritten Offering, obtain customary lock-up agreements from each executive officer and director of the Company to the extent requested by the Underwriters; and

3.1.17      otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement.

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3.2               Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and fees, applicable transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3               Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4               Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1          Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2          Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall, to the extent reasonably practicable and permitted by applicable law, specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

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3.4.3          Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4          The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than one occasion, or for not more than thirty (30) consecutive calendar days or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. In the event that the Company exercises the right to delay or suspend contemplated by the immediately precedent sentence of this Section 3.4.4, each of the Sponsor Equityholders and the GBT Equityholders shall be entitled to demand one additional Underwritten Shelf Takedown than they would otherwise be entitled to demand pursuant to the penultimate sentence of the first paragraph of Section 2.1.4 during the fiscal quarter in which such suspension or delay occurs or the immediately following fiscal quarter.

3.4.5          Notwithstanding anything to the contrary set forth herein, the Company shall not provide any Holder with any material, nonpublic information regarding the Company other than to the extent that providing notice to such Holder hereunder constitutes material, nonpublic information regarding the Company.

3.5               Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1               Indemnification.

4.1.1          The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities (including, for the avoidance of doubt, the GBT Equityholders), its officers, directors and agents, each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

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4.1.2          In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3          Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4          The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5          If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

Article V
MISCELLANEOUS

5.1               Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows. Any notice or communication under this Agreement must be addressed, if to the Company, to c/o GBT US LLC, General Counsel’s Office 666 Third Avenue, New York, NY 10017, Attn: Eric J. Bock with required copies, which shall not constitute notice, to Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001-8602, Attention: Gregory A. Fernicola and Michelle Gasaway, Email: gregory.fernicola@skadden.com and michelle.gasaway@skadden.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective ten (10) days after delivery of such notice as provided in this Section 5.1.

5.2               Assignment; No Third Party Beneficiaries.

5.2.1          Except as otherwise provided in this Section 5.2, this Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2          Subject to Section 5.2.3 and Section 5.2.5, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any person to whom it transfers Registrable Securities; provided that such Registrable Securities remain Registrable Securities following such transfer and such person agrees to become bound by the terms and provisions of this Agreement.

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5.2.3          No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

5.2.4          Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment or delegation in violation of the terms of this Section 5.2 shall be null and void, ab initio.

5.2.5          This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement, Section 4.1.1 and Section 5.2 hereof.

5.3               Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.4               Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

5.5               Jurisdiction; Waiver of Jury Trial.

5.5.1          Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.5.1.

5.5.2          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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5.6               Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of (i) a Holder of at least five percent (5.0%) of the Registrable Securities, then the written consent of such Holder will also be required, (ii) a GBT Equityholder, then the written consent of such GBT Equityholder will also be required or (iii) the Sponsor Equityholders, so long as the Sponsor Equityholders and their Affiliates hold, in the aggregate, at least twenty-five percent (25.0%) of the Registrable Securities held by such Sponsor Equityholders as of the date hereof, then the written consent of a majority-in-interest of the Sponsor Equityholders will also be required; provided further that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7               Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or Legacy GBT granted under any other agreement, including, but not limited to, the Original RRA, the Original GBT SHA, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

5.8               Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9               Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

[SIGNATURE PAGES FOLLOW]

20

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

APOLLO STRATEGIC GROWTH CAPITAL

By:
Name:
Title:

HOLDERS:

[ ● ]

By:
Name:
Title:

Schedule A

Sponsor Equityholders

[To be updated]

Schedule B

GBT Equityholders

[To be updated]

Exhibit J

Form of Acquiror Class B Common Stock Subscription Agreement

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES ACQUIRED HEREUNDER MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER.

ACQUIROR CLASS B COMMON STOCK SUBSCRIPTION AGREEMENT

This ACQUIROR Class B COMMON STOCK SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of [●], 2022, by and between Global Business Travel Group, Inc., a Delaware corporation (formerly known as Apollo Strategic Growth Capital, a Cayman Islands exempted company limited by shares) (the “Company”), and GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (the “Subscriber”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement (as defined below).

WHEREAS, the Company and the Subscriber have entered into a Business Combination Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which (among other things and subject to the terms and conditions set forth therein), the Company and the Subscriber will effect the Closing DeSPAC Transactions; and

WHEREAS, in connection with the Transactions and pursuant to Section 2.1(g) of the Transaction Agreement, the Company desires to issue and sell to the Subscriber, and the Subscriber desires to subscribe for and purchase from the Company, the number of shares of Acquiror Class B Common Stock set forth on Schedule I hereto (such shares, the “Shares” and the subscription for such shares, the “Subscription”) and, in consideration therefor, the Subscriber shall pay to the Company the Acquiror Class B Common Stock Purchase Price.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as follows:

1.                  Subscription for Class B Common Stock. Subject to the terms and conditions set forth in this Agreement and the Transaction Agreement, at the Closing, the Company shall issue and sell to the Subscriber, and the Subscriber shall subscribe for and purchase from the Company, the Shares and, in consideration therefor, the Subscriber shall pay to the Company the Acquiror Class B Common Stock Purchase Price.

2.                  Representations and Warranties of the Company. The Company hereby represents and warrants:

(a)              that the Company is a corporation duly incorporated and is existing in good standing under the laws of the State of Delaware;

(b)              that the Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby;

(c)               that, as of the Closing Date, the Shares will be duly authorized, and when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or the laws of its jurisdiction of incorporation; and

(d)               that this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

3.                  Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants that:

(a)               the Subscriber is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(b)               the Shares to be acquired by the Subscriber pursuant to this Agreement will be acquired for investment for the Subscriber’s own account (as set forth in the Transaction Agreement) and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Subscriber has no present intention of selling, granting any participation in, or otherwise distributing the same, other than distributing the Shares in accordance with Section 2.1(g) of the Transaction Agreement;

(c)               at no time was the Subscriber presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares;

(d)               the Subscriber has received or has had full access to all the information the Subscriber considers necessary or appropriate to make an informed investment decision with respect to the Subscription;

(e)               the Subscriber represents that it has conducted and completed its own independent due diligence and has independently made its own analysis and decision with respect to the Subscription;

(f)                the Subscriber has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Subscription, and to obtain additional information necessary to verify any information furnished to the Subscriber;

(g)               the Subscriber is fully aware of: (i) the highly speculative nature of the Shares and (ii) the financial risks involved in the Subscription;

(h)               the Subscriber has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect its own interest in connection with the Subscription and is financially capable of bearing a total loss of the value of the Shares;

(i)                 the Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of such investments;

(j)                 the Subscriber understands and acknowledges that, in reliance upon the representations and warranties made by the Subscriber herein, the Shares are not being registered with the SEC under the Securities Act or any state securities laws, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws which impose certain restrictions on the Subscriber’s ability to transfer the Shares;

(k)               the Subscriber acknowledges that, because the Shares have not been registered under the Securities Act, such shares will be subject to transfer restrictions and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available;

(l)                 the Subscriber is aware of the restrictions on the use of Rule 144 promulgated under the Securities Act;

(m)             the Subscriber acknowledges and agrees that it has been afforded a reasonable opportunity to consult with the financial or legal advisors of the Subscriber’s choosing with respect to the Subscription; and

(n)               the Subscriber acknowledges and agrees that the Shares are subject to the restrictions on Transfer as set forth in the Acquiror Delaware Certificate, the Registration Rights Agreement and the Company Holders Support Agreement, in each case, as amended, restated or otherwise modified from time to time.

4.                  Certificate Restrictive Legends. Certificates or book entry records evidencing the Shares shall contain such restrictive legends as the Company and/or the Company’s counsel may deem necessary or advisable under applicable Law or pursuant to this Agreement, including, without limitation, the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND WERE OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THESE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER. IN ADDITION, THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE COMPANY’S CERTIFICATE OF INCORPORATION, THE COMPANY HOLDERS SUPPORT AGREEMENT DATED AS OF DECEMBER 2, 2021, BY AND AMONG THE COMPANY AND CERTAIN EQUITYHOLDERS OF SUBSCRIBER AND THE COMPANY (THE “cOMPANY HOLDERS SUPPORT AGREEMENT”), and the amended & restated registration rights agreement dated as of [●], 2022, by and among the company and certain equity holders of the company (the “registration rights agreement”), AND ANY TRANSFER OF THESE SECURITIES MADE IN VIOLATION OF SUCH TRANSFER RESTRICTIONS SHALL BE VOID AB INITIO. THE HOLDER OF THE SECURITIES AGREES THAT IT WILL FURNISH TO THE COMPANY AND ITS TRANSFER AGENT SUCH CERTIFICATES, OPINIONS OF COUNSEL AND OTHER INFORMATION AS THEY MAY REASONABLY REQUEST TO CONFIRM THAT ANY TRANSFER OF THESE SECURITIES COMPLIES WITH APPLICABLE LAW AND THE TRANSFER RESTRICTIONS SET FORTH IN THE COMPANY’S CERTIFICATE OF INCORPORATION, THE COMPANY HOLDERS SUPPORT AGREEMENT and the registration rights agreement.”

5.                  Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email, addressed as follows:

(a)	If to the Company:

Global Business Travel Group, Inc.
666 Third Avenue
New York, NY 10017
Attn: Eric J. Bock

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn: Peter D. Serating; Thaddeus P. Hartmann
Email: Peter.Serating@skadden.com; Thaddeus.Hartmann@skadden.com

(b)	If to the Subscriber:

GBT JerseyCo Limited
c/o GBT US LLC
General Counsel’s Office
666 Third Avenue

New York, NY 10017
Attn: Eric J. Bock

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn: Peter D. Serating; Thaddeus P. Hartmann
Email: Peter.Serating@skadden.com; Thaddeus.Hartmann@skadden.com or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

6.                  Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

7.                  Entire Agreement; Amendments.

(a)               Entire Agreement. This Agreement, the Transaction Agreement and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Subscription and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective subsidiaries or affiliates relating to the Subscription. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Subscription exist between such parties except as expressly set forth in this Agreement and the Transaction Agreement.

(b)               Amendments. Subject to the provisions of applicable Law, this Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

8.                  Waiver of Jury Trial. EACH PARTY hereto ACKNOWLEDGES AND AGREES THAT ANY ACTION WHICH MAY ARISE UNDER THIS AGREEMENT AND THE subscription IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE subscription.

9.                  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

10.              Headings; Counterparts; Effectiveness. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any party hereto and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required. Section 1.2 of the Transaction Agreement is hereby incorporated herein mutatis mutandis.

11.              Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Subscription, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

12.              Jurisdiction. Any Action based upon, arising out of or related to this Agreement or the Subscription, must be brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware shall decline to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware), and each of the parties hereto irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, (iv) agrees not to bring any Action arising out of or relating to this Agreement or the Subscription in any other court and (v) agrees to accept service of process in any such Action if given in the same manner for giving notices under Section 5 of this Agreement or in any other manner permitted by applicable Law. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.

13.              Joint Negotiation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

14.              Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that a party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall oppose the granting of specific performance and other equitable relief on the basis, or allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith. The parties acknowledge and agree that the right of specific enforcement is an integral part of the Subscription and without that right, neither party would have entered into this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first written above.

THE COMPANY:	GLOBAL BUSINESS TRAVEL GROUP, INC.

By:
Name:
Title:

THE SUBSCRIBER:	GBT JERSEYCO LIMITED

By:
Name:
Title:

[Signature Page to Acquiror Class B Common Stock Subscription Agreement]

Schedule I

Acquiror Class B Common Stock

Shares: [●]

Exhibit K

Form of Acquiror Subscribed Ordinary Shares Subscription Agreement

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES ACQUIRED HEREUNDER MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER.

ACQUIROR SUBSCRIBED ORDINARY SHARES SUBSCRIPTION AGREEMENT

This acquiror subscribed ordinary shares SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of [●], by and between GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (the “Company”), and Global Business Travel Group, Inc., a Delaware corporation (formerly known as Apollo Strategic Growth Capital, a Cayman Islands exempted company limited by shares) (the “Subscriber”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement (as defined below).

WHEREAS, the Company and the Subscriber have entered into a Business Combination Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which (among other things and subject to the terms and conditions set forth therein), the Company and the Subscriber will effect the Closing DeSPAC Transactions; and

WHEREAS, in connection with the Transactions and pursuant to Section 2.1(l) of the Transaction Agreement, the Company desires to issue and sell to the Subscriber, and the Subscriber desires to subscribe for and purchase from the Company, the number of shares of OpCo A Ordinary Shares and the number of OpCo Z Ordinary Shares, in each case, set forth on Schedule I hereto (such shares, collectively, the “Shares” and the subscription for such shares, the “Subscription”) and, in consideration therefor, the Subscriber shall pay to the Company the Acquiror Subscribed Ordinary Shares Purchase Price.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as follows:

1.                  Subscription for OpCo A Ordinary Shares and OpCo Z Ordinary Shares. Subject to the terms and conditions set forth in this Agreement and the Transaction Agreement, at the Closing, the Company shall issue and sell to the Subscriber, and the Subscriber shall subscribe for and purchase from the Company, the Shares and, in consideration therefor, the Subscriber shall pay to the Company the Acquiror Subscribed Ordinary Shares Purchase Price.

2.                  Representations and Warranties of the Company. The Company hereby represents and warrants:

(a)               that the Company is duly incorporated and validly existing and in good standing under the Laws of its jurisdiction of incorporation;

(b)               that the Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby;

(c)               that, as of the Closing Date, the Shares will be duly authorized, and when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or the laws of its jurisdiction of incorporation; and

(d)               that this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

3.                  Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants that:

(a)               the Subscriber is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(b)               the Shares to be acquired by the Subscriber pursuant to this Agreement will be acquired for investment for the Subscriber’s own account (as set forth in the Transaction Agreement) and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Subscriber has no present intention of selling, granting any participation in, or otherwise distributing the same;

(c)               at no time was the Subscriber presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares;

(d)               the Subscriber has received or has had full access to all the information the Subscriber considers necessary or appropriate to make an informed investment decision with respect to the Subscription;

(e)               the Subscriber represents that it has conducted and completed its own independent due diligence and has independently made its own analysis and decision with respect to the Subscription;

(f)                the Subscriber has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Subscription, and to obtain additional information necessary to verify any information furnished to the Subscriber;

(g)               the Subscriber is fully aware of: (i) the highly speculative nature of the Shares and (ii) the financial risks involved in the Subscription;

(h)               the Subscriber has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect its own interest in connection with the Subscription and is financially capable of bearing a total loss of the value of the Shares;

(i)                 the Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of such investments;

(j)                 the Subscriber understands and acknowledges that, in reliance upon the representations and warranties made by the Subscriber herein, the Shares are not being registered with the SEC under the Securities Act or any state securities laws, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws which impose certain restrictions on the Subscriber’s ability to transfer the Shares;

(k)               the Subscriber acknowledges that, because the Shares have not been registered under the Securities Act, such shares will be subject to transfer restrictions and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available;

(l)                the Subscriber is aware of the restrictions on the use of Rule 144 promulgated under the Securities Act;

(m)             the Subscriber acknowledges and agrees that it has been afforded a reasonable opportunity to consult with the financial or legal advisors of the Subscriber’s choosing with respect to the Subscription; and

(n)               the Subscriber acknowledges and agrees that the Shares are subject to the restrictions on Transfer as set forth in the Company Memorandum of Association and the Company Articles of Association, in each case, as amended, restated or otherwise modified from time to time.

4.                  Certificate Restrictive Legends. Certificates or book entry records evidencing the Shares shall contain such restrictive legends as the Company and/or the Company’s counsel may deem necessary or advisable under applicable Law or pursuant to this Agreement, including, without limitation, the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND WERE OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THESE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER. IN ADDITION, THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE COMPANY’S memorandum of association and articles of assocation, AND ANY TRANSFER OF THESE SECURITIES MADE IN VIOLATION OF SUCH TRANSFER RESTRICTIONS SHALL BE VOID AB INITIO. THE HOLDER OF THE SECURITIES AGREES THAT IT WILL FURNISH TO THE COMPANY AND ITS TRANSFER AGENT SUCH CERTIFICATES, OPINIONS OF COUNSEL AND OTHER INFORMATION AS THEY MAY REASONABLY REQUEST TO CONFIRM THAT ANY TRANSFER OF THESE SECURITIES COMPLIES WITH APPLICABLE LAW AND THE TRANSFER RESTRICTIONS SET FORTH IN THE COMPANY’S memorandum of association and articles of association.”

5.                  Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email, addressed as follows:

(a)           If to the Company:

GBT JerseyCo Limited
c/o GBT US LLC
General Counsel’s Office
666 Third Avenue
New York, NY 10017
Attn: Eric J. Bock

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn:     Peter D. Serating; Thaddeus P. Hartmann
Email:    Peter.Serating@skadden.com; Thaddeus.Hartmann@skadden.com

(b)          If to the Subscriber:

Global Business Travel Group, Inc.
666 Third Avenue
New York, NY 10017
Attn: Eric J. Bock

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn:    Peter D. Serating; Thaddeus P. Hartmann
Email:   Peter.Serating@skadden.com; Thaddeus.Hartmann@skadden.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

6.                  Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

7.                  Entire Agreement; Amendments.

(a)               Entire Agreement. This Agreement, the Transaction Agreement and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Subscription and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective subsidiaries or affiliates relating to the Subscription. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Subscription exist between such parties except as expressly set forth in this Agreement and the Transaction Agreement.

(b)               Amendments. Subject to the provisions of applicable Law, this Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

8.                  Waiver of Jury Trial. EACH PARTY hereto ACKNOWLEDGES AND AGREES THAT ANY ACTION WHICH MAY ARISE UNDER THIS AGREEMENT AND THE subscription IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE subscription.

9.                  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

10.              Headings; Counterparts; Effectiveness. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any party hereto and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required. Section 1.2 of the Transaction Agreement is hereby incorporated herein mutatis mutandis.

11.              Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Subscription, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

12.              Jurisdiction. Any Action based upon, arising out of or related to this Agreement or the Subscription, must be brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware shall decline to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware), and each of the parties hereto irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, (iv) agrees not to bring any Action arising out of or relating to this Agreement or the Subscription in any other court and (v) agrees to accept service of process in any such Action if given in the same manner for giving notices under Section 5 of this Agreement or in any other manner permitted by applicable Law. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.

13.              Joint Negotiation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

14.              Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that a party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall oppose the granting of specific performance and other equitable relief on the basis, or allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith. The parties acknowledge and agree that the right of specific enforcement is an integral part of the Subscription and without that right, neither party would have entered into this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first written above.

THE COMPANY:	GBT JERSEYCO LIMITED

By:
Name:
Title:

THE SUBSCRIBER:	GLOBAL BUSINESS TRAVEL GROUP, INC.

By:
Name:
Title:

[Signature Page to Acquiror Subscribed Ordinary Shares Subscription Agreement]

Schedule I

OpCo A Ordinary Shares and OpCo Z Ordinary Shares

OpCo A Ordinary Shares: [●]

OpCo Z Ordinary Shares: 1

7

Exhibit L

Form of Acquiror Class B Common Stock Distribution Agreement

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES ACQUIRED HEREUNDER MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER.

ACQUIROR CLASS B COMMON STOCK DISTRIBUTION AGREEMENT

This ACQUIROR Class B COMMON STOCK distribution AGREEMENT (this “Agreement”) is entered into as of [●], 2022, by and among GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (the “Company”), American Express Travel Holdings Netherlands Coöperatief U.A., a cooperative organized under the laws of the Netherlands (“Amex”), Juweel Investors (SPC) Limited, an exempted segregated portfolio company with limited liability incorporated under the laws of the Cayman Islands (“Juweel”), and EG Corporate Travel Holdings LLC, a Delaware limited liability company (“Expedia” and each of Amex, Juweel and Expedia, a “Transferee” and collectively, the “Transferees”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement (as defined below).

WHEREAS, Global Business Travel Group, Inc., a Delaware corporation (formerly known as Apollo Strategic Growth Capital, a Cayman Islands exempted company limited by shares) (“Pubco”), and the Company have entered into a Business Combination Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which (among other things and subject to the terms and conditions set forth therein), Pubco and the Company will effect the Closing DeSPAC Transactions;

WHEREAS, in connection with the Transactions and pursuant to Section 2.1(g) of the Transaction Agreement, Pubco issued and sold to the Company, and the Company subscribed for and purchased from Pubco, the number of shares of Acquiror Class B Common Stock set forth on Schedule I hereto (the subscription for such shares, the “Subscription”) and, in consideration therefor, the Company paid to Pubco the Acquiror Class B Common Stock Purchase Price; and

WHEREAS, immediately following the Subscription, the Company desires to distribute, transfer and assign to each Transferee, and each Transferee desires to acquire and accept from the Company, the number of shares of Acquiror Class B Common Stock set forth opposite such Transferee’s name on Schedule II hereto (such shares distributed to such Transferee, the “Shares” and the distribution of such Shares, the “Distribution”) and the Distribution shall be in partial consideration for the redemption and cancellation by the Company of each Company Ordinary Share held by each Transferee pursuant to Section 2.1(h) of the Transaction Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as follows:

1.                  Transfer of Class B Common Stock. Subject to the terms and conditions set forth in this Agreement and the Transaction Agreement, following the Subscription, the Company shall distribute, transfer and assign to each Transferee, and each Transferee, severally and not jointly, shall receive, acquire and accept from the Company, all of the Company’s right, title, and interest in, and to, the Shares, and the Distribution shall be in partial consideration for the redemption and cancellation by the Company of each Company Ordinary Share held by each Transferee pursuant to Section 2.1(h) of the Transaction Agreement.

2.                  Representations and Warranties of the Company. The Company hereby represents and warrants to each Transferee:

(a)               that the Company is duly incorporated and validly existing and in good standing under the Laws of its jurisdiction of incorporation;

(b)               that the Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby;

(c)               that the Shares, when delivered to such Transferee in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights or similar rights created under the Pubco’s organizational documents (as adopted on or prior to the Closing Date) or the laws of its jurisdiction of incorporation; and

(d)               that this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

3.                  Representations and Warranties of each Transferee. Each Transferee, severally and not jointly with the other Transferees, hereby represents and warrants that:

(a)               the Transferee is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(b)               the Shares to be acquired by the Transferee pursuant to this Agreement will be acquired for investment for the Transferee’s own account (as set forth in the Transaction Agreement) and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Transferee has no present intention of selling, granting any participation in, or otherwise distributing the same;

(c)               at no time was the Transferee presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares;

(d)               the Transferee has received or has had full access to all the information the Transferee considers necessary or appropriate to make an informed investment decision with respect to the Distribution;

(e)               the Transferee represents that it has conducted and completed its own independent due diligence and has independently made its own analysis and decision with respect to the Distribution;

(f)                the Transferee has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Distribution, and to obtain additional information necessary to verify any information furnished to the Transferee;

(g)               the Transferee is fully aware of: (i) the highly speculative nature of the Shares and (ii) the financial risks involved in the Distribution;

(h)               the Transferee has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect its own interest in connection with the Distribution and is financially capable of bearing a total loss of the value of the Shares;

(i)                the Transferee understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of such investments;

(j)                the Transferee understands and acknowledges that, in reliance upon the representations and warranties made by the Transferee herein, the Shares are not being registered with the SEC under the Securities Act or any state securities laws, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws which impose certain restrictions on the Transferee’s ability to transfer the Shares;

(k)               the Transferee acknowledges that, because the Shares have not been registered under the Securities Act, such shares will be subject to transfer restrictions and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available;

(l)                the Transferee is aware of the restrictions on the use of Rule 144 promulgated under the Securities Act;

(m)              the Transferee acknowledges and agrees that it has been afforded a reasonable opportunity to consult with the financial or legal advisors of the Transferee’s choosing with respect to the Distribution; and

(n)               the Transferee acknowledges and agrees that the Shares are subject to the restrictions on Transfer as set forth in the Acquiror Delaware Certificate, the Registration Rights Agreement and the Company Holders Support Agreement, in each case, as amended, restated or otherwise modified from time to time.

4.                  Certificate Restrictive Legends. Certificates or book entry records evidencing the Shares shall contain such restrictive legends as the Company and/or the Company’s counsel may deem necessary or advisable under applicable Law or pursuant to this Agreement, including, without limitation, the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND WERE OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THESE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER. IN ADDITION, THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE COMPANY’S CERTIFICATE OF INCORPORATION, THE COMPANY HOLDERS SUPPORT AGREEMENT DATED AS OF [●], 2022, BY AND AMONG PUBCO AND CERTAIN EQUITYHOLDERS OF PUBCO AND THE COMPANY (THE “cOMPANY HOLDERS SUPPORT AGREEMENT”), and the amended & restated registration rights agreement dated as of [●], 2022, by and among the company and certain equity holders of the company (the “registration rights agreement”), AND ANY TRANSFER OF THESE SECURITIES MADE IN VIOLATION OF SUCH TRANSFER RESTRICTIONS SHALL BE VOID AB INITIO. THE HOLDER OF THE SECURITIES AGREES THAT IT WILL FURNISH TO THE COMPANY AND ITS TRANSFER AGENT SUCH CERTIFICATES, OPINIONS OF COUNSEL AND OTHER INFORMATION AS THEY MAY REASONABLY REQUEST TO CONFIRM THAT ANY TRANSFER OF THESE SECURITIES COMPLIES WITH APPLICABLE LAW AND THE TRANSFER RESTRICTIONS SET FORTH IN THE COMPANY’S CERTIFICATE OF INCORPORATION, THE COMPANY HOLDERS SUPPORT AGREEMENT and the registration rights agreement.”

5.                  Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email, addressed as follows:

(a)          If to the Company:

GBT JerseyCo Limited
c/o GBT US LLC
General Counsel’s Office
666 Third Avenue
New York, NY 10017
Attn: Eric J. Bock

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn:     Peter D. Serating; Thaddeus P. Hartmann
Email:    Peter.Serating@skadden.com; Thaddeus.Hartmann@skadden.com

(b)               If to the Transferee, to such Transferee’s address or electronic mail address as shown on such Transferee’s signature page to this agreement,

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

6.                  Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

7.                  Entire Agreement; Amendments.

(a)               Entire Agreement. This Agreement, the Transaction Agreement and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Distribution and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective subsidiaries or affiliates relating to the Distribution. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Distribution exist between such parties except as expressly set forth in this Agreement and the Transaction Agreement.

(b)               Amendments. Subject to the provisions of applicable Law, this Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

8.                  Waiver of Jury Trial. EACH PARTY hereto ACKNOWLEDGES AND AGREES THAT ANY ACTION WHICH MAY ARISE UNDER THIS AGREEMENT AND THE DISTRIBUTION IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DISTRIBUTION.

9.                  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

10.              Headings; Counterparts; Effectiveness. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any party hereto and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required. Section 1.2 of the Transaction Agreement is hereby incorporated herein mutatis mutandis.

11.              Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Distribution, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

12.              Jurisdiction. Any Action based upon, arising out of or related to this Agreement or the Distribution, must be brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware shall decline to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware), and each of the parties hereto irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, (iv) agrees not to bring any Action arising out of or relating to this Agreement or the Distribution in any other court and (v) agrees to accept service of process in any such Action if given in the same manner for giving notices under Section 5 of this Agreement or in any other manner permitted by applicable Law. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.

13.              Joint Negotiation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

14.              Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that a party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall oppose the granting of specific performance and other equitable relief on the basis, or allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith. The parties acknowledge and agree that the right of specific enforcement is an integral part of the Distribution and without that right, neither party would have entered into this Agreement.

15.              Third Party Beneficiary. The parties hereto agree that Pubco shall be deemed a third party beneficiary of Section 3 of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first written above.

THE COMPANY:	GBT JERSEYCO LIMITED

By:
Name:
Title:

[Signature Page to Acquiror Class B Common Stock Distribution Agreement]

AMEX:	AMERICAN EXPRESS TRAVEL HOLDINGS NETHERLANDS COÖPERATIEF U.A.

By:
Name:
Title:

Address:

Email:

[Signature Page to Acquiror Class B Common Stock Distribution Agreement]

JUWEEL:	JUWEEL INVESTORS (SPC) LIMITED

By:
Name:
Title:

Address:

Email:

[Signature Page to Acquiror Class B Common Stock Distribution Agreement]

EXPEDIA:	EG CORPORATE TRAVEL HOLDINGS LLC

By:
Name:
Title:

Address:

Email:

Schedule I

Acquiror Class B Common Stock

Shares of Acquiror Class B Common Stock: [●]

Schedule II

Acquiror Class B Common Stock Distribution

Name	Shares
American Express Travel Holdings Netherlands Coöperatief U.A.	[●]
Juweel Investors (SPC) Limited	[●]
EG Corporate Travel Holdings LLC	[●]